Filed Pursuant to Rule 424(b)(3)

Registration No. 333-252241

PROSPECTUS

Clever Leaves Holdings Inc.

Primary Offering of
17,900,000 Common Shares Issuable Upon Exercise of Warrants
1,217,826 Common Shares Issuable Upon Conversion of Non-Voting Common Shares
125,370 Common Shares Issuable Upon Exercise of Options

Secondary Offering of
5,494,789 Common Shares
4,900,000 Warrants to Purchase Common Shares
4,900,000 Common Shares Issuable Upon Exercise of Warrants

This prospectus relates to the issuance from time to time by Clever Leaves Holdings Inc., a corporation organized under the laws of British Columbia, Canada (“we” or the “Company”), of up to (i) 17,900,000 common shares, without par value (the “common shares”) issuable upon the exercise of our warrants, each entitling its holder to purchase one common share at a price of $11.50 per share (the “warrants”), (ii) 1,217,826 common shares issuable upon the conversion of our non-voting common shares without par value (“non-voting common shares”) in accordance with their terms, and (iii) 125,370 common shares issuable upon the exercise of options to acquire our common shares.

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus or their permitted transferees (collectively, the “selling securityholders”) of up to (i) 5,494,789 common shares, (ii) 4,900,000 warrants held by the Sponsor, and (iii) 4,900,000 common shares issuable upon the exercise of the warrants held by the Sponsor (collectively, the “securities”). This prospectus covers any additional securities that may become issuable by reason of share splits, share dividends and other events described therein.

The common shares covered by this prospectus that may be offered and sold by the selling securityholders include (i) 2,308,844 common shares issued in connection with the Business Combination in exchange for the shares of common stock, par value $0.0001 per share (the “SAMA common stock”), of Schultze Special Purpose Acquisition Corp., a Delaware corporation (“SAMA”), owned by Schultze Special Purpose Acquisition Sponsor, LLC (the “Sponsor”), and former independent directors of SAMA (the “founder shares”), (ii) 934,819 common shares issued to certain investors in exchange for their shares of SAMA common stock that were issued as part of the SAMA PIPE (as defined below) at the closing of the business combination (the “Business Combination”) contemplated by the Amended and Restated Business Combination Agreement, dated as of November 9, 2020 (as it may be amended, the “Business Combination Agreement”), by and among Clever Leaves International Inc., a corporation organized under the laws of British Columbia, Canada (“Clever Leaves”), SAMA, the Company and Novel Merger Sub Inc. (“Merger Sub”), (iii) 214,284 common shares issued to certain investors that invested in convertible debentures of Clever Leaves immediately prior to the closing of the Business Combination, (iv) 500,000 common shares beneficially owned by our Chief Executive Officer, and (v) up to 333,835 common shares issuable to certain selling securityholders pursuant to any elections made by us to pay interest on the $27,750,000 aggregate principal amount of secured convertible notes of Clever Leaves due March 30, 2022 (the “2022 Convertible Notes”) by issuing our common shares, (v) up to 1,203,007 common shares issuable to certain selling securityholders pursuant to any elections made by us to prepay the principal of the 2022 Convertible Notes by issuing our common shares, and (vi) 4,900,000 common shares issuable upon the exercise of the 4,900,000 warrants held by the Sponsor.

Each warrant entitles the holder to purchase one common share at an exercise price of $11.50 per share commencing 30 days after the closing of the Business Combination and will expire on December 18, 2025, at 5:00 p.m., New York City time, or earlier upon redemption. Once the warrants are exercisable, we may redeem the outstanding public warrants at a price of $0.01 per warrant if the last reported sales price of our common shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders, as described herein. The private warrants have terms and provisions that are identical to those of the public warrants, except as described herein.

We are registering the offer and sale of certain securities covered by this prospectus to satisfy certain registration rights we have granted. The selling securityholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the selling securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The selling securityholders may sell these securities through ordinary brokerage transactions, directly to market makers of our securities or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of securities offered hereunder, the selling securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

We are registering these securities for resale by the selling securityholders named in this prospectus, or their transferees, pledgees, donees or assignees or other successors-in-interest that receive any of the shares as a gift, distribution, or other non-sale related transfer.

All of the common shares and warrants (including shares underlying such warrants) offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $207,472,208 from the exercise of the warrants and the options, assuming the exercise in full of all the warrants and options for cash. If the warrants or options are exercised pursuant to a cashless exercise feature we will not receive any cash from these exercises. We expect to use the net proceeds from the exercise of the warrants, if any, for general corporate purposes.

We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section entitled “Plan of Distribution.”

Our common shares and warrants are currently listed on the Nasdaq Capital Market under the symbols “CLVR” and “CLVRW,” respectively. On January 29, 2021, the last reported sale price of our common shares and warrants as reported on the Nasdaq Capital Market was $8.90 per common share and $1.90 per warrant.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” and a “smaller reporting company” as those terms are defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 13 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated January 29, 2021

Neither we, nor the selling securityholders, have authorized any other person to provide you with different or additional information from the information contained in this prospectus or any free writing prospectus prepared by us or on our behalf . Neither we, nor the selling securityholders, take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. The selling securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates.

Except as otherwise set forth in this prospectus, neither we nor the selling securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

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IMPORTANT INFORMATION ABOUT GAAP AND NON-GAAP FINANCIAL MEASURES

Our financial statements are prepared in accordance with United States generally accepted accounting principles (“GAAP”). We refer in various places within this prospectus to EBITDA, which is a non-GAAP measure that is more fully explained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The presentation of this non-GAAP information is not meant to be considered in isolation or as a substitute for our consolidated financial results prepared in accordance with GAAP.

INDUSTRY AND MARKET DATA

In this prospectus, we rely on and refer to industry data, information and statistics regarding the markets in which we compete from research as well as from publicly available information, industry and general publications and research and studies conducted by third parties. We have supplemented this information where necessary with our own internal estimates, considering publicly available information about other industry participants and our management’s best view as to information that is not publicly available. This information appears in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and other sections of this prospectus. We have taken such care as we consider reasonable in the extraction and reproduction of information from such data from third party sources.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the forecasts or estimates from independent third parties and us.

FREQUENTLY USED TERMS

As used in this prospectus, unless the context otherwise requires or indicates, references to “we,” “us,” and “our,” refer to Clever Leaves Holdings Inc., a corporation organized under the laws of British Columbia, Canada, and its consolidated subsidiaries subsequent to the closing of the Business Combination and to Clever Leaves International Inc. and its consolidated subsidiaries prior to the closing of the Business Combination.

In this document:

“10-Day VWAP” means the 10-day volume weighted average trading price of our common shares ending three trading days prior to the relevant interest payment date determined in accordance with the documents governing the 2022 Convertible Notes.

“2018 Plan” means the Northern Swan Holdings, Inc. 2018 Omnibus Incentive Compensation Plan.

“2020 Plan” means the Clever Leaves Holdings Inc. 2020 Incentive Award Plan.

“2022 Convertible Notes” means $27,750,000 aggregate principal amount of secured convertible notes of Clever Leaves due March 30, 2022.

“ANVISA” means the Brazilian Health Regulatory Agency.

“API” means active pharmaceutical ingredients.

“Arrangement” means the arrangement pursuant to the Plan of Arrangement.

“Arrangement Effective Time” means 11:59 p.m. Vancouver, British Columbia time on December 17, 2020 (2:50 a.m. Eastern time).

“Articles” or “our Articles” means the amended and restated articles of the Company.

“BCA” means the Business Corporations Act (British Columbia).

“BfArM” means the German Federal Institute for Drugs and Medical Devices (Bundesinstitut für Arzneimittel und Medizinprodukte).

“BtMG” means the German Narcotics Law (Betäubungsmittelgesetz).

“Business Combination Agreement” or “Amended and Restated Business Combination Agreement” means the Amended and Restated Business Combination Agreement, dated as of November 9, 2020, as it may be further amended and/or amended and restated, by and among SAMA, Clever Leaves, the Company and Merger Sub.

“Business Combination” means the Merger, the Arrangement and the other transactions contemplated by the Business Combination Agreement.

“Cansativa” means Cansativa GmbH.

“CBD” means cannabidiol, a cannabinoid and active ingredient derived from the cannabis and hemp plant.

“Clever Leaves” means Clever Leaves International Inc., a company organized under the laws of British Columbia, Canada.

“Clever Leaves common shares” means Class A common shares in the capital of Clever Leaves.

“Closing” means the closing of the Business Combination.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Colombian GMP” means the Colombian Good Manufacturing Practices.

“common shares” or “our common shares” means common shares in the capital of the Company.

“Company” means Clever Leaves Holdings Inc., a corporation organized under the laws of British Columbia, Canada.

“Continental” means Continental Stock Transfer & Trust Company.

“Convertible Debenture Investment” means the commitments from interested investors to purchase an aggregate of $1.5 million principal amount of additional September 2023 Convertible Debentures.

“CRA” means the Canada Revenue Agency.

“CUMCS” means the Colombian Control Union Medical Cannabis Standard.

“DEA” means the United States Drug Enforcement Administration.

“Eagle” means Eagle Canada Holdings, Inc., a subsidiary of Clever Leaves.

“Eagle Minority Shareholders” means the four minority shareholders of Eagle who owned the Exchangeable Class A common shares of Eagle prior to the closing of the Business Combination.

“Eagle Share Exchange” means the conversion of the Exchangeable Class A common shares of Eagle into Clever Leaves common shares immediately prior to the Arrangement Effective Time in accordance with an existing Put Call Agreement and Articles of Eagle.

“Earnout Plan” means the Clever Leaves Holdings Inc. 2020 Earnout Award Plan.

“Ecomedics” or “Clever Leaves Colombia” means Ecomedics S.A.S., a company organized under the laws of the Republic of Colombia.

“Effective Date” means the effective date of the registration statement on Form S-4 part of the Company that was declared effective by the SEC on November 27, 2020.

“Escrow Agent” means Continental as the escrow agent under the Stock Escrow Agreement.

“Escrow Agreement Amendment” means an amendment to the Stock Escrow Agreement to be entered into by SAMA, the Sponsor, other initial stockholders party thereto and the Escrow Agent in connection with the Business Combination.

“EU” means the European Union.

“EU GDP” means the European Union Good Distribution Practices.

“EU GMP” means the European Union Good Manufacturing Practices.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDA” means the United States Food and Drug Administration.

“FNE” means the Colombia National Narcotics Fund.

“founder shares” means shares of SAMA common stock initially purchased by the initial stockholders in private sales prior to SAMA’s initial public offering.

“GAAP” means United States generally accepted accounting principles.

“GACP” means Good Agricultural and Collection Practices in Colombia.

“GDP” means Good Distribution Practices, the minimum standards that a wholesale distributor must meet to ensure that the quality and integrity of medicines is maintained throughout the supply chain.

“HALMED” means the Croatian Agency for Medicinal Products and Medical Devices.

“Herbal Brands” means Herbal Brands, Inc., a wholly owned subsidiary of Clever Leaves.

“Herbal Brands Loan” means the Loan and Security Agreement, dated as of May 3, 2019, as amended, by and among Rock Cliff Capital LLC, Herbal Brands and certain guarantors party thereto.

“ICA” means the Colombian Agricultural Institute.

“INCB” means the International Narcotics Control Board.

“INFARMED” means National Authority of Medicines and Health Products, the Portuguese pharmaceutical regulator.

“initial stockholders” means the holders of the founder shares prior to SAMA’s initial public offering, including the Sponsor and certain independent directors of SAMA.

“Investors’ Rights Agreement” means the Investors’ Rights Agreement, dated as of December 18, 2020, by and among the Company, Clever Leaves, SAMA and certain shareholders party thereto.

“INVIMA” means the National Institute of Surveillance of Pharmaceuticals and Food (Instituto Nacional de Vigilancia de Medicamentos y Alimentos), Colombia’s food and drug regulatory agency.

“IQANNA” means IQANNA GmbH, a wholly owned subsidiary of Clever Leaves.

“June 2023 Convertible Debentures” means $4,162,000 aggregate principal amount of convertible debentures of Clever Leaves due June 30, 2023.

“Key Clever Leaves Shareholders” means certain shareholders of Clever Leaves that signed the Shareholder Support Agreement.

“Lift & Co.” means Lift & Co., a Canadian-based cannabis marketing and data company.

“LPs” means Canadian licensed producers of cannabis.

“Merger” means the merger of Merger Sub with and into SAMA, with SAMA surviving such merger.

“Merger Effective Time” means at 12:01 a.m. Vancouver, British Columbia time (or 3:01 a.m. Eastern Time) on December 18, 2020.

“Merger Sub” means Novel Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Company, that merged with and into SAMA at the closing of the Business Combination.

“MNO” means multi-national operator.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Neem Holdings” means Neem Holdings, LLC.

“Neem Holdings Convertible Note” means an unsecured subordinated convertible note with a principal amount of $3.0 million in favor of Neem Holdings issued by Clever Leaves on November 9, 2020.

“Neem Holdings Warrants” means the warrants issued by Clever Leaves to Neem Holdings on November 9, 2020 allowing Neem Holdings to purchase the number of Clever Leaves common shares that would entitle Neem Holdings to receive 300,000 common shares of the Company in the Arrangement for an aggregate purchase price of $3,000.

“non-voting common shares” or “our non-voting common shares” means non-voting common shares in the capital of the Company. The non-voting common shares have the same economic rights as our voting common shares, except that they do not entitle their holder to voting rights (other than with respect to special resolutions and exceptional resolutions). See the section titled “Description of Securities.”

“Northern Swan” means Clever Leaves, which until March 12, 2020 was known as Northern Swan Holdings, Inc.

“preferred shares” means preferred shares in the capital of the Company.

“PIK Notes” means the non-interest bearing promissory notes issued to holders of 2022 Convertible Notes in satisfaction of the accrued and unpaid interest for the period January 1, 2020 to December 31, 2020.

“Plan of Arrangement” means the plan of arrangement under the laws of British Columbia, Canada.

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“private placement warrants” means the warrants to purchase SAMA common stock purchased by the Sponsor in a private placement in connection with SAMA’s initial public offering.

“public warrants” means the warrants included in the units sold in SAMA’s initial public offering, each of which is exercisable for one share of SAMA common stock, in accordance with its terms.

“Put Call Agreement” means the Put Call Agreement, dated as of October 31, 2019, by and among Clever Leaves, Eagle and the Eagle Minority Shareholders.

“Rimrock High Income PLUS” means Rimrock High Income PLUS (Master) Fund, Ltd.

“SAMA” means Schultze Special Purpose Acquisition Corp., a Delaware corporation. Upon the closing of the Merger, SAMA changed its name to Clever Leaves US, Inc.

“SAMA common stock” means shares of common stock of SAMA, par value $0.0001 per share.

“SAMA PIPE” means the commitments from interested investors to purchase shares of SAMA common stock or exchange the PIK Notes received in satisfaction of the accrued and outstanding interest under the 2022 Convertible Notes for shares of SAMA common stock, which were exchanged for our common shares in connection with the Closing, for a purchase price of $9.50 per share, in a private placement that closed immediately prior to the closing of the Business Combination.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“September 2023 Convertible Debentures” means $1.23 million aggregate principal amount of convertible debentures of Clever Leaves due September 30, 2023.

“Shareholder Support Agreements” means the Shareholder Support Agreements by and among the Company, SAMA and the Key Clever Leaves Shareholders executed in connection with the Business Combination Agreement.

“Single Convention” means the Single Convention on Narcotic Drugs (1961).

“Sponsor” means Schultze Special Purpose Acquisition Sponsor, LLC, a Delaware limited liability company.

“Stock Escrow Agreement” means the Stock Escrow Agreement, dated as of December 10, 2018, by and among SAMA, the Sponsor, certain SAMA stockholders named therein and Continental.

“Subscribers” means the investors in the SAMA PIPE that signed the Subscription Agreements.

“Subscription Agreements” means the subscription agreements among the Company, SAMA and the Subscribers with respect to the SAMA PIPE.

“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder.

“THC” means tetrahydrocannabinol, a cannabinoid and active ingredient found in cannabis.

“Transaction Support Agreement” means the Transaction Support Agreement, dated as of July 25, 2020, as amended on November 9, 2020, and as may be further amended, by and among the Company, SAMA, Clever Leaves and the Sponsor.

“trust account” means the trust account that held a portion of the proceeds of SAMA’s initial public offering and the concurrent sale of the private placement warrants maintained at UBS Securities LLC by Continental on behalf of SAMA’s public stockholders until the closing of the Business Combination.

“units” means units issued in SAMA’s initial public offering, each consisting of one share of SAMA common stock and one warrant of SAMA to purchase one share of SAMA common stock. At the closing of the Business Combination, units were separated into their component securities, which were exchanged for securities of the Company in the Merger.

“U.S. MSOs” means U.S. multi-state operators (cannabis companies that span across multiple legal cannabis states).

“warrant” means a warrant to purchase one share of SAMA common stock at a price of $11.50 per share. Pursuant to the Warrant Amendment, each SAMA warrant that was outstanding immediately prior to the Merger Effective Time no longer represents a right to acquire one share of SAMA common stock and instead represents the right to acquire one common share of the Company under the same terms as set forth in the Warrant Agreement.

“Warrant Agreement” means the warrant agreement, dated as of December 10, 2018, between SAMA and Continental.

“Warrant Amendment” means an assignment, assumption and amendment agreement, dated as of December 18, 2020, entered into by and among the Company, SAMA and Continental in connection with the Business Combination.

“$” means the currency in dollars of the United States of America.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before making an investment decision, you should read this entire prospectus carefully, especially “Risk Factors” and the financial statements and related notes thereto, and the other documents to which this prospectus refers. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” for more information.

Our Company

Our mission is to be an industry-leading global cannabinoid company recognized for its principles, people and performance while fostering a healthier global community. We are a multi-national operator in the botanical cannabinoid and nutraceutical industries, with operations and investments in Colombia, Portugal, Germany, the United States and Canada. We are working to develop one of the industry’s leading, low cost global business to business chains with the goal of providing high quality, pharmaceutical grade cannabis and wellness products to customers and patients at competitive prices. We have invested in ecologically sustainable, large-scale, botanical cultivation and processing as the cornerstone of our medical cannabinoid business, and continue to develop strategic distribution channels and brands. We currently own over 1.9 million square feet of greenhouse cultivation capacity across two continents and approximately 13 million square feet of agricultural land, with an option to acquire approximately 73 million additional square feet of land for cultivation expansion. In July 2020, we became one of a small group of cannabis companies in the world to receive EU GMP certification for an integrated cultivation and extraction operation.

The mailing address of our principal executive office is 489 Fifth Avenue, 27th Floor, New York, New York 10017, United States, and our telephone number is (646) 880-4382.

Our Strategy

We plan to utilize our existing infrastructure and make future incremental investments to drive sales growth in the rapidly expanding cannabis markets globally.

We aspire to build a leading international low-cost and pharmaceutical-grade cannabinoid company through the following strategies:

Securing strategic partnerships

Our business model is focused on partnering with leading and emerging cannabis businesses by providing them with lower cost product, variable cost structures, reliable supply throughout the year, and accelerated speed to market. We believe this is achievable due to our production locations, capacity, product registrations and various product certifications.

We received financial investments in the past from parties or entities in Australia, Brazil and Mexico interested in future commercial partnerships and are working to expand the scope of these relationships, subject to compliance with regulation and our product capabilities.

Expanding our sales and distribution footprint

We believe that our Latin American and European presence will allow us to take advantage of the opportunities arising from the growing global cannabis industry.

We continue to develop our sales and distribution footprint throughout Europe, with a near-term primary focus on Germany. In Germany, our plan includes a combination of commercializing API, establishing licensing partners with local players, and commercializing our IQANNA branded pharmaceutical cannabis products that are currently in the pipeline. In addition, we are building relationships with businesses in Australia, Brazil, Canada, Colombia, Chile, Germany, Israel, Mexico, New Zealand, Peru, Portugal, South Africa, the United Kingdom and other countries in the European Union with the objective of preparing, planning or executing commercial shipments to such businesses, although completion of these shipments is not guaranteed and is subject to progress on factors including regulation, regulatory approvals, agreement on commercial parameters, negotiation of definitive documentation, successful test shipments, and validation by third party laboratories. We believe these are attractive markets due to their long-term potential, stringent quality requirements that fit our supply chain strengths, and improving regulatory frameworks.

While we do not currently sell any cannabinoid products in the United States, we plan to leverage Herbal Brands’ significant distribution capability to sell cannabinoids or products containing cannabinoids if and when U.S. federal law changes and as regulations permit. Herbal Brands has access to more than 10,000 retail locations in the United States, including specialty and health retailers, mass retailers and specialty and health stores.

Strategically increasing our cultivation and extraction capacity

To capitalize on the market opportunities as they emerge in Europe and globally, we are investing thoughtfully and strategically to expand our operations. This includes production capacity expansion as needed as well as the enhancement of certain of our cultivation, processing and packaging and genetics capabilities to gain efficiencies as we increase the scale of our operations.

In Colombia, we have 18 greenhouses creating 1.8 million square feet of cultivation space. With 6 million square feet of leased or owned land, our greenhouse cultivation can be expanded to approximately 2.5 million square feet at our existing operating site. We also have an option to acquire approximately 73 million additional square feet of agricultural land for open field cannabis production. Although we have built a limited amount of preliminary infrastructure on this property and we have licensed the property for cultivation activity, we are currently holding further development of this expansion pending increases in customer demand. Due to the scale and novelty of the operation, we would need to construct additional infrastructure and develop new processes to manage the scale of biomass production at this expansion site.

Since late 2018, we have been developing an expansion project in Southern Europe. After selecting Portugal in August 2019 due to its climate conditions, relatively low operating costs compared to other European countries and access to high quality facilities and talent, we acquired approximately 9 million square feet of agricultural and agro-industrial land and approximately 110,000 square feet of existing greenhouse facilities. In November 2019, we received a pre-license notice and authorization from INFARMED to begin preliminary cultivation operations, including the right to import cannabis genetics and engage in cultivation for research and development purposes. In August 2020, we received a license from INFARMED to cultivate, import and export dried cannabis flower produced at our Portuguese cultivation site and, similar to other licensed cannabis companies in Portugal, we are listed as of August 2020 on INFARMED’s Licensing Department’s registry. Due to the COVID-19 pandemic and restrictions on INFARMED’s ability to conduct a physical inspection of our Portuguese operation, the license was issued under a special licensing procedure and requires a confirmatory physical inspection from INFARMED. Our license provides our Portuguese operations the same rights and qualifications as licenses issued under the normal procedures, including the ability to conduct commercial operations. The physical inspection took place on August 27, 2020 and, upon successful completion of the inspection review, we expect our current license to be replaced with a license issued under the normal procedures. Under the current license granted by INFARMED, our production facility in Portugal is currently cultivating cannabis for commercial purposes. After achieving our definitive cannabis cultivation license, we intend to construct EU GMP-compliant pharmaceutical and processing facilities as well as additional greenhouse facilities at this property in Portugal, with a goal of obtaining EU GMP certification at a later date.

Capitalize on regulatory developments

As cannabis regulations evolve, we intend to broaden our product offering. We have seen an emergence of interest in products derived from hemp or cannabis that have non-detectable or ultra-low levels of THC. These products may be compliant with a broader range of regulations to facilitate CBD or other hemp-derived botanical products. Expanding our capacity for THC removal could yield additional demand from our customers.

We also closely monitor the regulation of cannabinoid products in the United States. To date, we have only imported cannabinoid products from Colombia once with explicit import permits from the U.S. DEA for testing purposes. However, evolving regulation surrounding the 2018 Farm Bill, by the U.S. FDA for CBD or around the legalization of broader cannabis use for medical or other purposes may create the opportunity either for imports from Colombia and Portugal and/or the commercialization of cannabinoid products in the United States. Herbal Brands is currently researching a variety of CBD products it could launch and distribute through its existing distribution relationships.

Regulation in other parts of the world, including in Latin America, is rapidly evolving. For example, in late 2019, ANVISA approved regulations to commence the sale of medical cannabis products, generally focused only on extracted products or oils, while also restricting the domestic production of cannabis in Brazil. We have established relationships with emerging operators in Brazil that are seeking both API as well as finished goods. Because registration of products with ANVISA is generally required, in addition to other requirements such as GMP certification, partnerships with local operators is an important path to market due to their expertise around product registration and evolving distribution capabilities.

Recent Developments

Closing of the Business Combination

On December 18, 2020, Clever Leaves and SAMA consummated the Business Combination contemplated by the Amended and Restated Business Combination Agreement, dated as of November 9, 2020, by and among SAMA, Clever Leaves, the Company, and Merger Sub.

Pursuant to the Business Combination Agreement, each of the following transactions occurred in the following order: (i) pursuant to a court-approved Canadian plan of arrangement (the “Plan of Arrangement” and the arrangement pursuant to such Plan of Arrangement, the “Arrangement”), at 11:59 p.m., Pacific time, on December 17, 2020 (2:59 a.m., Eastern time, on December 18, 2020) (a) all of the Clever Leaves shareholders exchanged their Class A common shares without par value of Clever Leaves (“Clever Leaves common shares”) for our common shares without par value (“common shares”) and/or non-voting common shares without par value (“non-voting common shares”) (as determined in accordance with the Business Combination Agreement) and (b) certain Clever Leaves shareholders received approximately $3.1 million in cash in the aggregate (the “Cash Arrangement Consideration”), such that, immediately following the Arrangement, Clever Leaves became our direct wholly-owned subsidiary; (ii) at 12:01 a.m., Pacific time (3:01 a.m. Eastern time), on December 18, 2020, Merger Sub merged with and into SAMA, with SAMA surviving such merger as our direct wholly-owned subsidiary (the “Merger”) and, as a result of the Merger, all of the shares of SAMA common stock were converted into the right to receive our common shares as set forth in the Business Combination Agreement; (iii) immediately following the consummation of the Merger, we contributed 100% of the issued and outstanding capital stock of SAMA (as the surviving corporation of the Merger) to Clever Leaves, such that, SAMA became a direct wholly-owned subsidiary of Clever Leaves; and (iv) immediately following the contribution of SAMA to Clever Leaves, Clever Leaves contributed 100% of the issued and outstanding shares of NS US Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Clever Leaves, to SAMA. Upon the closing of the Merger, SAMA changed its name to Clever Leaves US, Inc.

On December 18, 2020, SAMA’s units, shares of SAMA common stock and warrants ceased trading on The Nasdaq Stock Market (“Nasdaq”), and our common shares and warrants began trading on Nasdaq under the symbols “CLVR” and “CLVRW,” respectively.

COVID-19 Pandemic

The Company expects its operations to continue to be affected by the recent and ongoing outbreak of the 2019 coronavirus disease (“COVID-19”), which was declared a pandemic by the World Health Organization (“WHO”) in March 2020. The spread of COVID-19 has severely impacted many economies around the globe. In many countries, including those where the Company operates, businesses are being forced to cease or limit operations for long or indefinite periods of time. Measures taken to contain the spread of the virus, including travel bans, quarantines, social distancing, and closures of non-essential services have triggered significant disruptions to businesses worldwide, resulting in an economic slowdown. Global stock markets have also experienced increased volatility and, in certain cases, significant declines.

Governments and central banks have responded with monetary and fiscal interventions to stabilize economic conditions and the Company has taken steps to obtain financial assistance made available from jurisdictional governments, however the Company expects its 2021 financial performance to continue to be impacted and result in a delay of certain of its go-to-market initiatives.

The duration and impact of the COVID-19 pandemic, as well as the effectiveness of government and central bank responses, remains unclear. It is not possible to reliably estimate the duration and severity of these consequences, nor their impact on the financial position and results of the Company for future periods.

We continue to monitor closely the impact of COVID-19, with a focus on the health and safety of our employees, and business continuity. We have implemented various measures to reduce the spread of the virus including requiring that our non-production employees work from home, restricting visitors to production locations, screening employees with infrared temperature readings and requiring them to complete health questionnaires on a daily basis before they enter facilities, implementing social distancing measures at our production locations, enhancing facility cleaning protocols, and encouraging employees to adhere to preventative measures recommended by the WHO. Our global operational sites have been reduced to business-critical personnel only and physical distancing measures are in effect. In addition, since our non-production workforce can effectively work remotely using various technology tools, we are able to maintain our full operations. Although our operational sites remain open, mandatory or voluntary self-quarantines may further limit the staffing of our facilities.

As a result of the COVID-19 pandemic, there have been disruptions in supply chains, including the impact on international flights and air-cargo restrictions that has limited the shipping of our products from Colombia to other countries. Since July 10, 2020, international flights from Colombia have resumed on a limited basis and with certain restrictions. In addition, there have been disruptions to our planned expansion of certain product line and production processes. The COVID-19 pandemic has also affected the completion of licensing in Portugal due to INFARMED’s impaired ability to conduct physical inspections of our facilities. For more information on the potential impact of COVID-19 on our business, refer to “Risk Factors — Risks Related to Our Business — The current outbreak of the novel coronavirus, or COVID-19, has caused severe disruptions in the global economy and to our business, and may have an adverse impact on our performance and results of operations.”

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we will take advantage of certain exemptions from specified disclosure and other requirements that are otherwise generally applicable to public companies. These exemptions include:

•        not being required to comply with the auditor attestation requirements for the assessment of our internal control over financial reporting provided by Section 404 of the Sarbanes-Oxley Act of 2002;

•        reduced disclosure obligations regarding executive compensation; and

•        not being required to hold a nonbinding advisory vote on executive compensation or seek shareholder approval of any golden parachute payments not previously approved.

We will take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest to occur of (1) the last day of the fiscal year (a) following the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common shares that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

We are also deemed to be a “smaller reporting company” as defined in Rule 12b-2 under the Exchange Act, and are thus allowed to provide simplified executive compensation disclosures in our SEC filings, will be exempt from the provisions of Section 404(b) of Sarbanes-Oxley requiring that an independent registered public accounting firm provide an attestation report on the effectiveness of internal control over financial reporting and will have certain other reduced disclosure obligations with respect to our SEC filings. We may choose to take advantage of some or all of these accommodations. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from U.S. public companies that do not qualify as an emerging growth company or a smaller reporting company.

For additional details see “Risk Factors — We are an “emerging growth company” and a “smaller reporting company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies and smaller reporting companies, our common shares may be less attractive to investors.”

Risk Factors

Investing in our securities entails a high degree of risk as more fully described in the “Risk Factors” section of this prospectus beginning on page 13. You should carefully consider such risks before deciding to invest in our securities.

Corporate Information

Clever Leaves Holdings Inc. was incorporated under the laws of British Columbia on July 23, 2020. Our principal executive office is located at 489 Fifth Avenue, 27th Floor, New York, New York 10017, United States, and our telephone number is (646) 880-4382. Our website is www.cleverleaves.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

Background of the Offering

This prospectus relates to the issuance by us from time to time of up to (i) 17,900,000 common shares issuable upon the exercise of our warrants, (ii) 1,217,826 common shares issuable upon the conversion of our non-voting common shares in accordance with their terms, and (iii) 125,370 common shares issuable upon the exercise of options to acquire our common shares. This prospectus also relates to the offer and sale from time to time by the selling securityholders of up to (i) 3,957,947 common shares beneficially owned by the selling securityholders, (ii) 1,536,842 common shares that are issuable to certain selling securityholders pursuant to any elections made by us to pay interest on or prepay the principal of the 2022 Convertible Notes by issuing our common shares, (iii) 4,900,000 warrants owned by the Sponsor, and (iv) 4,900,000 common shares issuable upon the exercise of the warrants owned by the Sponsor.

Shares issuable upon exercise of our warrants

In connection with the closing of the Business Combination on December 18, 2020 (the “Closing”), we entered into the Warrant Amendment with SAMA and Continental, as warrant agent, pursuant to which, as of the Merger Effective Time, (a) each SAMA warrant that was outstanding immediately prior to the Merger Effective Time no longer represents a right to acquire one share of SAMA common stock and instead represents the right to acquire one common share of the Company under the same terms as set forth in the Warrant Agreement, and (b) SAMA assigned to us all of SAMA’s right, title and interest in and to the Warrant Agreement and we assumed, and agreed to pay, perform, satisfy and discharge in full, all of SAMA’s liabilities and obligations under the Warrant Agreement arising from and after the Merger Effective Time.

Pursuant to the Warrant Agreement, we are required, as soon as practicable after the Closing, to use our best efforts to file a registration statement with the SEC covering the common shares issuable upon exercise of the warrants. We are also required to use our best efforts to cause the registration statement to become effective and to maintain the effectiveness of such registration statement until the expiration of the warrants. The registration statement, of which this prospectus forms a part, is filed to comply with this requirement. For further details see the sections titled “Certain Relationships and Related Persons Transactions — Transactions Related to the Business Combination — Amendment to Warrant Agreement” and “Description of Securities — Registration Rights — Warrant Amendment.”

Shares issuable upon conversion of our non-voting common shares

Under the terms of the Business Combination Agreement, one shareholder of Clever Leaves was issued 1,217,826 non-voting common shares to the extent the shareholder’s ownership in the Company exceeds 9.99%. While the non-voting common shares do not entitle their holder to voting rights (except with respect to special resolutions and exceptional resolutions), they have the same economic rights as our voting common shares. Each non-voting common share is convertible, without the payment of additional consideration, at the option of the holder, into one fully paid and non-assessable common share of the Company (subject to certain limitation set forth in our Articles). For further details see the section titled “Description of Securities — Conversion.” As part of this offering, we are registering 1,217,826 common shares issuable upon conversion of our non-voting common shares.

Our common shares issuable upon conversion of our non-voting common shares will be subject to certain lock-up arrangements ending one year following the Closing Date, with such restriction on sales and transfers to terminate early if following the 180th day after the Closing Date, the closing trading price of our common shares equals or is greater than $12.50 for any 20 out of any 30 consecutive trading days. For further details see the section titled “Description of Securities — Transfer Restrictions — Transfer Restrictions under the Plan of Arrangement.”

Shares issuable upon exercise of options

As part of this offering, we are registering our common shares issuable upon the exercise of the options held by former employees and consultants of Clever Leaves that became the options to acquire our common shares as part of the Business Combination.

Shares offered for resale by Subscribers in the SAMA PIPE and the Convertible Debenture Investment

In connection with the Business Combination, SAMA obtained commitments (the “Subscription Agreements”) from certain investors (the “Subscribers”) to purchase $8.9 million in shares of SAMA common stock for a purchase price of $9.50 per share, in the SAMA PIPE. As part of the SAMA PIPE, certain Subscribers who are holders of the 2022 Convertible Notes agreed to purchase shares of SAMA common stock in exchange for the transfer of the PIK Notes received in satisfaction of approximately $2.9 million of accrued and outstanding interest under the 2022 Convertible Notes from January 1 to December 31, 2020. Prior to the Merger Effective Time, SAMA issued an aggregate of 934,819 shares of SAMA common stock the Subscribers in the SAMA PIPE that were exchange for our common shares, on a one-for-one basis, in connection with the Closing. Our common shares received by the Subscribers in connection with the Business Combination are subject to certain lock-up arrangements commencing on the Closing Date and ending 45 days following the Closing Date. For further details see the section titled “Description of Securities — Transfer Restrictions — Transfer Restrictions under the Subscription Agreements.”

Pursuant to the terms of the Subscription Agreements, if the common shares issuable to the Subscribers in exchange for their PIPE Shares are not registered in connection with the Business Combination, we will be required, within 30 days after the Closing, to file the Resale Registration Statement covering the resale of the shares received by the Subscribers in connection with the Business Combination. The registration statement, of which this prospectus forms a part, is filed to comply with this requirement. For further details see the section titled “Description of Securities — Registration Rights — Subscription Agreements.”

On November 9, 2020, certain Subscribers in the SAMA PIPE signed subscription agreements with Clever Leaves to invest $1.5 million in the aggregate in additional September 2023 Convertible Debentures as part of the Convertible Debenture Investment. The Convertible Debenture Investment was completed shortly before the Arrangement Effective Time and resulted in the issuable of an aggregate of 214,284 common shares in the Arrangement. As part of this offering, we are registering for resale these 214,284 common shares issued in connection with the Convertible Debenture Investment.

Shares offered for resale by the Sponsor and former SAMA directors

In connection with, and as a condition to the consummation of, the Business Combination, we entered into the Investors’ Rights Agreement with the Sponsor and the former independent directors of SAMA. Pursuant to the terms of the Investors’ Rights Agreement, these shareholders have demand, “piggy-back” and Form S-3 registration rights, subject to certain minimum requirements and customary conditions. For further details see the section titled “Certain Relationships and Related Person Transactions — Transactions Related to the Business Combination — Investors’ Rights Agreement.”

As part of this offering, we are registering for resale our common shares owned by the Sponsor and the former independent directors of SAMA as well as the shares issuable upon the exercise of the 4,900,000 warrants owned by the Sponsor in compliance with the Investors’ Rights Agreement. We are also registering for resale 4,900,000 warrants owned by the Sponsor.

The securities owned by the Sponsor and the former independent directors are subject to certain transfer restrictions ending one year following the Closing Date, with such restrictions on sales and transfers to terminate early if following the 180th day after the Closing Date, the closing trading price of our common shares equals or is greater than $12.50 for any 20 out of any 30 consecutive trading days. In addition, pursuant to the Stock Escrow Agreement entered into in connection with the closing of the Business Combination, the 2,308,844 common shares issued to the Sponsor and the independent directors of SAMA in exchange for their shares of SAMA common stock and held in escrow and will be released from escrow as follows: (i) 1,168,421 common shares will be released to the Sponsor (and 60,000 of such shares will be released to the former independent SAMA directors) at the earlier of: (x) one year following the Closing or (y) commencing after the 180th day after the Closing, the date on which the closing price of our common shares on Nasdaq equals or exceeds $12.50 per share for any 20 trading days within any consecutive 30 trading day period; (ii) 570,212 common shares will be released to the Sponsor if the closing price of our common shares on Nasdaq equals or exceeds $12.50 per share for any 20 trading days within any consecutive 30 trading day period on or before the second anniversary of the Closing; and (iii) 570,211 common shares will be released to the Sponsor if the closing price of our common shares on Nasdaq equals or exceeds $15.00 per share for any 20 trading days within any consecutive 30 trading day period on or before the fourth anniversary of the Closing. For further details see the sections titled “Description of Securities — Transfer Restrictions — Transfer Restrictions under the Transaction Support Agreement” and “Description of Securities — Transfer Restrictions — Transfer Restrictions under the Stock Escrow Agreement.”

Shares offered for resale by the holders of the 2022 Convertible Notes

Between March and May 2019, Clever Leaves issued $27,750,000 aggregate principal amount of secured convertible notes due March 30, 2022 (the “2022 Convertible Notes”). Following the closing of the Business Combination, the 2022 Convertible Notes remained outstanding, but are convertible into our common shares in accordance with their terms.

Pursuant to the terms of the 2022 Convertible Notes, we are permitted to satisfy the payment of quarterly interest on the 2022 Convertible Notes by issuing our common shares to the noteholders at a price per share equal to 95% of the 10-Day VWAP. We are also permitted to repay principal and any other amounts outstanding under the 2022 Convertible Notes on each quarterly interest payment date up to the lesser of (a) $2.0 million, or (b) an amount equal to four times the average value of the daily volume of our common shares traded during the 10-Day VWAP period, of the total amounts outstanding under the 2022 Convertible Notes at such time by issuing common shares to the noteholders at a price per share equal to 95% of the 10-Day VWAP. For further details see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Development — Convertible Note Amendments.”

As part of this offering, we are registering for resale our common shares issuable pursuant to any elections made by us to pay interest on or prepay the principal of the 2022 Convertible Notes by issuing our common shares. The number of shares registered assumes the maximum permitted prepayment of the principal of the 2022 Convertible Notes in our common shares during the year ending December 31, 2021 and that each interest payment made during the year ending December 31, 2021 will be paid in common shares.

Shares offered for resale by our Chief Executive Officer

Rule 144 is not available for the resale of securities of the Company’s until at least one year has elapsed from the time the Company filed current Form 10 type information with the SEC, which we did on December 28, 2020. Because common shares represent a significant portion of his wealth and because Kyle Detwiler, our Chief Executive Officer, elected not to sell common shares prior to or concurrent the closing of the Business Combination, we are registering for resale 500,000 common shares beneficially owned by Mr. Detwiler to provide him with access to liquidity opportunities until he is able to rely on Rule 144 for resales of his shares. Our common shares received by Mr. Detwiler, as a former shareholder of Clever Leaves, in connection with the Business Combination are subject to certain lock-up arrangements ending one year following the Closing Date, with such restrictions on sales and transfers to terminate early if following the 180th day after the Closing Date, the closing trading price of our common shares equals or is greater than $12.50 for any 20 out of any 30 consecutive trading days. Equity awards granted to Mr. Detwiler are generally subject to vesting as described in this prospectus. For additional details, see the sections titled “Description of Securities — Rule 144,” “Description of Securities — Transfer Restrictions” and “Executive and Director Compensation.”

Summary Terms of the Offering

The summary below describes the principal terms of this offering.

Issuer	Clever Leaves Holdings Inc.
Primary Offering
Common shares offered by us

up to 19,243,196 of our common shares, including (i) 17,900,000 common shares issuable upon the exercise of our warrants, (ii) 1,217,826 common shares issuable upon the conversion of our non-voting common shares in accordance with their terms, and (iii) 125,370 common shares issuable upon the exercise of options to acquire our common shares held by our former employees and consultants.

Common shares issued and outstanding prior to any exercise of warrants or options or conversion of any non-voting common shares	24,805,621 common shares (including 1,140,423 common shares that are held in escrow and are subject to vesting and forfeiture) (as of December 18, 2020).
Common shares to be issued and outstanding assuming exercise of all warrants and the options discussed herein and conversion of all non-voting common shares	44,048,817 common shares (including 1,140,423 common shares that are held in escrow and are subject to vesting and forfeiture) (as of as of December 18, 2020).
Terms of warrants

Each warrant entitles the registered holder to purchase one common share at a price of $11.50 per share. Our warrants expire on December 18, 2025 at 5:00 p.m., New York City time, or earlier upon redemption.

Use of proceeds

We will receive up to an aggregate of approximately $207,472,208 million from the exercise of the warrants and options, assuming the exercise of all of the warrants and options for cash. We expect to use the net proceeds from the exercise of the warrants and options for general corporate purposes. See “Use of Proceeds.”

Secondary Offering
Securities that may be offered and sold from time to time by the selling securityholders

Up to (1) 5,494,789 common shares, including (i) 2,308,844 common shares issued in connection with the Business Combination in exchange for SAMA’s founder shares, (ii) 934,819 common shares issued to certain investors in exchange for the shares of SAMA common stock issued in the SAMA PIPE, (iii) 214,284 common shares issued to certain investors in exchange for securities issued by Clever Leaves in the Convertible Debenture Investment, (iv) 500,000 common shares beneficially owned by our Chief Executive Officer, and (v) up to 1,536,842 common shares that are issuable to certain selling securityholders pursuant to any elections made by us to pay interest on or prepay the principal of the 2022 Convertible Notes by issuing our common shares, (2) 4,900,000 warrants held by the Sponsor, and (3) 4,900,000 common shares issuable upon the exercise of the 4,900,000 warrants held by the Sponsor.

Offering prices

The securities offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the selling securityholders may determine. See “Plan of Distribution.”

Transfer restrictions on securities held by certain securityholders

Certain of our securityholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See the section titled “Description of Securities — Transfer Restrictions” for further discussion.

Registration rights granted to certain securityholders

We are registering the offer and sale of certain securities covered by this prospectus to satisfy certain registration rights we have granted. See the section titled “Description of Securities — Registration Rights” for further discussion.

Dividend policy	We have not paid any cash dividends on our common shares to date, and there are no current plans to pay cash dividends on our common shares. See “Dividend Policy.”
Use of proceeds	We will not receive any proceeds from the sale of our securities by the selling securityholders. See “Use of Proceeds.”
Market for our common shares and warrants	Our common shares and warrants are listed on the Nasdaq Capital Market under the symbols “CLVR” and “CLVRW,” respectively.
Risk factors

Investing in our securities involves substantial risks. See “Risk Factors” beginning on page 13 of this prospectus for a description of certain of the risks you should consider before investing in our securities.

SELECTED CONSOLIDATED HISTORICAL AND OTHER FINANCIAL INFORMATION

Selected Financial Information — SAMA

The following table shows selected historical financial information of SAMA for the periods and as of the dates indicated.

The selected historical financial information of SAMA as of and for the years ended December 31, 2019 and 2018 was derived from the audited historical consolidated financial statements of SAMA included elsewhere in this prospectus. The selected historical interim financial information of SAMA as of September 30, 2020 and for the nine months ended September 30, 2020 and 2019 was derived from the unaudited interim consolidated financial statements of SAMA included elsewhere in this prospectus.

The historical results presented below are not necessarily indicative of financial results to be achieved by the Company following the closing of the Business Combination.

(in thousands, except share and per share data)	For the nine months ended September 30,		For the year ended December 31, 2019	For the period from June 11, 2018 (inception) through December 31, 2018
	2020	2019
	(Unaudited)
Statement of Operations Data:
Loss from operations	$(863)	$(427)	$(652)	$(132)
Other income, net	$665	$2,339	$2,947	$158
Benefit (provision) for income taxes	$23	$(402)	$(482)	$(7)
Net (loss) income	$(175)	$1,511	$1,812	$19
Weighted average shares outstanding, basic and diluted	3,706,748	3,658,354	3,661,924	3,717,986
Basic and diluted net loss per common share	$(0.19)	$(0.06)	$(0.10)	$(0.01)
Statement of Cash Flows Data:
Net cash used in operating activities	$(694)	$(430)	$(1,040)	$(95)
Net cash provided by (used) in investing activities	$587	$191	$716	$(130,000)
Net cash provided by financing activities	$(356)	$—	$—	$131,017
(in thousands)	As of September 30, 2020	As of December 31,
		2019	2018
	(Unaudited)
Balance Sheet Data:
Total assets	$132,722	$133,061	$131,172
Total liabilities	$406	$213	$136
Total common stock subject to possible redemption	$127,317	$127,848	$126,036
Total stockholders’ equity	$5,000	$5,000	$5,000

Selected Financial Information — Clever Leaves

The following table shows selected historical financial information of Clever Leaves for the periods and as of the dates indicated.

The selected historical financial information of Clever Leaves as of and for the years ended December 31, 2019 and 2018 was derived from the audited historical consolidated financial statements of Clever Leaves included elsewhere in this prospectus. The selected historical interim financial information of Clever Leaves as of September 30, 2020 and for the nine months ended September 30, 2020 and 2019 was derived from the unaudited interim consolidated financial statements of Clever Leaves included elsewhere in this prospectus.

The following table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and its historical financial statements and the notes and schedules related thereto, included elsewhere in this prospectus. The historical results presented below are not necessarily indicative of financial results to be achieved by the Company following the closing of the Business Combination.

	For the nine months ended September 30		For the year ended December 31,
(in thousands)	2020	2019	2019	2018
	(Unaudited)
Statement of Operations Data:
Revenue	$8,770	$5,211	$7,834	$—
Cost of sales	$3,629	$3,600	$4,732	$—
Total expenses	$26,351	$20,824	$39,642	$5,408
Loss from operations	$(21,210)	$(19,213)	$(36,540)	$(5,408)
Total other expense (income), net	$3,837	$8,368	$9,344	$(13,145)
(Loss) income before taxes	$(25,047)	$(27,581)	$(45,884)	$7,737
Current income tax (recovery) expense	$—	$—	$—	$60
Deferred current income tax recovery	$—	$—	$—	$(186)
Equity investments and securities loss	$—	$—	$96	$1,332
Net (loss) income	$(25,047)	$(27,581)	$(45,980)	$6,531
Net loss and comprehensive loss attributable to non-controlling interest	$(2,662)	$(4,357)	$(6,450)	$(830)
Net (loss) income attributable to Company	$(22,385)	$(23,224)	$(39,530)	$7,361
Other comprehensive income, (net of tax)	$—	$—	$—	$1,191
Total comprehensive (loss) income attributable to Company	$(22,385)	$(23,224)	$(39,530)	$8,552
Statement of Cash Flows Data:
Net cash used in operating activities	$(18,279)	$(29,193)	$(40,828)	$(4,276)
Net cash used in investing activities	$(3,286)	$(22,838)	$(30,125)	$(8,281)
Net cash provided by financing activities	$14,632	$63,324	$62,834	$27,504
(in thousands)	As of September 30, 2020	As of December 31,
		2019	2018
	(Unaudited)
Balance Sheet Data:
Total assets	$90,102	$95,717	$68,743
Total liabilities	$53,982	$45,524	$26,130
Total equity attributable to stockholders	$34,087	$45,498	$29,717
Non-controlling interest	$2,033	$4,695	$12,896
Total equity	$36,120	$50,193	$42,613

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial data (the “selected pro forma data”) gives effect to the Business Combination as described in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” included in this prospectus. The acquisition of Clever Leaves is accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, SAMA is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of Clever Leaves issuing stock for the net assets of SAMA, accompanied by a recapitalization. The net assets of SAMA are stated at historical cost, with no goodwill or other intangible assets recorded. The selected unaudited pro forma condensed combined balance sheet data as of September 30, 2020 gives effect to the Business Combination described above as if they had occurred on September 30, 2020. The selected unaudited pro forma condensed combined statements of operations data for the year ended December 31, 2019 and for the nine months ended September 30, 2020 give effect to the Business Combination described above as if they had occurred on January 1, 2019.

The selected pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information (the “pro forma financial statements”) of the Company appearing elsewhere in this prospectus and the accompanying notes to the pro forma financial statements. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements and related notes of SAMA and Clever Leaves for the applicable periods included in this prospectus.

The selected pro forma data have been presented for informational purposes only and are not necessarily indicative of what Clever Leaves’ and the Company’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the selected pro forma data do not purport to project the future financial position or operating results of the Company.

(in thousands, except share and per share data)	Combined Pro Forma
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data
Nine months Ended September 30, 2020
Revenue	$8,770
Net loss attributable to Company	$(24,365)
Basic and diluted net loss per common share	$(0.98)
Weighted average shares outstanding, basic and diluted	24,883,024

Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data
Year Ended December 31, 2019
Revenue	$7,834
Net loss attributable to Company	$(46,230)
Basic and diluted net loss per common share	$(1.86)
Weighted average shares outstanding, basic and diluted	24,883,024

RISK FACTORS

An investment in our securities carries a significant degree of risk. You should carefully consider the following risks and other information in this prospectus, including our consolidated financial statements and related notes included elsewhere in this prospectus, before you decide to purchase our securities. If any of the events described below occur, our business and financial results could be adversely affected in a material way. This could cause the trading price of our securities to decline, perhaps significantly, and you therefore may lose all or part of your investment. The risks set out below are not exhaustive and do not comprise all of the risks associated with an investment in the Company. Additional risks and uncertainties not currently known to us or which we currently deem immaterial may also have a material adverse effect on our business, financial condition, results of operations, prospects and/or its share price. Investors should consult a legal adviser, an independent financial adviser or a tax adviser for legal, financial or tax advice prior to deciding whether or not to purchase our securities.

Risk Factor Summary

Risks Related to Ownership of Our Securities

•        An active trading market for our securities may never develop or be sustained.

•        There can be no assurance that we will be able to comply with continued listing standards of Nasdaq.

•        The market price of our securities may be volatile.

•        We may issue additional common shares or other equity securities without shareholder approval.

•        There may be sales of a substantial amount of our common shares after the Business Combination.

•        The exercise of registration rights may adversely affect the market price of our securities.

•        We do not expect to pay dividends for the foreseeable future.

•        Future offerings of debt or equity securities by us may adversely affect the market price of our common shares.

•        Our actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this prospectus.

•        Certain provisions of our Articles could hinder, delay or prevent a change in control of the Company.

•        If securities and industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the price of our common shares and trading volume could decline.

•        The terms of the warrants may be amended in a manner that may be adverse to holders with the approval of the holders of at least a majority of the then outstanding warrants.

•        Our warrants may expire worthless.

•        We may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to the holder, thereby making the warrants worthless.

•        Our Articles provide for the exclusive forum of the provincial courts in British Columbia, Canada for substantially all disputes between us and our shareholders.

•        Shareholders may have difficulty enforcing judgments against our management.

•        The IRS may not agree that the Company should be treated as a non-U.S. corporation for U.S. federal income tax purposes.

Risks Related to Our Operations

•        We have limited experience complying with public company obligations and fulfilling these obligations will be expensive and time consuming and may divert our management’s attention from the day-to-day operation of our business.

•        Following the consummation of the Business Combination, we will incur significant increased expenses and administrative burdens as a public company.

•        Failure to maintain effective internal controls over financial reporting could have a material adverse effect on our business, operating results and share price.

•        We are an “emerging growth company” and a “smaller reporting company”.

•        Because we are a Canadian company, shareholder protections differ from shareholder protections in the United States and elsewhere, and we are subject to a variety of additional risks that may negatively impact our operations.

•        Our relationship with some of our customers, distributors and vendors may experience disruptions in connection with the Business Combination, which may limit our business.

Risks Related to Our Business and Industry

•        Our limited operating history and an unproven business model make it difficult for us to evaluate our current business and future prospects.

•        Historically, there was substantial doubt about Clever Leaves’ ability to continue as a going concern.

•        Our business is dependent on legislation in each of the jurisdictions in which we operate.

•        Our business is subject to substantial and evolving regulation in multiple jurisdictions, and we may not always successfully comply fully with regulatory requirements in all jurisdictions.

•        Significant interruptions in our access to certain supply chains may impair our cannabis growing operations.

•        We may fail to obtain or maintain necessary licenses, permits, certifications, quotas or accreditations.

•        The outbreak of COVID-19 may have an adverse impact on our performance and results of operations.

•        We may fail to export for sale as many cannabinoids products as we expect.

•        We could be adversely affected by the loss of one or more key executives or by an inability to attract and retain qualified personnel.

•        We may have difficulty conducting business with banks and other financial institutions.

•        Agricultural events could result in substantial losses and weaken our financial results.

•        Environmental risks may adversely affect our business.

•        Lack of or inadequate insurance coverage may adversely affect our financial resources and prospects.

•        We may be subject to risks related to our information technology systems.

•        Our business is subject to additional risks as a result of international operations.

•        We are constrained by law in our ability to market its products in certain jurisdictions.

•        We rely on third-party distributors to distribute our products, and those distributors may not perform their obligations.

•        We are subject to risks from our ongoing construction projects.

•        We may be subject of intellectual property infringement or claims by third parties. If we are unable to protect the confidentiality of our intellectual property and proprietary information, our business could be adversely affected.

•        Our sale of cannabinoids-related and nutraceutical products exposes us to significant product liability risks.

•        A significant failure or deterioration in our quality control systems could have a material adverse effect on our business and operating results.

•        We may experience breaches of security at our facilities or loss as a result of the theft of our products.

•        We currently have debt and may continue to incur debt in the future.

•        Our business is not diversified.

•        We may be unable to implement our business strategy.

•        Foreign currency fluctuations may adversely affect our financial position, results of operations and cash flows.

•        The cannabinoid industry and market are relatively new in the jurisdictions in which we operate, and we may not be successful in managing uncertainty and volatility.

•        The cannabinoid industry faces strong opposition in certain jurisdictions.

•        Unfavorable scientific findings, publicity or consumer perception of the cannabinoid industry could have a material adverse effect on our business.

•        Future clinical research studies may lead to conclusions that dispute or conflict with our understanding and belief regarding the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabis.

•        Certain events or developments in the cannabinoid industry more generally may impact our reputation.

•        General market conditions and other factors, including incidents involving our customers, may affect our sales, profitability and overall operating results.

•        We currently depend on a limited set of customers for a substantial portion of our revenue.

•        Fluctuations in wholesale and retail prices, including price erosion, could result in earnings volatility.

•        The legalization of adult-use, recreational cannabis may reduce sales of medical cannabis.

•        We may be subject to liability arising from illegal activity by our employees, contractors and consultants.

•        We will need to raise substantial additional funds in the future, which funds may not be available.

•        We are subject to specific risks in the jurisdictions we operate, including Colombia and the U.S.

•        We are subject to other risk and uncertainties discussed in “Risk Factors” below and elsewhere in this prospectus.

Risks Related to Ownership of Our Securities

An active trading market for our common shares and warrants may never develop or be sustained, which would adversely affect the liquidity and price of our securities.

An active trading market for our securities following the Business Combination may never develop or, if developed, may not be sustained. In addition, the price of our securities after the Business Combination could fluctuate significantly for various reasons, many of which are outside our control, such as our performance, large purchases or sales of our common shares, legislative changes and general economic, political or regulatory conditions. The release of our financial results may also cause our share price to vary. If an active market for our securities does not develop, it may be difficult for you to sell our common shares and/or warrants you own or purchase without depressing the market price for our securities or to sell the securities at all. The existence of an active trading market for our securities will depend to a significant extent on our ability to continue to meet Nasdaq’s listing requirements, which we may be unable to accomplish.

There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.

In connection with the closing of the Business Combination, on December 18, 2020, our common shares and warrants began trading on Nasdaq under the symbols “CLVR” and “CLVRW,” respectively. If in the future Nasdaq delists our common shares from trading on its exchange for failure to meet the listing standards, we and our securityholders could face significant material adverse consequences including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that our common shares are “penny stock” which will require brokers trading in our common shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The market price of our securities may be volatile, which could cause the value of your investment to decline.

Even if a trading market develops, the market price of our securities may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our common shares and warrants may fluctuate and cause significant price variations to occur. Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market and political conditions (including as a result of the COVID-19 pandemic), could reduce the market price of our securities in spite of our operating performance. If we are unable to operate as profitably as investors expect, the market price of our common shares post-Business Combination will likely decline when it becomes apparent that the market expectations may not be realized. In addition, our results of operations could be below the expectations of public market analysts and investors due to a number of potential factors, including variations in our quarterly or annual results of operations, operating results of other companies in the same industry, additions or departures of key management personnel, changes in our earnings estimates (if provided) or failure to meet analysts’ earnings estimates, publication of research reports about our industry, litigation and government investigations, changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting our business, adverse market reaction to any indebtedness we may incur or securities it may issue in the future, changes in market valuations of similar companies or speculation in the press or the investment community with respect to us or our industry, negative media coverage, adverse announcements by us or others and developments affecting us, announcements by our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments, actions by institutional shareholders, the possible effects of war, terrorism and other hostilities, adverse weather conditions, changes in general conditions in the economy or the financial markets or other developments affecting the industry in which we operate, and increases in market interest rates that may lead investors in our common shares to demand a higher yield, and in response the market price of our common shares could decrease significantly.

These broad market and industry factors may decrease the market price of our common shares, regardless of our actual operating performance. The stock market in general has, from time to time, experienced extreme price and volume fluctuations. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. Such litigation, if instituted against us, could result in substantial costs, a material negative impact on our liquidity and a diversion of our management’s attention and resources.

We may issue additional common shares or other equity securities without shareholder approval, which would dilute your ownership interests and may depress the market price of our common shares.

As of December 18, 2020, we had 24,805,621 common shares (including 1,140,423 common shares that are held in escrow and are subject to vesting and forfeiture), 1,217,826 non-voting common shares and 17,900,000 warrants to acquire common shares issued and outstanding. Subject to the requirements of the BCA, our Articles authorize us to issue common shares and rights relating to our common shares for the consideration and on the terms and conditions established by our board of directors in its sole discretion, whether in connection with acquisitions or otherwise. 2,813,215 common shares are reserved for issuance under the 2020 Plan, subject to adjustment in certain events. In addition, 1,440,000 common shares, subject to adjustment in certain events, may be issued to the Earnout Shareholders pursuant to the Earnout Plan. Any common shares issued, including in connection with the exercise of warrants, upon conversion of our non-voting common shares or under the 2020 Plan, Earnout Plan or other equity incentive plans that we may adopt in the future, would dilute the percentage ownership held by you.

Our issuance of additional common shares or other equity securities of equal or senior rank would have the following effects:

•        our existing shareholders’ proportionate ownership interest in the Company will decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding common share may be diminished; and

•        the market price of our common shares may decline.

There may be sales of a substantial amount of our common shares after the Business Combination by former SAMA stockholders and/or former Clever Leaves shareholders, and these sales could cause the price of our securities to fall.

As of December 18, 2020, we had 24,805,621 common shares (including 1,140,423 common shares that are held in escrow and are subject to vesting and forfeiture), 1,217,826 non-voting common shares and 17,900,000 warrants to acquire common shares issued and outstanding. All of our common shares that were issued in exchange for SAMA’s issued and outstanding public shares are freely transferable (subject to any contractual lock-up agreements), except for the PIPE Shares and any shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Our common shares issuable to the Sponsor and the independent SAMA directors in exchange for their founder shares are placed in escrow and are subject to certain vesting, lock-up and forfeiture arrangements. Pursuant to the Plan of Arrangement, our common shares and non-voting common shares received by the Clever Leaves shareholders in connection with the Business Combination are subject to certain lock-up arrangements ending one year following the Closing Date, with such restriction on sales and transfers to terminate early if following the 180th day after the Closing Date, the closing trading price of our common shares equals or is greater than $12.50 for any 20 out of any 30 consecutive trading days. Pursuant to the Subscription Agreements, our common shares issuable to the Subscribers in the SAMA PIPE are subject to certain lock-up arrangements ending 45 days following the Closing Date. The non-voting common shares issued as part of the Arrangement and the 2022 Convertible Notes that remain outstanding after the Closing are convertible into our common shares in accordance with their respective terms. Sales of substantial amounts of our common shares in the public market, or the perception that such sales will occur, could adversely affect the market price of our common shares.

The exercise of registration rights may adversely affect the market price of our securities.

Under the Subscription Agreements, we agreed that, if our common shares issuable to the Subscribers in exchange for their PIPE Shares are not registered in connection with the Business Combination, we will file a resale registration statement the SEC within 30 calendar days after the Closing. Pursuant to the Investors’ Rights Agreement, the initial stockholders are entitled to demand that we register the resale of their common shares (subject to certain exceptions). The registration statement, of which this prospectus forms a part, is filed in compliance with some of these registration requirements. The presence of these additional common shares trading in the public market may have an adverse effect on the market price of our securities.

It is not anticipated that any dividend will be paid to holders of our common shares for the foreseeable future.

There are no current plans to pay cash dividends on our common shares. The declaration, amount and payment of any future dividends will be at the sole discretion of our board of directors. Our board of directors may take into account general and economic conditions, our financial condition and operating results, our available cash, current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications on the payment of dividends by us to our shareholders and such other factors as our board of directors may deem relevant. Accordingly, we are not expected to pay any dividends on our common shares in the foreseeable future.

Future offerings of debt or equity securities by us may adversely affect the market price of our common shares.

In the future, we may attempt to obtain financing or to further increase our capital resources by issuing additional common shares or offering debt or other equity securities, including commercial paper, medium-term notes, senior or subordinated notes, debt securities convertible into equity or preferred shares. Future acquisitions could require substantial additional capital in excess of cash from operations. We may obtain the capital required for acquisitions through a combination of additional issuances of equity, corporate indebtedness and/or cash from operations.

Pursuant to the November 2020 Convertible Note Amendments, we are permitted to satisfy the payment of quarterly interest on the 2022 Convertible Notes by issuing our common shares to the noteholders. We are also permitted to repay principal and any other amounts outstanding under the 2022 Convertible Notes on each quarterly interest payment date up to the lesser of (a) $2.0 million, or (b) an amount equal to four times the average value of the daily volume of our common shares traded during the 10-Day VWAP period, of the total amounts outstanding under the 2022 Convertible Notes at such time by issuing common shares to the noteholders at a price per share equal to 95% of the 10-Day VWAP. In addition, at the option of each noteholder, in the event Clever Leaves, the Company or any of their respective affiliates proposes to issue equity securities for cash or cash equivalents (the “Equity Financing”) (save and except for certain exempt issuances) at any time after Clever Leaves, the Company or any of their respective affiliates completes one or more equity financings in excess of $25 million in aggregate (net of certain fees and expenses and inclusive of net cash retained as a result of the Business Combination), convert an amount of principal and/or accrued interest owing under the 2022 Convertible Notes into subscriptions to purchase up to the noteholder’s pro rata share of 25% of the total securities issued under such Equity Financing on the same terms and conditions as such Equity Financing is offered to subscribers.

Issuing additional common shares or other equity securities or securities convertible into equity may dilute the economic and voting rights of existing shareholders or reduce the market price of our common shares or both. Upon liquidation, holders of such debt securities and preferred shares, if issued, and lenders with respect to other borrowings would receive a distribution of our available assets prior to the holders of our common shares. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common shares. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing and nature of our future offerings.

Our actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this prospectus.

The unaudited pro forma condensed combined financial information included in this prospectus is presented for illustrative purposes only and is not necessarily indicative of our future financial position or results of operations. See “Unaudited Pro Forma Condensed Combined Financial Statements” for more information.

Certain provisions of our Articles could hinder, delay or prevent a change in control of the Company, which could limit the price investors might be willing to pay in the future for our securities.

Certain provisions of our Articles could make it more difficult for a third party to acquire the Company without the consent of our board of directors. These provisions include:

•        the advance notice policy adopted by us;

•        terms of any future rights or restrictions of the preferred shares;

•        rights of the directors to issue our shares or other securities; and

•        our rights to purchase our own shares.

As of the closing of the Business Combination, we had 1,217,826 non-voting common shares issued and outstanding which are convertible into common shares in accordance with their terms set forth in our Articles.

In addition, limitations on the ability to acquire and hold our common shares may be imposed by the Competition Act in Canada. This legislation permits the Commissioner of Competition of Canada, or the Commissioner, to review any acquisition of a significant interest in the Company. This legislation grants the Commissioner jurisdiction to challenge such an acquisition before the Canadian Competition Tribunal if the Commissioner believes that it would, or would be likely to, result in a substantial lessening or prevention of competition in any market in Canada. The Investment Canada Act subjects an acquisition of control of a company by a non-Canadian to government review if the value of such company’s assets, as calculated pursuant to the legislation, exceeds a threshold amount. A reviewable acquisition may not proceed unless the relevant minister is satisfied that the investment is likely to result in a net benefit to Canada.

These provisions may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by our management or our board of directors. Shareholders who might desire to participate in these types of transactions may not have an opportunity to do so, even if the transaction is favorable to them. These anti-takeover provisions could substantially impede your ability to benefit from a change in control or change in our management and our board of directors and, as a result, may adversely affect the market price of our common shares and your ability to realize any potential change of control premium.

If securities and industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the price of our common shares and trading volume could decline.

The trading market for our common shares may depend, in part, on the research and reports that securities and industry analysts publish about us and our business. Securities and industry analysts do not currently, and may never, cover us. If securities and industry analysts do not commence coverage of us, the trading price of our common shares would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our common shares or publish inaccurate or unfavorable research about our business, the price of our common shares would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common shares could decrease, which might cause the price of our common shares and trading volume to decline.

The terms of the warrants may be amended in a manner that may be adverse to holders with the approval of the holders of at least a majority of the then outstanding warrants.

Our warrants are issued in registered form under the Warrant Agreement (as amended) between the Company and Continental, as warrant agent. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding warrants approve of such amendment. Although our ability to amend the terms of the warrants with the consent of at least a majority of the then outstanding warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of common shares purchasable upon exercise of a warrant.

There can be no assurance that the warrants will be in the money at or following the time they become exercisable, and they may expire worthless.

The exercise price for the outstanding warrants will be $11.50 per common share, and the exercise period commences 30 days after the Closing and expires five years following the Closing. There can be no assurance that the warrants will be in the money at or following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

We may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to the holder, thereby making the warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant in the case that the last reported sales price of our common shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of such redemption to the warrant holders. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. In addition, we may redeem your warrants after they become exercisable for a number of common shares determined based on the redemption date and the fair market value of our common shares. Any such redemption may have similar consequences to a cash redemption described above. None of the private placement warrants will be redeemable by us so long as they are held by the Sponsor or its permitted transferees.

Our Articles provide for the exclusive forum of the provincial courts in British Columbia, Canada for substantially all disputes between us and our shareholders (except claims arising under the Securities Act and the Exchange Act), which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, other employees or shareholders.

Our Articles provide for the exclusive jurisdiction of the provincial courts located in British Columbia, Canada for the following civil actions:

•        any action between us and our shareholders; and

•        any action between two or more shareholders or groups of shareholders regarding any matters relating to the Company.

This exclusive forum provision provided for in our Articles, including the exclusive U.S. federal forum provision and the exclusive British Columbia forum provision (each described in further detail below), may, as a whole, limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or shareholders, which may discourage lawsuits with respect to such claims, although our shareholders will not be deemed to have waived our compliance with U.S. federal securities laws and the rules and regulations thereunder applicable to foreign private issuers. Alternatively, if a court were to find the exclusive jurisdiction provision contained in our Articles to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition. The exclusive U.S. federal forum provision in our Articles requires claims arising under the Securities Act to be brought in U.S. federal court. Pursuant to the Exchange Act, U.S. federal courts have exclusive jurisdiction for claims arising under the Exchange Act. Investors cannot waive compliance with the U.S. federal securities laws and the rules and regulations thereunder. The exclusive British Columbia forum provision in our Articles would not prevent derivative shareholder actions based on claims arising under U.S. federal securities laws under the Securities Act or the Exchange Act from being raised in a U.S. federal court. The BCA restricts derivative actions brought pursuant to the BCA to the Supreme Court of the Province of British Columbia, Canada. There is uncertainty whether a U.S. court would enforce the exclusive British Columbia forum provision in our Articles.

Shareholders may have difficulty enforcing judgments against our management.

Substantially all of our assets are located outside of the United States and certain of our officers and directors may reside outside of the United States. As a result, it may be difficult, or in some cases impossible, for investors in the United States to enforce their legal rights against or to effect service of process upon certain of our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities under United States laws. Our Articles also provide for the exclusive jurisdiction of provincial courts in British Columbia, Canada for certain shareholder lawsuits. See “— Our Articles provide for the exclusive forum of the provincial courts in British Columbia, Canada for substantially all disputes between us and our shareholders (except claims arising under the Securities Act and the Exchange Act), which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, other employees or shareholders.”

The IRS may not agree that the Company should be treated as a non-U.S. corporation for U.S. federal income tax purposes.

Under Section 7874 of the Code, a corporation created or organized outside the United States that acquires, directly or indirectly, substantially all of the assets held, directly or indirectly, by a U.S. corporation, may in certain circumstances be treated as a U.S. corporation, rather than treated as a foreign corporation, for U.S. federal income tax purposes, or may be subject to certain other adverse tax consequences. The Company does not expect these rules to apply to it, notwithstanding its acquisition of SAMA through the Merger, and the Company expects to be respected, for U.S. federal income tax purposes, as a foreign corporation. If the Company were to be treated as a U.S. corporation for such purposes, which the Company does not expect, the Company could be subject to substantial U.S. tax liability and its non-U.S. shareholders could be subject to U.S. withholding tax on any dividends.

Risks Related to Our Operations

Because Clever Leaves has historically operated as a private company, we have limited experience complying with public company obligations and fulfilling these obligations will be expensive and time consuming and may divert management’s attention from the day-to-day operation of our business.

Clever Leaves has operated historically as a privately-owned company and, accordingly, many of our senior management have limited experience managing a publicly-traded company and have limited experience complying with the increasingly complex laws pertaining to public companies. In particular, the significant regulatory oversight and reporting obligations imposed on public companies will require substantial attention from our senior management and may divert attention away from the day-to-day management of our businesses, which could have a material adverse effect on our business, financial condition and results of operations. Similarly, corporate governance obligations, including with respect to the development and implementation of appropriate corporate governance policies, and concurrent service on the board of directors and possibly multiple board committees, impose additional burdens on our non-executive directors.

Following the consummation of the Business Combination, we will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on our business, financial condition and results of operations.

Following the consummation of the Business Combination, we face a significant increase in insurance, legal, accounting, administrative and other costs and expenses as a public company that Clever Leaves did not incur as a private company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board, the SEC and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements require us to carry out activities Clever Leaves has not done previously. For example, we have created new board committees and are in the process of implementing new internal controls and disclosure controls and procedures. In addition, additional expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of our company. Being a public company could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage with increased self-retention risk or incur substantially higher costs to obtain the same or similar coverage. Being a public company could also make it more difficult and expensive for us to attract and retain qualified persons to serve on our board of directors, board committees or as executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common shares, fines, sanctions and other regulatory action and potentially civil litigation.

The additional reporting and other obligations imposed by various rules and regulations applicable to public companies increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs would require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by shareholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

Failure to maintain effective internal controls over financial reporting could have a material adverse effect on our business, operating results and share price.

Prior to the consummation of the Business Combination, Clever Leaves was neither a publicly listed company, nor an affiliate of a publicly listed company, and did not have dedicated accounting personnel and other resources to address internal control and other procedures commensurate with those of a publicly listed company. Effective internal control over financial reporting is necessary to increase the reliability of financial reports.

The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Clever Leaves as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are applicable after the Business Combination. If we are not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, we may not be able to assess whether its internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our securities.

Prior to the Business Combination, neither Clever Leaves nor its auditors were required to perform an evaluation of internal control over financial reporting as of December 31, 2018 and 2019 in accordance with the provisions of the Sarbanes-Oxley Act as Clever Leaves was a private company. Following the Business Combination, our independent registered public accounting firm is not required to report on the effectiveness of its internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 until our first annual report on Form 10-K following the date on which we cease to qualify as an “emerging growth company,” which may be up to five full fiscal years following the date of the first sale of common equity securities pursuant to an effective registration statement. If such evaluation were performed, control deficiencies could be identified by our management, and those control deficiencies could also represent one or more material weaknesses. In addition, we cannot predict the outcome of this determination and whether we will need to implement remedial actions in order to implement effective control over financial reporting. If in subsequent years we are unable to assert that our internal control over financial reporting is effective, or if our auditors express an opinion that our internal control over financial reporting is ineffective, we may fail to meet the future reporting obligations in a timely and reliable manner and our financial statements may contain material misstatements. Any such failure could also adversely cause our investors to have less confidence in the accuracy and completeness of our financial reports, which could have a material adverse effect on the price of our securities.

We are an “emerging growth company” and a “smaller reporting company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies and smaller reporting companies, our common shares may be less attractive to investors.

We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act, and we intend to take advantage of some of the exemptions from reporting requirements that are available to emerging growth companies, including:

•        not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act;

•        reduced disclosure obligations regarding executive compensation in periodic reports and registration statements; and

•        not being required to hold a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common shares that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as it qualifies as an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find our common shares less attractive because we rely on these exemptions, which may result in a less active trading market for our common shares and the price of our common shares may be more volatile.

We are also deemed to be a “smaller reporting company” as defined in Rule 12b-2 under the Exchange Act, and are thus allowed to provide simplified executive compensation disclosures in our SEC filings, will be exempt from the provisions of Section 404(b) of Sarbanes-Oxley requiring that an independent registered public accounting firm provide an attestation report on the effectiveness of internal control over financial reporting and will have certain other reduced disclosure obligations with respect to our SEC filings. We will remain a “smaller reporting company” as long as, as of the last business day of our recently completed second fiscal quarter, (i) the aggregate market value of our outstanding common stock held by non-affiliates (“public float”) is less than $250 million, or (ii) we have annual revenues of less than $100 million and either no public float or public float of less than $700 million.

We cannot predict if investors will find our common shares less attractive because we rely on the accommodations and exemptions available to emerging growth companies and smaller reporting companies. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our share price may be more volatile.

Because we are a Canadian company, shareholder protections differ from shareholder protections in the United States and elsewhere, and we are subject to a variety of additional risks that may negatively impact our operations.

We are organized and exist under the laws of British Columbia, Canada and, accordingly, are governed by the BCA. The BCA differs in certain material respects from laws generally applicable to Delaware corporations and U.S. shareholders, including the provisions relating to interested directors, mergers and similar arrangements, takeovers, shareholders’ suits, indemnification of directors and inspection of corporation records.

Further, our Articles provide that every motion put to a vote at a meeting of shareholders will be decided by a show of hands unless a poll is directed by the chair or demanded by any shareholder entitled to vote who is present in person or by proxy. Unlike under Delaware law, where each shareholder typically is entitled to one vote per share at all meetings, votes by a show of hands or functional equivalent result in each person having one vote, regardless of the number of shares such person is entitled to vote.

We are subject to special considerations or risks associated with companies operating in Canada that may, at any time differ from the considerations and risks of companies operating in the United States, including any of the following:

•        political regimes, rules and regulations or currency conversion or corporate withholding taxes on individuals;

•        tariffs and trade barriers;

•        regulations related to customs and import/export matters;

•        longer payment cycles;

•        tax issues, such as tax law changes and variations in tax laws as compared to the United States;

•        currency fluctuations and exchange controls;

•        challenges in collecting accounts receivable;

•        cultural and language differences;

•        employment regulations;

•        crime, strikes, riots, civil disturbances, terrorist attacks and wars; and

•        deterioration of political relations with the United States, which could result in uncertainty and/or changes in or to existing trade treaties.

In particular, we are subject to the risk of changes in economic conditions, social conditions and political conditions inherent in Canada, including changes in laws and policies that govern foreign investment, as well as changes in United States laws and regulations relating to foreign trade and investment, including the new trilateral trade agreement among the United States, Mexico and Canada called the United States-Mexico-Canada Agreement (the “USMCA”), which has been ratified by all three countries. The USMCA entered into force on July 1, 2020 and superseded the North American Free Trade Agreement. Although we have determined that there have been no immediate effects on our operations with respect to the USMCA, we cannot predict future developments in the political climate involving the United States, Mexico and Canada and such developments may have a material adverse effect on our business, financial condition and results of operations.

We cannot assure you that we will be able to adequately address these additional risks. If we are unable to do so, our operations might suffer.

We may incur successor liabilities from SAMA and Clever Leaves

We may be subject to certain liabilities of SAMA and Clever Leaves, including, but not limited to, with respect to contract matters, employee matters, intellectual property infringement, misappropriation, or invalidity/non-infringement claims from third parties, and some of these claims may lead to litigation. Any litigation may be expensive and time-consuming and could divert management’s attention from its business and negatively affect its operating results or financial condition. The outcome of any litigation cannot be guaranteed and adverse outcomes can affect us negatively.

We may also face inquiry and investigation by governmental authorities, which could in turn lead to fines, as the regulatory landscape of the cannabis and hemp industry changes.

Our relationship with some of our customers, distributors and vendors may experience disruptions in connection with the Business Combination, which may limit our business.

Our customers, distributors, vendors and other counterparties, may experience uncertainty associated with the Business Combination, including with respect to future business relationships with us. As a result, our business relationships may be subject to disruptions if customers, vendors, or others attempt to renegotiate changes in existing business relationships or consider entering into business relationships with parties other than Clever Leaves. For example, certain of our customers and collaborators may exercise contractual termination rights as they arise or elect to not renew contracts with us. These disruptions could harm relationships with existing customers, vendors or others and preclude us from attracting new customers, all of which could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Business and Industry

Our limited operating history and an unproven business model make it difficult for us to evaluate our current business and future prospects.

We have a limited operating history upon which potential investors can evaluate our performance. We are, and expect for the foreseeable future to be, subject to all the risks and uncertainties inherent in an emerging company in an emerging industry. As a result, the revenue and income potential of our business is unproven. We must continue to build and improve many functions necessary to conduct business, including, without limitation, managerial and administrative structure, sales, marketing and distribution activities, financial systems and personnel recruitment. We may make errors in predicting and reacting to relevant market trends, which could harm our business. Consequently, any predictions about our future success or viability, or any evaluation of our business and prospects, may not be accurate. In addition, we can make no assurance that we will be able to achieve our business objectives, that we will be able to execute our business plan, that we will ever become profitable or that we will ever pay any dividends or that our shares will appreciate in value. Similarly, the market for our products and services is characterized by regulatory approvals, customer adoption, support amongst the medical and health care supply chain including physicians, insurance companies and pharmacies, rapid intellectual property advances, changes in customer requirements, preferences and behaviors, changes in protocols and evolving laws, regulations and industry standards. If we are unable to develop enhancements to our existing products and services or acceptable new products and services that keep pace with rapidly changing developments, our products and services may become obsolete, less marketable and less competitive and our business may be harmed.

Historically, there was substantial doubt about Clever Leaves’ ability to continue as a going concern.

In connection with the Clever Leaves’ audited financial statements for the year ended December 31, 2019, our management determined that there were material uncertainties which caused substantial doubt about Clever Leaves’ ability to continue as a going concern, absent additional financing and cost reduction or cost management measures. In connection with the closing of the Business Combination, we received approximately $83.0 million of net proceeds following the payment of transaction expenses and including approximately $2.9 million of accrued PIK interest on the 2022 Convertible Notes that was exchanged for PIPE Shares at the Closing, and approximately $3.1 million of Cash Arrangement Consideration paid to certain former shareholders of Clever Leaves. If this amount is insufficient for us to continue to operate as a going concern, we may need to raise additional cash through debt, equity or other forms of financing to fund future operations which may not be available on acceptable terms, or at all. We have not yet completed our procedures for the year ended December 31, 2020 to confirm if the going concern disclosure will be removed. If we are unable to continue as a going concern, our shareholders may lose some or all of their investment in our securities.

Our business is dependent on legislation in each of the jurisdictions in which it operates.

The authorities that regulate the cannabis and hemp industries in the countries in which we conduct business may take actions that materially affect our operations and profitability. The nature and degree of the legislation affecting cannabis companies varies across the various jurisdictions in which we operate, and are subject to further changes, which may arise rapidly. Each jurisdiction may have its own highly specialized legislation for the cultivation, production and sale of cannabis and hemp. Such laws and regulations relate to, among other things: permitted and prohibited activities; required licenses; permits, quotas, certifications, other approvals and associated fees; construction, minimum conditions and security required for our facilities; and required personnel and their qualifications.

Changes in relevant regulations, changes in interpretation of regulations, more vigorous or even varied or inconsistent enforcement thereof or other unanticipated events could require extensive changes to operations, increased compliance costs or give rise to material liabilities, which could have a material adverse effect on our business, results of operations and financial condition. The cannabis and hemp industry is subject to extensive controls and regulations, which may significantly affect the financial condition of market participants.

Continued development of the cannabis and hemp industry is dependent upon continued legislative and regulatory authorization of cannabis and hemp at the state, federal and international level and a willingness of law enforcement agencies and authorities to not interfere with that development. Any number of factors could slow or halt progress in this area. Further legislative and regulatory authorization of cannabis and hemp is not assured, and it is possible that the legal environment for cannabis or hemp will deteriorate. While there may be ample public support for legislative action, numerous factors impact the legislative and regulatory process, and there can be no assurance that cannabis or hemp will be regulated in a manner that allows further development and growth of the industry.

We cannot predict the nature of any future laws, regulations, interpretations or applications, or determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

Our business is subject to substantial and evolving regulation in multiple jurisdictions, and we may not always successfully comply fully with regulatory requirements in all jurisdictions, despite our efforts to do so.

We are and will be required to comply with ongoing compliance and reporting requirements and ongoing regulation and oversight by governmental authorities that are comprehensive and burdensome. The cannabis and hemp industries are subject to extensive controls and regulations, which may significantly affect the financial condition of market participants. We incur substantial ongoing costs and obligations related to regulatory compliance and expects to continue to do so in the future.

Our mission is to comply with all applicable laws, rules, regulations and guidelines wherever we operate. In many jurisdictions, the legal and regulatory schemes have been recently adopted, are rapidly changing or are not yet fully developed. As a result, laws and regulations relating to cannabis and hemp may be incomplete or ambiguous, or selectively or inconsistently enforced, making compliance therewith difficult if not impossible. Our efforts to maintain legal compliance in this complex environment and any failure to comply with the laws and regulations may result in additional costs for corrective measures, civil or criminal penalties, restrictions of operations, or even the loss of licenses, quotas, certifications or accreditation, and could have a material adverse impact on our business, financial condition and operating results. We may experience delays as we attempt to seek interpretive guidance with respect to such laws or regulations, and we may have to revise our business plan if the laws and regulations, or regulators’, courts’ or enforcement authorities’ interpretations thereof, or our understandings thereof, change.

Changes in relevant regulations or their interpretations, more vigorous, inconsistent or incorrect enforcement of regulations, or other unanticipated events could require extensive changes to operations, increased compliance costs or give rise to material liabilities, which could have a material adverse effect on our business, results of operations and financial condition. The cannabis and hemp industry is also subject to numerous legal challenges, which may significantly affect the financial condition of market participants and which cannot be reliably predicted.

Despite efforts to do so, we may fail to obtain or maintain licenses, permits, certifications, authorizations, quotas or accreditations needed to operate our business or achieve our business plans.

Our business endeavors depend on receiving and maintaining regulatory licenses, permits, certifications, authorizations, quotas or accreditations amongst government authorities from multiple jurisdictions, including international organizations. Several licenses, permits, certifications, authorizations, quotas or accreditations may be required from multiple governmental agencies, including:

•        cultivation of or possession of cannabis or hemp and the possession or use of seeds for planting;

•        extraction and production of derivatives from cannabis or hemp;

•        distribution of cannabis or hemp or derivatives thereof within a country’s borders;

•        possession or authentication of agricultural genetic material;

•        cross-border importing and exporting of cannabis, hemp or their derivatives;

•        certification under good agricultural and collection practices, good manufacturing practices, and good distribution practices and good laboratory practices;

•        health registrations required for the sale of products; and

•        inclusion of the Company as the provider of API and other cannabis-based products.

These licensing, permits, certification, authorization, quotas and accreditation requirements are stringent, and there is no guarantee that the regulatory authorities will issue, extend or renew any license, permit, certification or accreditation or, if they are extended or renewed, that they will be extended or renewed on time and on the same or similar terms as initially granted or as requested. The issuance or renewal of such licenses, permits, certifications, authorizations, quotas and accreditations may also take longer than expected. We cannot predict the extent of testing and documentation or the amount of time and resources required to maintain regulatory approvals for products or licenses.

For example, in Colombia, we must annually request from the applicable regulatory agencies the allocation of quota supported on commercial agreements, to plant cannabis plants and produce cannabis derivatives with 1% or more of tetrahydrocannabinol (“THC”), which must be used by the end of the subsequent calendar year.

In turn, our quota allocation in Colombia and our ability to export to other countries depends in part on United Nations treaties establishing annual country-by-country quotas (estimates) for the export and import of medical cannabis. The total allocation for production (whether for domestic use or export) and import assigned by the INCB to Colombia was approximately 56 metric tons in 2020, 14 metric tons in 2019 and 40.5 metric tons in 2018. The quota (estimates) allocation for Colombia in 2021 is 116,2 tons. It is uncertain whether this allocation will be reduced or increased in subsequent years. In addition, there could be no assurance that in the future the necessary quotas in Colombia and other relevant jurisdictions will be allocated to us or reallocated on time or at all.

In order to commercialize certain pharmaceutical classes of products in a number of countries, including Colombia, Portugal and Germany, we need to have GMP certification for our facilities. Because these certifications apply to specific manufacturing processes, conducted under specific conditions and are tied to specific facilities, if the facilities are damaged, destroyed or need to be moved, we cannot assure that the authorities will issue any certification for the new facility.

In Colombia, our cultivation operations have received GACP certification, and our manufacturing facilities have received GMP certification from INVIMA. In July 2020, our Colombian postharvest and pharmaceutical extraction and manufacturing facilities received EU GMP certification. The EU GMP certification received by us in July 2020 covers the part of the manufacturing process that begins with the trimming of the flower at the cultivation site until packaging, which is conducted at the extraction facility in Colombia. If we develop a new product that requires a manufacturing process not included in our existing EU GMP certification, we must request an audit of the new manufacturing process and our inclusion in the existing EU GMP certification. The EU GMP certification received by us is valid for three years, which is the maximum validity period possible, and is renewable upon assessment by EU GMP inspectors. In order to maintain our EU GMP certification, we are required to comply with the EU GMP Guidelines, and may be subject to visits and information request by EU GMP inspectors.

Our Portuguese cultivation operations have received a provisional license from INFARMED to cultivate, import and export dried cannabis flower produced at our Portuguese cultivation site. While provisional, the license provides our Portuguese operations similar rights and qualifications as a definitive license, including the ability to conduct commercial operations. Our German distribution business, IQANNA, has applied for a wholesaler dealer license with GDP certification and an import-manufacture license with EU GMP certification to bring cannabis extracts to the market issued by the Darmstadt Regional Council (Regierungspäsidium) and expects to apply for a narcotics license to sell cannabis products in Europe issued by the medical drug regulator BfArM. We cannot assure you that the authorities will issue, modify, extend or renew any certification, accreditation, license or quota, or if it is modified, that it will be modified as requested or, if it is extended or renewed, that it will be extended or renewed on the same or similar terms as initially granted. In addition, our failure to maintain GMP certifications could impair or halt our ability to distribute cannabis products in a jurisdiction that requires GMP certification.

In addition, in some countries, these certifications are also required for the sale of our products. Failure to obtain these certifications could limit our ability to sell our products in these countries.

Failure to comply with the requirements of a license, permit, certification, authorization, quota or accreditation or any failure to maintain a license, permit, certification, quota or accreditation could have a material adverse impact on our business, financial condition and operating results and, in the extreme case, require us to discontinue operations. If the costs of complying with these regulations are substantial such that our investments are not profitable, or we are otherwise unable to comply with these regulations, we may be required to curtail or cease operations.

The current outbreak of the novel coronavirus, or COVID-19, has caused severe disruptions in the global economy and to our business, and may have an adverse impact on our performance and results of operations.

The outbreak of the novel coronavirus, or COVID-19, which has been declared by the WHO to be a “pandemic”, has resulted, and other infectious diseases could result, in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide, which may materially and adversely affect our business. COVID-19 has severely restricted the level of economic activity around the world and in all countries in which we or our affiliates operate. A public health epidemic, including COVID-19, or the fear of a potential pandemic, poses the risk that we or our employees, distributors, contractors, suppliers, and other partners may be prevented from conducting business activities for an indefinite period of time, and our customers may be prevented from purchasing our products, due to shutdowns, “stay-at-home” mandates or other preventative measures that may be requested or mandated by governmental authorities. The governments of many countries, states, cities and other geographic regions have taken preventative or protective actions, such as imposing restrictions on travel and business operations and advising or requiring individuals to limit or forego their time outside of their homes. Temporary closures of businesses have been ordered and numerous other businesses have temporarily closed voluntarily. Such actions are creating disruption in global supply chains, increasing rates of unemployment and adversely impacting many industries. The outbreak could have a continued adverse impact on economic and market conditions and trigger a period of global economic slowdown. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.

The effect of COVID-19 could include closures of our facilities or the facilities of our suppliers and other vendors in our supply chain and other preventive and protective measures in our supply chain. If the pandemic persists, closures or other restrictions on the conduct of business operations of our third-party manufacturers, suppliers or vendors could disrupt our supply chain. In addition, there have been and could be further disruptions to our planned expansion of certain product line and production processes.

Due to the cancellation of most air cargo flights from Colombia, we lost several commercial opportunities to ship our products to various geographies. As a result of disruptions in shipping, some of our customers found alternative suppliers and may choose to continue with their new suppliers rather than working with us in the future. These factors could otherwise disrupt our operations and could have an adverse effect on our business, financial condition and results of operations.

In Portugal and Germany, COVID-19 has the potential to continue to disrupt our operations. Our employees and contractors may be unable to travel to work or may be unable to work due to the effects of COVID-19, our facilities may have to be closed to comply with local regulations, infrastructure development may be delayed due to restrictions put in place to contain the spread of COVID-19 and our supply chains may continue to face issues resulting from limitations on the freedom of movement or from production closures resulting from spread of COVID-19 or legislation to contain its spread.

As a result of COVID-19, we have implemented remote work policies for certain employees and the effects of our remote work policies may negatively impact productivity, disrupt access to books and records, increase cybersecurity risks and disrupt our business. We do not yet know when our employees will be able to return to the office (although our employees in Germany and Portugal are currently permitted to work from the office on a voluntary basis with safety precautions in place). In addition, the effects of COVID-19 may delay our R&D programs and our ability to execute certain of our strategic plans which could include recruiting senior management professionals, construction, R&D, new product launches, new market expansions, acquisitions and access to capital. Future GMP inspections or certifications for new product capabilities could be delayed due to restrictions on travel. The COVID-19 pandemic has also affected the completion of licensing in Portugal due to INFARMED’s impaired ability to conduct physical inspections of our facilities. Our licensing in Portugal, Germany or other jurisdictions, could also be delayed if regulators are directed to focus on the health emergency instead of licensing activities as a result of an inability to conduct inspections or if a COVID-19 outbreak impacts the regulator in any other way. So long as measures to combat COVID-19 stay in effect, we expect COVID-19 to negatively affect our results of operations. The global impact of COVID-19 continues to evolve rapidly, and the extent of its effect on our operational and financial performance will depend on future developments, which are highly uncertain, including the duration, scope and severity of the pandemic, the actions taken to contain or mitigate its impact, and the direct and indirect economic effects of the pandemic and related containment measures, among others.

Even after the pandemic subsides, our businesses could also be negatively impacted should the effects of COVID-19 lead to changes in consumer behavior, including as a result of a decline in discretionary spending, or changed priorities for regulators worldwide, which may slow efforts to legalize and prudently regulate cannabis in many countries. During the past year, financial conditions for the cannabis industry have faced increased volatility even prior to COVID-19. Moreover, future events could cause global financial conditions to suddenly and rapidly destabilize, and governmental authorities may have limited resources to respond to such future crises. Future crises may be precipitated by any number of causes, including natural disasters, geopolitical instability, changes to energy prices or sovereign defaults. Any sudden or rapid destabilization of global economic conditions could negatively impact our ability to obtain equity or debt financing or make other suitable arrangements to finance our projects. If increased levels of volatility continue, there is a rapid destabilization of global economic conditions or a prolonged recession resulting from the pandemic, it would likely materially affect our business and the value of our common shares.

Significant interruptions in our access to certain supply chains may impair our cannabis growing operations.

We intend to maintain a full supply chain for the provision of our products and services to the regulated cannabis industry. Our business is dependent on a number of key inputs and their related costs (certain of which are sourced in other countries and on different continents), including transportation, raw materials, supplies and equipment related to our growing operations, as well as electricity, water and other local utilities.

Furthermore, due to the fast evolving and at times uncertain regulatory landscape for cannabis in the countries where we conduct business, our third-party suppliers, manufacturers and contractors may elect, at any time, to decline or withdraw services necessary for our operations. Any significant interruption, price increase or negative change in the availability or economics of the supply chain for key inputs and, in particular, rising or volatile energy costs could curtail or preclude our ability to continue production and materially impact our business, financial condition and results of operations. In addition, our operations would be significantly affected by a prolonged power outage. Loss of our suppliers, service providers or distributors would have a material adverse effect on our business and operational results. Disruption of our manufacturing and distribution operations could adversely affect inventory supplies and our ability to meet product delivery deadlines.

Our ability to compete and grow cannabis is dependent on our access, at a reasonable cost and in a timely manner, to skilled labor, equipment, parts and components. No assurances can be given that we will be successful in maintaining our required supply of labor, equipment, parts and components.

We may fail to export for sale as many cannabinoids products as we expect, which could have a negative adverse effect on our business plan and profitability.

Our success depends on our ability to attract and retain customers and distributors, but we face competition in obtaining customers and distributors for our cannabis materials and products. There are many factors that could impact our ability to attract and retain customers and distributors, including our ability to successfully compete on the basis of price, continually produce desirable and effective products that are superior to others in the market, the successful implementation of our customer acquisition plan and the continued growth in the aggregate number of potential customers. Competition for customers may result in increasing our costs while also lowering the market prices for our products, and reduce our profitability. If we are not successful in attracting and retaining customers, we may fail to be competitive or achieve profitability or sustain over time

As a result of changing customer preferences, many products attain financial success for a limited period of time. Even if we are successful in introducing new products or developing our current products, a failure to gain consumer acceptance or to update products with compelling attributes could cause a decline in our products’ popularity that could reduce revenues and harm our business, operating results and financial condition. Failure to introduce new products or product types and to achieve and sustain market acceptance could result in our being unable to meet consumer preferences and generate revenue, which would have a material adverse effect on our profitability and financial results from operations.

Some competitors may also have significantly greater financial resources than us. We can provide no assurance that we will be able to successfully compete against these other companies.

We could be adversely affected by the loss of one or more key executives or by an inability to attract and retain qualified personnel.

Our success will depend on our ability to retain the services of our existing key executives and to attract and retain additional qualified personnel in the future. Qualified individuals are in high demand and we may incur significant costs to attract and retain them. For example, we are currently in the process of identifying a new Chief Financial Officer. The loss of the services of any of our key executives or the inability to hire and retain other highly qualified personnel in the future could adversely affect our ability to conduct or grow our business. This risk may be particularly acute for us relative to some of our competitors because some of our senior executives work in countries where they are not citizens and work permit and immigration issues could adversely affect the ability to retain or hire key persons. We do not, and we do not intend to, maintain key person life insurance policies with respect to our employees.

We may have difficulty conducting business with banks and other financial institutions.

Financial transactions involving proceeds generated by illegal cannabis-related conduct can form the basis for prosecution under the anti-money laundering laws in many jurisdictions, as well as the unlicensed money transmitter statute and the Bank Secrecy Act.

Because cannabis sales, use or possession are highly regulated or prohibited in most countries, banks in the United States and many other countries will not accept for deposit funds from businesses involved with cannabis or facilitate transactions, due mostly to concerns related to anti-money laundering laws, or may accept funds for deposit but will not allow international transactions or certain domestic payments. This is the case even if the cannabis business is compliant with applicable law. As a result, businesses engaged in the cannabis industry often have difficulty finding a bank or other financial institution willing to accept their deposits or enter into financial transactions, including loans. The loss of a bank account, due for example to shifting risk sensibilities within the bank, or an inability to open a bank account or obtain a credit facility in certain jurisdictions may make it difficult for us to operate and for potential customers, suppliers and partners to do business with us, and may raise the cost and burden of banking for us. This may also require us to retain unusually large amounts of cash, making us susceptible to the risk of theft and other criminal activity. A loss of any material amount of cash would have a material adverse effect on our financial condition and results of operations.

In February 2014, the Financial Crimes Enforcement Network bureau of the U.S. Treasury Department issued guidance (which is not law in the United States) with respect to financial institutions providing banking services to cannabis businesses, including burdensome due diligence expectations and reporting requirements. That guidance does not provide any safe harbors or legal defenses from examination or regulatory or criminal enforcement actions by the Department of Justice or other federal regulators. Thus, most banks and other financial institutions in the U.S. do not appear to be comfortable providing banking services to cannabis-related businesses, or relying on this guidance, which can be amended or revoked at any time. In addition to the foregoing, banks may refuse to process debit card payments and credit card companies generally refuse to process credit card payments for cannabis-related businesses. As a result, we may have limited or no access to banking or other financial services in the U.S. In addition, federal money laundering statutes and the U.S. Bank Secrecy Act regulations discourage financial institutions from working with any organization that sells a controlled substance, regardless of whether the state it resides in permits cannabis sales. The inability or limitation in our ability to open or maintain bank accounts, obtain other banking services and/or accept credit card and debit card payments may make it difficult for us to operate and conduct our business as planned or to operate efficiently.

Agricultural events, such as crop disease, insect infestations, volatile weather, absorption of heavy metals and other conditions, could result in substantial losses and weaken our financial results.

Our business is reliant on the cultivation, processing and sale of cannabinoids, which are agricultural products. As a result, our financial results will be subject to the risks inherent to the agricultural business, such as crop disease, insect infestations, volatile weather, drought, absorption of heavy metals and similar agricultural risks, which may adversely affect supply, reduce production and sales volumes, increase production costs, or prevent or impair shipments. Natural elements could have a material adverse effect on the production of our cannabis products.

Environmental risks may adversely affect our business.

Cultivation and production activities may be subject to licensing requirements relating to environment regulation. Environmental legislation is evolving in such a manner that may result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. The application of environmental laws to our business may cause us to increase the costs of our cultivation, production or scientific activities. Unanticipated licensing delays can result in significant delays and cost overruns in our business and could affect our financial condition and results of operations. There can be no assurance that these delays will not occur. Prior use of pesticides at our agricultural sites, if not discovered prior to cultivation on such sites, could lead to the production of tainted and unsaleable product, which could negatively impact the results of our operations.

Lack of or inadequate insurance coverage may adversely affect our financial resources and prospects.

Crop insurance is generally not available to cannabis companies, and if it becomes available, it may not be available at commercially reasonable prices. In addition, non-agricultural insurance coverages, including directors’ and officers’ insurance, while generally available to cannabis companies, are often not available at commercially reasonable prices. There can be no assurance that we will have appropriate insurance in place sufficient to cover events that may occur, the amount of liabilities we may incur or claims to which we may become subject. If commercially reasonable insurance coverage is unavailable or insufficient to cover any such claims, our financial resources and prospects could be adversely affected.

We may be subject to risks related to our information technology systems, including the risk that we may be the subject of a cyber-attack.

We have entered into agreements with third parties for hardware, software, telecommunications and other information technology (“IT”) services in connection with our operations. Our operations depend, in part, on how well we and our vendors protect networks, equipment, IT systems and software against damage from a number of threats, including, but not limited to, cable cuts, damage to physical plants, natural disasters, intentional damage and destruction, fire, power loss, hacking, computer viruses, vandalism, theft, malware, ransomware and phishing attacks. Any of these and other events could result in IT system failures, delays or increases in capital expenses. Our operations also depend on the timely maintenance, upgrade and replacement of networks, equipment and IT systems and software, as well as preemptive expenses to mitigate the risks of failures. The failure of IT systems or a component of IT systems could, depending on the nature of any such failure, adversely impact our reputation and results of operations.

As cyber threats continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any information security vulnerabilities. While we have implemented security resources to protect our data security and information technology systems, such measures may not prevent such events. Significant disruption to our information technology system or breaches of data security could have a material adverse effect on our business, financial condition and results of operations.

Risks related to our international activities may adversely affect our business.

Governments in certain jurisdictions intervene in their economies, sometimes frequently, and occasionally make significant changes in policies and regulations. Changes, if any, in the cannabis industry or shifts in political attitude in the countries in which we operate may adversely affect our profitability. Operations may be affected in varying degrees by government regulations with respect to, but not limited to, restrictions on production, price controls, export controls, currency remittance, importation of product and supplies, income and other taxes, royalties, access to banking, the repatriation of profits, expropriation of property, foreign investment, maintenance of concessions, licenses, approvals and permits, environmental matters, land use, land claims of local people, water use and workplace safety. Failure to comply strictly with applicable laws, regulations and local practices could result in potential criminal liability, loss, reduction or expropriation of licenses, or the imposition of additional local or foreign parties as joint venture partners with carried or other interests.

We and our business are subject to additional risks as a result of international operations.

Our international operations and marketing initiatives expose us and our representatives, agents and distributors to risks inherent to operating in foreign jurisdictions that could materially adversely affect our operations and financial position. These risks include (i) country-specific taxation policies, (ii) imposition of additional foreign governmental controls or regulations, (iii) export and import and permits license requirements, (iv) changes in tariffs and other trade restrictions and (v) complexity of collecting receivables and managing cash receipts in a foreign jurisdiction.

Moreover, applicable agreements relating to business in foreign jurisdictions are governed by foreign laws and are subject to dispute resolution in the courts of, or through arbitration proceedings in, the country or region in which the parties are located or another jurisdiction agreed upon by the parties. We cannot accurately predict whether such forum will provide an effective and efficient means of resolving disputes that may arise in the future. Even if we obtain a satisfactory decision through arbitration or a court proceeding, we could have difficulty in enforcing any award or judgment on a timely basis or at all.

We are constrained by law in our ability to market our products in certain jurisdictions.

The development of our business and operating results may be hindered by applicable restrictions on sales and marketing activities imposed by regulatory bodies. The regulatory environment in certain jurisdictions limits our ability to compete for market share in a manner similar to other less-regulated industries. If we are unable to effectively market our products and compete for market share, or if the costs of compliance with government legislation and regulation cannot be absorbed through increased selling prices for our products, our sales and results of operations could be adversely affected. Also, even when fully compliant of local and international regulations, some countries may decide to have protectionism policies to deny or delay the importation of products coming from other countries.

We rely on third-party distributors to distribute our products, and those distributors may not perform their obligations.

We rely on third-party distributors, including pharmaceutical distributors, airlines, courier services and government agencies, and may in the future rely on other third parties, to distribute our products. Due to the perishable and premium nature of our products, we will depend on fast and efficient courier service to distribute our products. If these distributors do not successfully carry out their contractual duties, or renew their agreements following the completion of any contractual obligations, if there is any prolonged disruption, delay or interruption in the distribution of our products, such as due to COVID-19, or if these third parties damage our products, it could negatively impact our revenue from product sales and adversely affect our financial condition and results of operations. Any damage to our products, such as product spoilage, could expose us to potential product liability, damage our reputation and the reputation of our brands or otherwise harm our business. Rising costs associated with the courier services used by us to ship our products may also adversely impact our business and ability to operate profitably.

We are subject to risks from our ongoing and future construction projects.

We are subject to a number of risks in connection with the construction of facilities in Colombia and Portugal, including the availability and performance of engineers and contractors, suppliers and consultants, the availability of funding, and the receipt of required governmental approvals, licenses and permits. Any delay in the performance of any one or more of the contractors, suppliers, consultants or other persons on which we are dependent in connection with our construction activities, a delay in or failure to receive the required governmental approvals, licenses and permits in a timely manner or on reasonable terms, or a delay in or failure in connection with the completion and successful operation of the operational elements in connection with construction could delay or prevent the construction of the additional phases of the facilities as planned. There can be no assurance that current or future construction plans implemented by us will be successfully completed on time, within budget and without design defect, that the necessary personnel and equipment will be available in a timely manner or on reasonable terms to successfully complete construction projects, that we will be able to obtain all necessary governmental approvals, licenses and permits, or that the completion of the construction, the start-up costs and the ongoing operating costs will not be significantly higher than anticipated by us. Any of the foregoing factors could adversely impact our operations and financial condition.

If we are unable to protect the confidentiality of our intellectual property and proprietary information, our business could be adversely affected.

In jurisdictions where cannabinoids sales, use or possession is not legal, we may be restricted with respect to obtaining patents, trademarks and other protections from the authorities for our brands and products. As a result, we rely heavily on trade secret protection and confidentiality agreements to protect our intellectual property and proprietary information. Although we have entered into agreements with some of our employees, consultants, advisors and other third parties that contain confidentiality, non-compete, non-solicitation and invention assignment provisions, these agreements do not cover all eventualities, and they may be breached and we may not have adequate remedies for any such breach. In addition, others may independently discover or develop our intellectual property and proprietary information. If we are unable to prevent disclosure of our intellectual property and proprietary information to third parties, we may not be able to establish or maintain a competitive advantage in our markets, which could materially adversely affect our business, financial condition and results of operations.

Product recalls could adversely affect our business.

Manufacturers and distributors of products in the industries we serve are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labeling disclosure. If any of our products are recalled due to an alleged product defect, regulatory requirements or for any other reason, we could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection with the recall. We may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin or at all. In addition, a product recall may require significant management attention. Recall of products could lead to adverse publicity, decreased demand for our products and could have significant reputational and brand damage. Although we have detailed procedures in place for testing finished products, there can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits. Additionally, if any of our significant brands were subject to recall, the image of that brand and our company could be harmed. A recall for any of the foregoing reasons could lead to decreased demand for our products and could have a material adverse effect on our results of operations and financial condition. Additionally, product recalls may lead to increased scrutiny of our operations by Colombia’s INVIMA, Portugal’s INFARMED or other the health authorities or regulatory agencies where the company operates or products are sold, requiring further management attention and potential legal fees and other expenses.

Our sale of cannabinoids-related and nutraceutical products exposes us to significant product liability risks.

As a manufacturer and distributor of products designed to be consumed by humans and possibly by animals, we face an inherent risk of exposure to product liability claims, regulatory action and litigation if our products are alleged to have caused significant loss or injury. In addition, the manufacture and sale of our products involve the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Previously unknown adverse reactions resulting from human or veterinary consumption of our products alone or in combination with other medications or substance could occur. We may be subject to various product liability claims, including, among others, that our products caused injury or illness, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances. A product liability claim or regulatory action against us could result in increased costs, could adversely affect our reputation with our clients and consumers generally, and could have a material adverse effect on our business, financial condition and results of operations. There can be no assurances that we will be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of our potential products.

A significant failure or deterioration in our quality control systems could have a material adverse effect on our business and operating results.

The quality and safety of our products are critical to the success of our business and operations. As such, it is imperative that our (and our service providers’) quality control systems operate effectively and successfully. Quality control systems can be negatively impacted by the design of the quality control systems, the quality training programs and adherence by employees to quality control guidelines. Although we strive to ensure that all of our service providers have implemented and adhere to high quality control systems, any significant failure or deterioration of such quality control systems could have a material adverse effect on our business and operating results.

We may experience breaches of security at our facilities or loss as a result of the theft of our products.

Given the nature of our products and their lack of legal availability outside of government approved channels, as well as the concentration of inventory in our Colombian and Portuguese facilities, and despite meeting or exceeding applicable security requirements, there remains a risk of security breach as well as theft. A security breach at one of our facilities could result in a significant loss of available products, expose us to additional liability under applicable regulations and to potentially costly litigation or increase expenses relating to the resolution and future prevention of these breaches and may deter potential customers from choosing our products, any of which could have an adverse effect on our business, financial condition and results of operations.

We currently have debt and may continue to incur debt in the future which involves risks that could negatively affect our business, results of operations, cash flows or liquidity.

In connection with the closing of the Business Combination, the Company and certain of its subsidiaries entered into guarantees in favor of GLAS Americas LLC, as the collateral agent, in respect of the 2022 Convertible Notes and became guarantors thereunder. In addition, our subsidiary, Herbal Brands, is a party of the Herbal Brands Loan. We may pay substantial amounts of cash or incur debt, including convertible debt, to pay for investments we make in new ventures and our subsidiaries, which could adversely affect our liquidity and ability to service our debt. Incurring indebtedness would also result in increased fixed obligations, increased interest expense and could also subject us to covenants or other restrictions that would impede our ability to manage our operations. The impact of COVID-19 on our business and operations may make our ability to comply with our financial covenants more difficult.

Our business is not diversified.

Larger companies have the ability to manage their risk through diversification. We currently lack diversification, in terms of the nature of our business. Our Herbal Brands business in the U.S., a non-cannabinoid nutraceuticals business, currently generates most of our revenue due to the early stage nature of our cannabinoid business, but regardless of whether such revenues continue to represent a material portion of our total revenue, it may not provide substantial diversification benefit. As a result, we could potentially be more impacted by factors affecting the cannabinoid industry in general and us in particular than would be the case if our business was more diversified.

We may be unable to implement our business strategy.

The growth and expansion of our business is heavily dependent upon the successful implementation of our business strategy as described under the heading “Business.” There can be no assurance that we will be successful in the implementation of our business strategy. A failure to do so could have negative financial and reputational effects on us.

Foreign currency fluctuations may adversely affect our financial position, results of operations and cash flows.

Our international operations make us subject to foreign currency fluctuations and inflationary pressures, which may adversely affect our financial position, results of operations and cash flows. We are affected by changes in exchange rates between the U.S. dollar and foreign currencies. We may, but do not currently, invest in foreign currency contracts to mitigate these risks, and if we elect to conduct any form of currency hedging, it may require significant financial resources to do so.

The cannabinoid industry and market are relatively new in the jurisdictions in which we operate, and we may not be successful in managing uncertainty and volatility.

The cannabis industry and market are relatively new in the jurisdictions in which we operate, and the industry and market may not continue to exist or grow as anticipated or we may ultimately be unable to succeed in this new, highly uncertain and extremely volatile industry and market.

Competitive conditions, consumer tastes, patent requirements and spending patterns in this new industry and market are relatively unknown and may have unique circumstances that differ from existing industries and markets. Furthermore, as a result of recent and ongoing regulatory and policy changes in the veterinary and human medical and adult-use cannabis industry, the market data available is limited and unreliable. Applicable laws in certain jurisdictions prevent widespread participation and hinder market research. Therefore, in certain jurisdictions, our market research and projections of estimated total retail sales, demographics, demand and similar consumer research are based on assumptions from limited and unreliable market data and generally represent the opinions of our management as of the date given. There are no assurances that this industry and market will continue to exist or grow as currently estimated or anticipated, or function and evolve in a manner consistent with management’s expectations and assumptions. Accordingly, there can be no assurance that we will be capable of addressing those risks when they arise. Any event or circumstance that affects the medical cannabis industry and market could have a material adverse effect on our business, financial condition and results of operations.

Germany is Europe’s leading medical cannabis market. We are building a distribution network in Germany through our relationship with Cansativa GmbH (“Cansativa”), an EU GDP and EU GMP certified cannabis importer and distributor, and our wholly owned subsidiary IQANNA GmbH (“IQANNA”), which is in the process of receiving necessary licenses and authorizations to import and distribute cannabis products in Germany for pharmaceutical use. As of the date of this prospectus, we have imported pharmaceutical and narcotic products to Germany on a limited basis but there could be no assurance that we will be able to continue to do so in the future. If we are not successful in establishing an effective distribution network in Germany and receiving required regulatory licenses and approvals (including marketing authorizations) or our strategy in Germany is not successful, this could have a material adverse effect on our business, financial condition and results of operations.

The cannabinoid industry faces strong opposition and may face similar opposition in other jurisdictions in which we operate.

Many political and social organizations oppose hemp and cannabis and their legalization, and many people, even those who support legalization, oppose the sale of hemp and cannabis in their geographies. Our business will need support from local governments, industry participants, consumers and residents to be successful. Additionally, there are large, well-funded businesses that may have a strong opposition to the cannabis industry. For example, the pharmaceutical and alcohol industries have traditionally opposed cannabis legalization. Any efforts by these or other industries opposed to cannabis would make in halting or impeding the cannabis industry could have a detrimental impact on our business.

Unfavorable scientific findings, publicity or consumer perception of the cannabinoid industry could have a material adverse effect on our business.

We believe that the economic viability and future regulation of the legal cannabis industry is highly dependent upon consumer perception regarding the safety, efficacy and quality of the cannabis produced. Consumer perception of cannabis products can be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention and other publicity regarding the consumption of cannabis products. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other research findings or publicity will be favorable to the legal cannabis market or any particular product or consistent with earlier publicity. Future research reports, findings, regulatory proceedings, litigation, media attention or other publicity that are perceived as less favorable than, or that question, earlier research reports, findings or publicity, even if inaccurate or without merit and even resulting from consumers’ improper use of legal cannabis products, could have a material adverse effect on the demand for our products and services and, correspondingly, on our business, results of operations, financial condition and cash flows.

Future clinical research studies may lead to conclusions that dispute or conflict with our understanding and belief regarding the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabis.

Research regarding the medical benefits, viability, safety, efficacy, use and social acceptance of cannabis or isolated cannabinoids (such as CBD and THC) remains in early stages. There have been relatively few clinical trials on the benefits of cannabis or isolated cannabinoids (such as CBD and THC). Although we believe that the articles, reports and studies support our views regarding the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabis, future research and clinical trials may prove such statements to be incorrect, or could raise concerns regarding, and perceptions relating to, cannabis. Given these risks, uncertainties and assumptions, investors should not place undue reliance on such articles and reports. Future research studies and clinical trials may draw opposing conclusions to those stated herein or reach negative conclusions related to medical cannabis, which could have a material adverse effect on the demand for our products, which could result in a material adverse effect on our business, financial condition and results of operations or prospects.

Certain events or developments in the cannabinoid industry more generally may impact our reputation.

Damage to our reputation can be the result of the actual or perceived occurrence of any number of events, and could include any negative publicity, whether such publicity is accurate or not. The increased usage of social media and other web-based tools used to generate, publish and discuss user-generated content and to connect with other users has made it increasingly easier for individuals and groups to communicate and share opinions and views regarding us and our activities, whether true or not. Although we believe that we operate in a manner that is respectful to all stakeholders and that we take pride in protecting our image and reputation, we do not ultimately have direct control over how we are perceived by others. Reputational loss may result in decreased ability to enter into new customer, distributor or supplier relationships, retain existing customers, distributors or suppliers, reduced investor confidence and access to capital, increased challenges in developing and maintaining community relations and an impediment to our overall ability to advance our projects, thereby having a material adverse effect on our financial performance, financial condition, cash flows and growth prospects.

General market conditions and other factors, including incidents involving our customers, may affect our sales, profitability and overall operating results.

We cultivate, manufacture and distribute cannabinoids products for non-pharma purposes in select markets around the world. In addition to the medical cannabinoid business, we are also engaged in the business of formulating, manufacturing, marketing, selling and otherwise commercializing homeopathic and other natural remedies, wellness products, and nutraceuticals in the United States. The global economy is experiencing substantial recessionary pressures and declines in consumer confidence that are expected to negatively impact economic growth following the COVID-19 pandemic and measures adopted by various governments to address the spread of the disease. A global recessionary economic environment may increase unemployment and underemployment, decrease salaries and wage rates or result in decrease in volumes purchased by our customers or other market-wide cost pressures that could adversely affect demand for non-pharma products in both developed and emerging markets. In addition, growth rates in the emerging markets have moderated from previous levels. Reduced consumer spending and other factors may cause changes in our customer orders including reduced demand for our products, or order cancellations. The timing of placing of orders and the amounts of these orders are generally at the discretion of our customers. Customers may cancel, reduce or postpone orders with us on relatively short notice. Significant cancellations, reductions or delays in orders by customers could affect our quarterly results. It is currently anticipated that these challenging economic uncertainties will continue to affect certain of our markets in 2021 which could adversely affect our sales, profitability and overall operating results.

We currently depend on a limited set of customers for a substantial portion of our revenue. If we fail to retain or expand our customer relationships and partnerships or if one or more significant customers or partners were to terminate their relationship with us or reduce their purchases, or, our revenue could decline significantly.

Our revenue could be materially and disproportionately impacted by purchasing decisions of our customers, or any other significant customer including the customers of our subsidiaries. In the future, our customers may decide to purchase less product from us than they have in the past, may alter purchasing patterns at any time with limited notice, or may decide not to continue to purchase our products at all, any of which could cause our revenue to decline materially and materially harm our financial condition and results of operations. If we are unable to diversify our customer base, maintain our existing strategic partnerships and expand our supply network with other partners, we will continue to be susceptible to risks associated with customer concentration. In addition, we have granted certain product exclusivities to key customers in various geographies and that could constrain our ability to grow.

Sales of health and wellness products by our wholly owned Herbal Brands were our main source of revenue for the years ended December 31, 2019 and 2020. In July 2020, General Nutrition Distribution, LP (“GNC”), currently our largest customer representing a significant portion of our revenue in 2020, filed for Chapter 11 bankruptcy protection. In the third quarter of 2020, substantially all of the assets of GNC were sold to Harbin Pharmaceutical Group Holding Corp. Ltd., and GNC emerged from Chapter 11 of the Bankruptcy Code. For additional details, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Development — GNC Bankruptcy.” Despite our efforts, our revenue is likely to fluctuate materially and adversely as a result of GNC’s bankruptcy proceedings and related matters.

Fluctuations in wholesale and retail prices, including price erosion, could result in earnings volatility.

Several markets in which we compete have cannabis products that are subject to end market price erosion. Consequently, profitability is sensitive to fluctuations in wholesale and retail prices caused by changes in supply (which itself depends on other factors such as weather, fuel, equipment and labor costs, shipping costs, economic situation and demand), taxes, government programs and policies for the cannabis industry (including price controls and wholesale price restrictions that may be imposed by government agencies responsible for the sale of cannabis), and other market conditions, including pricing in the illicit market and the ongoing COVID-19 pandemic, all of which are factors beyond our control. Our operating income may be significantly and adversely affected by a decline in the price of cannabis and will be sensitive to changes in the price of cannabis and the overall condition of the cannabis industry, as our profitability is directly related to the end market price of our cannabis products. There is currently not an established market price for cannabis and the price of cannabis is affected by numerous factors beyond our control. Any price decline may have a material adverse effect on us.

The legalization of adult-use, recreational cannabis may reduce sales of medical cannabis.

Legalization of the sale to adults of recreational, non-medical cannabis in any country may increase competition in the medical cannabis market. For example, it is anticipated that citizens of Canada, which has legalized commercial sales of cannabis to adults, may deter medical cannabis patients from going through the process of obtaining a prescription. We may not be able to achieve our business plan in a highly competitive market where recreational, adult-use cannabis is legal, or the market may experience a drop in the price of cannabis and cannabis products over time, decreasing our profit margins.

We are subject to liability arising from any fraudulent or illegal activity by our employees, contractors and consultants.

We are exposed to the risk that our employees, independent contractors and consultants may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional, reckless, or negligent conduct or disclosure of unauthorized activities to us that violate (i) government regulations, (ii) manufacturing standards, (iii) federal, state and provincial healthcare fraud and abuse laws and regulations, or (iv) laws that require the true, complete and accurate reporting of financial information or data. It is not always possible for us to identify and deter misconduct by our employees and other third parties, and the precautions taken by us to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any actions are brought against us, including by former employees, independent contractors and consultants, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, contractual damages, reputational harm, diminished profits and future earnings, and the curtailment of our operations, any of which would have an adverse effect on our business, financial condition and results from operations.

We may face risks from our web-based activities.

Internet websites are visible by people everywhere, not just in jurisdictions where the activities described therein are considered legal. As a result, to the extent we sell services or products via web-based links targeting only jurisdictions in which such sales or services are compliant with state law, we may face legal action in other jurisdictions that are not the intended object of any of our marketing efforts for engaging in any web-based activity that results in sales into such jurisdictions that are deemed illegal under applicable laws.

We could face competitive risks from synthetic cannabis.

The pharmaceutical industry and others may attempt to enter the cannabis industry and, in particular, the medical cannabis industry through the development and distribution of synthetic products that emulate the effects of and treatment provided by naturally occurring cannabis. If synthetic cannabis products are widely adopted, the widespread popularity of such synthetic cannabis products could change the demand, volume and profitability of the botanical cannabinoid industry. This could adversely affect our ability to secure long-term profitability and success through the sustainable and profitable operation of our business.

We will need to raise substantial additional funds in the future, which funds may not be available or, if available, may not be available on acceptable terms.

Designing and constructing cultivation, processing and distribution facilities, and cultivating and producing cannabinoids products is expensive. Changing circumstances may cause us to consume capital more rapidly than we currently anticipate. For example, we may incur costs for the design and construction of cultivation, processing and dispensary facilities that greatly exceed our current budget for such projects. Alternatively, we may identify opportunities to acquire additional cannabis and hemp licenses that we believe would be beneficial to us. The acquisition of such licenses, and the cost of acquiring the related cultivation, processing or distribution facilities or, if not in existence or completed, the design and construction of such facilities may require substantial capital. In such events, we may need to raise additional capital to fund the completion of any such projects.

Furthermore, the cannabis industry is in its early stages and it is likely that we and our competitors will seek to introduce new products in the future which may include new genetic formulations. In attempting to keep pace with any new market developments, we will need to expend significant amounts of capital in order to successfully develop and generate revenues from new products, including new genetic formulations. We may also be required to obtain additional regulatory approvals from applicable authorities based on the jurisdictions in which we plan to distribute our products, which may take significant time. We may not be successful in developing effective and safe new products, bringing such products to market in time to be effectively commercialized or obtaining any required regulatory approvals, which together with capital expenditures made in the course of such product development and regulatory approval processes, may have a material adverse effect on our business, financial condition and results of operations.

We have had operating losses and negative cash flows from operations since inception and expect to continue to incur net losses for the foreseeable future until such time, if ever, that we can generate significant revenues from the sale of our available inventories. We anticipate that we will continue to incur losses from operations due to pre-commercialization activities, marketing and manufacturing activities, and general and administrative costs to support operations.

We have historically been able to manage liquidity requirements through cost management and cost reduction measures, supplemented with raising additional financing. While we have been successful in raising financing in the past, there can be no assurances that additional financing will be available when needed on acceptable terms, or at all. The continued spread of COVID-19 and uncertain market conditions may further limit our ability to access capital. If we are not able to secure adequate additional funding, we may be forced to make reductions in spending, extend payment terms with suppliers, and suspend or curtail planned programs. Any of these actions could materially harm our business, results of operations, financial condition, and prospects.

We may need to raise additional funds in the future to support our operations. If we are required to secure additional financing, such additional fundraising efforts may divert our management from our day-to-day activities, and we may be required to:

•        significantly delay, scale back or discontinue the design and construction of any cultivation, processing and dispensary facilities for which we are awarded licenses; or

•        relinquish any cultivation, processing and dispensary licenses that we are awarded, or sell any cultivation, processing or distribution facilities that we are designing and constructing.

If we are required to conduct additional fundraising activities and we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may be prevented from executing upon our business plan. This would have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Federal Illegality of Cannabis in the United States

Enforcement of U.S. federal laws could negatively affect businesses involved in the cannabis industry and cause financial damage to us.

Despite our absence from even the state legal cannabis markets in the United States and regardless of the federal government’s lack of criminal enforcement against state legal cannabis companies, federal prohibition can negatively affect businesses involved in the global cannabis industry for several reasons, including that businesses trafficking in, or even involved with, cannabis: have fewer banking options, making banking and other financial transactions difficult; have fewer options for capital, which is important for a company in an emerging space; have restricted intellectual property rights particularly with respect to obtaining trademarks and enforcing patents; cannot avail themselves of federal bankruptcy protection; and face fewer and generally more expensive options for insurance coverage. A change in the momentum in legalization could impact any or all of these and possibly other factors. Moreover, a significant shift to the U.S. government enforcing strictly or broadly the federal laws against cannabis could make all of those factors far worse, harm our business prospects, and theoretically threaten those not directly involved in trafficking in cannabis in the U.S. even for seemingly immaterial or remote violations of U.S. law.

Accordingly, any increased enforcement of current U.S. federal laws could cause significant financial damage to us and our shareholders. While several bills in the U.S. Congress would end federal cannabis prohibition, the prospects of these bills are uncertain, and there can be no assurance that any of those or future bills will pass Congress or be signed by the President. Furthermore, we do not know exactly to what extent or how the United States will legalize cannabis, the barriers to entry to that legal market, and how U.S. legalization will impact the competitive state-legal markets.

Any of these adverse actions could have a material adverse effect on us, including our reputation and ability to conduct business, our ability in the future to hold (directly or indirectly) cannabis licenses in the U.S., our stock exchange listing, our financial position, operating results, profitability or liquidity or the market price of our common shares. In addition, it is difficult to estimate the time or resources that would be needed for the investigation of any such matters or our final resolution because, in part, the time and resources that may be needed are dependent on the nature and extent of any information requested by the applicable authorities involved, and such time or resources could be substantial.

Our original business plan included investing in a state-legal cannabis company. In June 2017, we made a minority convertible debt investment in a management company engaged to provide services to a non-profit organization provisionally licensed to own Massachusetts medical marijuana facilities. We also provided management and advisory services to that management company. We exited this investment in March 2018. To our knowledge, neither at the time of our exit from the investment nor up to present the start-up company has not launched any business operations or sales or completed our licensing process to commence operations. We made this investment through two subsidiaries, one of which has since been dissolved and the other of which we spun off. Our business plan and mission have evolved substantially from 2017 and require compliance with all applicable laws

We intend to import CBD into the U.S. for research and development, in compliance with U.S. law, and eventually to commercialize products containing CBD, also in compliance with all applicable laws. We acknowledge that the legality of products with CBD and the enforcement of laws on that subject are evolving. That regulatory uncertainty could cause us to wait longer than ideal to enter that market or to misinterpret the evolving law to permit a product to which a federal agency, such as the FDA, objects.

If we were to experience a bankruptcy, there is no guarantee that U.S. federal bankruptcy protections would be available to us.

Because the use of cannabis is illegal under U.S. federal law, courts have refused to extend federal bankruptcy protection to businesses with any cannabis related assets, thus making it very difficult for lenders to recoup their investments in the cannabis industry in the event of a bankruptcy. If we were to experience a bankruptcy, there is no guarantee that U.S. federal bankruptcy protections would be available to us, which would have a material adverse effect.

We may face difficulties in enforcing our contracts in U.S. federal and certain state courts.

Because certain of our contracts involve cannabis and other activities that are not legal under U.S. federal law and in some jurisdictions, we may face difficulties in enforcing our contracts in U.S. federal and certain state courts.

Our wholly owned U.S. subsidiary, Herbal Brands, is a nutraceutical company with a business that carries non-cannabis reputational, regulatory and financial risks.

Herbal Brands, which has been operating for 30 years, sells nutraceutical and personal health and wellness products.

Nutraceutical products, including those used for detox, can attract public scrutiny. Unfavorable publicity or consumer perception of our products and any similar products distributed by other companies could have a material adverse effect on our business. The nutritional supplements market is highly dependent upon consumer perception regarding the safety, efficacy and quality of nutritional supplements. Consumer perception of our products can be significantly influenced by scientific research and findings, as well as by national media attention and other publicity regarding the consumption of nutritional supplements. There can be no assurance that future research or publicity will be favorable to the nutritional supplements market or any product in particular, or consistent with earlier publicity. Our dependence on consumer perception means that any adverse reports, findings or publicity, whether or not accurate or with merit, could have a material adverse effect on the demand for our products and on our results of operations, cash flow and financial condition.

The manufacturing, packaging, labeling, advertising, sale and distribution of our products are subject to federal laws and regulations by one or more federal agencies, including, in the U.S., the FDA, the Federal Trade Commission (the “FTC”), the Consumer Product Safety Commission and the USDA. These activities are also regulated by various state, local and international laws and agencies of the states, localities and countries in which our products are sold. For instance, the FDA regulates, among other things, the composition, safety, labeling and marketing of dietary supplements (including vitamins, minerals, herbs and other dietary ingredients for human use). Government regulations may prevent or delay the introduction, or require the reformulation, of our products, which could result in lost revenues, increased costs and delay our expansion into new international markets.

The FDA may determine that a particular dietary supplement or ingredient is adulterated or misbranded or both, and may determine that a particular claim or statement of nutritional support that we make to support the marketing of a dietary supplement is an impermissible drug claim, or is an unauthorized version of a “health claim.” The FDA or the FTC may also determine that a particular claim made for our products is not substantiated. Determining whether a claim is improper frequently involves a degree of subjectivity by the regulatory agency or individual regulator. Any of these determinations by the FDA could prevent us from marketing that particular dietary supplement product, or making certain claims for that product. The FDA could also require us to remove a particular product from the market. Any future recall or removal would result in additional costs to us, including lost revenues from any product that we are required to remove from the market, which could be material. Any product recalls or removals could also lead to liability, substantial costs and reduced growth prospects.

Additionally, the nutraceutical industry is extremely competitive. Some of our competitors have greater financial and other resources than we do, and one or more of these competitors could use their greater resources to gain market share at our expense. The nutritional products market includes international, national, regional and local producers and distributors, many of whom have substantially greater production, financial, research and development, personnel and marketing resources than we do, and many of whom offer a greater variety of products. In addition, we compete for supply of raw materials, and significant interruptions in our access to certain supply chains may impair our operations.

As a result, each of these companies could compete more aggressively and sustain that competition over a longer period of time than we could. Our lack of resources relative to our significant competitors may cause us to fail to anticipate or respond adequately to development of new products and changing consumer demands and preferences or may cause us to experience significant delays in obtaining or introducing new or enhanced products. These failures or delays could reduce our competitiveness and cause a decline in our market share and sales. Increased competition in our industry could result in price reductions, reduced gross profit margin or loss of market share, any of which could have a material effect on our business, results of operations and financial condition.

While we have no U.S. cannabis operations, the United States has barred non-U.S. citizens involved with U.S. cannabis operations, even as investors, and confusion about our operations could arise in the immigration context.

Although cannabis use and sale is legal and regulated in numerous U.S. states, individuals who are not U.S. residents and are employed or involved with U.S. licensed cannabis companies could be denied entry or face lifetime bans from the U.S. for their involvement with such companies. While we have no U.S. cannabis operations, confusion around this U.S. policy and our business could, at least temporarily, threaten the ability of non-U.S. citizen involved with us to enter the U.S. to perform work for the company.

Risks Related to Our Operations in Colombia

We may be subject to emerging market risks.

Emerging market investment generally poses a greater degree of risk than investment in more mature market economies because the economies in the developing world are more susceptible to destabilization resulting from domestic and international developments.

Colombia has a history of economic instability and crises (such as inflation or recession). While there is current political instability, laws and regulations are subject to change in the future and could adversely affect our business, financial condition and results of operations.

In particular, fluctuations in the Colombian economy and actions adopted by the government of Colombia have had and may continue to have a significant impact on companies operating in Colombia. Specifically, we may be affected by inflation, foreign currency fluctuations, regulatory policies, business and tax regulations and, in general, by the political, social and economic scenarios in Colombia and in other countries that may affect Colombia.

Global or regional economic crises could negatively affect investor confidence in emerging markets or the economies of the principal countries in Latin America, including Colombia. A significant decline in economic growth or a sustained economic downturn for any of Colombia’s major trading partners (in particular, the EU, the U.S., China and other Latin American countries) could have a material adverse impact on the balance of trade and remittances, resulting in lower economic growth. Deterioration in the economic and political situation in neighboring countries could adversely affect the economy and cause instability in Colombia by disrupting their diplomatic or commercial relationships with neighboring countries. Any future tensions may cause political and economic uncertainty, instability, market volatility, low confidence levels and higher risk aversion by investors and market participants that may negatively affect economic activity in Colombia. Such events could materially and adversely affect our business, financial condition and results of operations.

Regulation of the cannabis industry in Colombia is recent, and the Colombian government may not encourage the cannabis industry.

Our business operations depend on licenses to (i) produce, sell and export cannabis derivatives, (ii) use seeds for planting, (iii) cultivate high-THC cannabis and (iv) cultivate low-THC cannabis. While licenses to produce, sell and export cannabis derivates have been issued since 2016, the issuances of the other licenses began in the second half of 2017. On November 22, 2019, the regulatory body empowered to issue such licenses was changed from the Ministry of Health and Social Protection to INVIMA. We do not yet know whether additional regulations will be issued increasing or lessening the requirements for the issuance of such licenses, modifying related requirements or imposing additional conditions. These laws and regulations could further change, or could be interpreted, in a manner that could materially and adversely affect us.

The President of the Republic of Colombia took office on August 7, 2018 for a period of four years, and members of Congress took office on July 20, 2018, also for a period of four years. Since taking office, the President and members of the Congress have exhibited some antagonistic positions with respect to the cannabis industry, which could result in burdensome cannabis legislation that could negatively impact our business, results of operations and financial condition. Even with political support, there still is the challenge of building institutional capabilities to manage the cannabinoid industry and complying with legal terms and deadlines for issuing licenses and other permits.

The occurrence of certain “causes for license termination” conditions could terminate our cannabis licenses in Colombia.

We have been granted certain cannabis licenses in Colombia. Colombian law establishes certain “dissolving” conditions, the occurrence of which could allow the authority who granted a cannabis license to terminate it. The following are the dissolving conditions currently established in the legislation in relation to the licenses: (i) not correcting administrative or operative failures identified by the supervising authorities within the term established by such authorities; (ii) failure to comply with the security protocol established in the technical regulations of Decree 613 of 2017; (iii) exceeding the maximum authorized quota for each period; (iv) carrying out promotion or publicity through media, social media, flyers or any other media regarding seeds for planting, cannabis plants, cannabis and derivatives, with the exception of academic or scientific events; (v) not initiating the authorized activities after six months counted as of the quota’s allocation by the Technical Group of Quotas, or as of the granting of the license to use seeds for planting; (vi) failure to request the modification of the license within 30 calendar days following the occurrence of any of the following events: (a) modifications in the legal representation of the licensee; (b) modifications regarding ownership, possession or tenancy of the land or authorized properties to perform the activities established in the license; and/or (c) modifications in the contractor, entity or individual, that provides services to the licensee in relation to the activities authorized in the license; (vi) preventing, obstructing or refusing to allow access by the authorities for the exercise of administrative and operational control; (vii) performing transactions involving seeds for planting, cannabis plants, cannabis or cannabis derivatives with individuals or entities that do not have a license or registration before the National Narcotics Fund in the case of cannabis derivatives; (viii) using the seeds for planting, the cannabis plant, the cannabis or its derivatives for purposes that are not scientific or medicinal, or carrying out activities not contemplated in the license; (ix) it is determined that the authorized domicile does not exist, is in a state of abandonment or is not in operation; (x) there is indication of falsifying, altering or omitting the supports that endorse cannabis records and movements in the platform, or other means while it is operating; (xi) the documents filed before control authorities are falsified or altered; (xii) when verified that the licensee in the case of an individual, or the legal representative of the licensee in the case of an entity, has been declared criminally liable for drug trafficking and related crimes, after the respective license has been issued; and (xiii) the non-payment of the annual fees relating to surveillance.

Causes for license termination must be officially declared by the authority, after opening an administrative proceeding for the licensee to defend its actions, and can only be applied according to the general principles of administrative law, especially due process, right of defense and proportionality between the sanctions and the sanctioned behavior.

The identity and background of our legal representatives are important for our cannabis licenses.

Colombian legislation gives special attention to the identification and background of the legal representatives of licensees. Licensees must file a declaration of the legality of the proceeds of the legal representatives. Furthermore, the Colombian government must be notified of any appointment of a new legal representative within 30 days as of such appointment, and authorized by the corresponding ministry. Failing to provide such notice, or any declaration that a legal representative is criminally liable for drug trafficking or related crimes, after having issued a cannabis license, are dissolving conditions that may result in the termination of our license to produce cannabis derivatives, use seeds for planting or produce high- or low-THC cannabis.

Colombian legislation contains various security requirements.

Our operations and facilities must comply with the security conditions established in Colombian legislation, including, among others, a security protocol with an integral security plan and risk analysis. Any breach of the security protocol is a dissolving condition that may result in the termination of our license to produce cannabis derivatives, use seeds for planting or produce high-THC cannabis or hemp.

Circumstances that affect the land may impact our cannabis licenses.

Licenses to produce cannabis or hemp derivatives, use seeds for planting or produce high-THC cannabis or hemp refer to an identified real property (usually by indicating its land registry number). Certain circumstances that affect the ownership of the land or the agreement for the use of the land by the licensee could therefore affect the cannabis or hemp license itself, even requiring termination of such license. In addition, a separate license must be obtained from the competent authorities with respect to any plan to use a different property in order to develop cannabis or hemp-related activities. Our cannabis and hemp licenses may require modification due to circumstances affecting the land. We cannot provide assurance that any such modifications or new licenses can be obtained in a timely manner or at all.

Financing the cannabinoid industry in Colombia is uncertain.

Financing of the cannabinoid industry in Colombia has been performed primarily through equity investments rather than through debt financing. Debt financing has been limited for several reasons, including that financial institutions are uninformed about the legality of these activities, their internal policies do not allow them to lend for the purpose of developing cannabis or related activities even where legal, and they see risks in financing recently permitted activities. We do not know if, how, or when the market for financing these activities will develop.

We may be subject to operational risks in Colombia.

Operations in Colombia are subject to risk due to the potential for social, political, economic, legal and fiscal instability. The government in Colombia faces ongoing problems, including but not limited to inflation, unemployment and inequitable income distribution. Colombia is also home to South America’s largest and longest running insurgency and portions of the countryside may be under guerrilla influence. In addition, Colombia experiences narcotics-related violence, a prevalence of kidnapping and extortionist activities and civil unrest in certain areas of the country. Such instability may require us to suspend operations on our properties. Other risks may involve matters arising out of the evolving laws and policies in Colombia, any future imposition of special taxes or similar charges, as well as foreign exchange fluctuations and currency convertibility and controls, the unenforceability of contractual rights or the taking or nationalization of property without fair compensation, restrictions on the use of expatriates in our operations or other matters. We also bear the risk that changes can occur in the government of Colombia and a new government may void or change the laws and regulations that we are relying upon.

Currently there are no restrictions on the repatriation from Colombia of earnings to foreign entities and Colombia has never imposed such restrictions. However, there can be no assurance that restrictions on repatriation of earnings from Colombia will not be imposed in the future. Exchange control regulations require that any proceeds in foreign currency originated on exports of goods from Colombia be repatriated to Colombia. However, purchase of foreign currency is allowed through any Colombian authorized financial entities for purposes of payments to foreign suppliers, repayment of foreign debt, payment of dividends to foreign shareholders and other foreign expenses.

Our Colombian operations may face social risks such as strikes, organized communities being against the presence of the company in one or more locations of the country and initiations legal proceedings or similar that may affect the operations and could cause significant investments in building social acceptance or changing the operations to a different location. During the last decade, Colombia has had significant strikes that in some cases affected the transportation of goods and citizens and agricultural production at a national level.

Colombia has experienced several periods of violence and instability that could affect the economy and our Company.

Colombia has experienced periods of criminal violence over the past four decades, primarily due to the activities of guerilla groups and drug cartels. Despite the peace treaty between the Colombian government and the Revolutionary Armed Forces of Colombia (Fuerzas Armadas Revolucionarias de Colombia or FARC), a lasting decrease in violence or drug-related crime in Colombia or the successful integration of former guerilla members into Colombian society may not be achieved. In 2018, the Colombian government suspended the peace negotiations with the National Liberation Army (Ejército de Liberación Nacional or ELN) and, in 2019, a minority group of dissidents of the peace process with FARC announced their return to illegal activities. Violence incidents could create a security risk for our key employees in Colombia and require them to leave the country. An escalation of violence or drug-related crime may have a negative impact on the Colombian economy and on us.

Allegations of corruption against the Colombian government, politicians and private industry could create economic and political uncertainty and could expose us to additional credit risk.

Allegations of corruption against the Colombian government, at the national or local level, politicians and private industry could create economic and political uncertainty should the investigations triggered by these cases reach conclusions or result in further allegations or findings of illicit conduct committed by the accused parties. Furthermore, proven or alleged wrongdoings could have adverse effects on the political stability in Colombia and the Colombian economy. These adverse political and economic effects may negatively impact our business, including by depressing business volumes, reducing our ability to recover amounts we have loaned to persons or projects involved in illicit or allegedly illicit conduct and harming our reputation.

Colombia has experienced significant inflation.

Colombia has in the past experienced double-digit rates of inflation. If Colombia experiences substantial inflation in the future, our costs in Colombian peso terms will increase significantly, subject to movements in applicable exchange rates. Inflationary pressures may also curtail our ability to access global financial markets in the longer term and our ability to fund planned capital expenditures, and could materially adversely affect our business, financial condition and results of operations. The Colombian government’s response to inflation or other significant macro-economic pressures may include the introduction of policies or other measures that could increase our costs, reduce operating margins and materially adversely affect our business, financial condition and results of operations.

Decreases in the growth rate of the economy, periods of negative growth, increases in inflation, changes in policy or future judicial interpretations of policies involving exchange controls and other matters such as currency depreciation, inflation, interest rates, taxation, banking laws and regulations and other political or economic developments in Colombia may affect the overall business environment and may in turn negatively affect our financial condition and results of operations.

The Colombian government has historically exercised substantial influence on its economy, and it is likely to continue to implement policies that will have an important impact on our business and results of operations, market conditions and prices and rates of return on securities of local issuers. Potential changes in laws, public policies and regulations may cause instability and volatility in Colombia.

Future developments in government policies could negatively affect our business and financial condition. Downgrades in Colombia’s investment grade credit ratings, or the failure of Colombia to maintain ratings, could increase our financing costs and adversely affect our results of operation and financial condition.

Additional tax liabilities in Colombia resulting from changes to tax regulations or the interpretation thereof could adversely affect our consolidated results.

Uncertainty relating to tax legislation poses a constant risk to us. Changes in legislation, regulation and jurisprudence can affect tax burdens by increasing tax rates and fees, creating new taxes, limiting deductions and exemptions, and eliminating incentives and non-taxed income. Notably, the Colombian government has significant fiscal deficits that may result in future tax increases. Higher taxes could negatively affect our results of operations and cash flow. In addition, national or local taxing authorities may not interpret tax regulations in the same way that we do. Differing interpretations could result in future tax litigation and associated costs.

Exchange rate fluctuations may adversely affect the Colombian economy and our results.

Colombia has adopted a floating exchange rate system. The Central Bank maintains the power to intervene in the exchange market in order to consolidate or dispose of international reserves, and to control any volatility in the exchange rate. From time to time, including during 2019, there have been significant fluctuations in the exchange rate between the Colombian peso and the U.S. dollar. Unforeseen events in the international markets, fluctuations in interest rates, volatility of the oil price in the international markets or changes in capital flows may cause exchange rate instability that could generate sharp movements in the value of the peso. Because a portion of our assets and liabilities are denominated in, or indexed to, foreign currencies, especially the U.S. dollar and Canadian dollar, sharp movements in exchange rates may negatively impact our results.

Increases in labor benefits, union disputes, strikes and other labor-related disturbances may adversely affect us.

We operate in a labor-intensive industry that is subject to the effects of instabilities in the labor market, including strikes, work stoppages, protests, lawsuits and changes in employment regulations, increases in wages, controversies regarding salary and labor allowances and the establishment of collective bargaining agreements that, individually or in the aggregate, could adversely affect us.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus constitute forward-looking statements that do not directly or exclusively relate to historical facts. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict,” “forecast,” “will,” “expect,” “budget,” “contemplate,” “believe,” “estimate,” “continue,” “project,” “positioned,” “strategy,” “outlook” and similar expressions. You should read statements that contain these words carefully because they:

•        discuss future expectations;

•        contain projections of future results of operations or financial condition; or

•        state other “forward-looking” information.

All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. We believe it is important to communicate our expectations to our security holders. However, there may be events in the future that we are not able to predict accurately or over which they have no control. The risk factors and cautionary language discussed in this prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in such forward-looking statements, including among other things:

•        changes adversely affecting the industry in which we operate;

•        our ability to achieve our business strategies or to manage our growth;

•        general economic conditions;

•        the effects of the coronavirus on the global economy, on the global financial markets and on our business;

•        our ability to maintain the listing of our securities on Nasdaq;

•        our ability to retain our key employees;

•        our ability to recognize the anticipated benefits of the Business Combination; and

•        the result of any future financing efforts.

These and other factors are more fully discussed in the “Risk Factors” section and elsewhere in this prospectus. These risks could cause actual results to differ materially from those implied by the forward-looking statements contained in this prospectus.

All forward-looking statements included herein attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

All of the common shares and warrants (including shares underlying the warrants) offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $207,472,208 from the exercise of warrants and options, assuming the exercise in full of all the warrants and options for cash. If the warrants and/or options are exercised pursuant to a cashless exercise feature we will not receive any cash from these exercises. We expect to use the net proceeds from the exercise of the warrants and options, if any, for general corporate purposes. Our management will have broad discretion over the use of proceeds from the exercise of the warrants and options.

There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants. To the extent that the warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease.

We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section entitled “Plan of Distribution.”

DIVIDEND POLICY

We have not paid any cash dividends on our common shares to date, and there are no current plans to pay cash dividends on our common shares. The declaration, amount and payment of any future dividends will be at the sole discretion of our board of directors. See “Risk Factors — Risks Related to Ownership of Our Securities — It is not anticipated that any dividend will be paid to holders of our common shares for the foreseeable future.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

The following unaudited pro forma condensed combined financial statements of Clever Leaves Holdings Inc., a corporation organized under the laws of British Columbia, Canada (the “Company”), present the combination of the financial information of Schultze Special Purpose Acquisition Corp., a Delaware corporation (“SAMA”), and Clever Leaves International, Inc. (“Clever Leaves”), adjusted to give effect to the Business Combination (as defined below). The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

On November 9, 2020, SAMA entered into an Amended and Restated Business Combination Agreement (the “Business Combination Agreement”) with Clever Leaves, the Company, then a wholly owned subsidiary of Clever Leaves, and Novel Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Company (“Merger Sub”). Pursuant to the Business Combination Agreement, among other things, (1) at 11:59 p.m., Pacific time, on December 17, 2020 (2:59 a.m., Eastern time, on December 18, 2020), the holders of Clever Leaves common shares exchanged their Clever Leaves common shares for common shares and/or non-voting common shares of the Company (as determined in accordance with the Business Combination Agreement) by means of a Canadian plan of arrangement, and Clever Leaves became a direct wholly owned subsidiary of the Company (the “Arrangement”), (2) at 12:01 a.m., Pacific time (3:01 a.m. Eastern time), on December 18, 2020, Merger Sub merged with and into SAMA, with SAMA surviving the merger and each of the former stockholders of SAMA receiving common shares of the Company (the “Merger” and, together with the Arrangement and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”), (3) immediately after the consummation of the Merger, the Company contributed 100% of the issued and outstanding capital stock of SAMA (as the surviving corporation of the Merger) to Clever Leaves, such that SAMA became a direct wholly owned subsidiary of Clever Leaves, and (4) immediately following the contribution of SAMA to Clever Leaves, Clever Leaves contributed 100% of the issued and outstanding shares of NS US Holdings, Inc., a Delaware corporation, to SAMA such that it became a direct wholly owned subsidiary of SAMA. Upon the closing of the Merger, SAMA changed its name to Clever Leaves US, Inc.

In accordance with the Put Call Agreement, dated as of October 31, 2019, by and among Clever Leaves, Eagle Canada Holdings, Inc., a subsidiary of Clever Leaves (“Eagle”), and certain Eagle’s minority shareholders, immediately prior to the Arrangement Effective Time, Clever Leaves exchanged the Class A common shares of Eagle for Clever Leaves common shares (the “Eagle Share Exchange”).

Prior to the Merger Effective Time, SAMA issued an aggregate of 934,819 shares of SAMA common stock to investors (each a “Subscriber”) at a purchase price of $9.50 per share (the “SAMA PIPE”), that were converted into common shares of the Company, on a one-for-one basis, in connection with the Closing. As part of the SAMA PIPE, certain Subscribers who are holders of the 2022 Convertible Notes purchased PIPE Shares in exchange for the transfer of the PIK Notes received in satisfaction of approximately $2.9 million accrued and outstanding interest under the 2022 Convertible Notes from January 1 to December 31, 2020.

On November 9, 2020, certain Subscribers in the SAMA PIPE signed subscription agreements with Clever Leaves to invest $1.5 million in the aggregate in additional September 2023 Convertible Debentures. The Convertible Debenture Investment was completed prior to the Arrangement Effective Time. All September 2023 Convertible Debentures were converted into Clever Leaves common shares and then into common shares of the Company as part of the Arrangement.

On November 9, 2020, Clever Leaves and the Company entered into an unsecured subordinated convertible note (the “Neem Holdings Convertible Note”) with a principal amount of $3.0 million in favor of Neem Holdings, LLC (“Neem Holdings”). Clever Leaves was required to repay the Neem Holdings Convertible Note within 10 business days after the closing of the Business Combination, and the Company has agreed to promptly satisfy this obligation in full. The Neem Holdings Convertible Note was repaid on December 23, 2020. In addition, on November 9, 2020, Clever Leaves issued to Neem Holdings a warrant to purchase the number of Clever Leaves common shares that would entitle it to receive 300,000 common shares of the Company in the Arrangement. For further detail see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments — Neem Holdings Convertible Note and Neem Holdings Warrants.”

SAMA is a blank check company incorporated in Delaware on June 11, 2018. SAMA was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses. As of September 30, 2020, there was $86,777,279 held in the trust account (after giving effect to the redemption of 4,473,579 shares of SAMA common stock for an aggregate redemption payment of $45,690,268 in connection with the extension of the date by which SAMA had to consummate a business combination from September 30, 2020 to December 31, 2020).

Clever Leaves, formerly known as Northern Swan Holdings, Inc. is a multi-national operator in the botanical cannabinoid and nutraceutical industries, with operations and investments in Colombia, Portugal, Germany, the United States and Canada. Clever Leaves’ mission is to be an industry-leading global cannabinoid company recognized for its principles, people and performance while fostering a healthier global community. Clever Leaves was incorporated on July 20, 2017 as Northern Swan Holdings, Inc. under the Business Corporations Act of British Columbia, Canada and changed its name on March 12, 2020. Clever Leaves currently owns over 1.9 million square feet of greenhouse cultivation capacity across two continents and approximately 13 million square feet of agricultural land, with an option to acquire approximately 73 million additional square feet of land for cultivation expansion. In July 2020, Clever Leaves became one of a small group of cannabis companies in the world to receive EU GMP certification for an integrated cultivation and extraction operation.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2020 assumes that the Business Combination occurred on September 30, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 and for the nine months ended September 30, 2020 present pro forma effect to the Business Combination as if it had been completed on January 1, 2019.

The pro forma combined financial statements do not necessarily reflect what the Company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. The pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

This information should be read together with Clever Leaves’ audited and unaudited financial statements and related notes, the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in the Registration Statement.

The Business Combination was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Clever Leaves has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        Clever Leaves’ shareholders have a majority of the voting power in the Company after the Business Combination;

•        Clever Leaves’ shareholders hold the largest minority voting interest in the Company after the Business Combination;

•        Former shareholders of Clever Leaves have the ability to nominate the majority of the Company’s board of directors;

•        Clever Leaves comprises the ongoing operations of the Company;

•        Clever Leaves is the larger entity based on historical revenues and approximate fair value;

•        Clever Leaves’ former management comprises the vast majority of the management of the Company; and

•        the Company assumed Clever Leaves’ name.

Under this method of accounting, SAMA is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of Clever Leaves issuing stock for the net assets of SAMA, accompanied by a recapitalization. The net assets of SAMA are stated at historical cost, with no goodwill or other intangible assets recorded.

Description of the Business Combination

The aggregate consideration for the Business Combination was $183,600,000, paid in the form of voting and non-voting common shares of the Company, cash consideration to certain shareholders, cash paydown of debt within 10 business days after Closing, rollover of net debt, and rollover of Clever Leaves’ options and warrants. The following summarizes the consideration:

(in thousands)
Common shares issued to Clever Leaves shareholders(a)(c)	$143,721
Cash consideration to certain Clever Leaves shareholders	3,057
Cash portion of debt paydown(c)	3,000
Rollover of net debt(b)	28,156
Rollover of vested options and warrants(b)	4,508
Transaction expense adjustment(d)	1,158
Total Consideration(a)	$183,600

____________

(a)      Represents consideration at the closing of the Business Combination. The value of common shares issued to Clever Leaves shareholders included in the consideration is reflected at $10 per share as defined in the Business Combination Agreement. The closing share price of SAMA common stock on the date preceding the consummation of the Merger was $12.75. As the Merger was accounted for as a reverse recapitalization, the value per share is disclosed for informational purposes only in order to indicate the fair value of shares transferred. Common shares issued to Clever Leaves shareholders include voting and non-voting common shares.

(b)      Net debt at Closing is calculated as the sum of the principal amount and accrued interest for the 2022 Convertible Notes plus loans and borrowings less the cash and cash equivalents for Clever Leaves. The amount of rollover options and warrants is calculated using the Transaction Exchange Ratio of 0.3288.

(c)      Represents the settlement of the Neem Holdings Convertible Note in exchange for $3.0 million in cash and the issuance of 0.3 million common shares valued at $10 per share. The 0.3 million common shares issued upon the exercise of the Neem Holdings Warrant is included in the total common shares issued to Clever Leaves shareholders in tickmark (a) above.

(d)      Represents the amount of excess Clever Leaves transaction expenses above the $4.0 million cap included in the Business Combination Agreement.

The following table summarizes the pro forma common shares of the Company outstanding:

Ownership

in thousands	Shares Outstanding	%
SAMA Public Shareholders	8,486,300	34.1%
SAMA Founders & Independent Directors(E)	1,168,421	4.7%
Total SAMA	9,654,721	38.8%
Clever Leaves(A)(B)(D)	14,293,484	57.4%
Subscribers in SAMA PIPE(C)	934,819	3.8%
Total Shares at Closing excluding shares shown below	24,883,024	100%
Other – Escrow Shares(E)	1,140,423
Shares underlying Clever Leaves rollover options and warrants(A)	450,845
Shares underlying Clever Leaves rollover restricted units(A)	78,651
Total Shares at Closing (including escrow, options, warrants, and restricted)	26,552,943

____________

(A)     The total common shares issued to Clever Leaves shareholders was 14.4 million voting and non-voting common shares. The total common shares issued includes common shares of Company issued in exchange for Clever Leaves common shares, preferred shares, the conversion of the June 2023 Convertible Debentures ($4.2 million issued in July 2020), the conversion of the September 2023 Convertible Debentures ($1.23 million issued in October 2020 and $1.5 million issued at the closing of the Business Combination), Eagle Share Exchange, and 0.3 million common shares of Company valued at $3.0 million issuable upon the exercise of the Neem Holdings Warrants. The remaining 79 thousand common shares underlying the Clever Leaves unvested restricted stock units that became restricted stock units of the Company as a result of the Arrangement are excluded from total shares outstanding.

(B)     Under the terms of the Business Combination Agreement, a shareholder of Clever Leaves should be issued non-voting common shares if the shareholder’s ownership in the Company exceeds 9.99% after considering its converted Company shares and any PIPE shares issued. The shareholder’s ownership was above this threshold at the Closing. As a result, the shareholder received 1.2 million non-voting common shares. While these shares are non-voting, they have the same economic rights as the remaining common shares.

(C)     Represents the aggregate $8.9 million SAMA PIPE, of which $6.0 million relates to investment in shares of SAMA common stock for cash and approximately $2.9 million relates to the non-cash settlement of the accrued interest on the 2022 Convertible Notes.

(D)     The total common shares issued to Clever Leaves shareholders excludes 1.44 million earnout shares, of which (A) 0.72 million shares will be issued to certain service providers of the Company and its subsidiaries at the direction of the Company’s board of directors (or any committee designated thereby) (the “Earnout Shareholders”) only if the closing price of the common shares on Nasdaq equals or exceeds $12.50 per share for any 20 trading days within any consecutive 30 trading day period on or before the second anniversary of the Closing; and (B) 0.72 million shares will be issued to the Earnout Shareholders at the direction of the Company’s board of directors (or any committee designated thereby) only if the closing price of the common shares on Nasdaq equals or exceeds $15.00 per share for any 20 trading days within any consecutive 30 trading day period on or before the fourth anniversary of the Closing. An accounting grant date has not been achieved for these shares as the Earnout Plan as well as any individual award require approval, and the committee designated by the Company’s board of directors may impose additional vesting conditions on the vesting of such shares. As such, no pro forma adjustment has been reflected to show compensation cost related to these shares.

(E)     Prior to the Closing, the Sponsor and the independent SAMA directors held 3.3 million shares of SAMA common stock. At the Closing, the Sponsor forfeited 0.9 million of its shares, and the common shares of Company issuable in exchange for the remaining 1.1 million shares were placed into escrow. These earnout shares placed into escrow will be released from escrow as follows: (A) 570,212 shares will be released to the Sponsor only if the closing price of the common shares on Nasdaq equals or exceeds $12.50 per share for any 20 trading days within any consecutive 30 trading day period on or before the second anniversary of the Closing; and (B) 570,211 shares will be released to the Sponsor only if the closing price of the common shares on Nasdaq equals or exceeds $15.00 per share for any 20 trading days within any consecutive 30 trading day period on or before the fourth anniversary of the Closing.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2020, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019, and the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 are based on the historical financial statements of SAMA and Clever Leaves. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the unaudited pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2020
(in thousands)

	As of September 30, 2020					As of September 30, 2020
	Schultze (Historical) (US GAAP)	Clever Leaves (Historical) (US GAAP)	Combined	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash and cash equivalents	$134	$5,916	$6,050	$86,698	(A)	$83,931
				(15,176)	(B)
				(3,057)	(C)
				2,730	(H)
				(10)	(I)
				6,000	(J)
				3,000	(K)
				(3,000)	(K)
				(54)	(L)
				750	(M)
Restricted cash	—	320	320			320
Accounts receivable, net	—	1,322	1,322			1,322
Prepaids, advances and other	14	596	610			610
Prepaid income taxes	85	—	85			85
Other receivables	—	1,232	1,232			1,232
Inventory	—	8,514	8,514			8,514
Total current assets	233	17,900	18,133	77,881		96,014
Investments – Lift & Co	—	—	—			—
Investment – Cansativa	—	1,717	1,717			1,717
Property and equipment, net	—	27,238	27,238			27,238
Intangible assets, net	—	24,681	24,681			24,681
Goodwill	—	18,508	18,508			18,508
Deferred tax asset	22	—	22			22
Marketable securities held in Trust Account	132,468	—	132,468	(45,690)	(A)	—
				(80)	(A)
				(86,698)	(A)
Other non-current assets	—	58	58			58
Total assets	$132,723	$90,102	$222,825	$(54,587)		$168,238

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$407	$3,796	$4,203	$(1,283)	(B)	2,910
				(10)	(I)
Other current liabilities	—	3,473	3,473			3,473
Short-term liability	—	—	—			—
Total current liabilities	407	7,269	7,676	(1,293)		6,383
Convertible notes	—	31,441	31,441	(2,457)	(H)	26,883
				3,000	(K)
				(3,000)	(K)
				780	(J)
				(2,881)	(J)

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2020 — (Continued)
(in thousands)

	As of September 30, 2020					As of September 30, 2020
	Schultze (Historical) (US GAAP)	Clever Leaves (Historical) (US GAAP)	Combined	Pro Forma Adjustments		Pro Forma Combined
Loans and borrowings	—	7,701	7,701			7,701
Derivative liability	—	1,705	1,705	(1,705)	(H)	—
Deferred tax liabilities	—	5,700	5,700			5,700
Other non-current liabilities	—	166	166			166
Total liabilities	407	53,982	54,389	(7,556)		46,833

Commitments
Common stock subject to possible redemption	127,317	—	127,317	(127,317)	(E)	—

Stockholders’ Equity
Preferred Stock	—	1	1	(1)	(D)	—
Common Stock	—	2	2	(2)	(D)	—
Additional paid in capital	3,343	88,606	91,949	(45,690)	(A)	181,422
				127,317	(E)
				(12,258)	(B)
				(3,057)	(C)
				3	(D)
				1,656	(F)
				2,033	(G)
				6,892	(H)
				8,881	(J)
				3,000	(K)
				(54)	(L)
				750	(M)
Retained earnings (deficit)	1,656	(54,522)	(52,866	(80)	(A)	(60,017)
				(1,635)	(B)
				(1,656)	(F)
				(780)	(J)
				(3,000)	(K)
Total equity attributable to stockholders	4,999	34,087	39,086	82,319		121,405
Non-controlling interest	—	2,033	2,033	(2,033)	(G)	—
Total equity	4,999	36,120	41,119	80,286		121,405
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$132,723	$90,102	$222,825	$(54,587)		$168,238

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020
(in thousands, except share and per share data)

	For the Nine Months Ended September 30, 2020					For the Nine Months Ended September 30, 2020
	Schultze (Historical) (US GAAP)	Clever Leaves (Historical) (US GAAP)	Combined	Pro Forma Adjustments		Pro Forma Combined
Revenue	$—	$8,770	$8,770			$8,770
Cost of sales	—	3,629	3,629			3,629
Gross profit	—	5,141	5,141	—		5,141
Operating costs	863		863	(90)	(AA)	773
General and administration	—	21,126	21,126	(1,748)	(EE)	19,378
Sales and marketing	—	2,292	2,292			2,292
Goodwill impairment	—	1,682	1,682			1,682
Depreciation and amortization	—	1,251	1,251			1,251
Total operating expenses	863	26,351	27,214	(1,838)		25,376
Loss from operations	(863)	(21,210)	(22,073)	1,838		(20,235)
Interest (income) expense, net	(665)	2,993	2,328	665	(BB)	2,993
Loss on investments	—	304	304			304
Loss on fair value of derivative instrument	—	57	57			57
Foreign exchange loss	—	455	455			455
Other expense, net	—	28	28	—		28
Income (loss) before income taxes	(198)	(25,047)	(25,245)	1,173		(24,072)
Provision for income taxes (benefit)	(23)	—	(23)	316	(CC)	293
Net income (loss)	(175)	(25,047)	(25,222)	857		(24,365)
Net loss and comprehensive loss attributable to noncontrolling interest	—	(2,662)	(2,662)	2,662	(DD)	—
Net income (loss) attributable to Company	$(175)	$(22,385)	$(22,560)	$(1,805)		$(24,365)

Basic and diluted net loss per common share	$(0.19)					$(0.98)
Weighted average shares outstanding, basic and diluted	3,706,748					24,883,024

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2019
(in thousands, except share and per share data)

	For the Year Ended December 31, 2019					For the Year Ended December 31, 2019
	Schultze (Historical) (US GAAP)	Clever Leaves (Historical) (US GAAP)	Combined	Pro Forma Adjustments		Pro Forma Combined
Revenue	$—	$7,834	$7,834			$7,834
Cost of sales	—	4,732	4,732			4,732
Gross profit	—	3,102	3,102	—		3,102
Operating costs	652	—	652	(120)	(AA)	532
General and administration	—	34,979	34,979			34,979
Sales and marketing	—	3,183	3,183			3,183
Depreciation and amortization	—	1,480	1,480			1,480
Total operating expenses	652	39,642	40,294	(120)		40,174
Operating loss	(652)	(36,540)	(37,192)	120		(37,072)
Interest (income) expense, net	(2,941)	2,684	(257)	2,941	(BB)	2,684
Unrealized gain on marketable securities held in Trust Account	(6)	—	(6)	6	(BB)	—
Loss on investments		756	756			756
Loss on debt extinguishment	—	3,374	3,374			3,374
Loss on fair value of derivative instrument	—	421	421			421
Foreign exchange loss	—	1,575	1,575			1,575
Other expenses, net	—	534	534			534
Income (loss) before income taxes	2,295	(45,884)	(43,589)	(2,827)		(46,416)
Equity investments and securities loss	—	96	96			96
Provision for income taxes (benefit)	482	—	482	(764)	(CC)	(282)
Net income (loss)	1,813	(45,980)	(44,167)	(2,063)		(46,230)
Net loss attributable to noncontrolling interest	—	(6,450)	(6,450)	6,450	(DD)	—
Net income (loss) attributable to Company	$1,813	$(39,530)	$(37,717)	$(8,513)		$(46,230)

Basic and diluted net loss per common share	$(0.10)					$(1.86)
Weighted average shares outstanding, basic and diluted	$3,661,924					24,883,024

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The Business Combination was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, SAMA is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of Clever Leaves issuing stock for the net assets of SAMA, accompanied by a recapitalization. The net assets of SAMA are stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 assumes that the Business Combination occurred on September 30, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 and for the nine months ended September 30, 2020 presents pro forma effect to the Business Combination as if it had been completed on January 1, 2019.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 has been prepared using, and should be read in conjunction with, the following:

•        SAMA’s unaudited condensed balance sheet as of September 30, 2020 and the related notes for the quarter ended September 30, 2020, included elsewhere in this prospectus; and

•        Clever Leaves’ unaudited condensed consolidated statement of financial position as of September 30, 2020 and the related notes, included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 has been prepared using, and should be read in conjunction with, the following:

•        SAMA’s unaudited condensed statement of operations for the quarter ended September 30, 2020 and the related notes, included elsewhere in this prospectus; and

•        Clever Leaves’ unaudited condensed consolidated statements of net income/loss and comprehensive income/loss for the quarter ended September 30, 2020 and the related notes, included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 has been prepared using, and should be read in conjunction with, the following:

•        SAMA’s audited statement of operations for the year ended December 31, 2019 and the related notes, included elsewhere in this prospectus; and

•        Clever Leaves’ audited consolidated statements of net income/loss and comprehensive income/loss for the year ended December 31, 2019 and the related notes, included elsewhere in this prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that the parties believe are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. The Company, Clever Leaves and SAMA believe that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Company following the Business Combination. They should be read in conjunction with the historical financial statements and notes thereto of SAMA and Clever Leaves.

2. Accounting Policies

Upon consummation of the Business Combination, the Company’s management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the Business Combination, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the results of the post-combination company. The Company, Clever Leaves and SAMA have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

There is no historical activity with respect to the Company and Merger Sub, and accordingly, no adjustments were required with respect to these entities in the unaudited pro forma condensed combined financial statements.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2019.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2020 are as follows:

(A)    Reflects the $45.7 million reduction of the cash in the trust for the redemption of 4,473,579 shares of SAMA common stock in connection with the vote to approve the extension of the date by which SAMA had to consummate a business combination from September 30, 2020 to December 31, 2020, $0.08 million for the settlement of taxes incurred in the fourth quarter of 2020 and reclassification of $86.7 million of cash and marketable securities held in the trust account after such redemptions that becomes available to fund the Business Combination.

(B)    Reflects the settlement of $15.6 million of transaction and other costs in connection with the Business Combination, of which $14.1 million was settled in cash at Closing (including $1.3 million settlement of transaction costs previously incurred and accrued as part of accounts payable at September 30, 2020), $1.0 million to be settled in cash within one week of closing for insurance, and $0.5 million was previously incurred and paid as of September 30, 2020. Of the $14.1 million paid in cash, $4.0 million is contingent underwriting fees, $5.2 million is remaining Clever Leaves’ expenses, and $4.9 million is advisory, legal, and other fees incurred. $12.3 million of costs paid at Closing are offset against equity as those are directly related to the equity raise, $1.3 million against accounts payable for the balance previously incurred and accrued, and $1.6 against retained earnings.

(C)    Reflects the payment of $3.1 million of cash consideration to certain Clever Leaves shareholders.

(D)    Reflects the adjustment required to show the recapitalization of Clever Leaves as the issuance of 14.3 million common shares at $0.00 par value.

(E)    Reflects the reclassification of common stock subject to possible redemption to permanent equity at $0.00 par value.

(F)    Reflects the reclassification of SAMA’s historical retained earnings to additional paid in capital as part of the recapitalization.

(G)   Reflects the elimination of noncontrolling interest at closing which was acquired as part of the Business Combination pursuant to the Eagle Share Exchange.

(H)   Reflects the proceeds received from the Clever Leaves Series E financing (September 2023 Convertible Debentures) in October 2020 of $1.23 million as well as an additional $1.5 million received in conjunction with the closing of the Business Combination. The remaining adjustment reflects the conversion of the entire outstanding balance of the September 2023 Convertible Debentures at the Arrangement Effective Time into common shares. The common shares issued in exchange for these convertible debentures are included in the total 14.3 million consideration shares (excluding shares underlying restricted stock units), shown in the table summarizing the pro forma common shares outstanding and tickmark (D) above.

(I)     Reflects the cash settlement of amounts owed to the Sponsor under SAMA’s administrative services arrangement which ceased upon the closing of the Business Combination.

(J)    Reflects the SAMA PIPE of $8.9 million which includes $6.0 million of cash proceeds and approximately $2.9 million of non-cash settlement for accrued interest on the 2022 Convertible Notes. For presentation, the amount of interest accrued at September 30, 2020 was increased by the incremental $0.8 million to equal to the amount of the interest settled at the closing of the Business Combination.

(K)   Represents proceeds of $3.0 million received from the issuance of the Neem Holdings Convertible Note as of November 9, 2020. At the Closing the Company issued to Neem Holdings 0.3 million common shares worth $3.0 million, and within 10 business days after the Closing, the Neem Holdings Convertible Note was repaid in the amount of the principal of $3.0 million in cash. The Neem Holdings Convertible Note was expected to be outstanding from November 2020 until 10 business days after the closing of the Business Combination. As $6.0 million is the total value of the Neem Holdings Convertible Note, the remaining adjustment reflects the loss/income statement impact captured in retained earnings that is associated with the conversion of the notes for more than the issuance value.

(L)    Reflects the actual redemption of 5,253 SAMA public shares for $53,633 at a redemption price of approximately$10.21 per share and allocated to common stock and additional paid-in capital using par value $0.00 per share.

(M)   Reflects the issuance of 0.75 million SAMA private warrants to the Sponsor at $1.00 per warrant to settle the non-interest bearing, promissory note dated December 8, 2020 that was provided to SAMA by the Sponsor to finance transaction and other costs in connection with the Business Combination. Warrants were converted in warrants and are outstanding following the closing.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 and for the nine months ended September 30, 2020 are as follows:

(AA) Reflects the elimination of the SAMA administrative service fee paid to the Sponsor that ceased upon the closing of the Business Combination.

(BB) Reflects the elimination of interest income and unrealized gain earned on the trust account.

(CC) Reflects the income tax effect of pro forma adjustments using the estimated statutory tax rate of 27%.

(DD) Reflects the elimination of noncontrolling interest at closing which was acquired as part of the Business Combination pursuant to the Eagle Share Exchange.

(EE) Reflects the elimination of transaction-related costs incurred and recorded by Clever Leaves.

4. Loss per Share

Net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2019. Under the Business Combination Agreement, 1.1 million Sponsor Earn-Out Shares issued to the Sponsor are held in escrow and will be released upon meeting certain criteria as described elsewhere in this prospectus. These shares are excluded from the calculation of loss per share until the period in which the related contingencies are met. Further, as these shares participate in non-forfeitable dividends with outstanding common shares, the company applies the two-class method. No dividends were declared for the period. Under the two-class method, any undistributed income would be allocated between the outstanding common shares and the 1.1 million Sponsor Earn-Out Shares held in escrow based on their contractual rights to participate in dividend on a pro rata basis. As there is a pro forma undistributed loss, no loss was allocated to the common shares held in escrow as they do not have a contractual obligation to fund losses.

Prior to the closing of the Business Combination, SAMA had 13,000,000 outstanding public warrants sold during the initial public offering and 4,150,000 outstanding warrants sold in private placement to purchase an aggregate of 17,150,000 common stock. The warrants are exercisable at $11.50 per share which exceeds the current market price of the SAMA common stock and are excluded from the loss per share calculation. At the closing of the Business Combination, 750,000 additional warrants were issued to the Sponsor to settle the promissory note dated December 8, 2020 that was provided to SAMA by the Sponsor to finance transaction costs in connection with the Business Combination. The warrants issued at the Closing are identical to the warrants sold in the private placement and can be exercised to purchase an aggregate of 750,000 shares of common stock. As a part of the Business Combination Agreement, $4.5 million Clever Leaves options and warrants exercisable for 450,845 common shares were rolled over and converted into the Company’s options and warrants. In addition, unvested restricted stock units exercisable for 78,651 common stock were rolled over and converted into the Company restricted stock units. As these instruments were not exercised and/or vested at the Closing, they are excluded from the weighted average shares outstanding in calculating loss per share. Further, the combined company is at a loss and these instruments are considered anti-dilutive as well. As a result, pro forma diluted loss per share is the same as pro forma basic loss per share for the periods presented.

The unaudited pro forma condensed combined financial information for the year ended December 31, 2019 and for the nine months ended September 30, 2020 was as follows:

(in thousands, except share and per share data)	Nine Months Ended September 30, 2020	Year Ended December 31, 2019
Pro forma net loss attributable to Company	$(24,365)	$(46,230)
Pro forma weighted average shares outstanding – basic and diluted	24,883,024	24,883,024
Pro forma net loss per share – basic and diluted	$(0.98)	$(1.86)

Pro forma weighted average shares outstanding – basic and diluted
SAMA Public Shareholders	8,486,300	8,486,300
SPAC Founders & Independent Directors	1,168,421	1,168,421
Total SAMA	9,654,721	9,654,721
Clever Leaves(A)	14,293,484	14,293,484
Subscribers in SAMA PIPE	934,819	934,819
Pro forma weighted average shares outstanding – basic and diluted	24,883,024	24,883,024

____________

(A)     Under the terms of the Business Combination Agreement, a shareholder of Clever Leaves should be issued non-voting common shares if the shareholder’s ownership in the Company exceeds 9.99% after considering its converted shares and any PIPE shares issued. Since the shareholder’s ownership was estimated to be above this threshold as of the Closing, in addition to common shares, the shareholder received 1.2 million non-voting common shares. While these shares are non-voting, they have the same economic rights as the remaining common shares and are therefore included in the calculations.

INDUSTRY OVERVIEW

Global Market Overview

We are targeting a large and expanding global cannabis market. According to the United Nations, the global legal and illicit cannabis market is estimated to be $150 billion annually. A 2020 report by Arcview Market Research estimates that spending in the global legal cannabis market was $14.9 billion in 2019, including $8.7 billion for recreational and $6.2 billion for medicinal use, and is expected to reach $20.6 billion, including $12.1 billion and $8.5 billion for recreational and medicinal use, respectively, in 2020, representing year-over-year growth of 39%. The report projects that by 2024, spending in the global legal cannabis market will reach $42.7 billion, including $28.3 billion for recreational and $14.4 billion for medicinal use, representing a compound annual growth rate of 24% over the five-year period from 2019 to 2024. (Source: “The State of Legal Cannabis Markets,” Arcview Market Research, 7th Edition, 2020 Update.)

We believe the global cannabis industry is undergoing a period of rapid change from prohibition to broader legalization and regulation. As the number of medically legal states, countries and other jurisdictions are expected to increase, we believe the global cannabis industry will present sizable opportunities for market participants, including Clever Leaves.

Medical Cannabis Legality

We also believe the global medical cannabis market is experiencing a transformation as novel research leads to further therapeutic applications for medical cannabis products. The legalization of cannabis for medical purposes continues to spread around the world. As of July 2020, over 40 countries have legalized medical cannabis in some form.

(Source: Prohibition Partners — The Global Cannabis Report published November 2019)

International Medical Cannabis Regulations

The production, international trade and medical use of narcotic drugs, including cannabis, have been governed at a global level for decades through the 1961 Single Convention on Narcotic Drugs (the “Single Convention”). Essential analgesics and anesthetics like morphine, fentanyl or methadone are included in Schedule I of the Single Convention, where cannabis is also listed. The Single Convention created the INCB, as an independent and quasi-judicial monitoring body for the implementation of the United Nations international drug control conventions.

The Single Convention is adopted and implemented by each country through laws and regulations; at local levels one may find variations in the definition and regime of cannabis and cannabis derivatives such as the scope of control, exemptions, as well as additional local schedules implementing their own controls to different types of narcotic drugs.

To successfully execute our export plan, we must comply with all applicable laws and regulations of the countries of destination of our products. Typically, the importing country issues a permit that adheres to both the Convention as well as its local regulatory structure. We are working cooperatively with local regulators and within the relevant international regulatory framework, to ensure compliance with laws and regulations applicable to our operation and products.

Initial Key Targeted Countries for Export

Americas

Colombia

In December 2015, with Decree 2467, Colombia regulated the cultivation of cannabis for scientific and medicinal purposes. In 2017, the government established the legal framework for commercial medical cannabis cultivation. The final five decrees to the medical cannabis regulations were introduced establishing rules and regulations for safety, quality rules, license types, benefits for producers, and technical requirements and fees. With an already established agricultural and pharmaceutical industry, Colombia has existing mature logistics infrastructure favorable for cannabis production and export. Colombia is situated near the equatorial line, providing for warm weather and 12-hour sunlight/darkness cycles year-round, which are advantageous for cannabis cultivation. With a population of approximately 50 million people and with a projected addressable cannabis market in excess of $800.0 million by 2025, Colombia is anticipated to be one of Latin America’s largest markets for cannabis suppliers (Source: Cannabis Business Times, “Medical Cannabis Exports in Colombia Promise Massive Market Potential,” February 13, 2020).

Brazil

In December 2019, medical cannabis was legalized in Brazil with Resolution No. 327/2019. The Brazilian health authority, ANVISA, prohibits domestic cultivation of cannabis, thus requiring imports. Brazil has a population of 210 million, and of that population, data from New Frontier estimates that by year three of legalization there is potential for over 3 million cannabis patients treated for qualifying conditions, including chronic pain, and a medical cannabis market size estimate of up to $2.4 billion.

Peru

In the end of 2017, the Peruvian Congress approved Law 30681, which legalized the medical and therapeutic use of cannabis and its derivatives, establishing three different types of licenses for: (i) research, (ii) import and/or commercialization, and (iii) for production. Different technical rules have been thus far approved, others are still pending, particularly for local cultivation and production of cannabis. In December 2019, the Peruvian General Directorate of Medicines, Supplies and Drugs (“DIGEMID”) initiated sales of CBD-based magistral preparations with imported raw material. In July 2020, DIGEMID approved a 5% CBD finished prescription product for sale in pharmacies, in addition to a previously registered CBD based product produced by Canopy Growth.

Chile

The general narcotics Law in Chile allows the issuance of licenses for cultivation of cannabis for medicinal and research purposes. Decree 84, 2015 creates exceptional conditions for human medicinal cannabis and cannabis derivatives, to be used under medical prescription. At least three companies have obtained licenses for cannabis cultivation in Chile, one of which gave origin to an unregistered product Cannabiol, manufactured by Knop Laboratories under temporary conditions, which is no longer available. The Chilean health authority — Public Health Institute (Instituto de Salud Pública) is responsible for the approval of imports and exports of cannabis and cannabis-derived products, which issued import permits for products from Tilray in 2017.

United States

Clever Leaves intends to export CBD to the U.S. for research and development, in compliance with U.S. law, and eventually to commercialize products containing CBD, also in compliance with U.S. law. At Herbal Brands in the U.S., we have begun R&D on CBD products. We believe that the U.S., with a population of 328 million and some of the world’s most sophisticated cannabis consumers, offers promising opportunities for sales of CBD, particularly CBD traceable through the supply chain back to its regulated farm site. See the section titled “Business — Regulatory Framework in the United States.”

Europe

Germany

In March 2017, Germany legalized cannabis for medicinal purposes. Since then, Germany has rapidly become Europe’s leading medical cannabis market, with a population of over 83 million and an estimated 100,000 medical cannabis patients as of the end of 2019. Germany’s federal regulator, BfArM, takes a progressive approach to legal cannabis reimbursing patients for treatment via public insurers. Apart from dentists and veterinarians, any physician is authorized to prescribe medical cannabis. There are no limitations on which medical conditions are eligible for cannabis treatment. Together with the affordability granted by reimbursement and clear regulations around distribution and dispensation, patient access is greater than anywhere else in Europe.

Portugal

In 2001, Portugal decriminalized possession and consumption of personal amounts of drugs, including up to 25 grams of cannabis. Further, in 2018, Portuguese authorities passed a bill allowing the consumption of medical cannabis for domestic patients. Medicine is licensed under INFARMED, the country’s primary regulatory body, which has responsibility for licensing the cultivation of high THC plants. Although cultivation of cannabis for medical purposes has been taking place in Portugal for years, legalization in 2018 has caused more companies to take advantage of Portugal’s favorable climate as it relates to cannabis cultivation. Portugal’s population of 10 million is expected to drive a medical market size of approximately $600 million by 2028 (Source: Prohibition Partners, “The European Cannabis Report 4th Edition”).

United Kingdom

The U.K. is a global leader in legal cannabis production according to the INCB, and we believe the country has also positioned itself at the forefront of medical cannabis research and development. In late October 2018, the U.K. legalized cannabis-based treatments prescribed only by specialist doctors in a limited number of circumstances, particularly children with rare, severe forms of epilepsy, adults with vomiting or nausea caused by chemotherapy, and adults with muscle stiffness caused by multiple sclerosis, where other medicines have failed.

Oceania

Australia

In February 2016, medical cannabis was legalized in Australia. With a population of over 25 million and a cannabis market expected to rise to over $1.2 billion by 2024, Australia is Oceania’s most influential cannabis geography. As of January 2020, there are an estimated 18,549 medical cannabis patients in Australia, taking claim to an estimated 25,000 grams of medical cannabis allowance. There are currently six full license holders in Australia which include cultivation, manufacturing and research licenses. Further, the Roy Morgan Single Source Survey published in October 2019 reported that 42% of Australians are in support of legalization of cannabis recreationally. As such, Clever Leaves believes Australia to be a promising export destination for its products (Source: Prohibition Partners, The Oceania Cannabis Report, Second Edition).

New Zealand

In December 2018, medical cannabis was legalized in New Zealand. With a population of approximately 5 million and a cannabis market that is expected to be worth approximately $300 million by 2024, New Zealand is also positioned to be a cannabis market leader in the Oceania region.

Israel

As of January 2019, Israel had legalized medical cannabis and the export of medical cannabis products. According to the European Journal of Internal Medicine, as of March 2018, there was estimated to be 32,000 registered users of medical cannabis in Israel. Israel has decriminalized, but not legalized, cannabis for non-medical uses. Local requirements with respect to cannabis products and applicable standards are evolving.

BUSINESS

Shareholders should read this section in conjunction with the more detailed information about the Company contained in this prospectus, including our audited and unaudited financial statements and the other information appearing in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our Mission

Our mission is to be an industry-leading global cannabinoid company recognized for our principles, people and performance while fostering a healthier global community. Our mission is encapsulated in our motto to “Cultivate Mojo. Create Value. Change Lives.”

Our Company

We are a multi-national operator in the botanical cannabinoid and nutraceutical industries, with operations and investments in Colombia, Portugal, Germany, the United States and Canada. We are working to develop one of the industry’s leading, low-cost global business-to-business supply chains with the goal of providing high quality, pharmaceutical grade cannabis and wellness products to customers and patients at competitive prices. We have invested in ecologically sustainable, large-scale, botanical cultivation and processing as the cornerstone of our medical cannabinoid business, and we continue to develop strategic distribution channels and brands. We currently own over 1.9 million square feet of greenhouse cultivation capacity across two continents and approximately 13 million square feet of agricultural land, with an option to acquire approximately 73 million additional square feet of land for cultivation expansion. In addition, our pharmaceutical-grade extraction facility is capable of processing 104,400 kg of dry flower per year and is expandable to over 300,000 kg of dry flower per year with limited additional investment.

In July 2020, we also became one of a small number of vertically integrated cannabis companies in the world to receive EU GMP certification. We believe these features of our business provide us with one of the largest licensed capacities for cannabis cultivation and cannabinoid extraction globally, while our strategically located operations allow us to produce our products at a fraction of the average cost of production incurred by our Canadian and United States peers.

In addition to the cannabinoid business, we are also engaged in the non-cannabinoid business of formulating, manufacturing, marketing, selling, distributing, and otherwise commercializing homeopathic and other natural remedies, wellness products, and nutraceuticals to more than 10,000 retail locations across the United States, through our wholly owned subsidiary Herbal Brands, Inc. (“Herbal Brands”). Herbal Brands is an Arizona based GMP-compliant, FDA-inspected manufacturer and national distributor of nutraceutical products. Herbal Brands’ nationwide customer base provides a platform we can leverage for greater potential cannabinoid distribution in the future, should U.S. federal laws change and regulations permit.

Our principal operations are in four key geographies:

•        Colombia.    We believe we have one of the largest licensed productive capacity footprints to produce medical cannabis in Colombia with 18 greenhouses creating 1.8 million square feet of cultivation space. With 6 million square feet of leased or owned land, our greenhouse cultivation can be expanded to approximately 2.5 million square feet at our existing operating site. We also have an option to acquire approximately 73 million additional square feet of agricultural land for open field cannabis production. In May 2020, four of our Colombian cultivation operations, including some of our greenhouses, our propagation area, and our post-harvest facility, were granted GACP certification by CUMCS and in November 2020 we obtained the GACP certification for all our Colombian greenhouses. As a quality assurance standard, GACP certification increases our ability to attract customers and enables us to produce pharmaceutical-grade cannabis products for domestic and international markets. Our Colombian manufacturing facilities were granted Colombian GMP certification by INVIMA in August 2019 and EU GMP certification by HALMED in July 2020. Our post-harvest facility also received EU GMP certification in July 2020. With 32 genetic strains of cannabinoids registered in Colombia, we are principally focused on cultivation and extraction activities.

•        Portugal.    Our European production operations are headquartered in Portugal where we have approximately 9 million square feet of agricultural and agro-industrial land and approximately 110,000 square feet of existing greenhouse facilities. In November 2019, we received a pre-license notice and authorization from INFARMED to begin preliminary cultivation operations, including an authorization to import cannabis genetics and engage in cultivation for research and development purposes. With this authorization, we completed our first test harvest of medicinal cannabis for research and development purposes in the first half of 2020. In August 2020, we received a license from INFARMED to cultivate, import and export dried cannabis flower produced at our Portuguese cultivation site and, similar to other licensed cannabis companies in Portugal, we are listed as of August 2020 on INFARMED’s Licensing Department’s registry. Due to the COVID-19 pandemic and restrictions on INFARMED’s ability to conduct a physical inspection of our Portuguese operation, the license was issued under a special licensing procedure and requires a confirmatory physical inspection from INFARMED. Our license provides our Portuguese operations the same rights and qualifications as licenses issued under the normal procedures, including the ability to conduct commercial operations. The physical inspection took place on August 27, 2020 and, upon successful completion of the inspection review, we expect our current license to be replaced with a license issued under the normal procedures. Under the current license granted by INFARMED, our production facility in Portugal is currently cultivating cannabis for commercial purposes.

•        Germany.    We are building a distribution network in Germany through our relationship with Cansativa GmbH (“Cansativa”), an EU GDP and EU GMP certified and established cannabis importer and distributor, in which we have a minority investment. Although we have yet to sell any products to or through Cansativa, we have a preferred supply relationship with Cansativa with respect to products sourced from Colombia. We are also developing a wholly-owned importer and distributor of medical cannabis products through IQANNA GmbH (“IQANNA”), through which we plan to market our pharmaceutical cannabinoid brand IQANNA. IQANNA has an office in the state of Hessen, Germany and is in the process of receiving necessary licenses and authorizations to import and distribute cannabis products in Germany for pharmaceutical use. As of the date of this prospectus, we have imported pharmaceutical and narcotic products to Germany on a limited basis but there could be no assurance that we will be able to continue to do so in the future.

•        United States.    Through Herbal Brands, which manufactures and distributes non-cannabinoid nutraceutical products to more than 10,000 retail locations across the United States, we have a platform we believe we can leverage for cannabinoid distribution in the future, subject to changes in U.S. federal law. While we do not sell or distribute any cannabinoid products in the United States, we received an import authorization from the U.S. DEA and completed our first medical cannabis shipment into the United States for limited test purposes in 2020.

Our Competitive Strengths

We believe we distinguish ourselves from our competitors by virtue of the following strengths:

Leader in low-cost, high quality pharma-grade cannabinoid cultivation and extraction

We believe we are well positioned to become a leader in low-cost, high quality and large-scale botanical cannabinoid production. In Colombia, we believe we have one of the largest licensed productive capacity footprints to produce medical cannabis with 18 greenhouses creating 1.8 million square feet of cultivation space. With 6 million square feet of leased or owned land, our greenhouse cultivating can be expanded to approximately 2.5 million square feet at our existing operating site. We also have an option to acquire approximately 73 million additional square feet of agricultural land for open field cannabis production. We have 104,400 kg of dry flower extraction capacity per year in one of the world’s few EU GMP certified operations. In addition to the favorable climate, 12 hours of daily sunlight year-round and topographical benefits, Colombia’s lower cost of living, and labor and construction costs (as compared to the United States or Canada) help to reduce labor overhead and capital expenditure, enabling us to operate and scale our business with operating costs that are competitive across our industry. In Portugal, we own approximately 9 million square feet of agricultural and agro-industrial land and approximately 110,000 square feet of existing provisionally licensed greenhouse facilities, which also provides us with a favorable cost structure.

Pharmaceutical-grade, GMP-certified production

Our production chain has been awarded certifications which demonstrate compliance with some of the world’s most stringent pharmaceutical quality standards. With GACP certified cultivation and EU GMP certified post-harvest and extraction, our EU GMP certified product portfolio is distinctive in that it includes API and semi-finished and finished pharmaceutical products. We believe there are fewer than ten cannabis companies globally with the breadth of EU GMP certification that we were awarded for cannabis extracts, and Clever Leaves is currently Latin America’s only cannabis producer with an EU GMP certification.

The EU GMP certification indicates that the products manufactured under the certified standards are apt for commercialization within the EU. The European Union Good Manufacturing Practices govern the manufacture of medicinal products within the EU and constitute one of the highest globally recognized product quality standards. The EU GMP certification asserts the manufacturer compliance with consistent and controlled quality standards in the covered manufacturing processes of medicines and API. The EU GMP standards are compiled in the EU GMP Guidelines, which encompass the quality standards in the production, handling, storage and packaging of the medicinal products and active pharmaceutical ingredients.

A prerequisite under EU GMP is that medicinal products are of consistently high quality and provide detailed traceability of all their components. As such, EU GMP gives potential customers of medicinal products additional comfort that our products may be more suitable for their intended use than those of our competitors that do not have this certification. Importantly, these customers may use the product in clinical trials and in obtaining marketing authorizations. As a result, our EU GMP certification facilitates the movement of goods, contributes to the credibility of our product and expands our ability to serve the burgeoning European medical cannabis markets, which are subject to strict quality, compliance and regulatory requirements.

For emerging markets that have not yet established quality standards or which do not necessarily require EU GMP certification, EU GMP certification also serves as a strong quality signal, potentially attracting customers that may not otherwise require EU GMP certification. We expect that EU GMP certification will unlock new international markets that require such certification as well as higher price points for our products given the pharma-quality advantage and validation of quality and consistency.

The EU GMP certification received by Clever Leaves in July 2020 covers the part of the manufacturing process that begins with the trimming of the flower at the cultivation site until packaging, which is conducted at the extraction facility in Colombia. If Clever Leaves develops a new product that requires a manufacturing process not included in the company’s existing EU GMP certification, it must request for an audit of the new manufacturing process and its inclusion in the existing EU GMP certification.

Each EU GMP certification is granted to specific manufacturing processes, conducted under specific conditions and, thus, it is tied to the specific facility where those manufacturing conditions were audited and certified as compliant. The EU GMP certification received by Clever Leaves is valid for three years, which is the maximum validity period possible, and is renewable upon assessment by EU GMP inspectors. In order to maintain its EU GMP certification, Clever Leaves is required to comply with the EU GMP Guidelines, and may be subject to visits and information request by EU GMP inspectors.

Optimized footprint for long-term

We have significant operations in Latin America, Europe and, with respect to our non-cannabinoid nutraceutical products, North America. Our business model focusing on geographic diversification and optimization distinguishes us from many Canadian LPs and U.S. MSOs, which are commonly confined to one geography and may be reliant on initial market protections afforded by the existing regulatory framework in their respective jurisdictions. Unlike certain Canadian LPs and U.S. MSOs, we can scale our production in low-cost regions of the world, such as Colombia and Portugal, while maintaining access to some higher value-added end markets such as the EU because of our EU GMP certification and our global operating network. We do not plan to relocate or outsource our production to low-cost regions in the future, since we are already established in several of these geographies. U.S. MSOs typically construct semi-redundant or incompatible infrastructure due to state-by-state regulation and licensing and face a variety of legal and operational challenges because cannabis is not legal under U.S. federal law and interstate commerce is prohibited. Although certain Canadian LPs and U.S. MSOs may benefit from restrictions on importation of cannabis or hemp from other geographies, creating current market protections, legalization of imported cannabinoid products, should this occur, may create future new opportunities in Canada and the United States for MNOs and create competition for incumbents.

Developing export distribution channels

We continue to build our sales pipeline with businesses in various jurisdictions that have legalized medical cannabis derived products or low THC and hemp derived products. To date, we have had limited export shipments of our cannabis products to Australia, Brazil, Canada, Chile, Germany, Israel, Italy, Netherlands, New Zealand, Perú, Poland, Spain, South Africa, the United Kingdom, and the United States. Germany, as the largest economy in the EU and a country with public insurance coverage for medical cannabis, is strategically positioned as our launch point for a further expansion into the European cannabis industry. We have established two conduits into Germany through IQANNA, our wholly owned subsidiary focused on the initial stage of importation, commercialization and distribution of medicinal cannabis, and our minority investment in Cansativa, one of the largest German GMP and GDP certified pharmaceutical cannabis importers and distributors.

Advantages from early establishment in Colombia

In Colombia, plant varietals cannot be commercialized until they have been registered with ICA, the Colombian agricultural regulator. We have 32 genetic strains of cannabinoids registered in Colombia. Prior to December 2018, cannabis strains were subject to a more streamlined regulatory registration process by ICA. A cannabis producer entering the Colombian cannabis industry today would likely be required to comply with more stringent and lengthy genetics registration and quarantine protocols. Our relatively long-term presence in Colombia and established track record with Colombian regulators has contributed to our receipt of some of the country’s first and largest quotas for the cultivation and extraction of high-THC cannabis products. For example, in 2020, we received quotas to extract approximately 26,466 kg of cannabis biomass. This represents approximately 47% of the INCB’s 2020 initial allocation to Colombia. The Colombian quota was increased during 2020. In addition, we were the first company to receive Colombian GMP certification by INVIMA.

Talented and experienced leadership with operational and regulatory expertise

Our company is led by a highly knowledgeable management team of experienced professionals. Kyle Detwiler, our director and Chief Executive Officer, has a track record of evaluating and executing investments in Latin America at KKR & Co. Inc., The Blackstone Group Inc. and Silver Swan LLC. Andres Fajardo, our director and President, has more than 20 years of management experience, having served as CEO of IQ Outsourcing, a leading Colombian business processing outsourcing firm, and previously as a principal member at Booz & Company. Julian Wilches, our Chief Regulatory Officer, brings extensive regulatory experience as he previously served as Director of Drug Policy for the Colombian Ministry of Justice and Law. Our management team has significant experience identifying and scaling attractive business models, and with evaluating investment opportunities, partnerships and other growth opportunities. We focus on making strategic decisions that will allow us to grow our business over the long-term and increase shareholder value. We intend to leverage this experience and existing relationships to build strategic partnerships with leading companies across the cannabis supply chain, including wellness, nutraceutical and pharmaceutical companies.

Our Strategy for Growth

We plan to utilize our existing infrastructure and make future incremental investments to drive sales growth in the rapidly expanding cannabis markets globally. We aspire to build a leading international low-cost and pharmaceutical-grade cannabinoid company through the following strategies:

Securing strategic partnerships

Our business model is focused on partnering with leading and emerging cannabis businesses by providing them with lower cost product, variable cost structures, reliable supply throughout the year, and accelerated speed to market. We believe this is achievable due to our production locations, capacity, product registrations and various product certifications.

We received financial investments in the past from parties or entities in Australia, Brazil and Mexico interested in future commercial partnerships and are working to expand the scope of these relationships, subject to compliance with regulation and our product capabilities.

Expanding our sales and distribution footprint

We believe that our Latin American and European presence will allow us to take advantage of the opportunities arising from the growing global cannabis industry.

We continue to develop our sales and distribution footprint throughout Europe, with a near-term primary focus on Germany. In Germany, our plan includes a combination of commercializing API, establishing licensing partners with local players, and commercializing our IQANNA branded pharmaceutical cannabis products that are currently in the pipeline. In addition, we are building relationships with businesses in Australia, Brazil, Canada, Colombia, Chile, Germany, Israel, Mexico, New Zealand, Peru, Portugal, South Africa, the United Kingdom and other countries in the European Union with the objective of preparing, planning or executing commercial shipments to such businesses, although completion of these shipments is not guaranteed and is subject to progress on factors including regulation, regulatory approvals, agreement on commercial parameters, negotiation of definitive documentation, successful test shipments, and validation by third party laboratories. We believe these are attractive markets due to their long-term potential, stringent quality requirements that fit our supply chain strengths, and improving regulatory frameworks.

While we do not currently sell any cannabinoid products in the United States, we plan to leverage Herbal Brands’ significant distribution capability to sell cannabinoids or products containing cannabinoids if and when U.S. federal law changes and as regulations permit. Herbal Brands has access to more than 10,000 retail locations in the United States, including specialty and health retailers, mass retailers and specialty and health stores.

Strategically increasing our cultivation and extraction capacity

To capitalize on the market opportunities as they emerge in Europe and globally, we are investing thoughtfully and strategically to expand our operations. This includes production capacity expansion as needed as well as the enhancement of certain of our cultivation, processing and packaging and genetics capabilities to gain efficiencies as we increase the scale of our operations.

In Colombia, we have 18 greenhouses creating 1.8 million square feet of cultivation space. With 6 million square feet of leased or owned land, our greenhouse cultivation can be expanded to approximately 2.5 million square feet at our existing operating site. We also have an option to acquire approximately 73 million additional square feet of agricultural land for open field cannabis production. Although we have built a limited amount of preliminary infrastructure on this property and we have licensed the property for cultivation activity, we are currently holding further development of this expansion pending increases in customer demand. Due to the scale and novelty of the operation, we would need to construct additional infrastructure and develop new processes to manage the scale of biomass production at this expansion site.

Since late 2018, we have been developing an expansion project in Southern Europe. After selecting Portugal in August 2019 due to its climate conditions, relatively low operating costs compared to other European countries and access to high quality facilities and talent, we acquired approximately 9 million square feet of agricultural and agro-industrial land and approximately 110,000 square feet of existing greenhouse facilities. In November 2019, we received a pre-license notice and authorization from INFARMED to begin preliminary cultivation operations, including the right to import cannabis genetics and engage in cultivation for research and development purposes. In August 2020, we received a license from INFARMED to cultivate, import and export dried cannabis flower produced at our Portuguese cultivation site and, similar to other licensed cannabis companies in Portugal, we are listed as of August 2020 on INFARMED’s Licensing Department’s registry. Due to the COVID-19 pandemic and restrictions on INFARMED’s ability to conduct a physical inspection of our Portuguese operation, the license was issued under a special licensing procedure and requires a confirmatory physical inspection from INFARMED. Our license provides our Portuguese operations the same rights and qualifications as licenses issued under the normal procedures, including the ability to conduct commercial operations. The physical inspection took place on August 27, 2020 and, upon successful completion of the inspection review, we expect our current license to be replaced with a license issued under the normal procedures. Under the current license granted by INFARMED, our production facility in Portugal is currently cultivating cannabis for commercial purposes. After achieving our definitive cannabis cultivation license, we intend to construct EU GMP-compliant pharmaceutical and processing facilities as well as additional greenhouse facilities at this property in Portugal, with a goal of obtaining EU GMP certification at a later date.

Capitalize on regulatory developments

As cannabis regulations evolve, we intend to broaden our product offering. We have seen an emergence of interest in products derived from hemp or cannabis that have non-detectable or ultra-low levels of THC. These products may be compliant with a broader range of regulations to facilitate CBD or other hemp-derived botanical products. Expanding our capacity for THC removal could yield additional demand from our customers.

We also closely monitor the regulation of cannabinoid products in the United States. To date, we have only imported cannabinoid products from Colombia once with explicit import permits from the U.S. DEA for testing purposes. However, evolving regulation surrounding the 2018 Farm Bill, by the U.S. FDA for CBD or around the legalization of broader cannabis use for medical or other purposes may create the opportunity either for imports from Colombia and Portugal and/or the commercialization of cannabinoid products in the United States. Herbal Brands is currently researching a variety of CBD products it could launch and distribute through its existing distribution relationships.

Regulation in other parts of the world, including in Latin America, is rapidly evolving. For example, in late 2019, ANVISA approved regulations to commence the sale of medical cannabis products, generally focused only on extracted products or oils, while also restricting the domestic production of cannabis in Brazil. We have established relationships with emerging operators in Brazil that are seeking both API as well as finished goods. Because registration of products with ANVISA is generally required, in addition to other requirements such as GMP certification, partnerships with local operators is an important path to market due to their expertise around product registration and evolving distribution capabilities.

Our Operating History

Clever Leaves International Inc. (then known as Northern Swan) was formed on July 20, 2017. Ecomedics, currently a subsidiary of Clever Leaves (which we now refer to as “Clever Leaves Colombia”), was incorporated on April 20, 2016. In the first quarter of 2018, Clever Leaves made its initial investment in Eagle, the parent company of Clever Leaves Colombia, which led to construction of the first greenhouse and receipt of a Colombian cultivation license for low-THC/hemp under Colombian law occurring in the second quarter of 2018.

By the fourth quarter of 2018, Clever Leaves Colombia completed the first phase of the Colombian extraction laboratory and commenced extraction operations.

In the first quarter of 2019, Clever Leaves Colombia became the first Colombian licensed producer to receive an import permit from Health Canada, the Canadian governmental agency responsible for regulating the country’s cannabis industry.

In the second quarter of 2019, we acquired a portfolio of non-cannabinoid nutraceutical and beverage products sold in the United States through our wholly-owned subsidiary Herbal Brands, and Clever Leaves Colombia received genetics registration from ICA for an initial 20 cannabis strains.

In the third quarter of, 2019, Clever Leaves Colombia received Colombian GMP certification from INVIMA for finished products from our extraction facilities.

On October 31, 2019, to create a single organizational structure, the founders of Clever Leaves Colombia completed a transaction with Northern Swan to effect in the future the exchange of the Clever Leaves Colombia founders’ minority shareholding in Eagle for shares of Northern Swan. In addition, Northern Swan later changed its name to Clever Leaves International Inc.

In November 2019, Clever Leaves received a pre-license letter from INFARMED to begin preliminary cultivation operations, including authorization to import cannabis genetics and engage in cultivation for research and development purposes.

In the second quarter in 2020, we completed our first test harvest of medicinal cannabis for research and development purposes in Portugal.

In July 2020, Clever Leaves Colombia received EU GMP certification from HALMED.

In August 2020, our Portuguese operations were granted a provisional license from INFARMED to cultivate, import and export dried cannabis flower produced at our Portuguese cultivation site.

On November 9, 2020, Clever Leaves and SAMA signed the Amended and Restated Business Combination Agreement.

On December 18, 2020, Clever Leaves and SAMA closed the Business Combination, as a result of which Clever Leaves Holdings Inc. became a new holding company of the combined group listed on Nasdaq.

Our Products

Our product portfolio is generally split into two primary categories: nutraceuticals and cannabinoids.

Nutraceuticals

Our nutraceutical products consist primarily of a variety of beverage and powder products, most of which we manufacture in our GMP-compliant, FDA-inspected production facility in Arizona. These products primarily include cleanses or other wellness products. We provide a limited amount of contract manufacturing for other nutraceutical companies that produce similar products.

Cannabinoids

The growth of our cannabinoid product portfolio is a significant focus area, and it emphasizes business to business solutions for our clients. We generally categorize our cannabinoid products as flower or extracts.

Flower

Our dried flower products are generally classified as either containing low levels of THC or high levels of THC.

Low-THC Flower.    We currently cultivate low-THC flower (sometimes referred to as hemp) in Colombia. We are generally not subject to any limitations on the amount of low-THC flower that we can cultivate in Colombia, but the hemp flower we produce in Colombia can currently only be sold to other Colombian companies that have the appropriate licenses to possess or process this product (as opposed to extracts from the hemp flower, which are discussed below).

This product can be sold as dried and unprocessed flower, but it can undergo various forms of processing, such as decarboxylation or milling, before sale. Packaging is typically suitable for large volumes of product, such as vacuum sealed pouches or other containers. Exporting any form of our flower product produced in Colombia is currently not permitted, except under exceptional circumstances with the appropriate export and import authorizations.

High-THC Flower.    Our flower with high levels of THC is commonly referred to as cannabis and is often considered to be psychoactive. We currently cultivate cannabis in Colombia and Portugal. In Colombia, we generally plan to process our high THC flower into extract products for further distribution in Colombia or internationally. In Portugal, we completed our first test harvest in the first half of 2020. In August 2020, we received a license from INFARMED to cultivate, import and export dried cannabis flower produced at our Portuguese cultivation site. Due to the COVID-19 pandemic and restrictions on INFARMED’s ability to conduct a physical inspection of our Portuguese operation, the license was issued under a special licensing procedure and requires a confirmatory physical inspection from INFARMED. Our license provides our Portuguese operations the same rights and qualifications as licenses issued under the normal procedures, including the ability to conduct commercial operations. The physical inspection took place on August 27, 2020 and, upon successful completion of the inspection review, we expect our current license to be replaced with a license issued under the normal procedures. Under the current license granted by INFARMED, our production facility in Portugal is currently cultivating cannabis for commercial purposes.

In Germany, Cansativa imports and distributes flower and other products produced by third parties such as Aurora, Bedrocan, Canopy Growth and Tilray.

Extracts

By extracting and processing our flower produced in Colombia, we produce a variety of extracted products including isolates, crude oil extracts, standardized extracts, and oral solutions. Extracted products are often defined by their formulation, typically specifying the level of cannabinoids contained within. We currently market more than 10 different such formulations, and we plan to gradually grow our portfolio of formulations over time. These products also vary by container type, such as a bulk glass or plastic containers, and by size, such as 10 or 30 milliliter bottles.

Similar to our flower products, our extracts are generally classified as either containing low or high levels of THC, and the regulatory requirements applicable to each category are more stringent as the level of THC in the product increases. Extracts with low levels of THC can generally be commercialized more readily without requiring as many approvals, such as quotas or import permits, while extracts with high levels of THC are classified and regulated as controlled substances and subject to more stringent regulatory requirements, including production quotas, import and export permits, and product specific certifications. These products are sold as wellness or pharmaceutical products, depending on their quality standard and whether they are produced under Colombian GMP or EU GMP certified procedures.

Some of our clients have requested additional assistance with extracts, either in the form of extraction as a service or to assist with their own product development. We have engaged in these services on a limited basis. These ancillary services require substantial time and know-how, but we believe our ability to provide a broader array of business-to-business solutions could help strengthen our existing client relationships.

Our Operations

We are building our operations with many touchpoints in the cannabis chain, including genetics, cultivation, extraction, research and development, distribution and the management of a portfolio of medical and consumer brands, which we believe can position us to optimize capital efficiency throughout our business and contribute to consistency in the quality of our products and brands.

Genetics | Cultivation | Extraction | Research & Development | Distribution | Brands

LATIN AMERICA

CLEVER LEAVES

COLOMBIA/LATAM

Latin America's largest licensed producer of medical cannabis and hemp with 1.8M sq. ft. of GACP-certified cultivation and the region's only EU GMP-certified extraction operation. Only oils, isolates or other extracts are permitted for export.

Exclusive distribution partnership

BRAZIL

EUROPE

CLEVER LEAVES

PORTUGAL

Provisionally licensed producer headquartered in Lisbon, with an 85 ha property in the south of Portugal, 1ha of existing greenhouse and expansion underway, and a vision to construct GMP-certified pharmaceutical and processing facilities

IQANNA

GERMANY

Frankfurt–based pharmaceutical brand and importer/distributor of medical cannabis product cansativa

GERMANY

Minority investor in GDP and GMP-certified pharmaceutical company focused on cannabis importation and distribution

NORTH AMERICA

Herbal Brands, Inc

Manufacturer and distributor of health and wellness products selling in over 10,000 retail locations in the US

Operational Overview

Genetics

In Colombia, plant varietals cannot be commercialized until they have been registered with ICA, the Colombian agricultural regulator. In Colombia, we have registered 32 genetic strains of cannabinoids. We continue to optimize the use of these strains for our specific cultivation environment and have substantially increased our productivity as measured by weight per plant since our initial harvests.

In Portugal, in August 2020, we received a license from INFARMED to cultivate, import and export dried cannabis flower produced from our Portuguese cultivation site, including the right to import five different cannabis genetics and engage in cultivation for research and development purposes.

Cultivation

Colombia

We believe we have one of the largest licensed productive capacity footprints to produce medical cannabis in Colombia with 18 greenhouses creating 1.8 million square feet of cultivation space. With 6 million square feet of leased or owned land, our greenhouse cultivation can be expanded to approximately 2.5 million square feet at our existing operating site. We also have an option to acquire approximately 73 million additional square feet of agricultural land for open field cannabis production. Although we have built a limited amount of preliminary infrastructure on this expansion property and we have licensed the property for cultivation activity, we are currently holding development of this expansion pending increases in customer demand. Due to the scale and novelty of the operation, we would need to construct additional infrastructure and develop new processes to manage the scale of biomass production at this operation.

Our Colombian cultivation operations benefit from the following certifications:

•        In May 2020, some of our Colombian cultivation operations, representing approximately 100,000 square feet of propagation and nursery areas, approximately 400,000 square feet of our vegetative and flowering greenhouses, and approximately 20,000 square feet of our post-harvest and processing facility, were granted GACP certification by CUMCS. This certification is recognized globally and certifies that our production complies with CUMCS’ guidelines for quality and consistency based on a review and approval of our trained personnel practices, use of qualified equipment, and documentation and approval procedures. In addition, the certification attests that we operate under procedures to produce crops free of heavy metals and agrochemicals, an important differentiator for our business because of the safety measures required for pharmaceutical manufacturing. We obtained the GACP certification for an additional 14 greenhouses in November 2020, completing the certification process for all 18 of our greenhouses.

•        In July 2020, we received our EU GMP certification from HALMED for our post-harvest facility on our cultivation site in Colombia. EU GMP certification is often an essential requirement for exporting medical cannabis, particularly extracts, for commercial and medicinal purposes to European countries, including but not limited to Germany, the United Kingdom, Poland and Portugal.

Phase 1 Completed
40,000 sq. ft. post-harvest
processing facility
Phase 4 Completed
Phase 3 Completed
Phase 2 Completed
Phase 5
Cultivation Site #2
In Process

We have chosen to develop a significant portion of our cultivation operations in Colombia for the following reasons:

•        Geographic conditions make Colombia well situated for cannabis cultivation. Its proximity to the equator provides approximately 12 hours of daily sunlight throughout the year, its high-quality soil, abundant water and warm weather provide favorable conditions for year-round cultivation without the expense of significant light supplementation;

•        Within Colombia, our greenhouse cultivation operations are located at over 8,000 feet of elevation, which reduces the population of pests that can complicate agricultural operations;

•        The Colombian agronomical conditions result in lower expansion costs compared to those of Canadian and U.S. competitors;

•        The regulatory framework for cannabis and hemp operations is relatively well-established;

•        Colombia has a lower cost of living, labor and construction costs as compared to the United States or Canada; and

•        Due to the incumbent flower export industry in Colombia, export and logistics infrastructure is well established.

Portugal

Our European production operations are headquartered in Portugal where we have approximately 9 million square feet of agricultural and agro-industrial land and approximately 110,000 square feet of existing greenhouse facilities. In November 2019, we received a pre-license notice and authorization from INFARMED to begin preliminary cultivation operations, including an authorization to import cannabis genetics and engage in cultivation for research and development purposes. With this authorization, we completed our first test harvest of medicinal cannabis for research and development purposes in the first half of 2020. In August 2020, we received a license from INFARMED to cultivate, import and export dried cannabis flower produced at our Portuguese cultivation site and, similar to other licensed cannabis companies in Portugal, we are listed as of August 2020 on INFARMED’s Licensing Department’s registry. Due to the COVID-19 pandemic and restrictions on INFARMED’s ability to conduct a physical inspection of our Portuguese operation, the license was issued under a special licensing procedure and requires a confirmatory physical inspection from INFARMED. Our license provides our Portuguese operations the same rights and qualifications as licenses issued under the normal procedures, including the ability to conduct commercial operations. The physical inspection took place on August 27, 2020 and, upon successful completion of the inspection review, we expect our current license to be replaced with a license issued under the normal procedures. Under the current license granted by INFARMED, our production facility in Portugal is currently cultivating cannabis for commercial purposes. In January 2021, we began to construct approximately 150,000 square feet of greenhouse facilities as well as EU GACP-compliant post-harvest facility. We intend to later obtain EU GMP certification for our post-harvest processing activities. In January 2021, we also began an expansion initiative for the development of EU GMP-compliant processing facilities. We intend to later obtain EU GMP certification for a portion or all of our Portuguese operations.

We believe Portugal is one of the most attractive European jurisdictions for cannabis cultivation with favorable climate conditions, relatively low operating costs compared to other European countries and access to high quality facilities and talent. We selected our site within Portugal after conducting a nationwide agronomical study on cultivation conditions.

Extraction

Our Colombian extraction operations are conducted in approximately 44,000 square feet of pharmaceutical grade facilities with a fully-equipped R&D laboratory. We currently lease three adjacent or nearby properties in the secured industrial park where our extraction operations are located.

Our Colombian extraction facility is capable of processing 104,400 kg of dry flower per year and is expandable to over 300,000 kg of dry flower per year with limited additional investment. Of the 104,400 annual kilograms of dry flower extraction potential, approximately 32,400 kg per year can be extracted in our EU GMP-certified operation. By extracting and processing our flower produced in Colombia, we produce a variety of extracted products including isolates, crude oil extracts, standardized extracts, and oral solutions. Extraction of cannabis and processing of concentrates for medical and scientific purposes in Colombia requires a license, which allows sale of such final products in the domestic Colombian market. We are one of the first companies in Colombia to have obtained the requisite extraction license.

In August 2019, our Colombian manufacturing facilities were granted Colombian GMP certification by INVIMA. We were the first and currently are the only Colombian cannabis company to receive Colombian GMP certification from INVIMA. This Colombian GMP certification allows the manufacture of pharmaceutical-grade products that can be prescribed through medical distribution channels.

In July 2020, our Colombian extraction facilities also received EU GMP certification from HALMED. Our EU GMP certification is distinctive in that it covers API, and semi-finished and finished cannabis products. EU GMP certification is often a required qualification for much of the European market, which adheres to strict pharmaceutical quality standards, and for other markets that accept EU GMP certification within their territories.

Research and Development

As part of our Colombian operations, we also have a quality control laboratory and fully-equipped R&D laboratory, where we develop processes and formulations for safe and high efficacy products, develop ingredients and raw materials for new products, conduct stability tests on new products or formulations, and develop product master files or dossiers. We are developing extraction processes and methods to improve yields and efficiency as well as to create new product formats. We are developing new products and formulations to improve efficacy or meet regulatory requirements in new markets. We plan to develop a secondary research and development site in Portugal.

Distribution

Our primary sales channels are wellness products and pharmaceutical products. We organize our distribution efforts regionally into Latin America, the United States and rest of the world. Within each sales channel, there are a variety of products that we can manufacture and sell under various distribution arrangements. Our penetration of the wellness channel started with sales of non-cannabis Herbal Brands’ product lines in the United States. Our distribution of cannabis products has consisted to date of limited export shipments to Australia, Brazil, Canada, Chile, Germany, Israel, Italy, Netherlands, New Zealand, Perú, Poland, Spain, South Africa and the United Kingdom. However, we anticipate that our Colombian GMP and EU GMP certifications, our German subsidiary IQANNA, as well as our strategic investment in Cansativa will allow us to expand our pharmaceutical distribution channel, which typically has a higher margin but a longer sales cycle. In addition, Herbal Brands’ national distribution provides a platform we expect to leverage for cannabinoid distribution in the future, subject to changes in federal law and as regulations permit.

United States

Our distribution in the United States currently comprises only Herbal Brands nutraceutical products. Either directly or through distributors, we distribute Herbal Brands products to more than 10,000 retail locations in the United States, including specialty and health retailers such as GNC and The Vitamin Shoppe, mass retailers such as Walgreens and CVS, and specialty and health stores. Most of our products are manufactured and distributed from our production facility in Tempe, Arizona. Because we are not engaged in any commercial sales of cannabinoid products in the U.S., management of Herbal Brands’ distribution is distinct from our other operations.

Europe, Latin America and Rest of World

We generally distribute our cannabinoid products, directly and indirectly, to wellness and pharmaceutical clients. Due to the nascency of the industry, there is not always a clear separation between these two channels and there are instances where clients may request products that span both categories. Our pharmaceutical-grade cannabis extracts and finished products fit a broad range of industries and clients, including other global cannabis operators, nutraceutical companies, pharmaceutical companies, cosmetics companies and government agencies.

In general, wellness products have lower regulatory requirements and presently consist primarily of CBD. Our pharmaceutical products generally have higher regulatory and quality requirements, often requiring GMP or EU GMP certification. While the majority of our current pharmaceutical sales comprise mostly CBD, we are beginning to see higher demand for THC products. Beyond certifications such as EU GMP, THC products typically require enhanced regulatory requirements to cater to the pharmaceutical channel.

In Germany, distribution of medical cannabis products is highly regulated and complex. Cannabis products are prescribed by traditional and specialist physicians and fulfilled by pharmacies. The pharmacy industry is fragmented by law, with no chains of more than four locations under ownership by a single entity. Imports of cannabis into Germany must also be facilitated by a limited set of licensed importers and/or distributors. In order to navigate the challenges of entering the German market and reducing our reliance on German import partners, we have executed a strategic investment in an EU GDP and EU GMP certified German distributor, Cansativa. We hold approximately a 14% ownership interest and one board seat in Cansativa. Although we have yet to sell any products to or through Cansativa, we have a preferred supply relationship with Cansativa with respect to products sourced from Latin America. We are also developing a wholly owned importer and distributor of medical cannabis products called IQANNA, through which we market our pharmaceutical cannabinoid brand IQANNA. IQANNA is in the process of receiving necessary licenses and authorizations for the importation of cannabis products into, and their distribution in, Germany. As of the date of this prospectus, we have imported pharmaceutical and narcotic products to Germany on a limited basis but there could be no assurance that we will be able to continue to do so in the future. EU GMP certification is also required for medical cannabis sales in Germany. We believe that our EU GMP certification in Colombia will, once required regulatory licenses are received, lead to additional sales opportunities in Germany as well as new revenue streams via sales of branded pharmaceutical products.

Distribution in other parts of the world, including Latin America, is rapidly evolving. For example, in late 2019, ANVISA approved regulations to commence the sale of medical cannabis products, generally focused only on extracted products or oils, while also restricting the domestic production of cannabis in Brazil. We have established relationships with emerging operators in Brazil that are seeking both API as well as finished goods. Because registration of products with ANVISA is generally required, in addition to other requirements such as GMP certification, partnerships with these local operators is an important path to market due to their expertise around product registration and evolving distribution capabilities.

We anticipate that our distribution strategy in other new markets may be similar to that of Brazil, provided regulatory and other factors remain comparable. In Australia, for example, we provide both API and semi-finished products to local partners who then refine, distribute or market these products.

We are building relationships with businesses in Australia, Brazil, Canada, Colombia, Chile, Germany, Israel, Mexico, New Zealand, Peru, Portugal, South Africa, the United Kingdom and other countries in the European Union with the objective of preparing, planning or executing commercial shipments to such businesses, although completion of these shipments is not guaranteed and are subject to progress on factors including regulation, regulatory approvals, agreement on commercial parameters, negotiation of definitive documentation, successful test shipments, and validation by third party laboratories.

Brands

Our largest brands in terms of revenue to date are those managed by Herbal Brands. We have also begun to develop a pharmaceutical cannabis brand called IQANNA. For some of our cannabinoid business-to-business sales, we have operated under the Clever Leaves 360 brand name.

Strategic Investments

We seek to partner with and invest in several value-add companies to develop and strengthen market access and global reach. In December 2018, we made an initial investment into Cansativa. Founded in 2017 and based in Frankfurt, Germany, Cansativa is a GMP-certified pharmaceutical company and holds a GDP pharmaceutical wholesale license to trade in controlled substances. Cansativa imports and distributes medical cannabis products throughout Germany. We have an ownership interest in Cansativa of approximately 14% and hold one board seat. Although we have yet to sell any products to or through Cansativa, we have a preferred supply relationship with Cansativa with respect to products sourced from Colombia. We anticipate that this investment could assist us with distributing our medical cannabis products and IQANNA pharmaceutical brand products throughout the German medical marketplace.

Properties

Colombia.    We believe we have 18 greenhouses creating 1.8 million square feet of cultivation space. With 6 million square feet of leased or owned land, our greenhouse cultivation can be expanded to approximately 2.5 million square feet at our existing operating site. We also have an option to acquire approximately 73 million additional square feet of agricultural land for open field cannabis production, which expires in March 2022. We also own a 40,000 square feet post-harvest facility. We own approximately 14,000 square feet and lease approximately 78,000 square feet of industrial property near Bogota. We lease a corporate office of approximately 12,500 square feet in Bogota.

Mörfelden-Walldorf, Germany.    We lease one property in Germany near Frankfurt with approximately 20,000 square feet of office and warehouse space.

New York, New York.    We lease an office space of about 5,000 square feet, which serves as a corporate office.

Destin, Florida.    We lease an office space which serves as a local office location.

Paris, Tennessee.    We lease an office in Paris, Tennessee, which serves as the customer and sales support center for Herbal Brands.

Portugal.    We own approximately 9 million square feet of agricultural and agro-industrial land and approximately 110,000 square feet of existing greenhouse facilities near Odemira. We also lease a corporate office in Lisbon.

Tempe, Arizona.    We lease an approximately 45,000 square feet manufacturing and processing facility in Tempe, Arizona, which serves as the production center for our Herbal Brands products. Our Herbal Brands corporate office is also leased and is located in Tempe, Arizona.

Competitive Landscape

The global cannabis industry is highly competitive and evolving rapidly as the countries we serve are typically early stage and growing quickly. While the nature of our competition is dependent on the country being served, we believe our largest competition is currently derived from illicit providers that we expect will be replaced by licensed and regulated suppliers over time as third party reimbursement payor systems develop and end market prices decline. In more developed markets, our competition is typically derived from larger scale international and regional providers, while in emerging markets, our competitors are often smaller and more regional in scope.

Our competition is often insourced cannabinoid products from companies that are presently clients or that are targeted to become our clients. We compete against Canadian LPs that are focused on international markets outside of Canada examples of which include Aurora, Aphria, Canopy Growth, Cronos Group and Tilray as well as a few European operators such as Bedrocan. We also compete against enterprise-focused companies that specialize in cannabinoid extraction including The Valens Company, MediPharm Labs, and Neptune Wellness Solutions. There are also manufacturers of synthetic cannabinoids, either through chemical processes or biosynthetic processes, which can offer similar products, notably in the purified pharmaceutical product channel.

With respect to Herbal Brands, our nutraceutical channels are highly competitive competing against numerous other cleansing and wellness products. We also find that unauthorized distribution of our branded products can be sold at lower prices on direct to consumer services such as Amazon. While we are restricted from entering the United States with our cannabinoid products until federal laws change and regulations permit, we currently intend to launch legal CBD products through Herbal Brands. As a result, U.S. MSOs or hemp production and extraction companies may compete with us in CBD products, in the United States or internationally.

We believe our low-cost cultivation and extraction business model, significant production capacity, medicinal industry and enterprise focus, and scaling, global distribution capability will allow us to be disruptive and successfully compete in the countries we serve.

Regulatory Environment

We are committed to operating in compliance with applicable law, including US federal and state laws, and have focused our activities in those countries that have legalized key aspects of the production, distribution, sale and use of cannabinoids. However, the patchwork of federal and local legal frameworks governing our markets and related business activities are subject to change and have the potential to affect all areas of our business. We monitor the global regulatory landscape in order to ensure ongoing regulatory compliance in our relevant markets, and to identify and capitalize on new opportunities as they emerge around the world.

Regulatory Environment in Colombia

Cannabis-related activities are regulated in Colombia, under strict compliance with the United Nations Single Convention on Narcotic Drugs 1961, to which Colombia is a signatory. Law 1787 of 2016 (the “Medical Cannabis Law”), which together with related regulations provide for the traceability of cannabis plants, the resulting products and the specific activities of the licensed companies, specify the types of licenses, approvals and permits required for the respective activities, and establish various requirements applicable to the medical, veterinarian, industrial and wellness markets.

Adopted in 2016, the Medical Cannabis Law created a legal framework for the medical and scientific use of cannabis and its derivatives in Colombia and imposed the obligation on the Colombian government to create proper regulatory cannabis framework.

Licensing Requirements

Effective as of April 17, 2017, the Decree 613 adopted by the National Colombian Government (“Decree 613”) created the licensing regime for the cultivation, processing, manufacturing, acquisition, import, export, transport and commercialization of cannabis seeds, cannabis flower and its derivatives.

From a legal and regulatory perspective, there are two classes of cannabis plants which are categorized according to their THC content. A plant is considered psychoactive if it has a THC content of 1% or more on a dry weight basis. Non-psychoactive plants are those with less than 1% THC content on a dry weight basis.

A license is required for the cultivation of both psychoactive and non-psychoactive plants. Psychoactive plants also require the grant of a quota for their breeding, sowing and cultivation. The grant of a quota entails full traceability from the beginning with mother plants, to the final destination of the derivative (which may be for exportation, local market or research), all of which are reported to and verified by the Narcotics National Fund (“FNE”) and the Ministries of Health and Justice. Non-psychoactive plants do not require quota for their sowing and cultivation.

Resolutions 577 and 579 of 2017 adopted by the Colombian Ministry of Justice provide for the requirements and the process for obtaining licenses to handle seeds or grow psychoactive and non-psychoactive cannabis, and contain provisions aimed at promoting and protecting small scale cultivators, stating that at least 10% of the raw materials used to manufacture cannabis derivatives must come from small scale cultivators.

There are four types of licenses issued with respect to activities relating to cannabis and cannabis derivatives for medical and scientific use:

•        License to handle seeds, which covers the acquisition of seeds under any title, import, storage, marketing, distribution, possession, and final disposal, as well as their use, export and commercialization;

•        License to grow psychoactive cannabis, which permits its cultivation, sowing, acquisition and production of seeds, storage, marketing, distribution, and final disposal, as well as use of cannabis plants with 1% THC content or more for medical and scientific purposes; medical use cannot be done with raw cannabis as it has to be transformed into extracts or medicines. Exports of dried flower are only allowed for research purposes;

•        License to grow non-psychoactive cannabis, which permits its cultivation, acquisition, and production of seeds; storage, marketing, distribution and final disposal of cannabis plants with less than 1% THC content in dry weight, as well as their use for medical, industrial and scientific purposes; medical use cannot be done with raw cannabis as it has to be transformed into extracts or medicines. Exports of dried flower are only allowed for research purposes; and

•        License to manufacture cannabis derivatives, which is required for the transformation of cannabis for medical and scientific purposes and covers the manufacture, acquisition under any title, import, export, storage, transport, marketing, and distribution of psychoactive and non-psychoactive cannabis derivatives.

Decree 613 sets forth the applicable requirements for each of the above-mentioned types of licenses.

Clever Leaves has obtained all the above mentioned licenses and the necessary quotas to perform its current activities.

Relevant Governmental Bodies

The regulation, oversight and enforcement of cannabis licenses are performed by several governmental bodies in Colombia, including the Ministry of Health and Social Protection, the Ministry of Justice and Law, the FNE, INVIMA and the ICA.

The Ministry of Justice is responsible for the evaluation of documents and the issuance of licenses to handle seeds, to grow psychoactive and non- psychoactive cannabis.

The ICA regulates the registration, protection and use of cannabis seeds and cannabis-based finished products for veterinary use.

INVIMA is responsible for the evaluation of documents and the issuance of the licenses to manufacture cannabis derivatives. In addition, INVIMA is responsible for the authorization of the cannabis-based finished products for human consumption or use, according to the following categories: (i) phytotherapeutics (herbal medicines), (ii) pharmaceutical products, (iii) cosmetics, and (iv) magistral formulae.

The FNE regulates all activities related to the commercialization of psychoactive raw material, and finished products containing 0.2% THC or more on a dry weight basis. Marketing of non-psychoactive raw material is not under the control regime and all products with less than 0.2% THC are not considered a controlled substance.

Allocation of Quotas to Licensed Companies

Quotas for breeding, sowing and cultivating psychoactive plants are allocated by the Ministry of Justice, based on a pre-authorized or simultaneously approved manufacture quota which is granted by the Ministry of Health based on written commercial agreements or letters of intention with clients that reflect estimated sales for the next calendar year. The deadline for the ordinary quota application is April 30 of each year. In order to apply for a quota an applicant must have the relevant licenses for psychoactive cannabis.

The quota system in Colombia allows for additional supplementary quotas at any time during the year, if a company is interested in developing new products which were not included in its original quota application. A supplemental quota can be requested at any time upon signing a contract with customers for the new products. In addition, in May and September it is possible to request for an additional quota for cultivation or extraction.

Quotas granted to private companies are always related to the cannabis estimates confirmed to Colombia each year by the INCB.

While cannabis-related licenses must be renewed every five years, quotas are granted on a yearly basis and must be requested the year prior to the forecasted cultivation and extraction.

Cannabis Derivatives

The FNE regulates the disposal, import and export of controlled substances in Colombia, including, cannabis psychoactive derivatives. All inventory movements of psychoactive derivatives must be reported to FNE in a timely manner and must be consistent with the quotas allocated to the respective cannabis producers.

In addition to the 1% THC limit for dry weight in the plant material, in March 2020, the Colombian government established a 0.2% THC threshold for cannabis-based finished products to be considered a controlled substance which is also applicable for imports and export of all cannabis and cannabis derived products. Finished products with less than 0.2% THC content are considered a noncontrolled substance and are not subject to the above-mentioned requirements.

Decree 613 allows for the manufacture of cannabis derivatives for medicinal and wellness purposes, subject to obtaining the relevant licenses. Dry flower may only be used as raw material or for scientific research, and its commercialization for other purposes is prohibited.

Export Permits

The export of controlled substances and products (including raw material, pharmaceutical products and phytotherapeutics) outside Colombia requires an exportation permit issued by the FNE. The FNE grants (i) non-control certifications to cannabis products below the 0.2% THC limit, and (ii) export permissions based on the corresponding import permission issued by the authority of the destination country. In compliance with the 1961 Single Convention on Narcotic Drugs, the FNE verifies the importing country’s confirmed estimates to ensure that their exportation does not exceed the respective value, even if the destination country had granted the import permit.

Colombian GMP Certification

In September 2019, Clever Leaves received Colombian GMP certification for its Colombian facility to manufacture cannabis-based finished products for liquid-oral pharmaceutical dosage forms from INVIMA, which confirms that the products manufactured by Clever Leaves are produced and controlled according to Colombian quality standards.

European Union (EU) Regulatory Environment

Regulations regarding medical cannabis

There is no formal EU definition of “medical cannabis.” Medical cannabis can be described as whole-plant cannabis-derived products (generally cannabis flower or oils) that are licensed by member state health systems for prescription by a physician. As recognized by the European Monitoring Centre for Drugs and Drug Addiction, medical cannabis refers to a wide variety of preparations and products that may contain different active ingredients and use different routes of administration.

From a legal and regulatory perspective, there are two categories of medical cannabis products: cannabis-derived medicinal products and cannabis preparations for medical use.

•        Cannabis-derived medicinal products are products which have been granted a marketing authorization from a regulatory authority (the European Medicines Agency at EU level or national competent authorities at EU member state level), after going through extensive clinical trials to test the products’ safety and effectiveness. These products are regulated as (cannabis-derived) “medicinal products” in accordance with the harmonized EU regulatory system set forth by EU Directive 2001/83/EC. To date, several cannabinoid-containing medicinal products have been authorized for marketing in the EU and certain EU member states, including, among others, plant-based products Sativex® (nabiximols) and Epidyolex® (CBD), and synthetic products Marinol® (dronabinol) and Cesamet® (nabilone).

•        Cannabis preparations for medical use are products which may be authorized through national distribution and use authorizations or licenses in certain EU member states. This group of products includes, among others, raw cannabis (such as the flowering tops, resin, and oils extracted from the plant). Alternatively, raw cannabis can be transformed by a pharmacist into a magistral preparation in accordance with a medical prescription, or the raw cannabis may already have been transformed by the manufacturer into standardized cannabis preparations. These cannabis preparations can vary greatly in composition, depending for example on the strain of cannabis, the growing conditions and how the preparations are stored.

Since the EU is not a party to the international conventions related to the control of drugs, the obligation to implement the requirements of said conventions sits with the individual EU member states. The regulation of medical cannabis falls largely within the competence of the EU member states, which may decide to permit the medical use of cannabis preparations (without requiring a marketing authorization in accordance with EU Directive 2001/83/EC) under specific conditions. Pursuant to Article 5(1) of Directive 2001/83/EC (which relates to so-called “named patient use” of medicinal products), the use of medical cannabis can only be authorized by member states upon medical prescription and when there is a medical need for the patient.

The regulations with respect to medical cannabis vary greatly amongst member states. While some EU member states have adopted specific legal provisions and frameworks governing the distribution and use of medical cannabis, including Germany, Czech Republic, Poland, Italy, Malta and Portugal, the status of medical cannabis in other member states remains unclear.

Regulations regarding CBD-containing products

CBD is a naturally occurring cannabinoid found in cannabis/hemp plants, which is not in itself considered as a narcotic or psychotropic substance under the International Conventions or the laws of some EU Member States, including Germany. The substance can be isolated as a pure compound, and in principle can be extracted from all parts of the plant, practically free from other cannabinoids (such as THC) and therefore free from any psychotropic or narcotic properties. The WHO considers that CBD is generally well tolerated with a good safety profile and does not exhibit effects indicative of any abuse or dependency potential.

Nevertheless, to date, the status of CBD, which can be included in different types of regulated products (e.g. cosmetics, food, etc.), remains unclear in the European Union. For example, with respect to cosmetic products, while the European Cosmetic Ingredient database highlights the cosmetic functions of CBD (i.e., its antioxidant, anti-seborrhoeic, skin conditioning and skin protecting properties), it also considers that its use in cosmetic products may be prohibited if it is prepared as an extract or tincture of cannabis in accordance with the Single Convention on Narcotic Drugs (1961) (the “Single Convention”). As the Single Convention uses a narrow definition of cannabis limited to “the flowering or fruiting tops of the cannabis plant” and excludes the seeds and leaves of the plant, from an EU perspective, CBD may be used in cosmetics when obtained from the seeds and leaves (only) of cannabis plants. EU Member State regulations on controlled substances may differ in their treatment of CBD products.

The following sections describe the legal and regulatory landscape in Germany and Portugal, the two the EU member states in which Clever Leaves conducts its main EU operations.

Germany Regulatory Landscape

Regulations regarding medical cannabis

The importation and distribution of medical cannabis in Germany is mainly covered by BtMG, the German Medicines Act (Arzneimittelgesetz), and the German Narcotics Foreign Trade Ordinance (Betäubungsmittel-Außenhandelsverordnung) as well as the Single Convention on Narcotic Drugs (1961). The relevant competent authorities are BfArM, the Federal Opium Authority, a sub-unit of the BfArM, and the German Federal authorities.

Pursuant to sec. 1 (1) in conjunction with annex I BtMG, cannabis is a narcotic drug, subject to certain exceptions including seeds and cannabis with a tetrahydrocannabinol (THC) content of less than 0.2%, which are not classified as narcotic drugs. It is a criminal offence in Germany to illicitly cultivate, produce and trade in cannabis or, without engaging in its trade, to import, export, transit, sell, supply, otherwise place it on the market or acquire or procure it in any other way.

The Act on the Amendment of Narcotic Drugs and Other Regulations (Gesetz zur Änderung betäubungsmittelrechtlicher und anderer Vorschriften) which came into force on March 10, 2017, introduced an exception to allow the prescription and trade of cannabis for medical purposes. Prior to March 2017, the import of cannabis was not permitted, and pharmacies could request medical cannabis from abroad for specific patients only in exceptional circumstances (upon medical prescription), subject to a special case-by-case approval issued by BfArM. Since March 2017, cannabis cultivated for medical purposes outside Germany can be imported and marketed in Germany by private companies provided they have obtained the relevant licenses that must be in line with the Single Convention.

Prescribing and Dispensing Regime

In Germany, the legal framework enables doctors to prescribe medical cannabis. Generally, medical cannabis is distributed in the form of medicinal cannabis flowers, as a cannabis extract or as a finished product containing the active substance dronabinol (THC). Pursuant to the German Narcotics Law, only pharmacies are permitted upon a special prescription to supply cannabis to patients in the form of cannabis flowers, cannabis extracts (magistral preparations) or dronabinol or as finished products containing natural or synthetic cannabinoids. The exact recipe instructions for such magistral preparations are laid down in the New Prescription Form, which is the standard work for drug production in pharmacies and is part of the German Drug Codex.

Reimbursement Regime

Health insurance is statutorily mandated in Germany, and residents are covered by either statutory health insurance plans (covering approximately 90% of the population) or private health insurance. Prior to March 2017, only cannabis intended for the manufacture of finished medicinal products containing cannabis could be imported into Germany. Since March 10, 2017, medical cannabis can be prescribed at the expense of the statutory health insurance companies in Germany upon their prior approval.

Currently, the costs of medical cannabis are covered by German health insurance. Insured persons with a serious disease are entitled to be supplied with cannabis in the form of dried flowers or extracts in standardized quality (and pharmaceuticals containing the active substances dronabinol or nabilone) if a generally recognized treatment in accordance with medical standards is not available or cannot be used in the individual case and there is a prospect of positive effect on the course of the disease or person’s symptoms according to Section 31 Paragraph 6 German Social Insurance Code (Fünftes Sozialgesetzbuch).

The new Law for More Safety in the Supply of Pharmaceuticals (Gesetz für mehr Sicherheit in der Arzneimittelversorgung) which became effective in August 2019 enables patients who have been granted an approval to switch smoothly between cannabis products without having to wait for a new approval.

Licensing Requirements

In order to import and distribute medical cannabis in Germany, a private company needs a License for the Trade in Narcotic Drugs, and a Wholesale Trading License from local health authorities. In addition, if cannabis is imported from non-EU/EEA countries, the company will also need an Import/manufacture License for pharmaceuticals issued by the relevant health authority. For each individual shipment of cannabis an import permit will be required after the Narcotics Licenses is granted.

License for the Trade in Narcotic Drugs

A License for the Trade in Narcotic Drugs is required for all operations relating to the trading of narcotic drugs (such as cannabis), including, among others, cultivation, production, import and export. This license is issued by the Federal Opium Agency, a division of BfArM.

Import Authorization for Narcotics

An Import Authorization for narcotics issued by the Federal Opium Agency is required for each import of narcotics into Germany. An Import Authorization for narcotics can only be obtained by a company with business activities in Germany. The authorities have broad rights with respect to issuing Import Authorizations and may refuse to grant an Import Authorization or, in certain circumstances, restrict the quantity of the narcotics being imported.

An Import Authorization cannot be transferred to third parties and is limited to a maximum of three months (or six months for imports by sea). If the narcotics are not imported within this time frame, the import authorization must be returned to BfArM.

A company applying for a License for the Trade in Narcotic Drugs and an Import Authorization for narcotics must meet various requirements, including among other, an appointment of a responsible person with relevant expertise responsible for compliance with the regulations governing narcotics, compliance with applicable security measures and certain recordkeeping and reporting requirements.

Wholesale Trading License

Medical cannabis falls under the definition of a medicinal product, as defined in the German Medicines Act, and requires a Wholesale Trading License if a private company engages in wholesale trading of medical cannabis. Wholesale trading is defined broadly and includes any professional or commercial activity involving the procuring, storing, supplying or exporting of medicinal products, with the exception of the dispensing of medicinal products to consumers other than physicians, dentists, veterinarians or hospitals.

A company applying for an Import Authorization for narcotics with respect to the import of medical cannabis into Germany generally is also in possession of a Wholesale Trading License.

Other Licenses

A company importing medical cannabis from non-EU/EEA countries is required to have an Import License for pharmaceuticals pursuant to Sec. 72 of the German Medicines Act.

If medical cannabis is treated with ionizing radiation (for example, cannabis products that are subject to electron, gamma or x-ray radiation to reduce the bacterial count) it may require a marketing authorization. In addition, there are several other licenses that might also be required for certain types of medical cannabis products or activities (such as a manufacturing license, in case the medical cannabis is processed, packed, labeled or market released in Germany according to section 13 of the German Medicines Act).

EU GMP Certification

The guidelines on EU GMP describe the minimum standard that a pharmaceutical manufacturer must meet in its production processes according to European standards. Any pharmaceutical manufacturer wishing to import medicinal products into the EU must comply with EU GMP.

A prerequisite under EU GMP is that medicinal products are of consistently high quality, suitable for their intended use and meet the requirements of the marketing authorization or clinical trial authorization. For this reason, an EU GMP certification facilitates the movement of goods and contributes to the credibility of the product. In general, Article 51 of Commission Directive 2001/83/EC requires that each and every batch imported from an EU country outside the EU is checked to ensure that it complies with EU GMP standards. If a manufacturer in a non-EU country has an EU GMP certification for its medicinal product, this batch testing is not required pursuant to Article 51(2) of Commission Directive 2001/83/EC.

Under German law, the EU GMP guidelines must be complied with respect to medicinal products and active substances that are manufactured, tested, stored, placed on the market in Germany, brought into or out of the German territory, imported or exported.

In July 2020, Clever Leaves received an EU GMP certification from HALMED allowing Clever Leaves’ pharmaceutical post-harvest facility and laboratory located outside Bogota, Colombia, to produce API, semi-finished and finished cannabis products for medical purposes.

Regulations regarding CBD-containing products

In Germany, BfArM takes a view that CBD is currently not subject to the BtMG as a pure substance and is exempt from the narcotics regulations if it is produced from plants cultivated in countries of the European Union with certified seeds (hemp) or their THC content does not exceed 0.2% and certain other conditions are satisfied. This exemption from the BtMG also applies to preparations made from plants and parts of plants if they meet the above conditions.

While this position has not been officially confirmed by the German authorities with respect to cosmetics, in light of the applicable EU regulatory framework, the use of CBD isolate for commercial purposes — including use in cosmetics — may in principle be permitted in Germany provided the conditions listed above (including not exceeding 0.2% THC) are met. CBD products may be subject to additional restrictions (for example, concentration limits that must be met for the product to not be considered a medicinal product). CBD products that are not absorbed orally (such as cosmetics containing CBD) cannot be sold to consumers unless their manufacturers prove that such products cannot be used for intoxication.

Portugal Regulatory Environment

Cannabis legal framework

In Portugal, cannabis activities are regulated by sets of laws and regulations which were adopted over time, including:

•        Decree-Law no. 15/93, dated January 22, 1993 (the “Narcotics Law”), which, among other matters, regulates cannabis substances and products as legally controlled psychotropic substances that are subject to licensing, for certain legally authorized purposes, and other restrictions, and creates the legal framework applicable to drug trafficking and consumption of the narcotic and psychotropic substances;

•        Implementing Decree no. 61/94, which implements the Narcotics Law;

•        Law no. 33/2018, dated July 18, 2018 (the “Cannabis Law for Medicinal Purposes”), which establishes the legal framework for medicines, preparations and substances based on the cannabis plant for medicinal purposes;

•        Decree-Law no. 8/2019, dated January 15, 2019, which implements the Cannabis Law for Medicinal Purposes; and

•        Administrative Ordinance no. 44-A/2019, dated January 31, 2019, which regulates the pricing regime applicable to preparations and substances based on the cannabis plant for medicinal purposes.

Prior to the adoption of the Cannabis Law for Medicinal Purposes which is specific to medical cannabis, the Narcotics Law considered the cannabis products listed therein (leaves of cannabis sativa L., cannabis resin, cannabis oil obtained from cannabis sativa L. and seeds not intended for cannabis sativa L.) as legally controlled psychotropic substances that could be cultivated, processed manufactured or distributed in Portugal, subject to certain licensing rules and conditions.

Licenses required for, among others, the cultivation, production, manufacturing, trade, distribution, import, export, transit and transportation of cannabis are granted by INFARMED for exceptional uses primarily for medical, medical-veterinary and scientific and research purposes, and in compliance with strict regulatory requirements. Although the Narcotics Law technically allowed the cultivation, processing or transformation of cannabis for medical and research purposes, since 1993, when the Narcotics Law was adopted, until the adoption of the Cannabis Law for Medicinal Purposes, cannabis was mainly viewed as a narcotic and there was no formal medical cannabis program in Portugal.

Adopted in 2018, the Cannabis Law for Medical Purposes created a special legal framework for the use, prescription, research, sale and distribution of medicines, preparations and substances based on the cannabis plant. The Cannabis Law for Medical Purposes was specifically aimed at organizing a proper medical cannabis program, including the prescription by doctors and distribution by pharmacies of medicines, preparations and substances based on cannabis, as well as the research of its therapeutic components.

Both the Cannabis Law for Medical Purposes of 2018 and the Decree-Law no. 8/2019 that implemented it came to separate and define cannabis products in medicines (e.g. medicines based on preparations or substances derived from the cannabis plant), preparations (e.g. extracts, tinctures, oils) and substances (e.g. cannabis plants, or parts, whether whole, fragmented or cut).

The Decree-Law no. 8/2019 clarified that cannabis medicines require a Marketing Authorization and their preparations and substances require a Marketing Placing, in both cases granted by INFARMED. The Decree-Law no. 8/2019 has also specified that cannabis activities for medical purposes subject to licensing must comply with:

•        Good Agricultural Collection Practice (GACP), for cultivation activities;

•        Good Manufacturing Practice for Active Substances, for APIs’ manufacturing activities;

•        Good Manufacturing Practice (GMP), for medicines manufacturing activities; and

•        Good Distribution Practice (GDP), for distribution of medicines and API.

In addition, Decree-Law no. 8/2019 provides that the prescription of medicines, preparations and substances based on the cannabis plant for medicinal purposes are only permitted in circumstances where conventional treatments with authorized medicines are determined to not produce the expected effects or to cause relevant adverse effects.

Pursuant to the Administrative Ordinance no. 44-A/2019, the pricing of cannabis preparations and substances is subject to approval by INFARMED. The holder of a Marketing Placing must propose and communicate to INFARMED the price it intends to charge for its cannabis preparations and substances. The proposed price must be accepted by INFARMED which has the power to object to it.

Medical cannabis: types of licenses

Cannabis is a controlled substance in Portugal, and INFARMED supervises any activities related to its cultivation, processing and manufacturing, distribution and import/exports. There are currently six different categories of licenses for activities related to medical cannabis: (1) cultivation, (2) manufacturing, (3) wholesale distribution, (4) import, (5) export, and (6) transit. Entities seeking to conduct any of the activities subject to licensing must submit an individual application to INFARMED, in which they must describe their economic and pharmaceutical project and specify its chain of suppliers and buyers. Failures to comply with the licensing regime or the license terms are subject to fines.

Clever Leaves Portugal Lda. (previously known as Northern Swan Portugal Lda., “Clever Leaves Portugal”) has applied for the licenses for cultivation, APIs’ manufacturing and importing/exporting of cannabis for medical purposes. In 2019, Clever Leaves Portugal received an importation license from INFARMED for research purposes, allowing to start growing cannabis plants in its greenhouses located in the south of Portugal. In November 2019, Clever Leaves Portugal received the decision from INFARMED (“decisão de aptidão”) stating that Clever Leaves’ application was complete and it is permitted to start developing the facilities for cultivation in order to request the final inspection by INFARMED in next 6 to 12 months. In August 2020, we received a license from INFARMED to cultivate, import and export dried cannabis flower produced at our Portuguese cultivation site and, similar to other licensed cannabis companies in Portugal, we are listed as of August 2020 on INFARMED’s Licensing Department’s registry. Due to the COVID-19 pandemic and restrictions on INFARMED’s ability to conduct a physical inspection of our Portuguese operation, the license was issued under a special licensing procedure and requires a confirmatory physical inspection from INFARMED. Our license provides our Portuguese operations the same rights and qualifications as licenses issued under the normal procedures, including the ability to conduct commercial operations. The physical inspection took place on August 27, 2020 and, upon successful completion of the inspection review, we expect our current license to be replaced with a license issued under the normal procedures. Under the current license granted by INFARMED, our production facility in Portugal is currently cultivating cannabis for commercial purposes.

Recreational use of cannabis

Recreational use of cannabis is currently not allowed in Portugal but is not criminalized.

Status of CBD-related products

Although the legal status of CBD products in Portugal raises questions in the legal community, CBD products are technically viewed as controlled substances and are subject to the restrictions and licensing requirements imposed by the Narcotics Law.

Regulatory Framework in the United States

While Clever Leaves owns a U.S. business that manufactures and distributes health and wellness products in the United States, neither Clever Leaves nor any of its subsidiaries currently engage in the cultivation, distribution, sale or possession of medical or adult use cannabis in the United States and, as such, are not required to obtain licenses related to such activities under any state law.

Legal status of cannabis, other than hemp

All but four U.S. states have legalized, to some extent, cannabis for medical purposes. Thirty-five states, the District of Columbia, Puerto Rico and Guam have legalized some form of whole-plant cannabis cultivation, sales and use for certain medical purposes (medical states). Fifteen of those states and the District of Columbia and Northern Mariana have also legalized cannabis for adults for non-medical purposes (sometimes referred to as recreational use). Eleven additional states have legalized low-THC/high-CBD extracts for select medical conditions (CBD states).

Under U.S. federal law, however, those activities are illegal. The Controlled Substances Act (the “CSA”) continues to list cannabis (marijuana, but not including hemp) as a Schedule I controlled substance (i.e., deemed to have no medical value), and accordingly, the manufacture (growth), sale or possession of cannabis is federally illegal, even for personal medical purposes. It also remains federally illegal to advertise the sale of cannabis or to sell or advertise the sale of paraphernalia designed or intended primarily for use with cannabis, unless the paraphernalia is traditionally used with tobacco or authorized by federal, state or local law. Entities or persons who knowingly lease or rent a property for the purposes of manufacturing, distributing or using any controlled substances, or merely knows that any of those activities are occurring on land that they control, can also be found liable under the CSA. Additionally, violating the CSA is a predicate crime under U.S. anti-money laundering laws.

Violations of any U.S. federal laws and regulations can result in arrests, criminal charges, forfeiture of property, significant fines and penalties, disgorgement of profits, administrative sanctions, criminal convictions and cessation of business activities, as well as civil liabilities arising from proceedings initiated by either the U.S. government or private citizens. The U.S. government could enforce the federal cannabis prohibition laws even against companies complying with state law. Enforcement in the U.S. could slow the progress of global legalization, which could negatively impact cannabis businesses not even operating in the U.S. or subject to any enforcement action and could negatively impact our business.

The likelihood of adverse enforcement remains uncertain. The U.S. government has not recently prosecuted any state law compliant cannabis entity, although the risk of future enforcement cannot be dismissed entirely. In 2018, then-U.S. Attorney General Jefferson Sessions rescinded the DOJ’s previous guidance (the Cole Memo) that had given federal prosecutors discretion not to enforce federal law in states that legalized cannabis, as long as the state’s legal regime adequately addressed specified federal priorities, and had authorized federal prosecutors to use their prosecutorial discretion to decide whether to prosecute state-legal adult-use cannabis activities. Since that time, U.S. Attorneys have taken no legal action against state law compliant entities, and the Biden administration is generally anticipated to formalize federal decriminalization of state legal cannabis activity.

Since December 2014, companies strictly complying with state medical cannabis laws have also been protected against enforcement by an amendment (originally called the Rohrabacher-Blumenauer Amendment, now called the Joyce provision) to the Omnibus Spending Bill, which prevents federal prosecutors from using federal funds to impede the implementation of medical cannabis laws enacted at the state level. Courts have interpreted the provision to bar the DOJ from prosecuting any person or entity in strict compliance with state medical cannabis laws. While the Joyce provision prevents prosecutions, it does not make cannabis legal. Accordingly, if the protection expired, prosecutors could prosecute illegal activity that occurred within the statute of limitations even if the Joyce protection was in place when the federally illegal activity occurred. The Joyce protection depends on its continued inclusion in the federal omnibus spending bill, or in some other legislation, and entities’ strict compliance with the state medical cannabis laws. Furthermore, how the DOJ would enforce against an entity complying with a state’s medical and adult use laws has not been resolved and is open to debate.

Legal status of hemp and hemp derivatives

Until recently, hemp (defined by the U.S. government as Cannabis sativa L. with a THC concentration of not more than 0.3% on a dry weight basis) and hemp’s extracts (except mature stalks, fiber produced from the stalks, oil or cake made from the seeds and any other compound, manufacture, salt derivative, mixture or preparation of such parts) were illegal Schedule I controlled substances under the CSA. The 2014 Farm Bill authorized states to establish industrial hemp research programs. The majority of states established programs purportedly in compliance with the 2014 Farm Bill. Many industry participants and even states interpreted the law to include “research” into the commercialization of, and commercial markets for, CBD from hemp, including products containing CBD.

In December 2018, the U.S. government changed hemp’s legal status. The Agriculture Improvement Act of 2018, Pub.L. 115-334 (the “2018 Farm Bill”), removed hemp and extracts of hemp, including CBD, from the CSA schedules. Accordingly, the production, sale and possession of hemp or extracts of hemp, including CBD, no longer violate the CSA. The 2018 Farm Bill did not create a system in which individuals or businesses can grow hemp whenever and wherever they want. There are numerous restrictions. The 2018 Farm Bill allows hemp cultivation under state plans approved by the U.S. Department of Agriculture (“USDA”) or under USDA regulations in states that have legalized hemp but not implemented their own regulations. It also allows the transfer of hemp and hemp-derived products across state lines for commercial or other purposes, even through states that have not legalized hemp or hemp-derived products. Nonetheless, states can still prohibit hemp or limit hemp more stringently than the federal law.

Despite the passage of the 2018 Farm Bill, hemp products’ legal status is complicated further by state and other federal law. The states are a patchwork of different laws on hemp and its extracts, including CBD. Additionally, the FDA claims that the Food, Drugs & Cosmetics Act (the “FD&C Act”) significantly limits the legality of hemp-derived CBD products.

The section of the 2018 Farm Bill establishing a framework for hemp production also states explicitly that it does not affect or modify the FD&C Act Section 351 of the Public Health Service Act, or the authority of the Commissioner of the FDA under those laws. Within hours of President Trump signing the 2018 Farm Bill, the FDA issued a statement reminding the public of the FDA’s continued authority “to regulate products containing cannabis or cannabis-derived compounds under the [FD&C Act] and Section 351 of the Public Health Service Act.” First, the FDA noted that “it’s unlawful under the FD&C Act to introduce food containing added CBD or THC into interstate commerce, or to market CBD or THC products, as, or in, dietary supplements, regardless of whether the substances are hemp-derived,” and regardless of whether health claims are made, because CBD (and THC) are active ingredients in FDA-approved drugs and became the subject of public substantial clinical investigations when GW Pharmaceuticals submitted investigational new drug (IND) applications for Sativex and Epidiolex, both containing CBD as an active ingredient. The FDA then warned against health claims: prior to introduction into interstate commerce, any cannabis product, whether derived from hemp or otherwise, marketed with a disease claim (e.g., therapeutic benefit, disease prevention) must first be approved by the FDA for its intended use through one of the drug approval pathways. Notably, the FDA can look beyond the product’s express claims to find that a product is a “drug.” The definition of “drug” under the FD&C Act includes, in relevant part, “articles intended for use in the diagnosis, cure, mitigation, treatment, or prevention of disease in man or other animals” as well as “articles intended for use as a component of [a drug as defined in the other sections of the definition].” In determining “intended use,” the FDA has traditionally looked beyond a product’s label to statements made on websites, on social media or orally by the company’s representatives. The FDA did acknowledge that hemp foods not containing CBD or THC are legal (e.g., hulled hemp seeds, hemp seed protein, hemp seed oil).

Some CBD products are arguably federally legal today, notwithstanding the FDA’s position. To the extent that a CBD product is outside the FDA’s jurisdiction, the product is likely federally legal because CBD, unlike many drugs that the FDA regulates, is no longer listed on the FDA’s schedules. CBD products other than food, beverages and supplements and not marketed as a drug, including making health claims, may fall outside of the FDA’s authority. If so, some products that may be legal today include topical products such as cosmetics, massage oils, lotions and creams. Additionally, the FDA lacks authority, except in limited circumstances, to enforce against companies selling CBD products that do not enter into “interstate commerce,” although the definition of interstate commerce is amorphous and may include sources of ingredients, components or even investments that in some way impact more than one state.

Enforcement under the FD&C Act may be criminal or civil in nature and can include those who aid and abet a violation, or conspire to violate, the FD&C Act. Violations of the FD&C Act (Prohibited acts) are for first violations misdemeanors punishable by imprisonment up to one year or a fine or both and for second violations or violations committed with an “intent to defraud or mislead” felonies punishable by fines and imprisonment up to three years. The fines provided for are low ($1000 and $3000), but under the Criminal Fine Improvements Act of 1987, the criminal fines can be increased significantly (approximately $100,000 to $500,000). Civil remedies under the FD&C Act include civil money penalties, injunctions and seizures. The FDA also has a number of administrative remedies (e.g., warning letters, recalls, debarment). With respect to CBD products, the FDA so far has limited its enforcement to sending cease-and- desist letters to companies selling CBD products and making “egregious, over-the-line” claims, such as “cures cancer,” “treats Alzheimer’s Disease” and “treats chronic pain.” Additionally, plaintiff lawyers have brought putative class actions against several companies selling CBD product, claiming that the marketing of them as legal products violates California law, although most of the cases have been stayed pending the FDA issuing promised guidelines to the industry. Since issuing the initial guidance following the 2018 Farm Bill, the FDA has sent cease and desist warning letters to more than twenty companies making health claims about CBD products. The Federal Trade Commission (“FTC”) has also sent warning letters to companies making unsubstantiated health claims about CBD products and has even filed a lawsuit against one. Neither the FDA nor the FTC has taken greater enforcement action or any action against CBD cosmetics making no health claims. The FDA’s additional guidance on CBD, titled, “Cannabidiol Enforcement Policy; Draft Guidance for Industry,” which the FDA has described as a “risk-based enforcement policy” to prioritize enforcement decisions, was submitted to the White House on July 22, 2020. The communications between the FDA and the White House have not been made public, and we do not know how, if at all, new guidance could create pathways for CBD products, change the FDA’s enforcement against CBD products, or impact Clever Leaves. As of January 19, 2021, Clever Leaves conducts no activities with respect to commercial CBD or CBD products in the U.S. It plans to import CBD isolate in crystal form for research and development on products for cosmetic application and possibly for the commercial sale of cosmetics with CBD. The import and transport of, and R&D with, the CBD would be legal under all applicable laws, and Clever Leaves’ sale of any CBD cosmetic would be legal.

Regulatory Framework in Canada

Canada has federal legislation which uniformly governs the cultivation, distribution, sale and possession of cannabis under the Cannabis Act (Canada). While Clever Leaves is incorporated under the laws of British Columbia, neither Clever Leaves nor any of its subsidiaries currently engage in the cultivation, distribution, sale or possession of cannabis in Canada and, as such, are not required to obtain licenses related to such activities under the Cannabis Act (Canada).

Environmental Matters

We are subject to environmental legislation, including federal and provincial statutes and regulations and municipal by-laws, that govern activities or operations that may have adverse environmental effects, including the presence or migration of contaminants at or from our properties. We believe that we are in substantial compliance with current environmental laws and are not currently aware of any material environmental liabilities.

Employees

As of December 31, 2020, we had approximately 477 total employees worldwide, with approximately 389 in Colombia, 47 in the United States and Canada and 41 in Europe. Clever Leaves is not party to any collective bargaining agreements and we believe we have a good relationship with our employees.

Litigation

We are involved in various investigations, claims and lawsuits arising in the normal conduct of our business, none of which, in our opinion, will have a material adverse effect on our financial condition, results of operations, or cash flows. We cannot assure you that we will prevail in any litigation. Regardless of the outcome, any litigation may require us to incur significant litigation expense and may result in significant diversion of management attention.

Corporate Information

Clever Leaves Holdings Inc. is a corporation organized under the laws of British Columbia, Canada. The Company was formed on July 23, 2020. Our registered and records office is located at 20th Floor, 250 Howe St., Vancouver, British Columbia, V6C 3R8. Our principal executive office is located at 489 Fifth Avenue, 27th Floor, New York, New York 10017, United States.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” should be read in conjunction with the “Business” and “Selected Historical Financial Information” sections and our audited consolidated financial statements as of and for the years ended December 31, 2019 and 2018 and unaudited condensed interim consolidated financial statements as of September 30, 2020 and for the three and nine-month periods ended September 30, 2020 and 2019, each of which are included elsewhere in this prospectus. The financial information contained herein is taken or derived from such consolidated financial statements, unless otherwise indicated. The following discussion contains forward-looking statements. Actual results could differ materially from those that are discussed in these forward-looking statements. Factors that could cause or contribute to such differences include those discussed below and elsewhere in this prospectus, particularly under “Risk Factors.” In this section, references to the “Company,” “Clever Leaves,” “we,” “us,” and “our” are intended to refer to the business and operations of Clever Leaves International Inc. and its subsidiaries prior to the Business Combination and to Clever Leaves Holdings Inc. and its subsidiaries following the consummation of the Business Combination, unless the context clearly indicates otherwise.

Amounts are presented in thousands of U.S. dollars, except for per share data or as otherwise noted.

Our Company

We are a multi-national cannabis company with a mission to be an industry-leading global cannabinoid company recognized for our principles, people and performance while fostering a healthier global community. We are working to develop one of the industry’s leading, low-cost global business-to-business supply chains with the goal of providing high quality, pharmaceutical grade cannabis and wellness products to customers and patients at competitive prices. In addition to the cannabinoid business, we are also engaged in the non-cannabinoid business of formulating, manufacturing, marketing, selling, distributing, and otherwise commercializing homeopathic and other natural remedies, wellness products, and nutraceuticals. We continue to invest in building a distribution network with a global footprint, with operations and investments in Colombia, Portugal Germany, the United States and Canada.

As of the date of this prospectus, we own over 1.9 million square feet of greenhouse cultivation capacity across two continents and approximately 13 million square feet of agricultural land, with an option to acquire approximately 73 million additional square feet of land for cultivation expansion. Our Colombian cultivation operations have one of the largest greenhouse capacities licensed for cannabis production in Latin America, and have been granted GACP certification by CUMCS. Our Colombian manufacturing facilities were granted Colombian GMP certification by INVIMA in August 2019 and EU GMP certification by HALMED in July 2020. Our post-harvest facility also received EU GMP certification in July 2020. We are the first company to legally export cannabinoids from Colombia, and we are among a small number of cannabis companies in the world to receive EU GMP certification. EU GMP certification is a required qualification to import medical cannabis products into the European market, which adheres to strict pharmaceutical quality standards. In August 2020, our operations in Portugal were provisionally licensed for the commercial cultivation, import and export of medical cannabis by INFARMED.

Unlike several cannabis operators, which in many cases are confined to one geography and may rely on initial market protections afforded by the existing regulatory framework, we can scale our production in low-cost regions of the world, such as Colombia and Portugal, while maintaining access to some higher value-added end markets such as the EU because of our EU GMP certification and global network.

Our business model is focused on partnering with leading and emerging cannabis businesses by providing them with lower cost product, variable cost structures, reliable supply throughout the year, and accelerated speed to market. This is achievable due to our production locations, capacity, product registrations and various product certifications. To date, we have had limited export shipments of our cannabis products to Australia, Brazil, Canada, Chile, Germany, Israel, Italy, Netherlands, New Zealand, Perú, Poland, Spain, South Africa, the United Kingdom and the United States.

In April 2019, we acquired Herbal Brands, which manufactures and distributes nutraceutical products to over 10,000 retail locations across the United States. Although the vast majority of our sales to date have been from our Herbal Brands subsidiary, we believe Herbal Brands provides a platform we can leverage for greater cannabinoid distribution in the future.

We manage our business in two segments: the Cannabinoid and Non-Cannabinoid segments.

1.      The Cannabinoid operating segment is comprised of the Company’s cultivation, extraction, manufacturing, commercialization, and distribution of cannabinoid products. This operating segment is in the early stages of commercializing cannabinoid products internationally subject to applicable international and state laws and regulations. All our customers and sales for our cannabinoid segment products are presently outside of the U.S.

2.      The Non-Cannabinoid operating segment is comprised of the brands and manufacturing assets acquired as part of our acquisition of Herbal Brands. The segment is engaged in the business of formulating, manufacturing, marketing, selling, distributing, and otherwise commercializing wellness products, and nutraceuticals, excluding cannabinoid products. Our principal customers for the Herbal Brands products include specialty and health retailers, mass retailers and specialty and health stores in the U.S.

Factors Impacting our Business

We believe that our future success will primarily depend on the following factors:

Globalization of the industry.    Due to our MNO model focused on geographic diversification, which distinguishes us from many of our competitors and allows us to scale our production in low-cost regions of the world, we believe we are well positioned to capitalize in markets where the medical cannabis and hemp industry offers a reasonably regulated and free flow of goods across national boundaries. While certain countries, such as Canada, have historically not welcomed imported cannabis or hemp products for commercial purposes, other countries, such as Germany and Brazil, depend primarily on imports.

Global medical market expansion.    We believe that we are well-positioned to capitalize on expansion of global cannabis markets, as more legal medical cannabis geographies emerge. Medical cannabis is now authorized at the national or federal level in over 41 countries, and more than half of these countries have legalized or introduced significant reforms to their cannabis-use laws to broaden the scope of permitted medical uses beyond the original parameters. Over the past three years, we have established regional operations in Canada, Colombia, Portugal, and Germany, and we have invested significant resources in personnel and partnerships to build the foundation for new export channels.

Product development and innovation.    Because of the rapid evolution of the cannabis industry, the disparate regulations across different geographies, and the time required to develop and validate pharmaceutical-grade products, the pace at which we can expand our portfolio of products and formulations will impact market acceptance for our products. To increase our output while maintaining or reducing unit costs, we may need to enhance our cultivation, extraction, and other processing methods. We believe our focus on the production of proprietary and exclusive products or formulations that comply with stringent regulations, or that result in enhanced benefits for patients or consumers, could create advantages in various markets.

Regulatory expertise and adaptation.    As more markets welcome the importation of cannabis or hemp products for commercial purposes, which requires navigating and complying with the strict and evolving cannabis regulations across the different geographies, we believe that we are well positioned to expand in these markets. Clever Leaves has built a global regulatory team that is experienced in developing good relationships with regulatory agencies and governments that govern and shape the cannabis industry in their respective jurisdictions. Key expertise includes complying with and securing quotas, product approvals, export permits, import permits and other geographic specific licenses.

Strategically expanding productive capacity and manufacturing capabilities.    It is beneficial to have low operating costs and to control the production process to generate consistency and quality on a large scale. As we expand into new markets and grow our presence in existing markets, we expect significant investments in cultivation and processing will be required, which may necessitate additional capital raises. We also aim to increase productive capacity through innovation in cultivation or processing methods, improving yields and output levels of our existing assets. While we believe our core cultivation and extraction operations in Colombia are adequately sized for our current business operations, as our cannabis sales grow and expand to flower products, we plan to expand our operations and invest in advanced processing or finished good manufacturing capabilities, particularly in Colombia and Portugal.

Key Operating Metrics

We use the following key operating metrics to evaluate our business and operations, measure our performance, identify trends affecting our business, project our future performance and make strategic decisions. Other companies, including companies in our industry, may calculate key operating metrics with similar names differently, which may reduce their usefulness as comparative measures.

The following table presents select operational and financial information of the Cannabinoid segment for the three and nine months ended September 30, 2020 and 2019:

	Three months ended September 30,
Operational information:	2020	2019	Change
(In $000s, except kilogram and per gram data)
Kilograms (dry flower) harvested(a)	14,528	11,827	2,701	23%
Costs to produce(b)	$1,799	$2,476	$(677)	(27)%
Costs to produce per gram	$0.12	$0.21	$(0.09)	(41)%

Selected financial information:
Revenue	$1,136	$26	$1,110	N/M
Kilograms sold(c)	14,461	177	14,284	N/M
Revenue per grams sold	$0.08	$0.15	$(0.07)	(47)%
	Nine months ended September 30,
Operational information:	2020	2019	Change
(In $000s,except kilogram and per gram data)
Kilograms (dry flower) harvested(a)	43,235	23,898	19,337	81%
Costs to produce(b)	$5,473	$4,543	$930	20%
Costs to produce per gram	$0.13	$0.19	$(0.06)	(33)%

Selected financial information:
Revenue	$1,531	$26	$1,505	N/M
Kilograms sold(c)	17,948	177	17,771	N/M
Revenue per grams sold	$0.09	$0.15	$(0.06)	(41)%

____________

N/M: Not a meaningful percentage.

(a)      Kilograms (dry flower) harvested — represents the weight of dried plants post-harvest both for sale and for research and development purposes. This operating metric is used to measure the productivity of our farms.

(b)      Costs to produce — includes costs associated with cultivation, extraction, quality assurance and supply chain related to kilograms (dry flower) harvested.

(c)      Kilograms sold — represents the amount in kilograms of product sold in dry plant equivalents. Extract is converted to dry plant equivalent for purposes of this metric.

During the three and nine months ended September 30, 2020 we sold 14,461 and 17,948 kilograms, respectively, of dry flower equivalents. We had insignificant cannabinoid sales in the three and nine months ended September 30, 2019. For the nine months ended September 30, 2020, our cannabinoid segment sales were primarily in Colombia, Australia and Israel.

We harvested 14,528 kilograms of cannabinoids in the three months ended September 30, 2020, as compared to 11,827 kilograms in the three months ended September 30, 2019. The increase was primarily attributable to the expansion of our cultivation facilities in Colombia.

We harvested 43,235 kilograms of cannabinoids in the nine months ended September 30, 2020, as compared to 23,898 kilograms in the nine months ended September 30, 2019. The increase was primarily attributable to the expansion of our cultivation facilities in Colombia.

Costs to produce were approximately $0.12 per gram of dry flower equivalent for the three months ended September 30, 2020, as compared to $0.21 per gram of dry flower equivalent for the three months ended September 30, 2019. The decrease in costs to produce is primarily driven by the expansion of our cultivation capacity facilities in Colombia and the resulting economies of scale.

Costs to produce were approximately $0.13 per gram of dry flower equivalent for the nine months ended September 30, 2020, as compared to $0.19 per gram of dry flower equivalent for the nine months ended September 30, 2019. The decrease in costs to produce is primarily driven by the expansion of our cultivation capacity facilities in Colombia and the resulting economies of scale.

The following table presents select operational and financial information of the Cannabinoid segment for the years ended December 31, 2019 and 2018:

	Year ended December 31,		Change
Operational information	2019	2018	$	%
(In $000s, except kilogram and per gram data)
Kilograms (dry flower) harvested(a)	39,720	382	39,338	N/M
Costs to produce(b)	$7,784	$787	6,997	N/M
Costs to produce per gram	$0.20	$2.06	(1.86)	(90)

Selected financial information:
Revenue	$133	$—	133	N/M
Kilograms sold(c)	644	—	644	N/M
Revenue per grams sold	$0.21	$—	0.21	N/M

____________

N/M: Not a meaningful percentage.

(a)      Kilograms (dry flower) harvested — represents the weight of dried plants post-harvest both for sale and for research and development purposes. This operating metric is used to measure the productivity of our farms.

(b)      Costs to produce — includes costs associated with cultivation, extraction, quality assurance and supply chain related to kilograms (dry flower) harvested.

(c)      Kilograms sold — represents the amount in kilograms of product sold in dry plant equivalents. Extract is converted to dry plant equivalent for purposes of this metric.

For the year ended December 31, 2019, we sold 644 kilograms. We had no cannabinoid sales for the year ended December 31, 2018. For the year ended December 31, 2019, our cannabinoid segment sales were primarily in Colombia.

We harvested 39,720 kilograms of cannabinoids in the year ended December 31, 2019, as compared to 382 kilograms in the year ended December 31, 2018. The increase was directly attributable to the expansion of our cultivation facilities in Colombia.

Costs to produce were approximately $0.20 per gram of dry flower equivalent for the year ended December 31, 2019, as compared to $2.06 per gram of dry flower equivalent for the year ended December 31, 2018. The decrease in costs to produce was primarily due to the expansion of our cultivation capacity facilities in Colombia in 2019 and the resulting economies of scale.

Recent Developments

Closing of the Business Combination

On December 18, 2020, Clever Leaves and SAMA consummated the previously announced Business Combination contemplated by the Amended and Restated Business Combination Agreement, dated as of November 9, 2020, by and among SAMA, Clever Leaves, the Company and Merger Sub.

Pursuant to the Business Combination Agreement, each of the following transactions occurred in the following order: (i) pursuant to a court-approved Canadian plan of arrangement (the “Plan of Arrangement” and the arrangement pursuant to such Plan of Arrangement, the “Arrangement”), at 11:59 p.m., Pacific time, on December 17, 2020 (2:59 a.m., Eastern time, on December 18, 2020) (a) all of the Clever Leaves shareholders exchanged their Class A common shares without par value of Clever Leaves (“Clever Leaves common shares”) for our common shares without par value (“common shares”) and/or non-voting common shares without par value (“non-voting common shares”) (as determined in accordance with the Business Combination Agreement) and (b) certain Clever Leaves shareholders received approximately $3.1 million in cash in the aggregate (the “Cash Arrangement Consideration”), such that, immediately following the Arrangement, Clever Leaves became our direct wholly-owned subsidiary; (ii) at 12:01 a.m., Pacific time (3:01 a.m. Eastern time), on December 18, 2020, Merger Sub merged with and into SAMA, with SAMA surviving such merger as our direct wholly-owned subsidiary (the “Merger”) and, as a result of the Merger, all of the shares of SAMA common stock were converted into the right to receive common shares as set forth in the Business Combination Agreement; (iii) immediately following the consummation of the Merger, we contributed 100% of the issued and outstanding capital stock of SAMA (as the surviving corporation of the Merger) to Clever Leaves, such that, SAMA became a direct wholly-owned subsidiary of Clever Leaves; and (iv) immediately following the contribution of SAMA to Clever Leaves, Clever Leaves contributed 100% of the issued and outstanding shares of NS US Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Clever Leaves, to SAMA. Upon the closing of the Merger, SAMA changed its name to Clever Leaves US, Inc.

On December 18, 2020, SAMA’s units, shares of SAMA common stock and warrants ceased trading on The Nasdaq Stock Market (“Nasdaq”), and our common shares and warrants began trading on Nasdaq under the symbols “CLVR” and “CLVRW,” respectively.

COVID-19 Pandemic

The Company expects its operations to continue to be affected by the recent and ongoing outbreak of the 2019 coronavirus disease (“COVID-19”), which was declared a pandemic by the WHO in March 2020. The spread of COVID-19 has severely impacted many economies around the globe. In many countries, including those where the Company operates, businesses are being forced to cease or limit operations for long or indefinite periods of time. Measures taken to contain the spread of the virus, including travel bans, quarantines, social distancing, and closures of non-essential services have triggered significant disruptions to businesses worldwide, resulting in an economic slowdown. Global stock markets have also experienced increased volatility and, in certain cases, significant declines.

Governments and central banks have responded with monetary and fiscal interventions to stabilize economic conditions and the Company has taken steps to obtain financial assistance made available from jurisdictional governments, however the Company expects its 2021 financial performance to continue to be impacted and result in a delay of certain of its go-to-market initiatives.

The duration and impact of the COVID-19 pandemic, as well as the effectiveness of government and central bank responses, remains unclear. It is not possible to reliably estimate the duration and severity of these consequences, nor their impact on the financial position and results of the Company for future periods.

We continue to monitor closely the impact of COVID-19, with a focus on the health and safety of our employees, and business continuity. We have implemented various measures to reduce the spread of the virus including requiring that our non-production employees work from home, restricting visitors to production locations, screening employees with infrared temperature readings and requiring them to complete health questionnaires on a daily basis before they enter facilities, implementing social distancing measures at our production locations, enhancing facility cleaning protocols, and encouraging employees to adhere to preventative measures recommended by the WHO. Our global operational sites have been reduced to business-critical personnel only and physical distancing measures are in effect. In addition, since our non-production workforce can effectively work remotely using various technology tools, we are able to maintain our full operations. Although our operational sites remain open, mandatory or voluntary self-quarantines may further limit the staffing of our facilities.

As a result of the COVID-19 pandemic, there have been disruptions in supply chains, including the impact on international flights and air-cargo restrictions that has limited the shipping of our products from Colombia to other countries. Since July 10, 2020, international flights from Colombia have resumed on a limited basis and with certain restrictions. In addition, there have been disruptions to our planned expansion of certain product line and production processes. The COVID-19 pandemic has also affected the completion of licensing in Portugal due to INFARMED’s impaired ability to conduct physical inspections of our facilities. For more information on the potential impact of COVID-19 on our business, refer to “Risk Factors — Risks Related to Our Business — The current outbreak of the novel coronavirus, or COVID-19, has caused severe disruptions in the global economy and to our business, and may have an adverse impact on our performance and results of operations.”

Convertible Note Amendments

In connection with the Business Combination, on November 9, 2020, Clever Leaves and the noteholders agreed to amend the terms of the 2022 Convertible Notes to: (i) decrease the interest rate to 8%, commencing January 1, 2021, and provide that such interest is to be paid in cash, quarterly in arrears; (ii) provide for the payment of all accrued and outstanding interest from January 1 to December 31, 2020 to be made in the form of PIK Notes; to consent to the transfer of the PIK Notes to SAMA in exchange for the PIPE Shares to be issued as part of the SAMA PIPE pursuant to the terms of the Subscription Agreements; (iii) at the option of Clever Leaves, satisfy the payment of quarterly interest by issuing our common shares to the noteholders, at a price per share equal to 95% of the 10-Day VWAP; (iv) at the option of Clever Leaves, prepay, in cash, any or all amounts outstanding under the 2022 Convertible Notes at any time without penalty; (v) at the option of Clever Leaves on each quarterly interest payment date, repay principal and any other amounts outstanding under the 2022 Convertible Notes up to the lesser of (a) $2,000, or (b) an amount equal to four times the average value of the daily volume of common shares traded during the 10-Day VWAP period, of the total amounts outstanding under the 2022 Convertible Notes at such time by issuing common shares to the noteholders at a price per share equal to 95% of the 10-Day VWAP; and (vi) at the option of each noteholder, in the event, following the Merger Effective Time, Clever Leaves, the Company or any of their respective affiliates proposes to issue equity securities for cash or cash equivalents (the “Equity Financing”) (save and except for certain exempt issuances) at any time after Clever Leaves, the Company or any of their respective affiliates completes one or more equity financings raising, in aggregate, net proceeds of $25,000 (net of reasonable fees, including reasonable accounting, advisory and legal fees, commissions and other out-of-pocket expenses and inclusive of net cash retained as a result of the Business Combination on the Merger Effective Time), convert an amount of principal and/or accrued interest owing under the 2022 Convertible Notes into subscriptions to purchase up to the noteholder’s pro rata share of 25% of the total securities issued under such Equity Financing on the same terms and conditions as such Equity Financing is offered to subscribers; provided, however, that if the noteholder does not elect to participate in such Equity Financing through the conversion of amounts owing under the 2022 Convertible Notes, then Clever Leaves shall be required to repay, in cash within five (5) business days following the closing of such Equity Financing, an amount equal to the noteholder’s pro rata share of 25% of the total net proceeds raised from such Equity Financing (collectively, the “November 2020 Convertible Note Amendments”).

In connection with the November 2020 Convertible Note Amendments, the Required Holders (as that term is defined in the amended and restated intercreditor and collateral agency agreement, dated as of May 10, 2019, in respect of the 2022 Convertible Notes) have agreed to waive Clever Leaves’ required compliance with certain restrictive covenants set forth in the 2022 Convertible Notes, solely for the purposes of allowing Clever Leaves, the Company and their affiliates to complete the Business Combination, and have agreed to direct GLAS Americas LLC, as collateral agent in respect of the 2022 Convertible Notes, to further provide its consent therefor.

In connection with the consummation of the Business Combination, the Company, 1255096 B.C. Ltd., an indirect subsidiary of the Company, and Clever Leaves US, Inc. (as the surviving corporation of the Merger) each entered into a guarantee agreement in favor of GLAS Americas LLC, as the collateral agent, in respect of the 2022 Convertible Notes and became guarantors thereunder. In addition, the terms of the amended and restated pledge agreement, dated as of May 10, 2019, made by Clever Leaves in favor of the collateral agent was further amended and restated pursuant to a second amended and restated pledge agreement such that Clever Leaves pledged all of the shares in the capital of each of 1255096 B.C. Ltd. and Clever Leaves US, Inc. (as the surviving corporation of the Merger) in favor of the collateral agent. In addition, the Company pledged all of the shares in the capital of Clever Leaves in favor of the collateral agent, 1255096 B.C. Ltd. pledged all of the shares in the capital of Northern Swan International, Inc. in favor of the collateral agent, and Clever Leaves US, Inc. pledged all of the shares in the capital of NS US Holdings, Inc. in favor of the collateral agent, each pursuant to a pledge agreement.

Neem Holdings Convertible Note and Neem Holdings Warrants

On November 9, 2020, Clever Leaves and the Company entered into an unsecured subordinated convertible note (the “Neem Holdings Convertible Note”) with a principal amount of $3.0 million in favor of Neem Holdings, LLC (“Neem Holdings”), a shareholder of Clever Leaves. Clever Leaves is required to repay the Neem Holdings Convertible Note within 10 business days after the closing of the Business Combination, and the Company has agreed to promptly satisfy this obligation in full. The Neem Holdings Convertible Note is interest free. The Neem Holdings Convertible Note was repaid on December 23, 2020.

On November 9, 2020, Clever Leaves issued to Neem Holdings, a shareholder of Clever Leaves, a warrant (the “Neem Holdings Warrants”) to purchase the number of Clever Leaves common shares (the “Warrant Shares”) that would entitle Neem Holdings to receive 300,000 common shares in the Arrangement for an aggregate purchase price of $3. The Neem Holdings Warrants are exercisable for all, but not less than all, of the Warrant Shares and expire at the earlier of (i) the date and time that the Business Combination Agreement is terminated in accordance with its terms; and (ii) the Arrangement Effective Time. The Neem Holdings Warrants were exercised prior to the Arrangement Effective Time.

GNC Bankruptcy

As of the date of this prospectus, GNC is Herbal Brands’ and our largest customer. On June 23, 2020, GNC and its affiliates filed voluntary petitions for relief pursuant to Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Court”). On September 18, 2020, the Court judge approved the sale of substantially all of the assets of GNC to Harbin Pharmaceutical Group Holding Corp. Ltd. The transaction closed on October 7, 2020. On October 14, 2020, the Court approved GNC’s plan of reorganization. GNC emerged from Chapter 11 of the Bankruptcy Code on October 17, 2020, when its plan of reorganization became effective. In connection with GNC’s bankruptcy proceedings, we reviewed the unpaid inventory balances at GNC and determined that a reserve of approximately $86 was necessary for the inventory, which we recorded during the second quarter of 2020. During the third quarter of 2020, we were able to recover balances due from GNC and as a result no reserves were recorded as of September 30, 2020. Additionally, during the second quarter of 2020, we reviewed the useful life of a finite-lived intangible asset related to the GNC contract, which was acquired during the Herbal Brands acquisition. Following the review, we determined to accelerate the period over which the useful life of the intangible asset is amortized to 12 months from the date of the bankruptcy filing. The carrying value of the intangible asset was approximately $800 at June 30, 2020. For more information on the potential impact of GNC on our business, refer to “Risk Factors — Risks Related to Our Business — We currently depend on a limited set of customers for a substantial portion of our revenue. If we fail to retain or expand our customer relationships and partnerships or if one or more significant customers or partners were to terminate their relationship with us or reduce their purchases, or, our revenue could decline significantly.”

Series E Round of Fundraising

In April and July 2020, Clever Leaves completed the Series E round of financing (the “Series E Financing”) and issued an aggregate of approximately $18,396 of senior convertible Class D preferred shares (the “Class D preferred shares”) and $4,162 aggregate principal amount of Convertible Debentures due 2023 (the “June 2023 Convertible Debentures”). The Class D preferred shares and the June 2023 Convertible Debentures were converted into Clever Leaves common shares and then into common shares of the Company as part of the Arrangement. For additional details see “— Liquidity and Capital Resources — Debt — Series E Financing.”

2020 Fourth Quarter Debenture Fundraising

In October 2020, Clever Leaves completed a financing, pursuant to which it issued $1.23 million aggregate principal amount of September 2023 Convertible Debentures. In addition, on November 9, 2020, certain Subscribers in the SAMA PIPE signed subscription agreements with Clever Leaves to invest $1,500 in the aggregate in additional September 2023 Convertible Debentures as part of the Convertible Debenture Investment. All September 2023 Convertible Debentures were converted into Clever Leaves common shares and then into common shares of the Company as part of the Arrangement. For additional details see “— Liquidity and Capital Resources — Debt — 2020 Fourth Quarter Debenture Financing.”

Herbal Brands Loan Amendment

On August 27, 2020, we amended certain terms of the Herbal Brands Loan to provide for an additional interest of 4% per annum, compounding quarterly and payable in-kind at maturity. In addition, we extended the expiry date of the outstanding 193,402 warrants till May 3, 2023. As part of the amendment, the parties agreed that compliance with certain financial covenants under the Herbal Brands Loan will be deferred until September 30, 2021 and will not be required following a Qualified IPO (as defined in the Herbal Brands Loan). The Business Combination meets the definition of Qualified IPO under the Herbal Brands Loan.

EU GMP Certification

On July 8, 2020, Clever Leaves received EU GMP certification from the HALMED for its post-harvest and extraction facilities located in Colombia. EU GMP certification is expected to expand Clever Leaves’ ability to serve the burgeoning European medical cannabis and hemp markets, which have rigorous quality, compliance, and regulatory requirements. Because we are among a small number of companies globally to have earned EU GMP certification, EU GMP certification is also expected to expand our early mover advantage in the pharmaceutical channel as global demand increases and more legal cannabis geographies emerge.

Portugal Licensing

In August 2020, we received a license from INFARMED to cultivate, import and export dried cannabis flower produced at our Portuguese cultivation site and, similar to other licensed cannabis companies in Portugal, we are listed as of August 2020 on INFARMED’s Licensing Department’s registry. Due to the COVID-19 pandemic and restrictions on INFARMED’s ability to conduct a physical inspection of our Portuguese operation, the license was issued under a special licensing procedure and requires a confirmatory physical inspection from INFARMED. Our license provides our Portuguese operations the same rights and qualifications as licenses issued under the normal procedures, including the ability to conduct commercial operations. The physical inspection took place on August 27, 2020 and, upon successful completion of the inspection review, we expect our current license to be replaced with a license issued under the normal procedures. Under the current license granted by INFARMED, our production facility in Portugal is currently cultivating cannabis for commercial purposes.

Components of Results of Operations

Revenue — in our Cannabinoid segment, revenue is primarily comprised of sales of our cannabis products, which currently include cannabidiol isolate, full spectrum and standardized extracts. In our Non-Cannabinoid segment, revenue is primarily composed of sales of our nutraceutical products to our retail customers. As we have only recently begun to carry out our cannabinoid sales operations, our main revenues are derived from our Herbal Brands business, which was acquired in April 2019.

Cost of Sales — in our Cannabinoid segment, cost of sales is primarily composed of pre-harvest, post-harvest and shipment and fulfillment. Pre-harvest costs include labor and direct materials to grow cannabis, which includes water, electricity, nutrients, integrated pest management, growing supplies and allocated overhead. Post-harvest costs include costs associated with drying, trimming, blending, extraction, purification, quality testing and allocated overhead. Shipment and fulfillment costs include the costs of packaging, labelling, courier services and allocated overhead. Total cost of sales also includes cost of sales associated with accessories and inventory adjustments. In our Non-Cannabinoid segment, cost of sales primarily includes raw materials, labor, and attributable overhead, as well as packaging labelling and fulfillment costs.

Results of Operations

Three and nine months ended September 30, 2020 compared to three and nine months ended September 30, 2019

Consolidated Statements of Net Loss Data

(in thousands of U.S. dollars)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Revenue	$3,917	$3,057	$8,770	$5,211
Cost of sales	(1,844)	(2,100)	(3,629)	(3,600)
Gross profit	2,073	957	5,141	1,611
General and administrative expenses	5,742	7,927	21,126	18,209
Sales and marketing expenses	508	1,716	2,292	1,909
Goodwill impairment	—	—	1,682	—
Depreciation and amortization expenses	534	236	1,251	706
Loss from operations	(4,711)	(8,922)	(21,210)	(19,213)
Interest expense, net	1,204	864	2,993	1,888
Loss (gain) on investments	60	(29)	304	62
Loss on debt extinguishment	—	—	—	3,374
Loss (gain) on fair value of derivative instrument	57	—	57	(233)
Foreign exchange loss	96	2,304	455	2,915
Other (income) expenses, net	(20)	526	28	362
Total other expenses, net	1,397	3,665	3,837	8,368
Loss before income taxes	(6,108)	(12,587)	(25,047)	(27,581)
Current income tax expense	—	—	—	—
Deferred current income tax recovery	—	—	—	—
Net loss	$(6,108)	$(12,587)	$(25,047)	$(27,581)
Net loss attributable to non-controlling interest	(1,014)	(1,947)	(2,662)	(4,357)
Net loss attributable to Company	$(5,094)	$(10,640)	$(22,385)	$(23,224)

Revenue by channel

(in thousands of U.S. dollars)

The following table provides our revenues by channel for the three and nine months ended September 30, 2020 and 2019.

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Mass retail	$2,602	$1,376	$4,635	$2,386
Specialty, health and other retail	97	285	1,007	542
Distributors	1,130	878	2,705	1,437
E-commerce	88	518	423	846
Total	$3,917	$3,057	$8,770	$5,211

Revenue

Revenue increased to $3,917 for the three months ended September 30, 2020 from $3,057 for the three months ended September 30, 2019. The increase was primarily due to sales from our Cannabinoid segment, which were $26 in the prior year period, partly offset by lower sales in our Non-Cannabinoid segment, which were a direct result of restrictions imposed due to COVID-19 and resulted in the closure of store fronts or reduction in foot traffic for our retail partners.

Revenue increased to $8,770 for the nine months ended September 30, 2020 from $5,211 for the nine months ended September 30, 2019. The increase was driven primarily by the additional months of sales in the nine months ended September 30, 2020 from the Herbal Brands business which was acquired in April 2019, as well as the additional sales in our Cannabinoid segment.

Cost of sales

Cost of sales decreased to $1,844 for the three months ended September 30, 2020, as compared to $2,100 for the three months ended September 30, 2019, primarily due to reduced sales activity as a result of the COVID-19 pandemic, as well as additional costs included in the three months ended September 30, 2019 related to the fair value of Herbal Brands inventory following the Herbal Brands acquisition. The decrease was partly offset by cost of sales from our Cannabinoid segment sales.

Cost of sales increased to $3,629 for the nine months ended September 30, 2020 as compared to $3,600 for the nine months ended September 30, 2019 primarily due to sales of Herbal Brands products, which included an additional four months of sales in the current year period, as well as the costs of sales from our Cannabinoid segment sales. In addition, cost of sales for the nine months ended September 30, 2019 included additional costs related to the fair value of Herbal Brands inventory following the Herbal Brands acquisition.

Operating expenses

(in thousands of U.S. dollars)

	Three months ended September 30,
	2020	2019	Change
General and administrative	$5,742	$7,927	$(2,185)	(28)%
Sales and marketing	508	1,716	(1,208)	(70)%
Goodwill impairment	—	—	—	N/M
Depreciation and amortization	534	236	298	126
Total operating expenses	$6,784	$9,879

(as a percentage of revenue)
General and administrative	147%	N/M
Sales and marketing	13%	56%
Goodwill impairment	—%	—%
Depreciation and amortization	14%	8%
Total operating expenses	173%	N/M
	Nine months ended September 30,
	2020	2019	Change
General and administrative	$21,126	$18,209	$2,917	16%
Sales and marketing	2,292	1,909	383	20%
Goodwill impairment	1,682	—	1,682	N/M
Depreciation and amortization	1,251	706	545	77%
Total operating expenses	$26,351	$20,824

(as a percentage of revenue)
General and administrative	241%	N/M
Sales and marketing	26%	37%
Goodwill impairment	19%	—%
Depreciation and amortization	14%	14%
Total operating expenses	N/M	N/M

____________

N/M: Not a meaningful percentage

Three months ended September 30, 2020 compared to three months ended September 30, 2019

General and administrative.    General and administrative expenses decreased to $5,742 for the three months ended September 30, 2020 from $7,927 for the three months ended September 30, 2019, primarily due to lower office and administration and employee-related costs, such as salaries and benefits, following certain measures we took to reduce costs. The decrease was partly offset by higher professional fees related to the Business Combination and Series E Financing, as well as increased accounting and auditing fees.

Sales and marketing.    Sales and marketing expenses decreased to $508 for the three months ended September 30, 2020 from $1,716 for the three months ended September 30, 2019, primarily due to our cost control measures to address the impact from COVID-19. Additionally, in the prior year period, we incurred increased sales and marketing costs during the three month period in connection with the exploration of potential new export markets for its cannabinoid products.

Depreciation and amortization.    Depreciation and amortization expenses increased to $534 for the three months ended September 30, 2020 from $236 for the three months ended September 30, 2019, primarily due to capital expenditures for expansion of our cultivation and extraction assets, as well as higher amortization expense due to the, previously discussed, acceleration of the period over which the useful life of the GNC intangible asset is amortized.

Nine months ended September 30, 2020 compared to nine months ended September 30, 2019

General and administrative.    General and administrative expenses increased to $21,126 for the nine months ended September 30, 2020 from $18,209 for the nine months ended September 30, 2019, primarily due to higher employee-related costs such as salaries and benefits due to an increase in number of employees, to support a larger business driven by the expansion of our operations in Colombia, Portugal, and Germany, the acquisition of the Herbal Brands business in April 2019, as well as higher professional fees related to the Business Combination and the Series E Financing, as well as expanded operations, and increased accounting and auditing fees.

Sales and marketing.    Sales and marketing expenses increased to $2,292 for the nine months ended September 30, 2020 from $1,909 for the nine months ended September 30, 2019, primarily due to costs incurred in connection with the exploration of potential new export markets for our products, as well as the related costs of marketing our non-cannabinoid products. For the nine months ended September 30, 2020, our marketing and selling costs related to the Herbal Brands business in the U.S. included an additional four months of costs compared to the prior year period.

Goodwill impairment.    For the nine months ended September 30, 2020, we recognized a goodwill impairment of $1,682 related to our Herbal Brands business. For more information, see Note 8. Goodwill to our consolidated interim financial statements for the nine months ended September 30, 2020 included elsewhere in this prospectus.

Depreciation and amortization.    Depreciation and amortization expenses increased to $1,251 for the nine months ended September 30, 2020 from $706 for the nine months ended September 30, 2019, primarily due to capital expenditures for the expansion of our cultivation and extraction assets. Additionally, the increase is attributable to the amortization of finite-lived intangible assets acquired as part of the Herbal Brands acquisition, which included an additional four months of amortization compared to the prior year period, as well as higher amortization expense during the third quarter of 2020 due to the acceleration of the period over which the useful life of the GNC intangible asset is amortized, as described under “— Recent Developments — GNC Bankruptcy.”

Non-operating income and expenses

(in thousands of U.S. dollars)

	Three months ended September 30,
	2020	2019	Change
Interest expense, net	$1,204	$864	$340	39%
Loss (gain) on other investments	60	(29)	89	N/M
Loss on debt extinguishment	—	—	—	N/M
Loss on fair value of derivative instrument	57	—	57	N/M
Foreign exchange loss	96	2,304	(2,208)	(96)%
Other expenses, net	(20)	526	(546)	(104)%
Total	$1,397	$3,665	$(2,268)	(62)%
	Nine months ended September 30,
	2020	2019	Change
Interest expense, net	$2,993	$1,888	$1,105	59%
Loss on other investments	304	62	242	N/M
Loss on debt extinguishment	—	3,374	(3,374)	(100)%
Loss (gain) on fair value of derivative instrument	57	(233)	290	(124)%
Foreign exchange loss	455	2,915	(2,460)	(84)%
Other expenses, net	28	362	(334)	(92)%
Total	$3,837	$8,368	$(4,531)	(54)%

____________

N/M: Not a meaningful percentage

Three months ended September 30, 2020 compared to three months ended September 30, 2019

Interest expense, net.    Interest expense, net for the three months ended September 30, 2020 increased to $1,204 compared to $864 for the three months ended September 30, 2019. Interest expense is primarily associated with the issuance of the 2022 Convertible Notes, as well as a promissory note issued in relation to the Herbal Brands acquisition.

Loss on investments.    We recorded a loss on investment of $60 for the three months ended September 30, 2020 compared to a gain of $(29) for the three months ended September 30, 2019. The loss on investment was primarily related to the decline in the carrying value of our investment in Lift & Co. shares.

Loss on fair value of derivative instrument.    The loss on fair value of derivative instrument for the three months ended September 30, 2020 was $57, compared to nil for the three months ended September 30, 2019. Losses on derivative instrument relate to our investment in Lift & Co. warrants.

Foreign exchange loss.    The impact of foreign exchange for the three months ended September 30, 2020 was a loss of $96 compared to a loss of $2,304 for the three months ended September 30, 2019. The foreign exchange losses for the three months ended September 30, 2019 were primarily driven by the currency fluctuations of the Colombian peso versus the U.S. Dollar.

Other (income) expenses, net.    Other (income) expenses, net includes costs not individually material to our consolidated financial statements.

Nine months ended September 30, 2020 compared to nine months ended September 30, 2019

Interest expense, net.    Interest expense, net for the nine months ended September 30, 2020 was $2,993 compared to $1,888 for the nine months ended September 30, 2019. The increase was primarily attributable to increased interest expense associated with the issuance of the 2022 Convertible Notes, as well as a promissory note issued in relation to the Herbal Brands acquisition.

Loss on investments.    Loss on investment was $304 for the nine months ended September 30, 2020 compared to a loss of $62 for the nine months ended September 30, 2019. The loss on investments was primarily related to the decline in the carrying value of our investment in Lift & Co. shares.

Loss on debt extinguishment.    For the nine months ended September 30, 2019, we incurred a loss on debt extinguishment of $3,374, which was due to the conversion of our Series C debt in March 2019 into Class C preferred shares. For more information, see Note 9. Long-Term Liabilities to our consolidated interim financial statements for the nine months ended September 30, 2020 included elsewhere in this prospectus.

Loss on fair value of derivative instrument.    For the nine months ended September 30, 2020 we experienced a loss of $57 compared to gain of $(233) for the nine months ended September 30, 2019. The loss for the nine months ended September 30, 2020 was driven by the write down of the derivative instrument related to our holding of Lift & Co. warrants following the bankruptcy filing by Lift & Co. The gain for the nine months ended September 30, 2019 was driven by the initial recognition of a derivative instrument related to our holding of Lift & Co. warrants.

Foreign exchange loss.    The impact of foreign exchange for the nine months ended September 30, 2020 was a loss of $455 compared to a loss of $2,915 for the nine months ended September 30, 2019. The foreign exchange losses for the nine months ended September 30, 2019 were primarily driven by the currency fluctuations of the Colombian peso versus the U.S. Dollar.

Other (income) expenses, net.    Other (income) expenses, net includes costs not individually material to our consolidated financial statements.

Twelve months ended December 31, 2019 compared to twelve months ended December 31, 2018

Consolidated Statements of Net Income (Loss) Data

(in thousands of U.S. dollars)

	Year Ended December 31,
	2019	2018
Revenue	$7,834	$—
Cost of sales	(4,732)	—
Gross profit	3,102	—
General and administrative expenses	34,979	4,892
Sales and marketing expenses	3,183	417
Depreciation and amortization expenses	1,480	99
Loss from operations	(36,540)	(5,408)
Interest expense, net	2,684	390
Loss (gain) on investments	756	(14,432)
Loss on debt extinguishment	3,374	—
Loss on fair value of derivative instrument	421	485
Foreign exchange loss	1,575	412
Other expenses, net	534	—
Total other expenses (income), net	9,344	(13,145)
(Loss) income before income taxes	(45,884)	7,737
Current income tax expense	—	60
Deferred current income tax recovery	—	(186)
Equity investments and securities loss	96	1,332
Net (loss) income	$(45,980)	$6,531
Net loss attributable to non-controlling interest	(6,450)	(830)
Net (loss) income attributable to Company	$(39,530)	$7,361

Revenue.    Revenue increased to $7,834 for the year ended December 31, 2019 from nil for the year ended December 31, 2018. The increase was driven primarily by the acquisition of the Herbal Brands business in April 2019.

Revenue by channel

(in thousands of U.S. dollars)

	Year ended December 31,
	2019	2018
Mass retail	$3,318	$—
Specialty, health and other retail	1,235	—
Distributors	2,397	—
E-commerce	885	—
Total	$7,834	$—

Cost of sales

Cost of sales increased to $4,732 in 2019, as compared to nil in 2018, primarily due to sales of Herbal Brands products during the period.

Operating expenses

(in thousands of U.S. dollars)

	Year ended December 31,		Change
	2019	2018	$	%
General and administrative	$34,979	$4,892	30,087	N/M
Sales and marketing	3,183	417	2,766	N/M
Depreciation and amortization	1,480	99	1,381	N/M
Total operating expenses	$39,642	$5,408

(as a percentage of revenue)
General and administrative	N/M	N/M
Sales and marketing	41%	N/M
Depreciation and amortization	19%	N/M
Total operating expenses	N/M	N/M

____________

N/M: Not a meaningful percentage.

General and administrative.    General and administrative expenses increased to $34,979 for the year ended December 31, 2019 from $4,892 for the year ended December 31, 2018, primarily due to higher employee-related costs such as salaries and benefits, as well as higher office and administration expenses, to support a larger business driven by the expansion of our operations in Colombia, Portugal, and Germany and the acquisition of the Herbal Brands business; higher professional fees due to debt and equity financing, the Herbal Brands acquisition and accounting and auditing fees; and higher non-cash expenses related to issuing options to our employees and consultants.

Sales and marketing.    Sales and marketing expenses increased to $3,183 for the year ended December 31, 2019 from $417 for the year ended December 31, 2018, primarily due to costs incurred in exploration of medicinal cannabis markets, as well as the acquisition of the Herbal Brands business in the U.S. and related costs of marketing our non-cannabinoid products.

Depreciation and amortization.    Depreciation and amortization expenses increased to $1,480 for the year ended December 31, 2019 from $99 for the year ended December 31, 2018, primarily due to capital expenditures for expansion of our cultivation and extraction assets. Additionally, the increase is attributable to the amortization of finite-lived intangible assets acquired as part of the Herbal Brands acquisition.

Non-operating income and expenses

(in thousands of U.S. dollars)

	Year Ended December 31,		Change
	2019	2018	$	%
Interest expense, net	$2,684	$390	2,294	N/M
Loss (gain) on other investments	756	(14,432)	15,188	(105)
Loss on debt extinguishment	3,374	—	3,374	N/M
Loss on fair value of derivative instrument	421	485	(64)	(13)
Foreign exchange loss	1,575	412	1,163	N/M
Other expenses, net	534	—	534	N/M
Total	$9,344	$(13,145)	22,489	(171)

____________

N/M: Not a meaningful percentage.

Interest expense, net.    Interest expense, net for the year ended December 31, 2019 was $2,684 compared to $390 for the year ended December 31, 2018. The increase was primarily attributable to increased interest expense associated with the issuance of the 2022 Convertible Notes, as well as a loan note issued in relation to the Herbal Brands acquisition.

Loss (gain) on investments.    For other investments, we incurred a loss of $756 for the year ended December 31, 2019 compared to a gain of $14,432 for the year ended December 31, 2018. The loss on other investment in 2019 was primarily related to the decline in the carrying value of our investment in Lift & Co. shares. The gain on other investments in 2018 was primarily driven by the investment in Eagle, which resulted in us gaining a controlling interest in Eagle.

Loss on debt extinguishment.    For the year ended December 31, 2019, we incurred a loss on debt extinguishment of $3,374, which was due to the conversion of our Series C debt in March 2019 into Class C preferred shares. For more information, see Note 12. Long-Term Liabilities to our consolidated financial statements for the year ended December 31, 2019 included elsewhere in this prospectus.

Loss on fair value of derivative instrument.    The loss on fair value of derivative instrument the year ended December 31, 2019 was $421, compared to a loss of $485 for the year ended December 31, 2018. The loss was driven by the fair value of the underlying derivative instruments.

Foreign exchange loss, net.    The impact of foreign exchange, net for the year ended December 31, 2019 was a loss of $1,575, compared to a loss of $412 for the year ended December 31, 2018. The foreign exchange loss, net was due primarily to the devaluation of the Colombian peso versus the U.S. Dollar.

Other expenses, net.    Other expenses, net includes costs not individually material to our consolidated financial statements.

Income Taxes

Provision for income taxes, effective tax rate and statutory federal income tax rate for the years ended December 31, 2019 and 2018 were as follows:

(in thousands of U.S. dollars)

	Year Ended December 31,
	2019	2018
Provision for income taxes	$—	$(126)
Effective tax rate	0%	(1.9)%
Statutory federal income tax rate	27%	27%

Our effective tax rate for 2019 was lower than the 2019 combined Canadian federal and provincial statutory tax rate primarily due to losses incurred by us offset by a full valuation allowance on the deferred tax assets. In 2018, the effective tax rate differed from the statutory rate due to the effects of the non-taxation of the bargain purchase gain recorded and the non-recognition of deferred tax assets. The tax recovery recorded in 2018 arose due to the effects of having a gain recognized in other comprehensive income that caused the recognition of deferred tax assets for the same amount.

Operating Results by Business Segment

Our management evaluates segment profit/loss for each of our reportable segments. We define segment profit/loss as income from continuing operations before interest, taxes, depreciation, amortization, stock-based compensation expense, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt and miscellaneous expenses. Segment profit/loss also excludes the impact of certain items that are not directly attributable to the reportable segments’ underlying operating performance. For a reconciliation of segment profit to loss from continuing operations before income taxes, see Note 20. Segment Reporting to our consolidated financial statements for the year ended December 31, 2019 included elsewhere in this prospectus.

Revenue by segment

(in thousands of U.S. dollars)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Segment Revenue:
Cannabinoid	$1,136	$26	$1,531	$26
Non-Cannabinoid	2,781	3,031	7,239	5,185
Total Revenue	$3,917	$3,057	$8,770	$5,211

Cannabinoid.    Cannabinoid revenue increased to $1,136 and $1,531 for the three and nine months ended September 30, 2020, respectively, from $26 for the three and nine months ended September 30, 2019, driven primarily by the sale of cannabinoid products as we have only recently begun to carry out our Cannabinoid sales operations.

Non-Cannabinoid.    Non-Cannabinoid revenue for the three months ended September 30, 2020 decreased to $2,781 from $3,031 for the three months ended September 30, 2019, due to the impact of the COVID-19 pandemic and shelter-in-place orders issued by various states, which negatively impacted our sales initiatives. Revenue for the nine months ended September 30, 2020 increased to $7,239 from $5,185 for the nine months ended September 30, 2019 primarily attributable to the Herbal Brands business in the U.S., which included four additional months of sales in the current year period, partly offset by the slower sales in the current year due to the impact from COVID-19.

Revenue by segment

(in thousands of U.S. dollars)

	Year Ended December 31,
	2019	2018
Segment Revenue:
Cannabinoid	$133	$—
Non-Cannabinoid	7,701	—
Total Revenue	$7,834	$—

Cannabinoid.    Cannabinoid revenue increased to $133 for the year ended December 31, 2019 from nil for the year ended December 31, 2018, driven primarily by the sale of cannabinoid products as we began to carry out our cannabinoid sales operations.

Non-Cannabinoid.    Non-Cannabinoid revenue for the year ended December 31, 2019 increased to $7,701 from nil for the year ended December 31, 2018, due to the acquisition of the Herbal Brands business in April 2019.

Segment profit/loss

(in thousands of U.S. dollars)

	Three months ended September 30,		Change
	2020	2019	$	%
Segment Profit/(Loss):
Cannabinoid	$(4,529)	$(5,547)	1,018	(18)%
Non-Cannabinoid	933	(1,522)	2,455	(161)%
Total Loss	$(3,596)	$(7,069)	3,473	(49)%
	Nine months ended September 30,		Change
	2020	2019	$	%
Segment Profit/(Loss):
Cannabinoid	$(14,384)	$(11,713)	(2,671)	23%
Non-Cannabinoid	1,346	(1,033)	2,379	(230)%
Total Loss	$(13,038)	$(12,746)	(292)	2%

Three months ended September 30, 2020 compared to three months ended September 30, 2019

Cannabinoid — Cannabinoid segment loss decreased to $4,529 for the three months ended September 30, 2020 from a loss of $5,547 for the three months ended September 30, 2019. The decrease was primarily due to cost control measures implemented by us in the current year, as well as increase in sales during the third quarter of 2020.

Non-Cannabinoid — Non-Cannabinoid segment had a profit of $933 for the three months ended September 30, 2020 compared to a loss of $1,522 for the three months ended September 30, 2019. The loss during the three months ended September 30, 2019 is primarily attributable to adjustments to fair value of Herbal Brands inventory following the Herbal Brand acquisition.

Nine months ended September 30, 2020 compared to nine months ended September 30, 2019

Cannabinoid — Cannabinoid segment loss increased to $14,384 for the nine months ended September 30, 2020 from $11,713 for the nine months ended September 30, 2019, primarily due to the expansion of our operations in Colombia, Portugal and Germany.

Non-Cannabinoid — Non-Cannabinoid segment profit increased to $1,346 for the nine months ended September 30, 2020 from a loss of $1,033 the nine months ended September 30, 2019. The loss during the nine months ended September 30, 2019 is primarily attributable to adjustments to fair value of Herbal Brands inventory following the Herbal Brands acquisition. Excluding the inventory fair value impact, profit increase is primarily attributable to cost control measures implemented during 2020, as well as the additional four months of activity in the 2020 period, partly offset by lower sales in the current year period due to the impact of COVID-19.

Year ended December 31, 2019 compared to year ended December 31, 2018

	Year Ended December 31,
	2019	2018
Segment Profit/(Loss):
Cannabinoid	$(25,250)	$(2,221)
Non-Cannabinoid	(614)	—
Total Loss	$(25,864)	$(2,221)

Cannabinoid — Cannabinoid segment loss increased to $25,250 for the year ended December 31, 2019 from a loss of $2,221 for the year ended December 31, 2018, primarily due to the expansion of our operations in Colombia, Portugal and Germany.

Non-Cannabinoid — Non-Cannabinoid segment loss increased to $614 for the year ended December 31, 2019 from nil the year ended December 31, 2018, driven directly by the Herbal Brands acquisition in 2019.

Liquidity and Capital Resources

The following table sets forth the major components of our Consolidated Statements of Cash Flows for the periods presented:

(in thousands of U.S. dollars)

	Year ended December 31,		Nine months ended September 30,
	2019	2018	2020	2019
Net cash used in operating activities	$(40,828)	$(4,276)	$(18,279)	$(29,193)
Net cash used in investing activities	(30,125)	(8,281)	(3,286)	(22,838)
Net cash provided by financing activities	62,834	27,504	14,632	63,324
Effect of foreign currency translation on cash and cash equivalents	54	122	(29)	(3)
Cash, cash equivalents, and restricted cash beginning of period	21,263	6,194	13,198	21,263
Cash, cash equivalents, and restricted cash end of period	13,198	21,263	6,236	32,553
(Decrease) increase in cash and cash equivalents	$(8,065)	$15,069	$(6,962)	$11,290

Cash flows from operating activities

The change in net cash used by operating activities during the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019, was primarily related to a decrease in use of working capital, as well as a lower net loss, net of non-cash items.

The change in net cash used in operating activities during the year ended December 31, 2019, compared to the year ended December 31, 2018 was primarily due to a higher net loss and an increase in working capital mainly due to build-up of inventory levels.

Cash flows from investing activities

The decrease in net cash used in investing activities during the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019, was primarily related to the Herbal Brands acquisition, our investment in Cansativa, as well as higher capital expenditures during the nine months ended September 30, 2019.

The increase in net cash used in investing activities for the year ended December 31, 2019, compared to the year ended December 31, 2018, was primarily related to the Herbal Brands acquisition and our investment in Cansativa, partly offset by our 2018 investment in Eagle, which resulted in Clever Leaves consolidating Eagle. See Note 9. Business Combinations to our consolidated financial statements for the year ended December 31, 2019 included elsewhere in this prospectus for more information on the Eagle investment.

During the twelve months ended December 31, 2019 our capital expenditures increased by approximately $14,209, primarily due to our investment in the expansion of our operations of the cannabinoid business.

Cash flows from financing activities

The decrease in net cash provided by financing activities during the nine months ended September 30, 2020, compared to the nine months ended September 30, 2019, was primarily due to the lower proceeds from debt and equity financings in the current year period compared to prior year. During the nine months ended September 30, 2020, the financing activities related primarily to our Series E Financing, whereas during the nine months ended September 30, 2019, Clever Leaves issued Series D preferred shares, 2022 Convertible Notes and debt incurred in connection with the Herbal Brands acquisition. For additional details see “— Recent Developments — Series E Round of Fundraising.” For more information, see Note 9. Long-Term Liabilities to our consolidated interim financial statements for the nine months ended September 30, 2020 included elsewhere in this prospectus.

The increase in net cash provided by financing activities during the year ended December 31, 2019, as compared to the year ended December 31, 2018, was primarily due to the proceeds in 2019, from the issuance of Class C preferred shares, the issuance of the 2022 Convertible Notes and to the incurrence of debt in connection with the Herbal Brands acquisition. In 2018, financing activities related primarily to the proceeds from the issuance of the Series C Convertible Notes in 2018 and Series B financing.

Sources of Liquidity

We primarily financed our operations through the issuance of preferred shares, the sale of convertible notes and cash from operations. As of September 30, 2020, and December 31, 2019, we had cash and cash equivalents of $5,916 and $12,044, respectively, which were held for working capital and general corporate purposes. This represents an overall decrease of $6,128. In connection with the closing of the Business Combination we received approximately $83,000 of net proceeds following the payment of transaction expenses and including approximately $2,900 of accrued PIK interest on the 2022 Convertible Notes that was exchanged for PIPE Shares at the Closing, and approximately $3,100 of Cash Arrangement Consideration paid to certain former shareholders of Clever Leaves. We have had operating losses and negative cash flows from operations since inception and expects to continue to incur net losses for the foreseeable future until such time, if ever, that it can generate significant revenues from the sale of its available inventories. We anticipate that we will continue to incur losses from operations due to pre-commercialization activities, marketing and manufacturing activities, and general and administrative costs to support operations.

We have historically been able to manage liquidity requirements through cost management and cost reduction measures, supplemented with raising additional financing. While Clever Leaves has been successful in raising financing in the past, and did so as recently as November 2020, there can be no assurances that additional financing will be available when needed on acceptable terms, or at all. The continued spread of COVID-19 (see “— Recent Developments — COVID-19 Pandemic” for a discussion on COVID-19) and uncertain market conditions may further limit our ability to access capital. If we are not able to secure adequate additional funding, we may be forced to make reductions in spending, extend payment terms with suppliers, and suspend or curtail planned programs. Any of these actions could materially harm our business, results of operations, financial condition, and prospects.

Uses of Liquidity

Our primary need for liquidity is to fund working capital requirements, capital expenditures, debt service obligations and for general corporate purposes. Our ability to fund operations and make planned capital expenditures and debt service obligations depends on future operating performance and cash flows, which are subject to prevailing economic conditions and financial, business and other factors. Our consolidated interim financial statements have been prepared on a going concern basis, which assumes that we will continue to be in operation for the foreseeable future and, accordingly, will be able to realize our assets and discharge our liabilities in the normal course of operations as they come due.

We manage our liquidity risk by preparing budgets and cash forecasts to ensure we have sufficient funds to meet obligations. In managing working capital, we may limit the amount of our cash needs by selling inventory at wholesale rates, pursuing additional financing sources, and managing the timing of capital expenditures. While we believe we have sufficient cash to meet working capital requirements in the short term, we may need additional sources of capital and/or financing, to meet planned growth requirements and to fund construction activities at our cultivation and processing facilities.

In connection with the Clever Leaves’ audited financial statements for the year ended December 31, 2019, our management determined that there were material uncertainties which caused substantial doubt about Clever Leaves’ ability to continue as a going concern, absent additional financing and cost reduction or cost management measures. In connection with the closing of the Business Combination, we received approximately $83,000 of net proceeds following the payment of transaction expenses and including approximately $2,900 of accrued PIK interest on the 2022 Convertible Notes that was exchanged for PIPE Shares at the Closing, and approximately $3,100 of Cash Arrangement Consideration paid to certain former shareholders of Clever Leaves. If this amount is insufficient for us to continue to operate as a going concern, we may need to raise additional cash through debt, equity or other forms of financing to fund future operations which may not be available on acceptable terms, or at all. We have not yet completed our procedures for the year ended December 31, 2020 to confirm if the going concern disclosure will be removed.

Debt

Total net debt outstanding as of September 30, 2020 was $40,847. The balance is comprised of June 2023 Convertible Notes of approximately $4,162, 2022 Convertible Notes of approximately $27,750 issued in March 2019, the debt of $8,500 issued to finance the Herbal Brands acquisition in April 2019, as well as other borrowings. Total debt outstanding is net of principal repayments for the Herbal Brands Loan and debt issuance costs. For more information, see Note 9. Long-Term Liabilities to our consolidated interim financial statements for the three and nine months ended September 30, 2020 included elsewhere in this prospectus.

Total debt outstanding as of December 31, 2019 was $33,728, as compared to $18,571 as of December 31, 2018. The 2019 balance relates to the 2022 Convertible Notes issued in March 2019, as well as the debt incurred to finance the Herbal Brands acquisition in April 2019. For additional details see Note 12. Long-Term Liabilities to our consolidated financial statements for the year ended December 31, 2019 included elsewhere in this prospectus.

Herbal Brands Debt

In April 2019, to facilitate the financing the Herbal Brands acquisition, Herbal Brands entered into the Herbal Brands Loan with, and issued warrants to, a third-party lender, Rock Cliff Capital LLC (“Lender”). The Herbal Brands Loan was amended in August 2020. For further details on the Herbal Brands acquisition, see Note 9. Business Combinations to our consolidated financial statements for the year ended December 31, 2019 included elsewhere in this prospectus.

The Herbal Brands Loan is a non-revolving loan with a principal amount of $8,500 and interest of 8% per annum due and payable in arrears on the first day of each fiscal quarter, commencing July 1, 2019, and calculated based on the actual number of days elapsed. In addition, Herbal Brands is required to pay in-kind interest (“PIK”) on the outstanding principal amount of the Herbal Brands Loan from August 27, 2020 until payment in full at a rate equal to 4.0% per annum, with such PIK interest being capitalized as additional principal to increase the outstanding principal balance of the Herbal Brands Loan on the first day of each fiscal quarter. The Herbal Brands Loan is to be repaid or prepaid prior to its maturity date of May 2, 2023. On a quarterly basis, the loan requires Herbal Brands to repay 85% of positive operating cash flows. Herbal Brands can also choose to prepay a portion or the Herbal Brands Loan, subject to a fee equal to the greater of (1) zero, and (2) $2,337.5, net of interest payments already paid (excluding PIK interest paid and PIK interest capitalized as outstanding principal) on such prepayment date. The Herbal Brands Loan is guaranteed by certain subsidiaries of the Company, secured by Herbal Brands’ assets and equity interests in Herbal Brands and is subject to certain covenants. The Herbal Brands Loan remains outstanding following the closing of the Business Combination.

Concurrently with the execution of the Herbal Brands Loan, Clever Leaves issued warrants to the Lender to purchase 193,402 Class C preferred shares of Clever Leaves on a 1:1 basis, at a price of $8.79 per share. The warrants can be exercised in whole or in part at any time prior to the expiration date of May 3, 2021, and are not assignable, transferable, or negotiable. Following the closing of the Business Combination, the warrants issued to the Lender remained outstanding but entitle the Lender to purchase our common shares rather than common shares of Clever Leaves. For further details see Note 12. Long-Term Liabilities to our consolidated financial statements for the year ended December 31, 2019 included elsewhere in this prospectus.

On August 27, 2020, we amended certain terms of the Herbal Brands Loan to provide for an additional interest of 4% per annum, compounding quarterly and payable in-kind at maturity. In addition, we extended the expiry date of the outstanding 193,402 warrants until May 3, 2023. As part of the amendment, the parties agreed to defer the covenant testing under the Herbal Brands Loan until September 30, 2021.

Convertible notes

In March 2019, as part of the Series D financing, Clever Leaves issued $27,750 aggregate principal amount of secured convertible notes (the “2022 Convertible Notes”) with a maturity date of March 30, 2022 (the “2022 Maturity Date”). The 2022 Convertible Notes initially had an interest of 8% per annum, payable quarterly in cash in arrears. The 2022 Convertible Notes are guaranteed by certain subsidiaries of Clever Leaves and are secured by pledged equity interests in certain subsidiaries. In March 2020 and June 2020, Clever Leaves and the noteholders amended the terms of the 2022 Convertible Notes, to increase in the interest rate to 10% from January 1, 2020 and provided that such interest is to be paid in-kind on the 2022 Maturity Date. On November 9, 2020, Clever Leaves and the noteholders entered into the November 2020 Convertible Note Amendments that, among other matters, decreased the interest rate to 8%, commencing January 1, 2021, and provided that such interest is to be paid in cash, quarterly in arrears. For additional details see “— Recent Developments — Convertible Note Amendments.”

Following the closing of the Business Combination, the 2022 Convertible Notes remained outstanding, but are convertible into our common shares in accordance with their terms. In connection with the issuance of the 2022 Convertible Notes, Clever Leaves issued 28,922 warrants to acquire Clever Leaves common shares to one of the noteholders. The warrants vest when the 2022 Convertible Note issued to the warrantholder is converted into shares and expire on March 30, 2023. The warrants will be cancelled if the 2022 Convertible Note issued to the warrantholder is repaid.

In October 2018, as part of the Series C financing, Clever Leaves issued $17,890 aggregate principal amount of noninterest bearing unsecured convertible debentures due 2021 (the “2021 Convertible Debentures”). The 2021 Convertible Debentures had a maturity date of September 30, 2021. All of the 2021 Convertible Debentures were converted into an aggregate of 2,546,670 of Class C preferred shares in March 2019.

Series E Financing

In April and July 2020, Clever Leaves completed the Series E round of financing (the “Series E Financing”) and issued an aggregate of approximately $18,396 of senior convertible Class D preferred shares (the “Class D preferred shares”) and $4,162 aggregate principal amount of Convertible Debentures due 2023 (the “June 2023 Convertible Debentures”). In April 2020, an investor in the Series E Financing exercised its Put Right (as defined below) in full, and Clever Leaves paid $6,250 in exchange for the purchase and cancellation of 711,035 Class C preferred shares. As a result of the Series E Financing and the exercise of the Put Right, the funds raised in the Series E Financing were approximately $16,308.

The June 2023 Convertible Debentures were to mature on June 30, 2023 (the “2023 Maturity Date”) and bore interest of 8% per annum, commencing June 30, 2021, payable semi-annually in arrears. At the discretion of Clever Leaves, any interest accrued and payable in respect of the June 2023 Convertible Debentures might, in lieu of being paid to the holders of the June 2023 Convertible Debentures, be added, to the principal amount outstanding under the June 2023 Convertible Debentures. Provided that no Liquidity Event (as defined below) has occurred, on the 2023 Maturity Date, the principal aggregate amount of the June 2023 Convertible Debentures and the accrued and unpaid interest thereon could be payable in cash. At any time prior to the Maturity Date or a Liquidity Event, a holder of the June 2023 Convertible Debentures could elect to convert its principal amount of the June 2023 Convertible Debentures and the accrued and unpaid interest thereon into Clever Leaves common shares, at a price per share equal to $5.95 (subject to adjustment). The June 2023 Convertible Debentures, including any accrued and unpaid interest, would be automatically converted into Clever Leaves common shares at a price per Clever Leaves common share equal to 70% of the price attributable to the Clever Leaves common shares upon occurrence of a Liquidity Event, subject to adjustment in the event of the subdivision or consolidation of the outstanding Clever Leaves common shares, the issue of Clever Leaves common shares or securities convertible into Clever Leaves common shares by stock dividend or distribution, or the issue or distribution of rights, options, or warrants to all or substantially all of the holders of Clever Leaves common shares in certain circumstances. For purposes of the June 2023 Convertible Debentures and the September 2023 Convertible Debentures (as defined below), a “Liquidity Event” means (1) the listing of Clever Leaves common shares on a recognized securities exchange or market, either by way of initial public offering or direct listing, (2) any transaction whereby all of the outstanding Clever Leaves common shares are sold, transferred, or exchanged for listed securities of a resulting issuer whose equity securities are listed on recognized securities exchange or market, (3) any merger, plan of arrangement, or any other similar business combination or transaction whereby Clever Leaves merges or combines with an entity whose securities are listed for trading on a recognized securities exchange or market and all of the outstanding Clever Leaves common shares are sold, transferred or exchanged for such listed securities, or (4) any event as a result of or following which any person or group beneficially owns over an aggregate of more than 50% of the then outstanding Clever Leaves common shares or the sale or other transfer of all or substantially all of the consolidated assets of Clever Leaves. The Business Combination constituted a Liquidity Event and resulted in the conversion of all June 2023 Convertible Debentures into Clever Leaves common shares, which were exchanged for our common shares in the Arrangement.

Class D preferred shares voted together with the Clever Leaves common shares, and were not considered a separate class for voting purposes, except as required by law or in cases of dissolution, liquidation, windup or bankruptcy proceedings which require the consent of a majority of Class D preferred shareholders. The Class D preferred shares carried a liquidation preference (the “Class D Liquidation Preference”) of 1.4 times the original issue price of $11.00 for the one-year period following the original issue date, increasing by 0.02 times quarterly to a maximum of 1.75 times the original issue price, in each case subject to anti-dilution adjustments. The Class D Liquidation Preference is payable on a liquidation or merger with, reverse takeover of, or other business combination with, a public company, provided that such transaction does not provide for the conversion of Class D preferred shares into Clever Leaves common shares, or certain other deemed liquidation events (the “Class D Liquidation Event”). The Business Combination did not constitute a Class D Liquidation Event. The Class D preferred shares were not redeemable but were convertible at any time, at the option of the holders, into Clever Leaves common shares on a 1:1 basis, subject to anti-dilution adjustments. Automatic conversion into Clever Leaves common shares would occur at the applicable conversion price which takes into account the Class D Liquidation Preference in the event of (1) the holders of at least a majority of the outstanding Class D preferred shares consenting to such conversion, (2) an initial public offering or direct listing of Clever Leaves common shares on Nasdaq, NYSE or TSX, or (3) completion of a merger with, reverse takeover of or other business combination with a public company, provided that such transaction provides for the conversion of Class D preferred shares into Clever Leaves common shares (otherwise such transaction will trigger the payment of the Class D Liquidation Preference).

The Business Combination resulted in the conversion of all Class D preferred shares into Clever Leaves common shares, which were exchanged for common shares of the Company in the Arrangement.

As part of the Series E Financing in April 2020, Clever Leaves granted an investor in the Series E Financing a right to cause Clever Leaves to purchase up to 711,035 of the investor’s previously purchased Class C preferred shares (the “Put Right”) at the investor’s original purchase price of $8.79 per share. On April 13, 2020, the investor exercised the Put Right in full, and Clever Leaves paid $6,250 in exchange for its purchase and cancellation of 711,035 Class C preferred shares. In addition, as part of the July 2020 portion of the Series E Financing, three investors, in aggregate, exchanged 848,363 Class C preferred shares for 646,846 Class D preferred shares.

Subsequent to the completion of the Series E Financing, 4,429,559 Class C preferred shares, 2,319,215 Class D preferred shares and $4,162 principal amount of the June 2023 Convertible Debentures were outstanding. All Class C preferred shares, Class D preferred shares and June 2023 Convertible Debentures were converted into Clever Leaves common shares and then into common shares of the Company as part of the Arrangement.

2020 Fourth Quarter Debenture Financing

On October 23, 2020, Clever Leaves completed the first tranche of a financing pursuant to which it issued $1,230 aggregate principal amount of convertible debentures due September 30, 2023 (the “September 2023 Convertible Debentures”).

The September 2023 Convertible Debentures were to mature on September 30, 2023 (the “September 2023 Maturity Date”) and bore interest of 8% per annum, commencing September 30, 2021, payable semi-annually in arrears. At the discretion of Clever Leaves, any interest accrued and payable in respect of the September 2023 Convertible Debentures might, in lieu of being paid to the holders of the September 2023 Convertible Debentures, be added to the principal amount outstanding under the September 2023 Convertible Debentures. Provided that no Liquidity Event has occurred, on the September 2023 Maturity Date, the principal aggregate amount of the September 2023 Convertible Debentures and the accrued and unpaid interest thereon would be payable in cash. At any time prior to the September 2023 Maturity Date or a Liquidity Event, a holder of the September 2023 Convertible Debentures might elect to convert its principal amount of the September 2023 Convertible Debentures and the accrued and unpaid interest thereon into Clever Leaves common shares, at a price per share equal to $5.95 (subject to adjustment). The September 2023 Convertible Debentures, including any accrued and unpaid interest, would be automatically converted into Clever Leaves common shares at a price per Clever Leaves common share equal to 70% of the price attributable to the Clever Leaves common shares upon occurrence of a Liquidity Event, subject to adjustment in the event of the subdivision or consolidation of the outstanding Clever Leaves common shares, the issue of Clever Leaves common shares or securities convertible into Clever Leaves common shares by stock dividend or distribution, or the issue or distribution of rights, options, or warrants to all or substantially all of the holders of Clever Leaves common shares in certain circumstances.

On November 9, 2020, certain Subscribers in the SAMA PIPE signed subscription agreements with Clever Leaves to invest $1,500 in the aggregate in additional September 2023 Convertible Debentures.

The Business Combination constituted a Liquidity Event and resulted in the conversion of all September 2023 Convertible Debentures into Clever Leaves common shares, which were exchanged for common shares of the Company in the Arrangement.

Neem Holdings Convertible Note and Neem Holdings Warrants

On November 9, 2020, Clever Leaves and the Company entered into the Neem Holdings Convertible Note with a principal amount of $3,000 in favor of Neem Holdings. On the same day, Clever Leaves issued the Neem Holdings Warrants that, if exercised, would entitle Neem Holdings to receive 300,000 common shares in the Arrangement. The Neem Holdings Convertible Note was repaid on December 23, 2020. The Neem Holdings Warrants were exercised prior to the Arrangement Effective Time. For additional details see “— Recent Developments — Neem Holdings Convertible Note and Neem Holdings Warrants.”

Contingencies

In the normal course of business, we receive inquiries or become involved in legal disputes regarding various litigation matters. In the opinion of management, as of September 30, 2020 any potential liabilities resulting from claims we have received would not have a material adverse effect on our consolidated financial statements.

Off-Balance Sheet Arrangements

We did not have off-balance sheet arrangements during the periods presented, other than the obligations discussed above.

Critical Accounting Policies and Significant Judgments and Estimates

Our consolidated financial statements are prepared in accordance GAAP. A detailed discussion of our significant accounting policies can be found in Note 3, “Significant Accounting Policies and Estimates” to our consolidated financial statements for the year ended December 31, 2019 included elsewhere in this prospectus.

We have identified certain policies and estimates as critical to our business operations and the understanding of our past or present results of operations related to (i) consolidation, (ii) inventories, (iii) investments, (iv) property, plant and equipment, (v) intangible assets, (vi) business combinations and goodwill, (vii) equity method investments, (viii) leases, and (ix) revenue recognition. These policies and estimates are considered critical because they had a material impact, or they have the potential to have a material impact, on our consolidated financial statements and because they require us to make significant judgments, assumptions, or estimates. We believe that the estimates, judgments, and assumptions made were reasonable, based on information available at the time they were made. Actual results could differ materially from these estimates.

Stock-based compensation

We estimate the fair value of equity classified stock options on the date of grant using the Black-Scholes option pricing model. The assumptions used in the Black-Scholes option pricing model to determine the fair value of stock options are outlined in Note 15. Stock-Based Compensation to our consolidated financial statements for the year ended December 31, 2019, included elsewhere in this prospectus.

To estimate the fair value of Clever Leaves common shares at each grant date, we first determined the implied enterprise value using the discounted cash flows method under the income approach and prior sales of company stock method under the market approach:

•        The discounted cash flows method under the income approach adds the present value of projected cash flows generated by operations of the company and the present value of the residual or terminal value of the company. The present values of the cash flows and the terminal value are calculated using discount rates that reflect the time value of money and the risk of the company and the projected cash flows. The greater the perceived risk associated with the forecasted cash flows, the higher the discount rate applied to them, and the lower their present value.

•        The prior sales of company stock method under the market approach uses prices of actual transactions in a company’s own securities to infer the value of the security being valued. There may be adjustments needed to address differences in the class and terms of securities (e.g. preferred stock instead of common stock), standard value (e.g. control vs. non-control or marketable vs. non-marketable), and the passage of time.

After calculating the implied enterprise value under each of the valuation approaches, we assigned weightings to each to arrive at a final enterprise value estimate. Weightings were assigned after considering the quality of available information and the assumptions used in each valuation approach. The discounted cash flows method under the income approach was weighted at 0.0% based on an assessment of our current stage of development and the lack of historical information for the financial forecast. The prior sales of company stock method under the market approach were weighted at 100.0% because the prior sales of Class C preferred shares of Clever Leaves was determined to have included other considerations involved in the investment decision, the transaction involved new investors in Clever Leaves, and occurred just prior to the valuation date.

The final enterprise value estimate was then adjusted for our cash and debt as of the valuation date and the resulting equity value was allocated to our securities using the option pricing method. The value per common share was then reduced by a discount for lack of marketability to put it on a minority, non-marketable basis.

The valuations of Clever Leaves common shares were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The Black-Scholes implementation of the option pricing method treats the rights of holders of various classes of securities (preferred shares, common shares, warrants, and options) as call options on any value of the Company above a series of break points. For the Company, these break points were set after examining the Certificate of Incorporation, warrant and option agreements, and management’s records of the numbers of securities outstanding as of the valuation date. The values of the break points were calculated by reviewing:

•        The liquidation preferences of preferred shares (including seniority of any series of preferred shares);

•        The participation rights of preferred shares (including any caps on such participation); and

•        The strike prices of warrants and options.

A Black-Scholes model requires a series of variables, including the:

•        Value of company equity;

•        Volatility;

•        Time to liquidity event; and

•        Risk-free rate.

Uncertain economic conditions, fiscal policy and other factors beyond our control could have an adverse effect on the capital markets, which would affect the discount rate assumptions, terminal value estimates, and transaction premiums. Such uncertain economic conditions could also have an adverse effect on the fundamentals of our business and results of operations, which would affect our internal forecasts about future performance and terminal value estimates. Furthermore, such uncertain economic conditions could have a negative impact on the industry in general. In addition, the risk factors that we have identified in this prospectus and will identify from time to time in our reports could have an adverse effect on our internal forecasts about future performance, terminal value estimates and transaction premiums. There can be no assurance that our estimates and assumptions made for the purpose of estimating grant date fair value of stock options will prove to be accurate predictions of the future.

In March 2019, Clever Leaves closed a round of Class C convertible preferred shares (“Class C”). Clever Leaves had sold 3,442,287 shares of Class C for approximately $30,300 and converted approximately $17,900 of convertible notes (principal plus accrued interest) into an additional 2,544,750 shares of Class C, at a discounted conversion price equal to 80% of the Class C shares issue price. While prior sales of a company’s securities can be considered in establishing the current value of a company, the circumstances surrounding such a sale must be considered. In this case, these circumstances included:

•        The transaction involved other considerations, specifically a financing for Clever Leaves;

•        The transaction occurred just prior to the valuation date; and

•        The transaction involved new investors in Clever Leaves.

Because the Class C transaction did not involve common shares, but instead involved preferred shares, and preferred shares have substantially more rights and privileges than common shares, we made some adjustments to calculate the enterprise value of Clever Leaves implied by the transaction. To partially compensate for at least the liquidation preferences of the Class C, we used a Black-Scholes option pricing model, set up to replicate our capital structure at the time of the financing. We held constant three of the four variables of the Black-Scholes model: volatility, time to liquidity, and risk-free rate. We then back solved for the implied value of our equity that results if the total value of the Class C shares issued in connection with the Class C financing was set equal to $16,200.

In light of the substantial economic and legal advantages for Class C shareholders, it is clear that Clever Leaves common shares are worth less than shares of the Class C. The Class C shares have liquidation preferences, the power to block financings or sales, and the ability to withhold approval of any new series or shares of capital stock that have any rights that are senior or pari passu to Class C. Common shares do not have these advantages and the value of Class C does not reflect the value of Clever Leaves common shares.

However, the economic differences between common shares and Class C noted above have been accounted for in our calculation of the indicated equity value. In addition, the Class C financing occurred just prior to the valuation date and involved new investors in Clever Leaves. As a result, we determined that this was an arm’s-length transaction and that the price derived from this transaction can be relied upon in calculating the fair value of Clever Leaves common shares.

Quantitative and Qualitative Disclosures About Market Risk.

Foreign Currency Risk

Our consolidated financial statements are expressed in US dollars, but we have cash, accounts payable and financial instruments denominated in currencies other than U.S. dollars, including the Canadian dollar, Colombian peso and Euro as our core cultivation, harvest, and distribution operations are conducted in subsidiary locations. As a result, we are exposed to fluctuations in foreign currency exchange rates. Revenue and expenses of all foreign operations are translated into U.S. dollars at the foreign currency exchange rates that approximate the rates in effect at the dates when such items are recognized. Appreciating foreign currencies relative to the U.S. dollar will adversely impact operating income and net earnings, while depreciating foreign currencies relative to the U.S. dollar will have a positive impact.

A 10% change in the exchange rates for the foreign currencies would affect the carrying value of net assets by approximately $575 as of September 30, 2020, with a corresponding impact to foreign exchange loss. We have not historically engaged in hedging transactions and do not currently contemplate engaging in hedging transactions to mitigate foreign exchange risks. As we continue to recognize gains and losses in foreign currency transactions, depending upon changes in future currency rates, such gains or losses could have a significant, and potentially adverse, effect on our results of operations.

Liquidity Risk

Clever Leaves monitors its cash balances and cash flows generated from operations to ensure there is sufficient liquidity to meet its financial obligations as they come due. Liquidity management is comprised of regular analysis, monitoring, and review of forecasted and actual cash flows, and managing operational and capital funding requirements on a planned and projected basis. As of September 30, 2020, Clever Leaves’ financial liabilities mainly comprise accounts payables, short-term liability, and other current liabilities which would be paid within 12 months, as well as the Convertible Debentures, the Herbal Brands Loan and other loans and borrowings. For more information on our liquidity requirements see “— Liquidity and Capital Resources” above.

Interest Rate Risk

Interest rate risk is the risk that the value or yield of fixed-income investments may decline if interest rates change. Fluctuations in interest rates may impact the level of income and expense recorded on our cash equivalents, 2022 Convertible Notes, Convertible Debentures, Herbal Brands Loan, other loans and borrowings and the market value of all interest-earning assets, other than those which possess a short term to maturity. A 1% change in the interest rate in effect on September 30, 2020 would not have a material effect on (i) fair value of our cash equivalents as the majority of the portfolio have a maturity date of three-months or less, or (ii) interest income as interest income is not a significant component of Clever Leaves’ earnings and cash flow. In addition, the 2022 Convertible Notes currently bear interest at a fixed rate of 10% and are not publicly traded. Therefore, fair value of the 2022 Convertible Notes and interest expense is not materially affected by changes in the market interest rates. Clever Leaves does not enter into derivative financial instruments, including interest rate swaps, for hedging or speculative purposes.

Commodity Price Risk

Clever Leaves’ costs are directly impacted by fluctuations in the price of commodities, particularly in the raw materials used in the production of cannabis. To manage this exposure, Clever Leaves uses purchase commitments for some of the key commodity needs in the normal course of its business and manages selling prices to its customers to offset the effects of significant commodity price changes.

MANAGEMENT

Our Articles provide that, as long as we are a public company, the number of directors will be the greater of (i) three, and (ii) the number set by directors resolution. Our board of directors is currently comprised of five directors. Pursuant to our Articles, additional directors may be added so long as prior to the first annual meeting of shareholders, and for each subsequent year, the time period in between annual meetings of shareholders, the number of directors added does not exceed one-third of the total number of initial directors prior to the appointment of any additional directors.

The table below provides the names and ages of, and the positions held by our directors and executive officers.

Directors and Executive Officers	Age	Position/Title
Kyle Detwiler	38	Chief Executive Officer and Chairman of the Board
Andres Fajardo	43	Director and President
Amit Pandey	39	Interim Chief Financial Officer
Julián Wilches	42	Chief Regulatory Officer
Etienne Deffarges	63	Director
Elisabeth DeMarse	66	Director
Gary M. Julien	50	Director

Biographical information concerning the directors and executive officers listed above is set forth below.

Kyle Detwiler

Kyle Detwiler serves as our Chief Executive Officer, a position he has held since the consummation of the Business Combination on December 18, 2020. He is also the chairman of our board of directors. Mr. Detwiler served as the Chief Executive Officer of Clever Leaves (and its predecessor company) since August 2017. In 2015, Mr. Detwiler co-founded Silver Swan Capital, an investment firm focused on niche and underfollowed sectors. From 2012 to 2015, he served as a Principal at The Blackstone Group Inc., a leading alternative investment manager with $564 billion in assets under management. As an early member of the Tactical Opportunities Fund, Mr. Detwiler was involved in the management and served as a board member of seven investments or portfolio companies. From 2007 to 2009, Mr. Detwiler was a member of the private equity practice at KKR & Co. Inc., focusing on transactions in the oil and gas, energy, natural resource and health care sectors. Mr. Detwiler began his career as an investment banker at Morgan Stanley where he worked from 2005 to 2007. Mr. Detwiler served on the boards of directors of Lift & Co. from 2017 and 2018, and Colson Capital Corp. since 2017. Mr. Detwiler earned his Master of Business Administration with distinction from Harvard Business School and his Bachelor of Arts, cum laude, in economics from Princeton University. Due to his prior senior leadership and board experience at Blackstone, including substantial investment experience in Latin America, and his role in building Clever Leaves (and its predecessor company) since inception, Mr. Detwiler is well qualified to serve on our board of directors.

Andres Fajardo

Andres Fajardo serves as a Director and our President, positions he has held since the consummation of the Business Combination on December 18, 2020. Prior to the consummation of the Business Combination, Mr. Fajardo served as the President of Clever Leaves since 2019. Mr. Fajardo has served various roles including Chief Executive Officer of Clever Leaves Colombia in 2019 and Chairman in 2018, after helping establish the Clever Leaves business in 2016. Prior to Clever Leaves, from 2016 to 2018, Mr. Fajardo was a Founding Partner of Mojo Ventures, a venture capital incubator in Colombia. Mr. Fajardo has more than 20 years of management experience, having served as CEO of IQ Outsourcing, a leading Colombian business processing outsourcing firm from 2010 to 2015, and previously a principal member at Booz & Company from 2000 to 2010. Mr. Fajardo also served on the boards of directors and advisory boards of a number of private companies from 2012 through 2020. Mr. Fajardo obtained a Master of Business Administration from Harvard Business School and graduated from Los Andes University in Colombia with honors in Bachelor of Science in Industrial Engineering and Bachelor of Science in Economics. Due to his experience as a CEO leading complex organizations, his tenure as a management consultant in a global renowned firm that is testament of his ability to design, develop, and implement business and operating strategies, his previous success as an entrepreneur, and his prior experience serving on boards of directors and advisory boards, Mr. Fajardo is well qualified to serve on our board of directors.

Amit Pandey

Amit Pandey serves as our Interim Chief Financial Officer since the consummation of the Business Combination on December 18, 2020. Mr. Pandey has served as the Vice President of Finance at Clever Leaves since May 2019. Prior to joining Clever Leaves, from 2017 to 2019, Mr. Pandey was at PayCommerce where he joined as the Vice President, Controller before being promoted to the Chief Financial Officer in 2018. PayCommerce was a private-equity backed global technology company where he navigated a successful divesture for two of the business units. From 2015 to 2017, he served for William Grant & Sons, a global premium liquor distilling and distribution company, as Manager, Accounting & Tax before being promoted to Director, Accounting and Tax. Mr. Pandey previously held different positions at a number of leadings companies, including Senior Plant Accountant at LS Power Development (from 2011 to 2017) and Senior Accountant at AIG (from 2010 to 2011). He is a licensed CPA in the State of New York with an undergraduate degree in accounting from Rutgers Business School along with a master’s degree from Saint Peter’s University

Julián Wilches

Julián Wilches has served as our Chief Regulatory Officer since the consummation of the Business Combination on December 18, 2020. Prior to the consummation of the Business Combination, Mr. Wilches served as the Chief Regulatory Officer of Clever Leaves since January 2018. Mr. Wilches has more than 17 years of experience mostly related to narcotic drugs and interagency coordination. Prior to joining Clever Leaves, from May to November 2017, Mr. Wilches was an employee of Olgoonik, an operator of the United States Embassy in Colombia. From June 2014 to January 2017, he served as the Deputy Director of Interagency Coordinator in the Attorney General’s Office in Colombia. Mr. Wilches also acted as the Drug Policy Director at the Ministry of Justice and Law of Colombia from December 2011 to June 2014. Mr. Wilches graduated from Los Andes University in Colombia as Political Scientist and earned his Master’s Degree from University of Alcalá de Henares.

Etienne Deffarges

Etienne Deffarges has served as a Director since the consummation of the Business Combination on December 18, 2020. Mr. Deffarges is a co-founder and Operating Partner of Chicago Pacific Founders, a private equity firm established in 2014 focusing on health care delivery providers. Mr. Deffarges is an experienced entrepreneur who participated in several IPOs and investment exits, including the sale of Accumen Inc., a healthcare laboratory excellence company, to Arsenal Capital Partners in 2019. Mr. Deffarges currently serves on the board of directors of Alain Ducasse Enterprises (ADE), Atrio Health and Sight MD, and is a board advisor at AEye. He is also a member of the board of directors of the Harvard Business School Alumni Angels and the Executive Council at the Harvard School of Public Health. Mr. Deffarges served on the board of directors of Conxtech Inc. (from April 2017 to August 2018) and Accutien (from August 2011 to January 2019). From 2004 to 2014, Mr. Deffarges was part of the founding management team, Executive Vice President and later the Vice Chairman of R1 RCM Inc., a healthcare IT company, which completed its IPO in May 2010. From 1999 to 2004, Mr. Deffarges was Global Managing Partner of the Utilities Practice and a member of the Executive Committee and Global Management Council at Accenture that completed its IPO in 2001. He was the first market maker at Accenture and founded Accenture’s Energy Advisory Board. From 1985 to 1999, Mr. Deffarges was Senior Partner and Global Practice Leader, Energy, Chemicals and Pharmaceuticals at Booz Allen Hamilton, and a member of the firm’s executive committee. Mr. Deffarges earned his Master of Business Administration from the Harvard Business School where he graduated as a Baker Scholar, his Master of Science in civil engineering from University of California Berkeley, and his Bachelor of Science and Master of Science in aeronautical engineering from the Institut Supérieur de l’Aéronautique et de l’Espace. Due to his 35 years of management experience in various leadership roles, his previous success as an entrepreneur, and his prior experience serving on boards of directors and advisory boards, Mr. Deffarges is well qualified to serve on our board of directors.

Elisabeth DeMarse

Elisabeth DeMarse has served as a Director since the consummation of the Business Combination on December 18, 2020. Ms. DeMarse has been an independent director of Kubient Inc. (NASDAQ: KBNT) since January 2020. She served as Non-Executive Chairman of Nedsense (AMS: NEDSE) from 2015 to 2016 and as an independent director of AppNexus Inc. from 2014 to 2018. Ms. DeMarse has been a limited partner at Tritium Partners, a private equity fund, since 2013, and a limited partner of Kimbark LLC, a family limited partnership, since 2002. From 2012 to 2016,

Ms. DeMarse served as President, Chief Executive Officer and Chairman of TheStreet, Inc. (NASDAQ: TST). From 2010 to 2012, she served as Chief Executive Officer of Newser, an award winning news digest and aggregation website. Ms. DeMarse was the founder and CEO of CreditCards.com from 2006 to 2010 and the CEO of Bankrate from 2000 to 2004. Prior to that, she was an Executive Vice President of Hoover’s, Inc. a company information site and database, that completed its IPO in 1999. Ms. DeMarse spent a decade as Chief Marketing Officer for Bloomberg LP working directly for the founder, Michael Bloomberg, where she was instrumental in the formation of several media properties. A member of The Committee of 200, Ms. DeMarse has a MBA degree from Harvard Business School and a Bachelor of Arts in History from Wellesley College, where she was a Wellesley Scholar. Due to her extensive experience serving in leadership roles, including as President, Chief Executive Officer and Chairman of TheStreet, Inc., a Nasdaq-listed company, and her experience serving on the boards of directors of public companies. Ms. DeMarse is well qualified to serve on our board of directors.

Gary M. Julien

Gary M. Julien has served as a Director since the consummation of the Business Combination on December 18, 2020. Mr. Julien served as SAMA’s Executive Vice President from September 2018 and also served as a director on SAMA’s board of directors from December 2018 until the closing of the Business Combination. Mr. Julien also served as a Managing Director, Acquisitions at Schultze Asset Management. Mr. Julien has over 20 years of M&A and public and private equity investment experience across a variety of industries, including experience in the special purpose acquisition company market. Mr. Julien previously led and supported M&A initiatives on behalf of entities controlled by Mario J. Gabelli, Chairman, and CEO of GAMCO Investors, Inc., including as Executive Vice President, Corporate Development for PMV Acquisition Corp. LICT Corporation and CIBL, Inc. From November 2009 through 2014, Mr. Julien was Senior Vice President at Bronson Point Management, an investment management firm, where he originated, oversaw and analyzed public market investments helping to the firm grow from approximately $70 million in assets under management at launch in 2010 to $1.9 billion in 2014. From 2007 through 2009, Mr. Julien led and supported M&A and corporate finance initiatives for the private investment firm Kanders & Company, Inc. and its affiliates including as Vice President, Corporate Development of Kanders & Company, Clarus Corp. and Highlands Acquisition Corp. From 2003 through 2006, Mr. Julien was Vice President, Corporate Development for Armor Holdings, Inc., an aerospace and defense company and portfolio company of Kanders & Company, where he oversaw mergers, acquisitions and divestitures for the company, executing 15 transactions during this period and investing approximately $1.2 billion. During this period of time, Armor Holdings’ revenue grew from $305 million to $2.4 billion prior to its sale to BAE Systems plc in July 2007 for $4.5 billion. Mr. Julien previously worked at Global Crossing Ltd. where he led and supported several M&A, joint ventures and minority investments. Mr. Julien received an M.B.A. with honors in Finance from Columbia Business School and a B.S. from the Newhouse School of Communications at Syracuse University.

Election of Directors

Our Articles provide that our directors are elected by shareholders annually. There is no cumulative voting for elections of directors. Vacancies on our board of directors can be filled by resolution of the remaining directors and the act by the directors to fill a vacancy is not the appointment of an additional director. Each director shall hold office until the next annual general meeting and until his or her successor is elected and duly qualified, subject to prior death, resignation, retirement, disqualification or removal from office.

Executive Officers

Our executive officers are appointed by the directors and the directors may, at any time, terminate the appointment or otherwise revoke, withdraw, alter or vary all or any of the functions, duties and powers of the officer. There are no family relationships among any of our directors or executive officers.

On December 18, 2020, we entered into the Investors’ Rights Agreement with certain SAMA stockholders pursuant to which, among other things:

•        so long as the Minimum Holding Condition is satisfied, the holders of a majority of the common shares party to the Investors’ Rights Agreement (the “SPAC Majority Holders”) will have the right to nominate one director to our board of directors; and

•        if (A) at the time of the Closing, the size of our board of directors is composed of five or fewer directors, (B) we propose for the number of directors comprising our board of directors to be greater than five directors and (C) at the time we make such proposal, the Minimum Holding Condition is satisfied, then prior to the nomination (or, if there is no nomination, the appointment) of a sixth individual to our board of directors, the SPAC Majority Holders will have the right to consent (such consent not to be unreasonably withheld, conditioned or delayed) to the nomination (or, if there is no nomination, the appointment) of such additional director. The right to consent to such additional director will expire upon an additional director becoming a member of our board of directors in accordance with the requirements of the Investors’ Rights Agreement.

For purposes of the Investors’ Rights Agreement, the “Minimum Holding Condition” is considered satisfied for so long as the SPAC Majority Holders hold: (i) 50% of the total number of common shares held by such stockholders on the date of the Investors’ Rights Agreement and (ii) 2% of the then-issued and outstanding common shares, as determined on a fully diluted basis, including any earn-out shares for so long as the earn-out remains capable of being satisfied; provided that if the holdings of Sponsor and the other SAMA stockholders that are party to the Investors’ Rights Agreement do not satisfy the foregoing clause (ii) at closing then the Minimum Holding Condition shall nevertheless be deemed satisfied until such time such shareholders sell any common shares at which time the Minimum Holding Condition shall immediately cease to be satisfied.

Gary M. Julien has been nominated by the SPAC Majority Holders to serve on our board of directors effective as of the closing of the Business Combination.

Each director shall hold office until the next annual general meeting and until his or her successor is elected and duly qualified, subject to prior death, resignation, retirement, disqualification or removal from office.

Corporate Governance

Our common shares and warrants are listed on the Nasdaq Capital Market under the symbols “CLVR” and “CLVRW,” respectively. As a Nasdaq-listed company, we are subject to the Nasdaq corporate governance requirements (the “Nasdaq rules”) on an ongoing basis.

Independence of Directors

Under the Nasdaq rules, a majority of a listed company’s board of directors must be comprised of independent directors. In addition, the Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominations committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act and that compensation committee members satisfy independence criteria set forth in Rule 10C-1 under the Exchange Act and related Nasdaq rules.

Under the Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

In accordance with Rule 10C-1 under the Exchange Act and the Nasdaq rules, in affirmatively determining the independence of any director who will serve on a company’s compensation committee, the company’s board of directors must consider all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including the source of compensation of such director (including any consulting, advisory or other compensatory fee paid by such company to the director), and whether the director is affiliated with the company or any of its subsidiaries or affiliates.

Our board of directors has affirmatively determined that Mr. Deffarges, Ms. DeMarse and Mr. Julien are independent directors under applicable Nasdaq and Exchange Act rules.

Committees of the Board of Directors

In connection with the consummation of the Business Combination, we have established a separately standing audit committee, compensation committee and nominating/governance committee.

Audit Committee

In connection with the consummation of the Business Combination, our board of directors formed an audit committee initially consisting of Etienne Deffarges, Elisabeth DeMarse and Gary M. Julien. Ms. DeMarse is the chair of the audit committee. The audit committee must be comprised of independent directors each of whom meets the independence requirements set forth in Rule 10A-3 under the Exchange Act and applicable Nasdaq rules. Each member of the audit committee is financially literate, and Ms. DeMarse qualifies as the “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K and qualifies as the “financially sophisticated” audit committee member in accordance with Rule 5605(c)(2)(A) of the Nasdaq rules.

The audit committee is, among other things, directly responsible for the appointment, compensation, retention and oversight of the work of our independent auditor including overseeing the qualifications and independence of our outside auditor, oversee management’s conduct of our financial reporting process (including the development and maintenance of systems of internal accounting and financial controls), oversee the integrity of our financial statements, oversee the performance of the internal audit functions, prepare certain reports required by the rules and regulations of the SEC, the review of the results and scope of the audit and other accounting related services, and oversee our compliance with legal and regulatory requirements.

Compensation Committee

In connection with the consummation of the Business Combination, our board of directors formed a compensation committee initially consisting of Etienne Deffarges, Elisabeth DeMarse and Gary M. Julien. Mr. Deffarges is the chair of the compensation committee. Each member of the compensation committee is an independent director who meets the independence requirements set forth in Rule 10C-1 under the Exchange Act and applicable Nasdaq rules.

The compensation committee, among other things, reviews and approves, or recommends to our board of directors for approval, compensation of the Chief Executive Officer and other executive officers, makes recommendations to our board of directors with respect to director compensation, oversees the succession planning process, oversees the administration of our incentive compensation plans, and prepares any report on executive compensation required by the rules and regulations of the SEC.

Nominating and Governance Committee

In connection with the consummation of the Business Combination, our board of directors formed a nominating and governance committee initially consisting of Etienne Deffarges, Elisabeth DeMarse and Gary M. Julien. Mr. Julien is the chair of the nominating and governance committee. The nominating and governance committee consists of independent directors.

The nominating and governance committee is, among other things, responsible for overseeing the selection of persons to be nominated to serve on our board of directors, make recommendations to our board of directors with respect to committee members and chairs, annually evaluate the committees, and oversee and develop our corporate governance practices.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee of our board of directors has ever been an officer or employee of the Company. None of our executive officers serves, or has served during the last fiscal year, as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any other entity that has one or more executive officers serving as one of our directors or on the compensation committee.

Code of Conduct

We adopted a code of conduct applicable to all of our directors, officers and employees that is designed to deter wrongdoing and to promote, among other things:

•        honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•        the protection of the confidentiality of our non-public information;

•        the procedure for confidential complaints and protection of whistleblowers;

•        the responsible use of and control over our assets and resources;

•        compliance with applicable laws, rules and regulations; and

•        accountability for adherence to the code of conduct.

EXECUTIVE AND DIRECTOR COMPENSATION

This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies. In 2020, our “named executive officers” were as follows:

•        Kyle Detwiler, Chief Executive Officer;

•        Julian Wilches, Chief Regulatory Officer; and

•        Andres Fajardo, President.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the effectiveness of this prospectus may differ materially from the currently planned programs summarized in this discussion.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the year ended December 31, 2019 and 2020.

Name and Principal Position	Year	Salary ($)(1)(2)	Option Awards ($)(3)	Non-equity Incentive Plan compensation(4) ($)	Total ($)
Kyle Detwiler	2019	171,720	148,703	—	320,423
Chief Executive Officer	2020	150,301	11,655	—	161,956
Julian Wilches	2019	136,008	325,705	—	461,713
Chief Regulatory Officer	2020	245,660	9,558	—	255,218
Andres Fajardo	2019	151,172	191,174	—	342,246
President	2020	238,969	12,588	120,000	371,557

____________

(1)      Amounts reflect base salary earned by each named executive officer during 2019 and 2020. A portion of each named executive officer’s base salary earned in 2019 was deferred beginning in November 2019, to be paid based on company and personal performance, subject to the named executive officer’s continuous employment. The aggregate amounts of 2019 base salary deferred for Messrs. Detwiler, Wilches and Fajardo were $16,438, $10,641 and $12,302, respectively.

(2)      2019 amounts for Messrs. Wilches and Fajardo have been converted based on the Colombia Peso/U.S. dollar exchange rate in effect as of August 4, 2020 (COP 3,758.92 to $1), and 2020 amounts for such executives have been converted based on the Colombia Peso/U.S. dollar exchange rate in effect as of January 5, 2021 (COP 3,445.69 to $1).

(3)      Amounts reflect the full grant-date fair value of stock options granted during 2019 and 2020 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all option awards made to named executive officers in 2019 and 2020 in Note 15 to the audited historical consolidated financial statements of Clever Leaves included elsewhere in this prospectus.

(4)      Mr. Fajardo earned a one-time bonus of $120,000 in 2020 upon the achievement of a revenue goal specified in an addendum to his employment agreement, as described below.

Narrative to Summary Compensation Table

Base Salaries

The named executive officers receive a base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. As of December 31, 2020, the annual base salaries for Messrs. Detwiler, Wilches and Fajardo were equal to $250,000, COP 780,000,000, and COP 812,487,000, respectively. On April 20, 2020, our board of directors decreased the annual base salaries for Messrs. Detwiler, Wilches and Fajardo to $150,000, COP 540,000,000 and COP 540,000,000, respectively, in light of unforeseen business circumstances amidst the COVID-19 pandemic. We restored the base salaries for Messrs. Detwiler, Wilches and Fajardo as of January 1, 2021.

Bonuses

Our company typically provides annual bonuses to the named executive officers based on the achievement of individual and corporate performance, as determined by our compensation committee in its sole discretion. In light of unforeseen business circumstances amidst the COVID-19 pandemic, we did not pay annual bonuses to any of our named executive officers with respect to fiscal year 2019. As described below, in 2020, Mr. Fajardo earned a one-time bonus of $120,000 as a result of the achievement of a revenue goal set forth in an addendum to his employment agreement.

Equity Compensation

We maintain an equity incentive plan, the Northern Swan Holdings, Inc. 2018 Omnibus Incentive Compensation Plan, as amended (the “2018 Plan”), which has provided our employees (including the named executive officers), non-employee directors, consultants and independent contractors the opportunity to participate in the equity appreciation of our business through the receipt of equity awards. We believe that such equity awards function as a compelling retention tool. In addition, certain of our named executive officers received awards of restricted stock granted outside of the 2018 Plan pursuant to individual restricted stock award agreements.

Each our named executive officers currently holds restricted stock awards and stock options granted under the 2018 Plan with respect to Clever Leaves shares that were converted into awards and options with respect to our shares based on the exchange ratio in the Business Combination, as shown in the Outstanding Equity Awards at Fiscal Year-End Table. Certain of the stock options, which had exercise prices greater than the fair market value per Clever Leaves share immediately prior to the consummation of the Business Combination, were repriced immediately prior to such consummation, prior to being converted into stock options with respect to our shares, so that their exercise prices equaled such fair market value. The stock options granted in previous years generally vest as follows: 25% of the award vests in equal installments over four years, subject to the named executive officer’s continuous service with us through the applicable vesting dates; provided that the award will fully accelerate in vesting in the event of a termination of the named executive officer’s service by us without “Cause” (as defined in the 2018 Plan) within one year following the closing of a “Change in Control” (as defined in the 2018 Plan). The consummation of the Business Combination did not constitute a Change in Control under the 2018 Plan. The stock options granted in 2020 fully vested on October 17, 2020.

2020 Incentive Award Plan

In connection with the Business Combination, we adopted the Clever Leaves Holdings Inc. 2020 Incentive Award Plan (the “2020 Plan”). The purpose of the 2020 Plan is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of shareholders by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in the Company and providing a means of recognizing their contributions to its success. The Company believes that equity awards are necessary to remain competitive in the industry that the Company operates in following the Closing and are essential in recruiting and retaining the highly qualified service providers who help the Company meet its goals. There are 2,813,215 common shares reserved for issuance under the 2020 Plan, of which 1,875,476 will be available prior to December 18, 2021, and 2,344,345 will be available prior to December 18, 202.

2020 Earnout Award Plan

In connection with the Business Combination, we adopted the Clever Leaves Holdings Inc. 2020 Earnout Award Plan (the “Earnout Plan”). The purpose of the Earnout Plan is to provide equity awards following the Closing to certain directors, employees and consultants that have contributed to the Business Combination. Under the Earnout Plan, (i) shares constituting 50% of the share reserve will be issued only if the closing price of our common shares on Nasdaq equals or exceeds $12.50 per share (as adjusted for stock splits, reverse splits, stock dividends, reorganizations, recapitalizations or any similar event) for any 20 trading days within any consecutive 30 trading day period on or before the second anniversary of the Closing, and (ii) shares constituting the remaining 50% of the share reserve will be issued only if the closing price of our common shares on Nasdaq equals or exceeds $15.00 per share (as adjusted for stock splits, reverse splits, stock dividends, reorganizations, recapitalizations or any similar event) for any 20 trading days within any consecutive 30 trading day period on or before the fourth anniversary of the Closing. Equity awards granted prior to these hurdles being met will vest only if the applicable hurdles are achieved; equity awards granted following the hurdles being achieved need not include the hurdles. In addition, the Company’s board of directors may choose to impose additional vesting conditions There are 1,440,000 common shares reserved for issuance under the Earnout Plan.

Other Elements of Compensation

Retirement Plans

We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers who reside in the United States, who satisfy certain eligibility requirements. We expect that our named executive officers who reside in the United States will be eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Employee Benefits

All of our full-time employees who reside in the United States, including our named executive officers who reside in the United States, are eligible to participate in our health and welfare plans, including medical, dental and vision benefits and health savings accounts.

No Tax Gross-Ups

We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of our common shares underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2020.

	Option Awards(7)						Stock Awards(7)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Kyle Detwiler	7/14/20(1)	2,967	—	—	10.00	4/17/25	—	—	—	—
	10/21/19(2)	4,675	14,027	—	10.00	10/21/24	—	—	—	—
	8/17/17(3)	—	—	—	—	—	383,844	3,416,211	—	—
Julian Wilches	7/14/20(1)	2,433	—		10.00	4/17/25
	10/31/19(4)	—	35,738	—	0.00	01/18/24	—	—	—	—
	01/12/18(5)(6)	—	—	—	—	—	190,919	1,699,179	—	—
Andres Fajardo	7/14/20(1)	3,205	—	—	10.00	4/17/25		—	—	—
	10/31/19(4)	—	20,976	—	0.00	01/18/24	—	—	—	—
	01/12/18(5)(6)	—	—	—	—	—	112,061	997,343	—	—

____________

(1)      Award provided for 100% of the award to vest on October 17, 2020.

(2)      Award provides for 25% of the award to vest on each of the first four anniversaries of October 21, 2019, subject to Mr. Detwiler’s continuous service with us through the applicable vesting dates; provided that the award will fully accelerate in vesting in the event of a termination of Mr. Detwiler’s service by us without “Cause” (as defined in the 2018 Plan) within one year following the closing of a “Change in Control” (as defined in the 2018 Plan and which was not triggered by the Business Combination).

(3)      Unvested portion of the award will vest on August 17, 2021, subject to Mr. Detwiler’s continuous service with us through the applicable vesting date; provided that the award will fully accelerate in vesting in the event of a termination of Mr. Detwiler’s service by us without “Cause” (as defined in his employment agreement) or due to his death or incapacity.

(4)      Award provides for 25% of the award to vest on each of the first four anniversaries of January 18, 2020, subject to the named executive officer’s continuous service with us through the applicable vesting dates; provided that the award will fully accelerate in vesting in the event of a termination of the named executive officer’s service by us without “Cause” (as defined in the 2018 Plan) within one year following the closing of a “Change in Control” (as defined in the 2018 Plan and which was not triggered by the Business Combination).

(5)      One half of the unvested portion of the award will vest on January 12, 2021, and the other half will vest on January 12, 2022, subject to the named executive officer’s continuous service with us through the applicable vesting date; provided that the (i) the award will fully accelerate in vesting in the event of a “Liquidation Event” (as defined in the award agreement and which will not be triggered by the Business Combination) or a “MAC Termination” (as defined in the award agreement and which will not be triggered by the Business Combination), (ii) the award will fully accelerate in vesting in the event the named executive officer terminates his service with us for “Good Reason” (as defined in the award agreement and which was not triggered by the Business Combination) and we reduce his annual salary or bonus target, excluding reductions due to changes in applicable currency exchange rates, by 20% or more in the next subsequent annual period, and (iii) 50% of the award will accelerate in vesting in the event the named executive officer terminates his service with us for “Good Reason” and we reduce his annual salary or bonus target, excluding reductions due to changes in applicable currency exchange rates, by between 1% and 19.99% or more in the next subsequent annual period.

(6)      Unvested portion of awards for Messrs. Wilches and Fajardo represents 154,808 and 90,865 exchangeable Class A common shares, respectively, of Eagle. Such shares are subject to reciprocal put and call rights and following the exercise of any such rights, the exchangeable Class A common shares of Eagle would be cancelled and exchanged for 190,919 and 112,061 of our common shares, respectively.

(7)      Numbers in these columns reflect conversion of awards with respect to Clever Leaves common shares to awards with respect to our common shares in connection with the Business Combination.

Executive Compensation Arrangements

Kyle Detwiler

In August 2017, we entered into an employment agreement with Mr. Detwiler (the “Original Detwiler Employment Agreement”), providing for his position as Chief Executive Officer.

The Original Detwiler Employment Agreement provided for an initial term through December 31, 2021, subject to automatic renewal for successive one-year periods thereafter unless either we or Mr. Detwiler were to provide three months’ notice of non-renewal. The Original Detwiler Employment Agreement provided for an initial annual base salary of not less than $1 (which has subsequently been increased and, effective April 20, 2020, equals $150,000, as described above), which may was permitted to be reduced by us without Mr. Detwiler’s consent by up to 20% if we reduce the annual base salary of all of our key executive officers on a substantially equivalent basis. The Original Detwiler Employment Agreement provided for Mr. Detwiler’s eligibility to receive a discretionary annual cash bonus, based upon achievement of annual performance targets, 50% of which we were permitted to pay in the form of common shares.

In connection with the consummation of the Business Combination, the Company and Mr. Detwiler entered into an amended and restated employment agreement (the “Revised Detwiler Employment Agreement”) effective as of December 18, 2020. The term of the Revised Detwiler Employment Agreement is through the second anniversary of the consummation of the Business Combination and is subject to automatic renewal for successive one-year periods thereafter, unless either we or Mr. Detwiler provides three months’ notice of non-renewal. Pursuant to the Revised Detwiler Employment Agreement, Mr. Detwiler’s annual base salary and annual target bonus are $150,000 and 60% of base salary, respectively; provided that, base salary for purposes of any severance determination will instead be deemed to be the greater of $250,000 or any greater base salary rate in effect on Mr. Detwiler’s date of termination. The Revised Detwiler Employment Agreement also provides for an award of 200,000 restricted share units under the 2020 Plan, subject to the terms and conditions set forth in the 2020 Plan and an award agreement thereunder, with such restricted share units eligible to vest in equal installments on each of the first two anniversaries of the consummation of the Business Combination, contingent upon Mr. Detwiler’s continued service through the applicable vesting date. Pursuant to the Employment Agreement, we will pay Mr. Detwiler $46,027 in respect of certain previously forfeited compensation in January 2021, subject to Mr. Detwiler’s continuous employment through such date.

Upon a termination of employment by us without Cause (as defined in the Revised Detwiler Employment Agreement), by Mr. Detwiler for Good Reason (as defined in the Employment Agreement) or due to a non-renewal of the term by us, in each case occurring at any time prior to a Change of Control (as defined in the Revised Detwiler Employment Agreement) or following the 24-month anniversary of the occurrence of a Change of Control, Mr. Detwiler will receive (i) any accrued but unpaid annual bonus for any year prior to the year in which the termination date occurs, payable when such bonus would have otherwise been paid, (ii) a pro-rated annual bonus for the year in which the termination date occurs, payable when such bonus would have otherwise been paid, (iii) accelerated vesting in full of all of Mr. Detwiler’s outstanding equity and equity-based awards that are subject to time-vesting, (iv) pro-rated vesting of Mr. Detwiler’s outstanding equity and equity-based awards that are subject to performance-vesting (based on the portion of the performance period served), which will vest on the originally scheduled vesting dates based on actual performance during the performance period, (v) continued payment of Mr. Detwiler’s then current annual base salary for a period of 24 months following the termination date, in accordance with our payroll practices, and (vi) subsidized COBRA premiums for Mr. Detwiler and his spouse and dependents for the lesser of 24 months following the termination of employment and such shorter period that represents the maximum period allowable under law.

Upon a termination of employment by us without Cause, by Mr. Detwiler for Good Reason or due to a non-renewal of the term by us, in each case during the 24-month period following the occurrence of a Change of Control, Mr. Detwiler will receive (i) any accrued but unpaid annual bonus for any year prior to the year in which the termination date occurs, payable when such bonus would have otherwise been paid, (ii) a pro-rated annual bonus for the year in which the termination date occurs, payable when such bonus would have otherwise been paid, (iii) accelerated vesting in full of all of Mr. Detwiler’s outstanding equity and equity-based awards, (iv) a lump sum payment equal to 300% of Mr. Detwiler’s then current annual base salary, and (v) subsidized COBRA premiums for Mr. Detwiler and his spouse and dependents for the lesser of 36 months following the termination of employment and such shorter period that represents the maximum period allowable under law.

Any severance payment to Mr. Detwiler is contingent upon the execution and non-revocation of a release of claims in favor of the Company.

Upon a termination of employment due to Mr. Detwiler’s death or disability, Mr. Detwiler (or his estate, as applicable) will receive (i) any accrued but unpaid annual bonus for any year prior to the year in which the termination date occurs, payable when such bonus would have otherwise been paid, and (ii) accelerated vesting in full of all of Mr. Detwiler’s outstanding equity and equity-based awards.

Mr. Detwiler is subject to a one-year post-termination noncompetition covenant with certain exceptions, as well as certain limitations on Mr. Detwiler’s outside activities, which our board of directors may determine represent a conflict of interest in the future.

Julian Wilches and Andres Fajardo

We entered into employment agreements with each of Messrs. Wilches and Fajardo in January 2018, each of which provide for an indefinite term. Each employment agreement provided for an initial annual base salary of COP 180,000,000. Pursuant to each employment agreement, upon a termination of employment by us without cause (as defined in the applicable employment agreement), Messrs. Wilches or Fajardo, as applicable, will receive COP 144,000,000. Mr. Wilches’ employment agreement provides for an annual target bonus equal to 25% of Mr. Wilches’ base salary. Mr. Fajardo’s employment agreement provided for a performance-based bonus equal to $150,000 in the event that Ecomedics S.A.S. achieves annualized revenue of $5,000,000 over a three-month period, subject to Mr. Fajardo’s continuous employment through the achievement of such goal. This goal was not met.

In October 2019, we entered into addenda to the employment agreements, which provide for (i) an increase in annual base salary for Messrs. Wilches and Fajardo to COP 780,000,000 and COP 812,487,000, respectively, (ii) for Mr. Fajardo only, in addition to the performance-based bonus described in the preceding paragraph, a one-time performance-based bonus equal to $120,000 in the event that Ecomedics S.A.S. achieves revenue of $1,250,000 over a three-month period, subject to Mr. Fajardo’s continuous employment through the achievement of such goal (which goal was met in 2020) and (iii) as of January 1, 2020, an annual target bonus for Messrs. Wilches and Fajardo equal to 25% or 60% of base salary, respectively.

Director Compensation

Director Compensation Table

The following table sets forth information concerning the compensation of our non-employee directors for the years ended December 31, 2019 and 2020.

Name	Year	Fees earned or paid in cash ($)	Total ($)
Gary M. Julien	2019	—	—
	2020	1,923	1,923
Etienne Deffarges	2019	—	—
	2020	1,923	1,923
Elisabeth DeMarse	2019	—	—
	2020	2,115	2,115

Director Compensation Policy

Prior to the Closing, we adopted a compensation policy for our non-employee directors (the “Non-Employee Director Compensation Policy”) that consists of annual cash retainer fees and long-term equity awards. Pursuant to Non-Employee Director Compensation Policy, each our non-employee director will receive an annual cash retainer of $50,000. The chairperson of the audit committee will receive an additional annual cash retainer of $5,000. Each annual cash retainer will be paid quarterly in advance. No meeting fees will be paid to any non-employee director for attending any meetings of our board of directors or its committees. Our directors who are also employees receive no compensation for their services as directors.

On the date of any annual meeting of our shareholders, each non-employee director will be granted an award of restricted share units with respect to our common shares with a grant-date value (based on the volume weight average price per our common share over the 20 consecutive trading-day period ending on the date of such annual meeting (or on the last preceding trading day if the date of the annual meeting is not a trading day)) equal to $70,000, rounded down to the nearest whole share. Each such award will vest on the earlier of (i) the day immediately preceding the date of our first annual meeting following the date of grant and (ii) the first anniversary of the date of grant, subject to the non-employee director continuing in service on our board of directors through the applicable vesting date.

In addition, the Non-Employee Director Compensation Policy provides for an initial grant to each non-employee director who currently serves on our board of directors. Such grant will be made on the first date of effectiveness of our first registration statement on Form S-8 with respect to the 2020 Plan, and will be an award of 7,000 restricted share units with respect to our common shares. Each such award will vest on the day immediately preceding the date of our first annual meeting, subject to the non-employee director continuing in service on our board of directors through the applicable vesting date.

Non-employee directors who are appointed after the consummation of the Business Combination and prior to the date of our first annual meeting or between annual meetings will receive prorated awards.

Each of the foregoing equity awards held by a non-employee director will vest in full immediately prior to the occurrence of a Change in Control (as defined in the 2020 Plan), to the extent outstanding at such time. All equity awards granted under this policy will be granted under, and subject to the limits of, the 2020 Plan and an award agreement thereunder.

Non-employee directors are permitted to defer settlement of shares underlying certain of their restricted share unit awards.

Also, pursuant to the Non-Employee Director Compensation Policy, each non-employee director will be reimbursed for any out-of-pocket expenses reasonably incurred by him or her in connection with services provided in such capacity.

DESCRIPTION OF SECURITIES

The following description of the material terms of our share capital includes a summary of certain provisions of our Articles that became effective upon the closing of the Business Combination. This description is qualified by reference to our Articles which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Share Capital

Our authorized share capital consists of an unlimited number of common shares without par value, an unlimited number of our non-voting common shares without par value and an unlimited number of preferred shares without par value.

On December 18, 2020, upon the consummation of the Business Combination, there were 24,805,621 common shares, 1,217,826 non-voting common shares and no preferred shares issued and outstanding. In addition, there were 17,900,000 warrants to purchase common shares issued and outstanding.

Under our Articles, the common shares are entitled to receive notice of, and to attend and vote at all meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote. Each common share entitles its holder to one vote. Under our Articles, the non-voting common shares are entitled to receive notice of, and to attend all meetings of shareholders, however, the non-voting common shares shall not have any voting rights, except for any vote on special resolutions and exceptional resolutions. Under the BCA, a special resolution is a resolution on matters either as expressly set forth in our Articles or as otherwise required under the BCA passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of such resolution or signed by all shareholders entitled to vote on such resolution. A special resolution is generally required to approve corporate matters that may materially affect the rights of shareholders or are of a transformative nature for the company (including, but not limited to, the winding up, dissolution or liquidation of the company, a plan of arrangement with shareholders and the removal of a director before the expiry of his or her term). An exceptional resolution is a resolution passed by a specified threshold of votes, which must be established in a corporation’s articles, in excess of a special resolution. Although, under British Columbia corporate law, a corporation may specify in its articles that certain corporate actions cannot be completed unless approved by an exceptional resolution, our Articles currently do not require any matters to be passed by way of exceptional resolution. Each non-voting common share entitles its holder to one vote (voting together with common shares as a single class on an as-converted basis) with respect to all special resolutions and exceptional resolutions (except where only holders of another specified class of shares are entitled to vote pursuant to the provisions of our Articles or the BCA). Under our Articles, our board of directors has the authority to issue one or more series of preferred shares, with such special conditions to be created, defined and attached to such series by our directors.

Dividend Rights

Under the BCA, a corporation may pay a dividend out of profits, capital or otherwise: (1) by issuing shares or warrants by way of dividend or (2) in property, including money. Further, under the BCA, a corporation cannot declare or pay a dividend if there are reasonable grounds for believing that the corporation is insolvent or payment of the dividend would render the corporation insolvent.

Holders of common shares and non-voting common shares will be entitled to receive dividends when, as and if declared by our board of directors at its discretion out of funds legally available for that purpose, subject to the rights, if any, of shareholders holding shares with special rights to dividends. The timing, declaration, amount and payment of future dividends will depend on our financial condition, earnings, capital requirements and debt service obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that our Board deems relevant. Under our Articles, a resolution declaring a dividend may direct payment of the dividend wholly or partly by the distribution of specific assets or of fully paid up shares, bonds, debentures or other securities, or in any one or more of those ways, and if any difficulty arises in regard to the distribution, the directors may settle the difficulty as they think expedient, and, in particular, may set the value for distribution of specific assets or determine that cash payments in substitution for specific assets may be made to any shareholder. The holders of the non-voting common shares will be entitled to receive such dividends as may be granted to holders of the common shares in any financial year as our board of directors may by resolution determine. All dividends which our board of directors may declare on the common shares and the non-voting common shares shall be declared and paid on a pari passu basis on all common shares and non-voting common shares (on an as-converted basis, assuming conversion of all non-voting common shares) at the time outstanding.

Subject to the special rights and restrictions attached to the preferred shares, the holders of common shares and non-voting common shares (on an as-converted basis, assuming conversion of all non-voting common shares) shall receive, on a pari passu basis, our remaining property upon dissolution.

The non-voting common shares (on an as-converted basis, assuming conversion of all non-voting common shares) will participate on a pari passu basis with the common shares, without preference or distinction, in our remaining property and assets.

Except as otherwise disclosed in the section titled “Material Canadian Federal Income Tax Considerations” in this prospectus, there is no Canadian law applicable to us that affects the remittance of dividends, interest and other payments by us to nonresident holders of our securities.

Preemptive Rights

There are no preemptive rights relating to common shares or non-voting common shares.

Conversion

Under our Articles, each non-voting common share is convertible, without the payment of additional consideration, at the option of the holder, into one fully paid and non-assessable common share (subject to adjustments for any subdivisions or consolidations of common shares).

Our Articles provide that we shall not effect any conversion of non-voting common shares, and a holder of non-voting common shares shall not have the right to convert any of its non-voting common shares, if, after giving effect to such conversion, such holder (together with its Attribution Parties (as defined below)), would beneficially own a number of common shares in excess of 9.99% of the number of common shares issued and outstanding (the “Beneficial Ownership Limit”). For the purposes hereof, “Attribution Parties” means, with respect to a holder of non-voting common shares, its affiliates (within the meaning of Rule 144(a) under the Securities Act) and any other persons whose beneficial ownership of the common shares would be aggregated with that of such holder, including any “group” of which such holder is a member, for the purposes of, and as determined in accordance with, Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The determination of whether the conversion of non-voting common shares into common shares is permitted pursuant to our Articles will be made by the registered holder of such non-voting common shares in such registered holder’s sole discretion, and we have no obligation to verify or confirm the accuracy of such determination.

If, at any time while non-voting common shares are outstanding, we complete a Merger Event (as defined in our Articles), we shall ensure that the terms of such Merger Event provide for the payment or distribution to each holder of outstanding non-voting common shares, the same amount of the proceeds of such Merger Event, in the same form and at the same time, as the amount of proceeds such holder would have received had such holder converted such non-voting common shares into common shares (pursuant to the terms of our Articles) immediately prior to the consummation of such Merger Event. However, if the proceeds to be paid to such holder would result in such holder, together with its Attribution Parties (if any), beneficially owning more than 9.99% of the issued and outstanding shares of a class of voting securities registered under Section 12 of the Exchange Act (“Registered Shares”), we shall use reasonable efforts to ensure that such holder is distributed convertible non-voting shares of the applicable issuer with conversion terms analogous to those set forth in our Articles with respect to the non-voting common shares in lieu of such number of such Registered Shares as necessary for such holder, together with its Attribution Parties (if any), to beneficially own a number of Registered Shares equal to, or as close thereto as possible without exceeding, 9.99% of the issued and outstanding Registered Shares. We will not be required to take any such actions if the board of directors determines in good faith that such actions could reasonably be expected to be detrimental to our negotiations with respect to a proposed Merger Event.

If a registered holder of non-voting common shares at any time determines in its sole discretion that such holder, together with its Attribution Parties (if any), beneficially owns less than 8.99% of the number of common shares issued and outstanding, such holder shall promptly submit a notice of conversion requesting conversion of a number of non-voting common shares into common shares so that, following such conversion, such holder, together with its Attribution Parties (if any), will beneficially own that whole number of common shares equal to, or as close thereto as possible without exceeding, the Beneficial Ownership Limitation.

Upon our written request (including by electronic mail), a holder of non-voting common shares is required to promptly confirm to us in writing (including by electronic mail) the number of common shares that such holder, together with its Attribution Parties (if any), beneficially owns (the “Confirmation Notice”); provided that we shall not make such request more than once in any 30-day period. If the Confirmation Notice discloses that such holder, together with its Attribution Parties (if any), beneficially owns less than 8.99% of the number of common shares issued and outstanding, and such holder has not submitted a notice of conversion described in the preceding paragraph, we are permitted to rely on such Confirmation Notice and convert the non-voting common shares as if we had received a notice of conversion from the holder.

Except as resulting from a Merger Event, if any reorganization, recapitalization, reclassification, arrangement or similar transaction occurs involving us in which the common shares, but not the non-voting common shares, are converted into or exchanged for securities, cash or other property, then, following any such reorganization, recapitalization, reclassification, arrangement or similar transaction, each non-voting common share shall be convertible (in lieu of the common shares into which it was convertible before such event) into the kind and amount of securities, cash or other property that a holder of the number of common shares issuable upon conversion of one non-voting common share immediately before such reorganization, recapitalization, reclassification, arrangement or similar transaction would have been entitled to receive under such transaction. In such case, appropriate adjustment (as determined in good faith by our board of directors) shall be made with respect to the rights and interests of the holders of non-voting common shares, including with respect to changes in and other adjustments to the conversion ratio, in relation to any securities or other property deliverable upon the conversion of the non-voting common shares. These procedures do not apply with respect to a Merger Event, except to the extent necessary to ensure that each holder of non-voting common shares outstanding immediately prior to the consummation of such Merger Event receives the same amount of proceeds for each common share that would be issuable upon conversion of such holder’s non-voting common shares based on the conversion ratio (without taking into account the Beneficial Ownership Limit) as each outstanding common share.

Amendment of Notice of Articles and Articles and Alteration of Share Capital

Under the BCA, we may amend our Articles by (1) the type of resolution specified in the BCA, (2) if the BCA does not specify a type of resolution, then by the type specified in our Articles, or (3) if our Articles do not specify a type of resolution, then by special resolution, which requires two-thirds of the votes cast by shareholders in order to pass. The BCA permits many substantive changes to a company’s articles (such as a change in the company’s authorized share structure or a change in the special rights or restrictions that may be attached to a certain class or series of shares) to be changed by the resolution specified in that company’s articles. Our Articles provide that alterations to its authorized share structure or a change in our name by an alteration to our Notice of Articles may be passed by ordinary resolution. Furthermore, our Articles state that, if the BCA does not specify the type of resolution required for an alteration, and if our Articles do not specify a type of resolution, we may resolve to alter our Articles by ordinary resolution, which requires a majority of shareholder votes cast in order to pass.

Dissent Rights

Under the BCA, shareholders of a company are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith. The dissent right is applicable where the company resolves such matters as to: (1) alter its articles or alter the restrictions on the powers of the company or on the business it is permitted to carry on; (2) approve certain mergers; (3) approve a statutory arrangement, where the terms of the arrangement permit dissent; (4) sell, lease or otherwise dispose of all or substantially all of its undertaking; or (5) continue the company into another jurisdiction. The BCA provides that beneficial owners of shares who wish to exercise their dissent rights with respect to their shares must dissent with respect to all of the shares beneficially owned by them, whether or not they are registered in their name.

Annual Meetings

Our Articles provide that, unless an annual general meeting is deferred or waived in accordance with the BCA, we must hold our first annual general meeting within 18 months after the date on which we were incorporated or otherwise recognized, and after that must hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual reference date at such time and place as may be determined by the directors (including a place or location that is entirely virtual such that the annual general meeting is held electronically without a physical location).

Board and Shareholder Ability to Call Special Meetings

Our Articles provide that meetings of the shareholders may be called by the board of directors at any time. In addition, under the BCA, the holders of not less than 5% of the issued shares of a company that carry the right to vote at a meeting may requisition that the directors call a meeting of shareholders for such purposes as stated in the requisition. Upon meeting the technical requirements set out in the BCA, the directors must, within 21 days after receiving the requisition, call a meeting of shareholders to be held not more than four months after receiving the requisition. If the directors do not call such a meeting within 21 days after receiving the requisition, the requisitioning shareholders or any of them holding in aggregate more than 2.5% of the issued shares of the company that carry the right to vote at general meetings may send notice of a meeting to be held to transact the business stated in the requisition.

Shareholder Meeting Quorum

Our Articles provide that one or more persons who are, or who represent by proxy, one or more shareholders who, in the aggregate, hold at least 33 1/3% of the outstanding shares entitled to be voted at the meeting, constitute a quorum at any annual or special meeting of the shareholders.

Voting Rights

Under the BCA, at any meeting of shareholders at which a quorum is present, any action that must or may be taken or authorized by the shareholders, except as otherwise provided under the BCA and our Articles, may be taken or authorized by an “ordinary resolution,” which is a simple majority of the votes cast by shareholders voting shares that carry the right to vote at general meetings. Our Articles provide that every motion put to a vote at a meeting of shareholders will be decided by a show of hands unless a poll is directed by the chair or demanded by any shareholder entitled to vote who is present in person or by proxy. Votes by a show of hands or functional equivalent result in each person having one vote (regardless of the number of shares such person is entitled to vote). If voting is conducted by poll, each person is entitled to one vote for each share such person is entitled to vote.

There are no limitations on the right of nonresident or foreign owners to hold or vote our securities imposed by Canadian law or by our Articles or other constituent document.

Shareholder Action by Written Consent

Under the BCA, shareholder action without a meeting may be taken by a “consent resolution” of shareholders, which requires that, after being submitted to all shareholders entitled to vote at a general meeting, the resolution is consented to in writing by: (1) in the case of a matter that would normally require an ordinary resolution, shareholders who, in the aggregate, hold shares carrying at least 66.2/3% of the votes entitled to be cast on such consent resolution, or (2) in the case of any other resolution of the shareholders, unanimous consent of the votes entitled to be cast on such consent resolution. A consent resolution of shareholders is deemed to be a proceeding at a meeting of those shareholders and to be as valid and effective as if it had been passed at a meeting of shareholders that satisfies all the requirements of the BCA and its related regulations, and all the requirements of our Articles, relating to meetings of shareholders.

Inspection of Corporate Records

We must keep at our records office, or at such other place as the BCA may permit, the documents, copies, registers, minutes and other records which we are required by the BCA to keep at such places. We must keep or cause to be kept proper books of account and accounting records in respect of all of our financial and other transactions and in compliance with the provisions of the BCA. Under the BCA, any director or shareholder may, without charge, inspect certain of our records at our records office or such other place where such records are kept during the corporation’s statutory business hours. Former shareholders and directors may also inspect certain records, free of charge, but only those records pertaining to the times that they were shareholders or directors. Further, a public company must allow all persons to inspect certain records of the company free of charge. As permitted by the BCA, our Articles prohibit shareholders from inspecting any of our accounting records, unless the directors determine otherwise.

Election and Appointment of Directors

Our Articles do not provide for the board of directors to be divided into classes.

At any general meeting at which directors are to be elected, a separate vote of shareholders entitled to vote shall be taken with respect to each candidate nominated for director. Pursuant to our Articles, any casual vacancy occurring on the board of directors may be filled by the remaining directors. If we have fewer directors in office than the number set by our Articles as the necessary quorum for the directors, the directors may only act for the purpose of appointing directors up to that number or by summoning a meeting of shareholders for the purpose of filling any vacancies on the board of directors or, subject to the BCA, for any other purpose. If we have no directors or fewer directors in office than the number set by our Articles as the necessary quorum for the directors, the shareholders may, by ordinary resolution, elect or appoint directors to fill the vacancies of the board. Pursuant to our Articles, our directors may appoint one or more additional directors, but the number of additional directors shall not exceed one third the number of the first directors and thereafter, not more than one third the number of directors who were elected or appointed between the two preceding annual general meetings. The filling of a casual vacancy by our directors shall not be counted against such cap.

Removal of Directors

Pursuant to our Articles, our shareholders that are entitled to vote may remove any director before the expiration of his or her term of office by special resolution, which requires a special majority requirement of two-thirds of the votes cast in favor of the resolution. In that event, the shareholders may elect, by ordinary resolution, another individual as director to fill the resulting vacancy. If the shareholders do not appoint a director to fill the vacancy contemporaneously with removal, then either the directors or the shareholders by ordinary resolution may appoint an additional director to fill that vacancy.

Our directors may remove a director before the expiration of his or her period of office if the director is convicted of an indictable offence or otherwise ceases to qualify as a director and the directors may appoint a director to fill the resulting vacancy.

Proceedings of Board of Directors

A resolution of the directors or of any committee of the directors consented to in writing by all of the directors entitled to vote on it is as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors duly called and held.

Requirements for Advance Notification of Shareholder Nominations

Pursuant to our Articles, shareholders of record entitled to vote will nominate persons for election to our board of directors only by providing proper notice to our CFO. In the case of annual meetings, proper notice must be given, generally between 30 and 65 days prior to the first anniversary of the prior year’s annual meeting as first specified in the notice of meeting, however for special meetings of shareholders or in the event that the annual meeting of shareholders is held on a date that is less than 50 days after the date on which the first public announcement of the meeting was made, the notice must be given on the 10th day following the date such meeting notice is made. Such notice must include, among other information, certain information with respect to each shareholder nominating persons for elections to the board of directors, a certification signed by each nominee consenting to being named in the proxy circular as a nominee and that such nominee intends to serve as a director for the full term if so elected, disclose about any proxy, contract, arrangement, understanding or relationship pursuant to which the nominating shareholder has a right to vote our shares and any other information we may reasonably require to determine the eligibility of the nominee to serve as a director.

Approval of Certain Transactions

Under the BCA, certain corporate actions, such as: (1) amalgamations (other than with certain affiliated corporations); (2) continuances; (3) sales, leases or exchanges of all, or substantially all, the property of a corporation other than in the ordinary course of business; (4) reductions of paid-up capital for any purpose, e.g. in connection with the payment of special distributions (subject, in certain cases, to the satisfaction of solvency tests) that does not render the articles or notice of articles incorrect; and (5) other actions such as liquidations or arrangements, are required to be approved by “special resolution.” A “special resolution” is a resolution passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution or signed by all shareholders entitled to vote on the resolution.

In certain specified cases where share rights or special rights may be prejudiced or interfered with, a special resolution of shareholders to approve the corporate action in question affecting the share rights or special rights, is also required to be approved separately by the holders of a class or series of shares, including a class or series of shares not otherwise carrying voting rights. In specified extraordinary corporate actions, such as approval of plans of arrangements and amalgamations all shares have a vote, whether or not they generally vote and, in certain cases, have separate class votes.

For provisions of our Articles that could delay or prevent a change of control, see the section titled “Risk Factors — Risks Related to Ownership of Our Securities — Certain provisions of our Articles could hinder, delay or prevent a change in control of the Company, which could limit the price investors might be willing to pay in the future for our securities.”

Limitations on Director Liability and Indemnification of Directors and Officers

Under the BCA, no provision in a contract or the articles may relieve a director or officer from (1) the duty to act in accordance with the BCA and its related regulations, or (2) liability that by virtue of any enactment or rule of law or equity would otherwise attach to that director or officer in respect of any negligence, default, breach of duty or breach of trust of which the director or officer may be guilty in relation to a company.

A director is not liable under the BCA for certain acts if the director relied, in good faith, on (1) financial statements of the company represented to the director by an officer of the company or in a written report of the auditor of the company to fairly reflect the financial position of the company, (2) a written report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by that person, (3) a statement of fact represented to the director by an officer of the company to be correct, or (4) any record, information or representation that the court considers provides reasonable grounds for the actions of the director, whether or not that record was forged, fraudulently made or inaccurate. Further, a director is not liable for certain acts if the director did not know and could not reasonably have known that the act done by the director or authorized by the resolution voted for or consented to by the director was contrary to the BCA.

In connection with the Closing, we approved a form of indemnity agreement for our directors and officers. For a description of the indemnity agreement, see the section titled “Executive and Director Compensation.”

Derivative and Other Suits

Under the BCA, a complainant (a director or shareholder of a company, which includes a beneficial shareholder, and any other person that a court considers to be an appropriate person to make such an application) may apply to the Supreme Court of the Province of British Columbia for leave to bring an action in our name and on our behalf, or to intervene in an existing action to which we are a party, for the purpose of prosecuting or defending an action on our behalf.

The court may grant leave if: (1) the complainant has made reasonable efforts to cause our directors to prosecute or defend the action; (2) notice of the application for leave has been given to us and any other person that the court may order; (3) the complainant is acting in good faith; and (4) it appears to the court to be in our best interests for the action to be brought, prosecuted or defended.

Under the BCA, the court in a derivative action may make any order it determines to be appropriate. In addition, under the BCA, a court may order a company or its subsidiary to pay the shareholder’s interim costs, including legal fees and disbursements. However, the shareholder may be held accountable for the costs on final disposition of the action.

The BCA’s oppression remedy enables a court to make almost any order to rectify the matters complained of if the court is satisfied upon application by a shareholder (including a beneficial shareholder and any other person that the court considers to be an appropriate person to make such an application) that our affairs are being conducted in a manner that is oppressive to one or more shareholders, or that some action has been or may be taken that is unfairly prejudicial to one or more shareholders. The applicant must be one of the persons being oppressed or prejudiced and the application must be brought in a timely manner.

The oppression remedy provides the court with extremely broad and flexible jurisdiction to intervene in corporate affairs to protect shareholders. While conduct that is in breach of fiduciary duties of directors or that is contrary to the legal right of a complainant will normally trigger the court’s jurisdiction under the oppression remedy, the exercise of that jurisdiction does not depend on a finding of a breach of such legal and equitable rights.

Exclusive Forum

Our Articles provide, in all cases to the fullest extent permitted by law, that unless we consent in writing to the selection of an alternative forum, the Supreme Court of the Province of British Columbia, Canada will be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees or shareholders to us or our shareholders, any action asserting a claim arising pursuant to the BCA or our Articles, and any action asserting a claim related to the relationships among us, our affiliates and their respective shareholders, directors or officers. The exclusive U.S. federal forum provision in our Articles requires claims arising under the Securities Act to be brought in U.S. federal court. Pursuant to the Exchange Act, U.S. federal courts have exclusive jurisdiction for claims arising under the Exchange Act. Investors cannot waive compliance with the U.S. federal securities laws and the rules and regulations thereunder. The exclusive British Columbia forum provision in our Articles would not prevent derivative shareholder actions based on claims arising under U.S. federal securities laws under the Securities Act or the Exchange Act from being raised in a U.S. federal court. The BCA restricts derivative actions brought pursuant to the BCA to the Supreme Court of the Province of British Columbia, Canada. There is uncertainty whether a U.S. court would enforce the exclusive British Columbia forum provision in our Articles.

If any such action or proceeding is filed in a Court other than the Supreme Court of the Province of British Columbia, Canada and the appellate courts therefrom (a “Foreign Action”) in the name of any securityholder, such securityholder shall be deemed to have consented to the personal jurisdiction of the Supreme Court of the Province of British Columbia, Canada and the appellate courts therefrom, in connection with any action or proceeding brought in any such court to enforce the preceding sentence and having service of process made upon such securityholder in any such action or proceeding by service upon such securityholder’s counsel in the Foreign Action as agent for such securityholder.

Warrants

In connection with the closing of the Business Combination, on December 18, 2020, we entered into an assignment, assumption and amendment agreement (the “Warrant Amendment”) with respect to the warrant agreement, dated as of December 10, 2018, between SAMA and Continental (the “Warrant Agreement”) with SAMA and Continental, as warrant agent, pursuant to which, as of the Merger Effective Time, (a) each SAMA warrant that was outstanding immediately prior to the Merger Effective Time no longer represents a right to acquire one share of SAMA common stock and instead represents the right to acquire one common share under the same terms as set forth in the Warrant Agreement, and (b) SAMA assigned to us all of SAMA’s right, title and interest in and to the Warrant Agreement and we assumed, and agreed to pay, perform, satisfy and discharge in full, all of SAMA’s liabilities and obligations under the Warrant Agreement arising from and after the Merger Effective Time. As of December 18, 2020, there were 17,900,000 warrants to acquire our common shares issued and outstanding.

Exercise of warrants

The warrants become exercisable 30 days after the Closing and will expire on December 18, 2025 (the fifth anniversary of the Closing), at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. No warrants will be exercisable for cash unless we have an effective and current registration statement covering the common shares issuable upon exercise of the warrants and a current prospectus relating to such common shares. Notwithstanding the foregoing, if a registration statement covering the common shares issuable upon exercise of the public warrants is not effective within 90 days following the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, warrant holders will not be able to exercise their warrants on a cashless basis. In such event, each holder would pay the exercise price by surrendering the warrants for that number of common shares equal to the quotient obtained by dividing (x) the product of the number of common shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of common shares for the five trading days ending on the trading day prior to the date of exercise. Under the terms of the Warrant Agreement (as amended by the Warrant Amendment), we agreed that, as soon as practicable after the closing of the Business Combination, we will use our best efforts to file with the SEC a registration statement for the registration under the Securities Act of the common shares issuable upon exercise of the warrants and to maintain the effectiveness of such registration statement until the expiration of the warrants. The registration statement, of which this prospectus forms a part, is filed to comply with this requirement.

Redemption of warrants

Once the warrants become exercisable, we may call the warrants for redemption (excluding the private placement warrants), in whole and not in part, at a price of $0.01 per warrant,

•        at any time during the exercise period;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•        if, and only if, the reported last sale price of common shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of common shares equal to the quotient obtained by dividing (x) the product of the number of common shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of common shares for the five trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

Adjustments

The exercise price and number of common shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.

Amendments to terms of warrants

The warrants were issued in registered form under the Warrant Agreement (as amended by the Warrant Amendment). The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of at least 50% of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

Private placement warrants

The private placement warrants are identical to the public warrants, except that, if held by the original holder or their permitted assigns, they (i) may be exercised on a cashless basis and (ii) are not subject to redemption.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of common shares equal to the quotient obtained by dividing (x) the product of the number of common shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the common shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Other terms

Warrant holders will not have the rights or privileges of holders of common shares and any voting rights until they exercise their warrants and receive common shares.

No fractional shares will be issued upon exercise of the warrants. If, by reason of any adjustment made pursuant to the Warrant Agreement, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of common shares to be issued to the warrant holder.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the common shares outstanding.

Any common share issued upon the exercise of a warrant may be issued by us in uncertificated or book-entry form.

Listing of Securities

Our common shares and warrants are listed on the Nasdaq Capital Market under the symbols “CLVR” and “CLVRW”, respectively.

Transfer Agent, Registrar and Warrant Agent

As of the date of this prospectus, a central securities register of holders of our common shares and non-voting common shares is maintained by Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, NY 10004-1561 (or any successor transfer agent appointment by us), who serves as the transfer agent for all classes of our equity securities. Continental also serves as the warrant agent with respect to our warrants.

Registration Rights

Investors’ Rights Agreement

In connection with, and as a condition to the consummation of, the Business Combination, we entered into the Investors’ Rights Agreement with certain SAMA stockholders. Pursuant to the terms of the Investors’ Rights Agreement, such SAMA stockholders have demand, “piggy-back” and Form S-3 registration rights, subject to certain minimum requirements and customary conditions. For further details see “Certain Relationships and Related Person Transactions — Transactions Related to the Business Combination — Investors’ Rights Agreement.”

Warrant Agreement

Pursuant to the Warrant Agreement that was assumed by us in connection with the Business Combination, we are required, as soon as practicable after the Closing, to use our best efforts to file a registration statement with the SEC covering the common shares issuable upon exercise of the warrants. We are also required to use our best efforts to cause the registration statement to become effective and to maintain the effectiveness of such registration statement until the expiration of the warrants. The registration statement, of which this prospectus forms a part, is filed to comply with this requirement. If a registration statement covering the common shares issuable upon exercise of the warrants is not effective within 90 days after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis.

Subscription Agreements

Pursuant to the terms of the Subscription Agreements, if the common shares issuable to the Subscribers in exchange for their PIPE Shares are not registered in connection with the Business Combination, we will be required, within 30 days after the Closing, to file the Resale Registration Statement covering the resale of the PIPE Shares received by the Subscribers in connection with the Business Combination. We will also be required to use our commercially reasonable efforts to have the Resale Registration Statement declared effective no later than 90 days (or 45 days if the SEC notifies us that it will not review the Resale Registration Statement) after the Closing; provided, however, that the Company’s obligations to include the PIPE Shares held by a Subscriber in the Resale Registration Statement will be contingent upon the respective Subscriber furnishing in writing, to the Company, such information regarding the Subscriber, the securities of the Company held by such Subscriber and the intended method of disposition of the shares, as shall be reasonably requested by the Company to effect the registration of such shares, and will execute such documents in connection with such registration, as the Company may reasonably request, which will be what is customary of a selling stockholder in similar situations. The registration statement, of which this prospectus forms a part, is filed to comply with this requirement.

The Company is also required to use its commercially reasonable efforts to cause the Resale Registration Statement to become effective and to maintain the effectiveness of the Resale Registration Statement until the earliest of (a) the date on which all of the PIPE Shares may be sold without restriction under Rule 144, (b) the date on which the Subscribers cease to hold any PIPE Shares acquired pursuant to the Business Combination, and (c) the second anniversary of the Closing; provided that the period under this clause (c) may be extended by the same number of days that the Resale Registration Statement is entitled to be suspended under the Subscription Agreements.

The Company is entitled to delay, postpone or suspend the effectiveness of the Resale Registration Statement if an event has occurred that the board of directors reasonably believes would require additional disclosure by the Company in the Resale Registration Statement of material non-public information. However, the Company may not delay or suspend the Resale Registration Statement on more than two occasions in any 12-month period or for more than 60 consecutive days, or more than 90 total days, in each case during any 12-month period.

Transfer Restrictions

Transfer Restrictions under the Plan of Arrangement

Pursuant to the Plan of Arrangement, our common shares and non-voting common shares received by the Clever Leaves shareholders in connection with the Business Combination are subject to certain lock-up arrangements commencing on the Effective Date and ending one year following the Closing Date, with such restriction on sales and transfers to terminate early if following the 180th day after the Closing Date, the closing trading price of our common shares equals or is greater than $12.50 for any 20 out of any 30 consecutive trading days.

Transfer Restrictions under the Stock Escrow Agreement

In connection with the Closing of the Business Combination, on December 18, 2020, the parties amended the terms of the Stock Escrow Agreement, dated as of December 10, 2018, by and among SAMA, the Sponsor, certain former SAMA stockholders named therein and Continental, as the escrow agent (the “Escrow Agreement

Amendment”). Pursuant to the Escrow Agreement Amendment, immediately prior to the Closing, the Sponsor forfeited 941,156 shares of SAMA common stock, which were cancelled. The Escrow Agreement Amendment provides that the 2,308,844 common shares issued to the Sponsor and the independent directors of SAMA as part of the Business Combination in exchange for their shares of SAMA common stock will be released from escrow to the Sponsor and the independent SAMA directors as follows: (i) 1,168,421 common shares will be released to the Sponsor (and 60,000 of such shares will be released to the former independent SAMA directors) at the earlier of: (x) one year following the Closing or (y) commencing after the 180th day after the Closing, the date on which the closing price of our common shares on Nasdaq equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within any consecutive 30 trading day period; (ii) 570,212 common shares will be released to the Sponsor if the closing price of our common shares on Nasdaq equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within any consecutive 30 trading day period on or before the second anniversary of the Closing; and (iii) 570,211 common shares will be released to the Sponsor if the closing price of our common shares on Nasdaq equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within any consecutive 30 trading day period on or before the fourth anniversary of the Closing.

Transfer Restrictions under the Transaction Support Agreement

Pursuant to the Transaction Support Agreement, our securities received by the Sponsor in connection with the Business Combination are subject to certain lock-up and forfeiture arrangements commencing on the Effective Date and ending one year following the Closing Date, with such restriction on sales and transfers to terminate early if following the 180th day after the Closing Date, the closing trading price of our common shares equals or is greater than $12.50 for any 20 out of any 30 consecutive trading days. For further details see “Certain Relationships and Related Person Transactions — Transactions Related to the Business Combination — Transaction Support Agreement.”

Transfer Restrictions under the Shareholder Support Agreements

Pursuant to the Shareholder Support Agreements, our common shares received by the Key Clever Leaves Shareholders in connection with the Business Combination will be subject to certain lock-up arrangements commencing on the Effective Date and ending one year following the Closing Date, with such restriction on sales and transfers to terminate early if following the 180th day after the Closing Date, the closing trading price of our common shares equals or is greater than $12.50 for any 20 out of any 30 consecutive trading days. For further details see “Certain Relationships and Related Person Transactions — Transactions Related to the Business Combination — Shareholder Support Agreements.”

Transfer Restrictions under the Share Repurchase Agreements

Pursuant to certain subscription and share repurchase agreements, a number of common shares owned by certain officers of Clever Leaves are subject to certain vesting conditions, failing which, such common shares will be repurchased by us and cancelled.

Transfer Restrictions under the Subscription Agreements

Pursuant to the Subscription Agreements, our common shares received by the Subscribers in connection with the Business Combination are subject to certain lock-up arrangements commencing on the Closing Date and ending 45 days following the Closing Date.

Transfer Restrictions under our Articles

Pursuant to our Articles, no holder of non-voting common shares may transfer any of the non-voting common shares, except pursuant to a Merger Event (as defined in our Articles).

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted common shares or warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted common shares or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        one percent (1%) of the total number of common shares then issued and outstanding; or

•        the average weekly reported trading volume of the common shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Company.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

SAMA Related Person Transactions prior to the Closing of the Business Combination

In September 2018, the Sponsor purchased 4,312,500 founder shares for an aggregate purchase price of $25,000. The Sponsor subsequently transferred certain founder shares to SAMA’s independent directors at the same price originally paid for such shares. In December 2018, the Sponsor forfeited 575,000 founder shares. Following the expiration on January 24, 2019 of the underwriters’ over-allotment option granted in connection with SAMA’s initial public offering, the Sponsor forfeited 487,500 shares, so that the initial stockholders continued to own 20% of SAMA’s issued and outstanding shares of SAMA common stock.

Simultaneously with the closing of SAMA’s initial public offering, SAMA consummated the sale of 4,150,000 private placement warrants at a price of $1.00 per warrant in a private placement to the Sponsor, generating gross proceeds of $4,150,000. Immediately following the closing of SAMA’s initial public offering, a total of $130,000,000 ($10.00 per unit) of the net proceeds from SAMA’s initial public offering and the private placement was placed in the trust account, with Continental acting as trustee. The private placement warrants purchased in the private placement are identical to the public warrants, except that the private placement warrants and the SAMA common stock issuable upon exercise of the private placement warrants will not be transferable, assignable or salable until after the consummation of SAMA’s initial business combination subject to certain limited exceptions. Additionally, the private placement warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or any of their permitted transferees. If the private placement warrants are held by holders other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by SAMA and exercisable by the holders on the same basis as the public warrants.

On December 10, 2018, the founder shares were placed into an escrow account maintained by Continental, acting as Escrow Agent. Prior to the closing of the Business Combination, SAMA issued 750,000 working capital warrants to the Sponsor in satisfaction of $750,000 principal amount of the outstanding loans from the Sponsor. Such warrants were converted into the warrants of the Company at Closing.

The Sponsor loaned SAMA an aggregate of $200,000 in connection with the expenses of SAMA’s initial public offering, pursuant to the terms of a promissory note. SAMA fully repaid the loans from the Sponsor on December 13, 2018.

The holders of the founder shares as well as the holders of the private placement warrants and any warrants the Sponsor or SAMA’s officers or directors or their affiliates may be issued in payment of working capital loans made to SAMA (and all underlying securities), were entitled to registration rights pursuant to a registration rights agreement, dated as of December 10, 2018, which has been terminated and replaced with the Investors’ Rights Agreement at the Closing.

The Sponsor, which was affiliated with SAMA’s officers and directors prior to Closing, agreed that, commencing on December 10, 2018 through the earlier of SAMA’s consummation of an initial business combination or SAMA’s liquidation, it would make available to SAMA certain general and administrative services, including office space, utilities and administrative support, as SAMA required from time to time. SAMA agreed to pay the Sponsor an aggregate of up to $10,000 per month for these services. Accordingly, SAMA’s officers and directors could benefit from the transaction to the extent of their interest in the Sponsor. However, this arrangement was solely for SAMA’s benefit and was not intended to provide SAMA’s officers or directors compensation in lieu of a salary. SAMA believed, based on rents and fees for similar services in the Rye Brook, NY area, that the fee charged by the Sponsor was at least as favorable as SAMA could have obtained from an unaffiliated person.

Other than the administrative fee of up to $10,000 per month and the repayment of any loans made by the Sponsor to SAMA, no compensation or fees of any kind, including finder’s, consulting fees and other similar fees, were paid to the Sponsor, members of SAMA’s management team or their respective affiliates, for services rendered prior to or in connection with the consummation of SAMA’s initial business combination. However, they would receive repayment of any loans from the Sponsor and SAMA’s officers and directors for working capital purposes and reimbursement for any out-of-pocket expenses incurred by them in connection with activities on SAMA’s behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There was no limit on the amount of out-of-pocket expenses reimbursable by SAMA.

Clever Leaves Related Person Transactions prior to the Closing of the Business Combination

As part of its series A financing, in August 2017, Clever Leaves acquired from an entity affiliated with Kyle Detwiler, the Chief Executive Officer of Clever Leaves, Joe Salameh, a director of Clever Leaves, and Tim Tully, a founder and former director of Clever Leaves, 395,159 Series A preferred shares and 200,000 warrants of Lift & Co., a cannabis-focused technology and media company, in exchange for $923,499 in convertible debentures of Clever Leaves with a 0% interest rate and the maturity date of August 31, 2020. Clever Leaves also acquired 100% of the limited liability company interests of NS Merlot MA Holdings, LLC, which owned $625,000 principal amount of convertible notes of Grand Cru Medicinals Management, LLC, from an entity controlled by Messrs. Detwiler and Tully in exchange for $704,226 in convertible debentures of Clever Leaves.

The founders of Clever Leaves made additional investments as part of the series A financing, including $1,250,000 in cash from Mr. Salameh and certain of his family members, in exchange for convertible debentures that were subsequently converted into 873,387 Clever Leaves common shares, and $50,000 in cash from Silver Swan, LLC (“Silver Swan”), an entity controlled by Mr. Detwiler, in exchange for convertible debentures that were subsequently converted into 34,936 Clever Leaves common shares. In addition, Silver Swan and Mr. Tully funded $308,940 and $80,932 of Clever Leaves’ expenses, respectively, in exchange for convertible debentures that were subsequently converted into 215,859 and 56,548 Clever Leaves common shares, respectively.

As part of the series B financing, in 2018, a trust in the name of Mr. Salameh’s family member invested $250,000 in cash in exchange for 85,325 Clever Leaves common shares.

As part of the series C financing, in 2018, certain directors and officers of Clever Leaves and their family members and affiliated entities invested in securities of Clever Leaves: Ghassan Salameh, a relative of Mr. Salameh, invested $350,000 in cash in exchange for convertible debentures that were subsequently converted into 49,786 Class C preferred shares of Clever Leaves, and Mr. Salameh invested $100,000 in cash in exchange for convertible debentures that were subsequently converted into 14,224 Class C preferred shares of Clever Leaves.

In connection with the acquisition of Ecomedics, on October 31, 2019, Clever Leaves entered into the Put Call Agreement with four minority shareholders of Eagle (the “Eagle Minority Shareholders”), including Julián Wilches and Andres Fajardo and Gustavo Escobar, who serve as Chief Regulatory Officer, President and Latam Commercial Vice President of Clever Leaves, respectively. Pursuant to the Put Call Agreement, the Eagle Minority Shareholders received the Exchangeable Class A common shares of Eagle, which are exchangeable for Clever Leaves common shares at a predetermined exchange price. Under the terms of the Put Call Agreement, the Eagle Minority Shareholders have an option to require Northern Swan International, Inc., a subsidiary of Clever Leaves, to purchase the Exchangeable Class A common shares of Eagle in exchange for Clever Leaves common shares upon certain triggering events, including an initial public offering, an offer to purchase 10% of the shares, or a change of control. In addition, the Eagle Minority Shareholders have a right to require the exchange of the Exchangeable Class A common shares of Eagle on January 12, 2022, if none of the other trigger events occurred prior to this date. The Exchangeable Class A common shares of Eagle are non-voting and have no economic participation in Eagle, but have participation rights in any dividends or distributions of Clever Leaves.

On November 9, 2020, the Company and Clever Leaves entered into an unsecured subordinated convertible note (the “Neem Holdings Convertible Note”) with a principal amount of $3.0 million in favor of Neem Holdings, LLC (“Neem Holdings”), a shareholder of Clever Leaves. Clever Leaves was required to repay the Neem Holdings Convertible Note within 10 business days after the closing of the Business Combination, and the Company agreed to promptly satisfy this obligation in full. The Neem Holdings Convertible Note was interest free. The Neem Holdings Convertible Note was repaid on December 23, 2020 in accordance with its terms.

On November 9, 2020, Clever Leaves issued to Neem Holdings, a shareholder of Clever Leaves, a warrant (the “Neem Holdings Warrants”) to purchase the number of Clever Leaves common shares (the “Warrant Shares”) that would entitle Neem Holdings to receive 300,000 common shares of the Company in the Arrangement for an aggregate purchase price of $3,000. The Neem Holdings Warrants were exercisable for all, but not less than all, of the Warrant Shares and were exercisable until at the earlier of (i) the date and time that the Business Combination Agreement is terminated in accordance with its terms; and (ii) the Arrangement Effective Time. The Neem Holdings Warrants were exercised prior to the Arrangement Effective Time in accordance with their terms.

For information on subscription agreements involving Neem Holdings and Rimrock High Income PLUS, each a shareholder of Clever Leaves, in connection with the SAMA PIPE and the Convertible Debenture Investment see the section titled “Description of Securities — Registration Rights — Subscription Agreements.”

Transactions Related to the Business Combination

Business Combination Agreement

On November 9, 2020, Clever Leaves, SAMA, the Company, then a wholly owned subsidiary of Clever Leaves, and Merger Sub entered into the Amended and Restated Business Combination Agreement, pursuant to which Clever Leaves and SAMA agreed to combine in the Business Combination. The parties completed the Business Combination on December 18, 2020, as a result of which the Company became a new holding company of the combined group listed on Nasdaq. For further details see the section titled “Prospectus Summary — Recent Developments — Closing of the Business Combination.”

Eagle Share Exchange

In connection with the Business Combination, immediately prior to the Arrangement Effective Time, in accordance with the Put Call Agreement, the Eagle Minority Shareholders, including Julián Wilches, Andres Fajardo and Gustavo Escobar, who served as Chief Regulatory Officer, President and Latam Commercial Vice President of Clever Leaves, respectively, exchanged their Exchangeable Class A common shares of Eagle for Clever Leaves common shares. Upon the Eagle Share Exchange, the Eagle Minority Shareholders owned Clever Leaves common shares that were exchanged for common shares of the Company as part of the Arrangement.

Shareholder Support Agreements

In connection with the execution of the Business Combination Agreement, we entered into the Shareholder Support Agreements with SAMA and the Key Clever Leaves Shareholders, pursuant to which among other things, the Key Clever Leaves Shareholders agreed to vote their Clever Leaves common and preferred shares in favor of the Business Combination Agreement, the Plan of Arrangement, the Arrangement, the resolutions of Clever Leaves to approve the Plan of Arrangement and Arrangement and the related transactions. Additionally, the common shares received by the Key Clever Leaves Shareholders in connection with the Business Combination are subject to certain lock-up arrangements commencing on the Effective Date and ending one year following the Closing Date, with such restriction on sales and transfers to terminate early if following the 180th day after the Closing Date, the closing trading price of our common shares equals or is greater than $12.50 for any 20 out of any 30 consecutive trading days.

Transaction Support Agreement

Concurrently with the execution of the Business Combination Agreement, we entered into the Transaction Support Agreement, as amended on November 9, 2020 with the Sponsor, Clever Leaves and SAMA, pursuant to which, among other things:

•        the Sponsor and SAMA agreed to take all actions necessary to amend the Stock Escrow Agreement, pursuant to which the shares of SAMA common stock issued prior to the initial public offering are held in escrow, and the Sponsor and SAMA agreed to use reasonable best efforts to cause Continental and the other parties to the Stock Escrow Agreement to establish, pursuant to the Escrow Agreement Amendment, the escrow terms of certain common shares to be held by Sponsor and the independent SAMA directors following consummation of the Business Combination;

•        the Sponsor agreed, subject to and conditioned upon the occurrence of the Closing and effective as of immediately prior to the Merger Effective Time, to forfeit for no consideration all warrants in its possession other than the Excluded Warrants;

•        the Earnout Shareholders are eligible to receive up to 1,440,000 common shares in the form of awards of stock options, restricted share units or restricted shares, subject to applicable vesting conditions determined by our board of directors or any committee thereof, in the form of an earnout, and such common shares will be issued to the Earnout Shareholders under the Earnout Plan as follows: (i) 720,000 common shares will be issued to the Earnout Shareholders only if the closing price of our common shares on Nasdaq equals or exceeds $12.50 per share (as adjusted for stock splits, reverse splits, stock dividends, reorganizations, recapitalizations or any similar event) for any 20 trading days within any consecutive 30 trading day period on or before the second anniversary of the closing; and (ii) 720,000 common shares will be issued to the Earnout Shareholders only if the closing price of our common shares on Nasdaq equals or exceeds $15.00 per share (as adjusted for stock splits, reverse splits, stock dividends, reorganizations, recapitalizations or any similar event) for any 20 trading days within any consecutive 30 trading day period on or before the fourth anniversary of the closing;

•        our securities received by the Sponsor in connection with the Business Combination will be subject to certain lock-up and forfeiture arrangements commencing on the Effective Date and ending one year following the Closing Date, with such restriction on sales and transfers to terminate early if following the 180th day after the Closing Date, the closing trading price of our common shares equals or is greater than $12.50 for any 20 out of any 30 consecutive trading days; and

•        our common shares held by the Sponsor and the independent directors of SAMA will be released from escrow to the Sponsor and the independent SAMA directors as follows: (i) the Sponsor Upfront Escrow Shares will be released to the Sponsor (and 60,000 of such Sponsor Upfront Escrow Shares will be released to the independent SAMA directors) at the earlier of: (x) one year following the closing or (y) the date on which the closing price of our common shares on Nasdaq equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within any consecutive 30 trading day period after the closing; (ii) fifty percent (50%) of the Sponsor Earn-Out Shares will be released to the Sponsor if the closing price of our common shares on Nasdaq equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within any consecutive 30 trading day period on or before the second anniversary of the closing; and (iii) the other fifty percent (50%) of the Sponsor Earn-Out Shares will be released to the Sponsor if the closing price of our common shares on Nasdaq equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within any consecutive 30 trading day period on or before the fourth anniversary of the closing.

Investors’ Rights Agreement

In connection with, and as a condition to the consummation of, the Business Combination, we entered into the Investors’ Rights Agreement, dated as of December 18, 2020 (the “Investors’ Rights Agreement”) with certain former stockholders of SAMA, pursuant to which, among other things:

•        so long as the Minimum Holding Condition is satisfied, the holders of a majority of the common shares party to the Investors’ Rights Agreement (the “SPAC Majority Holders”) will have the right to nominate one director to our board of directors;

•        if (A) at the time of the Closing, the size of our board of directors is composed of five or fewer directors, (B) we propose for the number of directors comprising our board of directors to be greater than five directors and (C) at the time we make such proposal, the Minimum Holding Condition is satisfied, then prior to the nomination (or, if there is no nomination, the appointment) of a sixth individual to our board of directors, the SPAC Majority Holders will have the right to consent (such consent not to be unreasonably withheld, conditioned or delayed) to the nomination (or, if there is no nomination, the appointment) of such additional director. The right to consent to such additional director will expire upon an additional director becoming a member of our board of directors in accordance with the requirements of the Investors’ Rights Agreement; and

•        certain SAMA stockholders are entitled to customary registration rights for their respective common shares.

For purposes of the Investors’ Rights Agreement, the “Minimum Holding Condition” is considered satisfied for so long as the SPAC Majority Holders hold: (i) 50% of the total number of common shares held by such holders on the date of the Investors’ Rights Agreement and (ii) 2% of the then-issued and outstanding common shares, as determined on a fully diluted basis, including any earn-out shares for so long as the earn-out remains capable of being satisfied; provided that if the holdings of the Sponsor, and the other SAMA stockholders that are party to the Investors’ Rights Agreement do not satisfy the foregoing clause (ii) at the Closing, the Minimum Holding Condition shall nevertheless be deemed satisfied until such time that such stockholders sell any common shares at which time the Minimum Holding Condition shall immediately cease to be satisfied.

Amendment to Warrant Agreement

In connection with the closing of the Business Combination (the “Closing”), on December 18, 2020, we entered into the Warrant Amendment with SAMA and Continental, as warrant agent, pursuant to which, as of the Merger Effective Time, (a) each SAMA warrant that was outstanding immediately prior to the Merger Effective Time no longer represents a right to acquire one share of SAMA common stock and instead represents the right to acquire one common share of the Company under the same terms as set forth in the Warrant Agreement, and (b) SAMA assigned to us all of SAMA’s right, title and interest in and to the Warrant Agreement and we assumed, and agreed to pay, perform, satisfy and discharge in full, all of SAMA’s liabilities and obligations under the Warrant Agreement arising from and after the Merger Effective Time.

Cash Arrangement Consideration

As part of the Business Combination, certain former shareholders of Clever Leaves, including Julian Wilches and Andres Fajardo, received the Cash Arrangement Consideration of approximately $3.1 million in the aggregate in exchange for their Clever Leaves common shares.

Subscription Agreements

In connection with the Business Combination, SAMA obtained commitments from the Subscribers, including Neem Holdings, a shareholder of Clever Leaves prior to the Closing, to purchase $8.9 million in shares of SAMA common stock for a purchase price of $9.50 per share, in the SAMA PIPE. As part of the SAMA PIPE, certain Subscribers who are holders of the 2022 Convertible Notes (including Rimrock High Income PLUS, a shareholder of Clever Leaves prior to the Closing) agreed to purchase PIPE Shares in exchange for the transfer of the PIK Notes received in satisfaction of approximately $2.9 million of accrued and outstanding interest under the 2022 Convertible Notes from January 1 to December 31, 2020. In addition, on November 9, 2020, Clever Leaves and the holders of the 2022 Convertible Notes entered into the November 2020 Convertible Note Amendments that were subject to and contingent upon the consummation of the Agreed PIPE (as defined in the Business Combination Agreement) and the closing of the Business Combination.

Prior to the Merger Effective Time, SAMA issued an aggregate of 934,819 shares of SAMA common stock the Subscribers in the SAMA PIPE that were exchange for our common shares, on a one-for-one basis, in connection with the Closing.

On November 9, 2020, certain Subscribers in the SAMA PIPE, including Neem Holdings, a shareholder of Clever Leaves prior to the Closing, signed subscription agreements with Clever Leaves to invest $1.5 million in the aggregate in additional September 2023 Convertible Debentures as part of the Convertible Debenture Investment. The Convertible Debenture Investment was completed shortly before the Arrangement Effective Time and resulted in the issuable of an aggregate of 214,284 common shares in the Arrangement.

Amendment to Stock Escrow Agreement

In connection with the Closing of the Business Combination, on December 18, 2020, the parties amended the terms of the Stock Escrow Agreement, dated as of December 10, 2018, by and among SAMA, the Sponsor, certain former SAMA stockholders named therein and Continental, as the escrow agent (the “Escrow Agreement Amendment”). Pursuant to the Escrow Agreement Amendment, immediately prior to the Closing, the Sponsor forfeited 941,156 shares of SAMA common stock, which were cancelled. The Escrow Agreement Amendment provides that the 2,308,844 common shares issued to the Sponsor and the independent directors of SAMA as part of the Business Combination in exchange for their shares of SAMA common stock will be released from escrow to the Sponsor and the independent SAMA directors as follows: (i) 1,168,421 common shares will be released to the Sponsor (and 60,000 of such shares will be released to the former independent SAMA directors) at the earlier of: (x) one year following the Closing or (y) commencing after the 180th day after the Closing, the date on which the closing price of our common shares on Nasdaq equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within any consecutive 30 trading day period; (ii) 570,212 common shares will be released to the Sponsor if the closing price of our common shares on Nasdaq equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within any consecutive 30 trading day period on or before the second anniversary of the Closing;

and (iii) 570,211 common shares will be released to the Sponsor if the closing price of our common shares on Nasdaq equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within any consecutive 30 trading day period on or before the fourth anniversary of the Closing.

Other Agreements

For a description of the employment agreements and compensation arrangements with our executive officers and directors, see the section titled “Executive and Director Compensation.”

Related Party Transaction Policy

Prior to the closing of the Business Combination, our board of directors adopted a written policy regarding the review, approval and ratification of transactions with related persons. This policy provides that the audit committee of our board of directors will review each transaction involving an amount exceeding $120,000 and in which any “related person” had, has or will have a direct or indirect material interest. In general, “related persons” are our directors, director nominees, executive officers and stockholders beneficially owning more than 5% of outstanding common shares and immediate family members of certain affiliated entities of any of the foregoing persons. The audit committee of our board of directors will approve or ratify only those transactions that are fair and reasonable to us and in our and our shareholders’ best interests.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information regarding beneficial ownership of the Company’s common shares following the Business Combination by each of our directors and executive officers, all of our directors and executive officers as a group and each person known by us to be the beneficial owner of more than 5% of our issued and outstanding common shares.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all common shares beneficially owned by them.

In accordance with the SEC rules governing beneficial ownership, the calculation of percentage ownership includes common shares that each holder has the right to acquire within 60 days but does not include any other common shares issuable upon the exercise of any other outstanding options, warrants or similar instruments held by other persons.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned	Percentage of Outstanding Common Shares(1)
Directors and Executive Officers:(2)
Kyle Detwiler(3)	2,168,668	8.7%
Andres Fajardo(4)	414,054	1.7%
Amit Pandey	*	*
Julian Wilches(5)	702,401	2.8%
Etienne Deffarges	—	—
Elisabeth DeMarse	—	—
Gary M. Julien	—	—
All directors and executive officers post-Business Combination as a group (seven individuals)	3,326,762	13.4%

Five Percent or Greater Shareholders:
Neem Holdings, LLC(6)	2,478,079	9.9%
Schultze Special Purpose Acquisition Sponsor, LL(7)	7,148,844	24.1%

____________

*        Less than 1%

(1)      Percentages are based on 24,805,621 common shares outstanding as of December 18, 2020 following the consummation of the Business Combination.

(2)      Unless otherwise noted, the business address of each of these individuals is 489 Fifth Avenue, 27th Floor, New York, New York 10017.

(3)      The number of common shares shown as beneficially owned by Mr. Detwiler consists of (i) 1,924,783 common shares owned directly by Mr. Detwiler, (ii) 7,642 common shares issuable upon exercise of the vested options owned by Mr. Detwiler, and (iii) 236,243 common shares owned by Silver Swan, LLC, which is controlled by Mr. Detwiler. The business address of Mr. Detwiler and Silver Swan, LLC is 34990 Emerald Coast Parkway, Suite 331, Destin, Florida 32541.

(4)      Includes common shares owned by Inversiones Mojo CL FA S.A.S., which is controlled by Mr. Fajardo, and shares issuable upon exercise of options that are exercisable within 60 days.

(5)      Includes common shares owned by Just Go S.A.S., which is controlled by Mr. Wilches, and shares issuable upon exercise of options that are exercisable within 60 days.

(6)      Consists of common shares held by Neem Holdings. Farallon Capital Management, L.L.C. (“FCM”), as the manager of Neem Holdings, may be deemed to beneficially own such common shares to be held by Neem Holdings. Each of Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Andrew J.M. Spokes, John R. Warren and Mark D. Wehrly (the “Managing Members”), as a senior managing member or managing member, as the case may be, of FCM, in each case with the power to exercise investment discretion, may be deemed to beneficially own such common shares to be held by Neem Holdings. Each of FCM and the Managing Members disclaims beneficial ownership of any such common shares. Does not include 1,217,826 non-voting common shares issued to Neem Holdings pursuant to the Business Combination Agreement. The address for each of the entities and individuals identified in this footnote is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111.

(7)      The number of common shares shown as beneficially owned by the Sponsor consists of (i) 1,108,421 common shares that are held in escrow and are subject to certain lock-up restrictions, (ii) 1,140,423 common shares that are held in escrow and are subject to certain lock-up restrictions and vesting conditions, and (iii) 4,900,000 common shares issuable upon the exercise of the warrants owned by the Sponsor. Schultze Asset Management is the manager of the Sponsor, and Schultze Master Fund, Ltd is the majority owner of the Sponsor. Each of Schultze Asset Management and Schultze Master Fund, Ltd is controlled by George J. Schultze. Accordingly, Mr. Schultze may be deemed to beneficially own all of the shares held by the Sponsor. Mr. Schultze disclaims beneficial ownership of any securities held by the Sponsor except to the extent of his pecuniary interest therein. The address of each of the individuals is 800 Westchester Avenue, Suite S-632, Rye Brook, New York 10573.

SELLING SECURITYHOLDERS

This prospectus relates to the possible resale by the selling securityholders of up to (1) (i) 3,957,947 common shares beneficially owned by the selling securityholders, (ii) 333,835 common shares that are issuable to certain selling securityholders pursuant to any elections made by us to pay interest on the 2022 Convertible Notes by issuing our common shares, and (iii) 1,203,007 common shares that are issuable to certain selling securityholders pursuant to any elections made by us to prepay the principal of the 2022 Convertible Notes by issuing our common shares, (2) 4,900,000 warrants held by the Sponsor, and (3) 4,900,000 common shares issuable upon exercise of the warrants held by the Sponsor.

The selling securityholders may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus. When we refer to the “selling securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the selling securityholders’ interest in our securities after the date of this prospectus.

The table below identifies each of the selling securityholders and provides other information regarding the beneficial ownership of our common shares by each of the selling securityholders. The second column lists the number of common shares and warrants, and the percentage beneficially owned by each selling securityholder, based on its ownership of our securities as of December 18, 2020. In accordance with SEC rules, individuals and entities below are shown as having beneficial ownership over shares they own or have the right to acquire within 60 days, as well as shares for which they have the right to vote or dispose of such shares. Also in accordance with SEC rules, for purposes of calculating percentages of beneficial ownership, shares which a person has the right to acquire within 60 days are included both in that person’s beneficial ownership as well as in the total number of shares issued and outstanding used to calculate that person’s percentage ownership but not for purposes of calculating the percentage for other persons. For purposes of this column, the selling securityholders that are holders of the 2022 Convertible Notes are viewed as having beneficial ownership of the common shares issuable upon conversion of their 2022 Convertible Notes because they have a right to convert the principal of the 2022 Convertible Notes they own at a conversion price equal to $33.62 per share.

The third column lists the maximum number of common shares and warrants being offered pursuant to this prospectus by the selling securityholders, including, if applicable, the number of common shares issuable to certain selling securityholders pursuant to any elections made by us to pay interest on or prepay the principal of the 2022 Convertible Notes by issuing our common shares in accordance with the terms of the 2022 Convertible Notes.

The fourth column lists the common shares and warrants, and the percentage to be beneficially owned by each selling securityholder after completion of this offering without taking into account any shares issuable by us upon our election to pay interest on or prepay the principal of the 2022 Convertible Notes.

The information presented regarding the selling securityholders is based, in part, on information the selling securityholders provided to us in writing specifically for use herein. The securities held by certain of the selling securityholders are subject to transfer restrictions, as described in the section entitled “Description of Securities — Transfer Restrictions.”

We cannot advise you as to whether the selling securityholders will in fact sell any or all of such securities. In addition, the selling securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the securities in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law. Because the selling securityholders may not sell or otherwise dispose of some or all of the securities covered by this prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale or other disposition of any of the securities, we cannot estimate the number of securities that will be held by the selling securityholders after completion of the offering. However, for purposes of this table, we have assumed that all of the common shares and warrants beneficially owned by the selling securityholders that are covered by this prospectus will be sold by them.

Selling securityholder information for each additional selling securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling securityholder and the number of common shares registered on its behalf. A selling securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

Unless otherwise indicated, we believe that the persons named below have sole voting and dispositive power with respect to all securities that they beneficially own. The shares owned by the selling securityholders named below do not have voting rights different from the shares owned by other holders.

Name of Selling Securityholder	Securities Beneficially Owned prior to this Offering			Maximum Number of Securities to Be Sold in this Offering		Securities Beneficially Owned after this Offering
	Common Shares	Warrants	Percentage(1)	Common Shares	Warrants	Common Shares	Warrants	Percentage(1)
Schultze Special Purpose Acquisition Sponsor, LLC(2)	2,248,844	4,900,000	24.1%	7,148,844	4,900,000	—	—	—
Neem Holdings, LLC(3)	2,478,079	—	9.9%	563,909	—	1,914,171	—	7.7%
Kyle Detwiler(4)	2,168,668	—	8.7%	500,000	—	1,668,668	—	6.7%
CONTEXT|TCM TACTICAL OPPORTUNITIES SERIES OF THE CONTEXT TCM SERIES FUND LP(5)	281,954	—	1.1%	281,954	—	—	—	—
Rimrock High Income PLUS (Master) Fund, Ltd.(6)	913,945	—	3.6%	1,326,187	—	695,392	—	2.7%
Entities affiliated with Anson(7)	122,014	—	*	198,927	—	89,232	—	*
Axios Growth Partners, LLC(8)	111,031	—	*	165,773	—	83,712	—	*
Entities affiliated with Cowen Inc.(9)	91,510	—	*	149,195	—	66,924	—	*
William G. LaPerch(10)	20,000	—	*	20,000	—	—	—	—
William T. Allen(11)	20,000	—	*	20,000	—	—	—	—
John J. Walker(12)	20,000	—	*	20,000	—	—	—	—

____________

*        Less than 1%

(1)      Percentages are based on 24,805,621 common shares outstanding as of December 18, 2020 following the consummation of the Business Combination, without taking into account any shares issuable by us upon our election to pay interest on or prepay the principal of the 2022 Convertible Notes.

(2)      The number of securities shown as beneficially owned by the Sponsor consists of (i) 1,108,421 common shares that are held in escrow and are subject to certain lock-up restrictions, (ii) 1,140,423 common shares that are held in escrow and are subject to certain lock-up restrictions and vesting conditions, and (iii) 4,900,000 common shares issuable upon the exercise of the warrants owned by the Sponsor. This prospectus registers the resale by the Sponsor of (i) 1,108,421 common shares that are held in escrow and are subject to certain lock-up restrictions, (ii) 1,140,423 common shares that are held in escrow and are subject to certain lock-up restrictions and vesting conditions, (iii) 4,900,000 warrants, and (iv) 4,900,000 common shares issuable upon the exercise of the warrants held by the Sponsor. Schultze Asset Management is the manager of the Sponsor, and Schultze Master Fund, Ltd is the majority owner of the Sponsor. Each of Schultze Asset Management and Schultze Master Fund, Ltd is controlled by George J. Schultze. Accordingly, Mr. Schultze may be deemed to beneficially own all of the shares held by the Sponsor. Mr. Schultze disclaims beneficial ownership of any securities held by the Sponsor except to the extent of his pecuniary interest therein. The address of each of the individuals is 800 Westchester Avenue, Suite S-632, Rye Brook, New York 10573. Our securities owned by the Sponsor are subject to certain transfer restrictions. For further details see the sections titled “Description of Securities — Transfer Restrictions — Transfer Restrictions under the Stock Escrow Agreement,” and “Description of Securities — Transfer Restrictions — Transfer Restrictions under the Transaction Support Agreement.”

(3)      The number of securities shown as beneficially owned consists of common shares owned by Neem Holdings. This prospectus registers the resale of 421,053 common shares acquired by Neem Holdings in the SAMA PIPE and 142,856 common shares acquired by Neem Holdings in connection with the Convertible Debenture Investment. Farallon Capital Management, L.L.C. (“FCM”), as the manager of Neem Holdings, may be deemed to beneficially own such common shares to be held by

Neem Holdings. Each of Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Andrew J.M. Spokes, John R. Warren and Mark D. Wehrly (the “Managing Members”), as a senior managing member or managing member, as the case may be, of FCM, in each case with the power to exercise investment discretion, may be deemed to beneficially own such common shares to be held by Neem Holdings. Each of FCM and the Managing Members disclaims beneficial ownership of any such common shares. Does not include 1,217,826 non-voting common shares issued to Neem Holdings pursuant to the Business Combination Agreement. Percentage ownership does not take into account any permitted conversions of our non-voting common shares owned by Neem Holdings. The address for each of the entities and individuals identified in this footnote is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111. Our common shares received by Neem Holdings in exchange for its securities of Clever Leaves are subject to certain transfer restrictions. For further details see the section titled “Description of Securities — Transfer Restrictions — Transfer Restrictions under the Plan of Arrangement.”

(4)      The number of securities shown as beneficially owned by Mr. Detwiler consists of (i) 1,924,783 common shares owned directly by Mr. Detwiler, (ii) 7,642 common shares issuable upon exercise of the vested options owned by Mr. Detwiler, and (iii) 236,243 common shares owned by Silver Swan, LLC, which is controlled by Mr. Detwiler. This prospectus registers the resale of (i) 300,000 common shares owned directly by Mr. Detwiler, and (ii) 200,000 common shares owned by Silver Swan, LLC, which is controlled by Mr. Detwiler. The business address of Mr. Detwiler and Silver Swan, LLC is 34990 Emerald Coast Parkway, Suite 331, Destin, Florida 32541. Mr. Detwiler is our Chief Executive Officer and Chairman of our board of directors. Our common shares received by Mr. Detwiler in exchange for his securities of Clever Leaves as part of the Business Combination are subject to certain transfer restrictions. For further details see the sections titled “Description of Securities — Transfer Restrictions — Transfer Restrictions under the Plan of Arrangement” and “Description of Securities — Transfer Restrictions — Transfer Restrictions under the Shareholder Support Agreement.”

(5)      The number of common shares shown as beneficially owned and registered for resale consists of 210,526 common shares acquired in the SAMA PIPE and 71,428 common shares acquired in connection with the Convertible Debenture Investment. The business address of CONTEXT|TCM TACTICAL OPPORTUNITIES SERIES OF THE CONTEXT TCM SERIES FUND LP is 777 Westchester Avenue, Suite 203, White Plains, NY 10604.

(6)      The number of common shares shown as beneficially owned consists of our common shares beneficially owned by Rimrock High Income PLUS (Master) Fund, Ltd. (“Rimrock High Income PLUS”), including 90,998 common shares issued to Rimrock High Income PLUS in exchange for its securities of Clever Leaves in connection with the Business Combination, 218,553 common shares issued to Rimrock High Income PLUS in the SAMA PIPE, 594,884 common shares issuable upon conversion of the 2022 Convertible Notes, and 9,510 common shares issuable upon exercise of the warrants owned by Rimrock High Income PLUS. This prospectus registers the resale by Rimrock High Income PLUS of (i) 218,553 common shares issued to Rimrock High Income PLUS in the SAMA PIPE, (ii) up to 240,602 common shares that are issuable to Rimrock High Income PLUS, as the holder of the 2022 Convertible Notes, pursuant to any elections made by us to pay interest on the 2022 Convertible Notes by issuing our common shares, and (iii) up to 867,032 common shares that are issuable to Rimrock High Income PLUS, as the holder of the 2022 Convertible Notes, pursuant to any elections made by us to prepay the principal of the 2022 Convertible Notes by issuing our common shares. Rimrock Capital Management, LLC (“Rimrock”), as the manager of Rimrock High Income PLUS, may be deemed to have beneficial ownership of common shares issuable to Rimrock High Income PLUS. Each of David H. Edington, Christopher L. Chester, Christopher L. Smith, and Stephen A. Foulke, as employees and/or officers of Rimrock (the “Officers”), in each case with the power to exercise investment discretion, may be deemed to beneficially own such Clever Leaves common shares issuable to Rimrock High Income PLUS. Each of Rimrock and the Officers disclaims beneficial ownership of any such common shares. The business address of each of the entities and individuals identified in this footnote is c/o Rimrock Capital Management, LLC, 100 Innovation Drive, Suite 200, Irvine, California 92617.

(7)      The number of common shares shown as beneficially owned consists of our common shares owned by AC Anson Investments Ltd. (“AC Anson”), Anson East Master Fund LP (“Anson East”), Anson Investments Muster Fund LP (“Anson Investments”) and Anson Opportunities Master Fund LP (“Anson Opportunities” and, together with AC Anson, Anson East and Anson Investments, the “Anson Funds”), and includes (i) 32,782 common shares issued to the Anson Funds in the SAMA PIPE, including 4,371 common shares issued to AC Anson, 10,927 common shares issued to Anson East, 14,206 common shares issued to Anson Investments and 3,278 common shares issued to Anson Opportunities, and (ii) 89,232 common shares issuable upon conversion of the 2022 Convertible Notes owned by the Anson Funds, including 11,898 common shares issuable to AC Anson, 29,744 common shares issuable to Anson East, 38,667 common shares issuable to Anson Investments and 8,923 common shares issuable to Anson Opportunities. This prospectus registers the resale by the Anson Funds of an aggregate of (i) 32,782 common shares issued to the Anson Funds in the SAMA PIPE, including 4,371 common shares issued to AC Anson, 10,927 common shares issued to Anson East, 14,206 common shares issued to Anson Investments and 3,278 common shares issued to Anson Opportunities, (ii) up to 36,090 common shares that are issuable to the Anson Funds, as the holders of the 2022 Convertible Notes, pursuant to any elections made by us to pay interest on the 2022 Convertible Notes by issuing our common shares, including 4,812 common shares issuable to AC Anson, 12,030 common shares issuable to Anson East, 15,639 common shares issuable to Anson Investments and 3,609 common shares issuable to Anson Opportunities, and (iii) up to 130,055 common shares that are issuable to the Anson Funds, as the holders of the 2022 Convertible Notes, pursuant to any elections made by us to prepay the principal of the 2022 Convertible Notes by issuing our common shares, including 17,341 common shares issuable to AC Anson, 43,352 common shares issuable to Anson East, 56,357 common shares issuable to Anson Investments and 13,005 common shares issuable to Anson Opportunities. Anson

Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of each of the Anson Funds, hold voting and dispositive power over the securities held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these securities except to the extent of their pecuniary interest therein. The principal business address of Anson is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

(8)      The number of common shares shown as beneficially owned consists of our common shares beneficially owned by Axios Growth Partners, LLC (“Axios”), including 9,352 common shares issued to Axios in exchange for its securities of Clever Leaves in connection with the Business Combination, 27,319 common shares issued to Axios in the SAMA PIPE and 74,360 common shares issuable upon conversion of the 2022 Convertible Notes owned by Axios. This prospectus registers the resale by Axios of (i) 27,319 common shares issued to Axios in the SAMA PIPE, (ii) up to 30,075 common shares that are issuable to Axios, as the holder of the 2022 Convertible Notes, pursuant to any elections made by us to pay interest on the 2022 Convertible Notes by issuing our common shares, and (iii) up to 108,379 common shares that are issuable to Axios, as the holder of the 2022 Convertible Notes, pursuant to any elections made by us to prepay the principal of the 2022 Convertible Notes by issuing our common shares. The business address of Axios is 36 Wallacks Drive, Main House, Stamford, CT 06902.

(9)      The number of common shares shown as beneficially owned consists of our common shares beneficially owned by Cowen Investments II, LLC (“Cowen Investments”) and NS Co-Investment LLC (“NS Co-Investment” and, together with Cowen Investment, the “Cowen Shareholders”), and includes (i) 24,586 common shares issued to the Cowen Shareholders in the SAMA PIPE, including 2,731 common shares issued to Cowen Investments and 21,855 common shares issued to NS Co-Investment, and (ii) 66,924 common shares issuable upon conversion of the 2022 Convertible Notes owned by the Cowen Shareholders, including 7,436 common shares issuable to Cowen Investments and 59,488 common shares issuable to NS Co-Investment. This prospectus registers the resale by the Cowen Shareholders of (i) 24,586 common shares issued to the Cowen Shareholders in the SAMA PIPE, including 2,731 common shares issued to Cowen Investments and 21,855 common shares issued to NS Co-Investment, (ii) up to 27,068 common shares that are issuable to the Cowen Shareholders, as the holders of the 2022 Convertible Notes, pursuant to any elections made by us to pay interest on the 2022 Convertible Notes by issuing our common shares, including 3,008 common shares issuable to Cowen Investments and 24,060 common shares issuable to NS Co-Investment, and (iii) up to 97,541 common shares that are issuable to the Cowen Shareholders, as the holders of the 2022 Convertible Notes, pursuant to any elections made by us to prepay the principal of the 2022 Convertible Notes by issuing our common shares, including 10,838 common shares issuable to Cowen Investments and 86,703 common shares issuable to NS Co-Investment. Cowen Investments is the managing member of NS Co-Investment. RCG LV Pearl, LLC (“RCG LV Pearl”) is the sole member of Cowen Investments and, in such capacity, exercises voting and investment power over the shares held by Cowen Investments and NS Co-Investment and may be deemed to be the beneficial owner of such shares. Cowen Inc. (“Cowen” and, together with RCG LV Pearl and the Cowen Shareholders, the “Cowen Entities”) is the sole member of RCG LV Pearl and may be deemed to be the beneficial owner of the shares. As Chief Executive Officer of Cowen, Jeffrey Solomon may be deemed to share voting and investment power with respect to the shares held by the Cowen Entities. Mr. Solomon disclaims beneficial ownership of the shares held by the Cowen Shareholders except to the extent of his pecuniary interest therein. Based on information provided to us by the selling securityholder, the selling securityholder may be deemed to be an affiliate of a broker-dealer. Based on such information, the selling securityholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the selling securityholder did not have any agreements or understandings with any person to distribute such shares. The business address of this securityholder is 599 Lexington Avenue, 20th floor, New York NY 10022.

(10)    The business address of Mr. LaPerch is 800 Westchester Avenue, Suite S-632 Rye Brook, New York 10573. Our common shares owned by Mr. LaPerch are subject to certain transfer restrictions. For further details see the sections titled “Description of Securities — Transfer Restrictions — Transfer Restrictions under the Stock Escrow Agreement” and “Description of Securities — Transfer Restrictions — Transfer Restrictions under the Transaction Support Agreement.”

(11)    The business address of Mr. Allen is 800 Westchester Avenue, Suite S-632 Rye Brook, New York 10573. Our common shares owned by Mr. Allen are subject to certain transfer restrictions. For further details see the sections titled “Description of Securities — Transfer Restrictions — Transfer Restrictions under the Stock Escrow Agreement” and “Description of Securities — Transfer Restrictions — Transfer Restrictions under the Transaction Support Agreement.”

(12)    The business address of Mr. Walker is 800 Westchester Avenue, Suite S-632 Rye Brook, New York 10573. Our common shares owned by Mr. Walker are subject to certain transfer restrictions. For further details see the sections titled “Description of Securities — Transfer Restrictions — Transfer Restrictions under the Stock Escrow Agreement” and “Description of Securities — Transfer Restrictions — Transfer Restrictions under the Transaction Support Agreement.”

Material Relationships with Selling Securityholders

Other than as described in this prospectus, including the section titled “Certain Relationships and Related Person Transactions,” the selling securityholders have not within the past three years had any position, office or other material relationship with us or any of our predecessors or affiliates other than as a holder of our securities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a general summary based on present law of certain U.S. federal income tax considerations relevant to U.S. Holders (as defined below) of common shares, warrants and options granted under the 2018 Plan. This discussion is not a complete description of all tax considerations that may be relevant to a U.S. Holder of common shares warrants, or options granted under the 2018 Plan; it is not a substitute for tax advice. It applies only to U.S. Holders that will hold common shares, warrants or options granted under the 2018 Plan as capital assets and use the U.S. dollar as their functional currency. In addition, it does not describe all of the U.S. federal income tax considerations that may be relevant to a U.S. Holder in light of a U.S. Holder’s particular circumstances, including U.S. Holders subject to special rules, such as banks or other financial institutions, insurance companies, tax-exempt entities, dealers, traders in securities that elect to mark-to-market, regulated investment companies, real estate investment trusts, partnerships and other pass-through entities (including S-corporations), U.S. expatriates, persons liable for the alternative minimum tax, persons that directly, indirectly or constructively, own 5% or more of the total combined voting power of the Company’s voting stock or of the total value of the Company’s equity interests, investors that will hold common shares, warrants or options granted under the 2018 Plan in connection with a permanent establishment or fixed base outside the United States, or investors that will hold securities as part of a hedge, straddle, conversion, constructive sale or other integrated financial transaction. This summary also does not address U.S. federal taxes other than the income tax (such as estate or gift taxes) or U.S. state and local, or non-U.S. tax laws or considerations.

As used in this section, “U.S. Holder” means a beneficial owner of common shares, warrants or options granted under the 2018 Plan that is, for U.S. federal income tax purposes: (i) a citizen or individual resident of the United States, (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) a trust subject to the control of one or more U.S. persons and the primary supervision of a U.S. court; or (iv) an estate the income of which is subject to U.S. federal income taxation regardless of its source.

The U.S. federal income tax treatment of a partner in a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that holds common shares or warrants generally will depend on the status of the partner and the activities of the partnership. Partnerships that hold Company shares or warrants should consult their own tax advisors regarding the specific U.S. federal income tax consequences to their partners of the partnership’s ownership and disposition of common shares or warrants.

U.S. Federal Income Tax Treatment of the Company

Under Section 7874 of the Code, a corporation created or organized outside the United States that acquires, directly or indirectly, substantially all of the assets held, directly or indirectly, by a U.S. corporation, may in certain circumstances be treated as a U.S. corporation, rather than treated as a foreign corporation, for U.S. federal income tax purposes, or may be subject to certain other adverse tax consequences. The Company does not expect these rules to apply to the it, notwithstanding its acquisition of SAMA through the Merger, and the Company expects to be respected, for U.S. federal income tax purposes, as a foreign corporation. The remainder of this discussion assumes the Company will be respected as a foreign corporation for U.S. federal income tax purposes. If the Company were to be treated as a U.S. corporation for such purposes, which the Company does not expect, the Company could be subject to substantial U.S. tax liability and its non-U.S. shareholders could be subject to U.S. withholding tax on any dividends.

Holders of our securities should consult their tax advisors regarding the status of the Company under Section 7874 of the Code and the U.S. federal income tax considerations to them of holding common shares or warrants in light of such status.

U.S. federal income tax consequences of U.S. Holders of common shares and warrants

Taxation of dividends and other distributions on our common shares

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” the gross amount of any distribution of cash or property (other than certain pro rata distributions of ordinary stock) with respect to common shares will be included in a U.S. Holder’s gross income as ordinary income from foreign sources when actually or constructively received. Dividends will not be eligible for the dividends-received deduction generally available to U.S. corporations. Dividends received from a “qualified foreign corporation” by eligible non-corporate U.S. Holders that satisfy a minimum holding period and certain other requirements generally will be taxed at the preferential rate applicable to qualified dividend income. A non-U.S. corporation is treated as a qualified foreign corporation with respect to dividends it pays on shares that are readily tradable on an established securities market in the United States. U.S. Treasury guidance indicates that shares listed on Nasdaq will be considered readily tradable on an established securities market in the United States. There can be no assurance, however, that common shares will be considered readily tradable on an established securities market in future years. Non-corporate U.S. holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of the Company’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to the positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. The Company will not constitute a qualified foreign corporation for purposes of these rules if it is a passive foreign investment company for the taxable year in which it pays a dividend or for the preceding taxable year. See “— Passive Foreign Investment Company Rules.”

Dividends paid in a currency other than U.S. dollars will be included in income in a U.S. dollar amount based on the exchange rate in effect on the date of receipt, whether or not the currency is converted into U.S. dollars at that time. A U.S. Holder’s tax basis in the non-U.S. currency will equal the U.S. dollar amount included in income. Any gain or loss realized on a subsequent conversion or other disposition of the non-U.S. currency for a different U.S. dollar amount generally will be U.S. source ordinary income or loss. If dividends paid in a currency other than U.S. dollars are converted into U.S. dollars on the day they are received, the U.S. Holder generally will not be required to recognize foreign currency gain or loss in respect of the dividend income.

Subject to certain conditions and limitations, withholding taxes, if any, on dividends paid by the Company may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. For purposes of calculating the U.S. foreign tax credit, dividends paid on the — common shares will generally be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the U.S. foreign tax credit are complex. U.S. Holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under their particular circumstances.

Dividends received by certain non-corporate U.S. Holders generally will be includible in “net investment income” for purposes of the Medicare contribution tax.

Taxation of dispositions of common shares and warrants

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize capital gain or loss on the sale or other disposition of common shares or warrants in an amount equal to the difference between the U.S. dollar value of the amount realized and the U.S. Holder’s adjusted tax basis in the disposed common shares or warrants. Any gain or loss generally will be treated as arising from U.S. sources and will be long-term capital gain or loss if the U.S. Holder’s holding period exceeds one year. Deductions for capital loss are subject to significant limitations.

It is possible that Canada may impose an income tax upon sale of common shares or warrants. Because gains generally will be treated as U.S. source gain, as a result of the U.S. foreign tax credit limitation, any Canadian income tax imposed upon capital gains in respect of common shares or warrants may not be currently creditable unless a U.S. Holder has other foreign source income for the year in the appropriate U.S. foreign tax credit limitation basket. U.S. Holders should consult their tax advisors regarding the application of Canadian taxes to a disposition of common shares and their ability to credit a Canadian tax against their U.S. federal income tax liability.

Capital gains from the sale or other disposition of common shares or warrants received by certain non-corporate U.S. Holders generally will be includible in “net investment income” for purposes of the Medicare contribution tax.

Passive Foreign Investment Company Rules

Based on the composition of the Company’s current gross assets and income and the manner in which the Company expects to operate its business in future years, the Company believes that it should not be classified as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes for its current taxable year and does not expect to be so classified in the foreseeable future. In general, a non-U.S. corporation will be a PFIC for any taxable year in which, taking into account a pro rata portion of the income and assets of 25% or more owned subsidiaries, either (i) 75% or more of its gross income is passive income, or (ii) 50% or more of the average quarterly value of its assets are assets that produce, or are held for the production of, passive income or which do not produce income. For this purpose, passive income generally includes, among other things and subject to various exceptions, interest, dividends, rents, royalties and gains from the disposition of assets that produce passive income. Whether the Company is a PFIC is a factual determination made annually, and the Company’s status could change depending among other things upon changes in the composition and relative value of its gross receipts and assets. Because the market value of the Company’s assets (including for this purpose goodwill) may be measured in large part by the market price of the common shares, which is likely to fluctuate, no assurance can be given that the Company will not be a PFIC in the current year or in any future taxable year.

If the Company were a PFIC for any taxable year in which a U.S. Holder holds common shares or warrants, such U.S. Holder would be subject to additional taxes on any excess distributions and any gain realized from the sale or other taxable disposition of common shares or warrants (including certain pledges) regardless of whether the Company continues to be a PFIC. A U.S. Holder will have an excess distribution to the extent that distributions on common shares during a taxable year exceed 125% of the average amount received during the three preceding taxable years (or, if shorter, the US Holder’s holding period). To compute the tax on excess distributions or any gain, (i) the excess distribution or gain is allocated rateably over the U.S. Holder’s holding period, (ii) the amount allocated to the current taxable year and any year before the Company became a PFIC is taxed as ordinary income in the current year and (iii) the amount allocated to other taxable years is taxed at the highest applicable marginal rate in effect for each year and an interest charge is imposed to recover the deemed benefit from the deferred payment of the tax attributable to each year.

If, as is not expected to be the case, the Company were a PFIC for any taxable year in which a U.S. Holder holds common shares, a U.S. Holder may be able to avoid some of the adverse impacts of the PFIC rules described above by electing to mark common shares to market annually. The election is available only if the common shares are considered “marketable stock,” which generally includes stock that is regularly traded in more than de minimis quantities on a qualifying exchange (which includes Nasdaq). If a U.S. Holder makes the mark-to-market election, any gain from marking common shares to market or from disposing of them would be ordinary income. Any loss from marking common shares to market would be recognized only to the extent of unreversed gains previously included in income. Loss from marking common shares to market would be ordinary, but loss on disposing of them would be capital loss except to the extent of mark-to-market gains previously included in income. No assurance can be given that the common shares will be traded in sufficient frequency and quantity to be considered “marketable stock”. A valid mark-to-market election cannot be revoked without the consent of the IRS unless the common shares cease to be marketable stock. Currently, a mark-to-market election may not be made with respect to warrants to acquire common shares.

As an alternative, if the Company were to be treated as a PFIC, a U.S. Holder may avoid the excess distribution rules described above in respect of common shares (but not warrants) by electing to treat the Company (for the first taxable year in which the U.S. Holder owns any common shares) and any lower-tier PFIC (for the first taxable year in which the U.S. Holder is treated as owning an equity interest in such lower-tier PFIC) as a “qualified electing fund” (a “QEF”). If a U.S. Holder makes an effective QEF election with respect to the Company (and any lower-tier PFIC), the U.S. Holder will be required to include in gross income each year, whether or not the Company makes distributions, as capital gains, its pro rata share of the Company’s (and such lower-tier PFIC’s) net capital gains and, as ordinary income, its pro rata share of the Company’s (and such lower-tier PFIC’s) net earnings in excess of its net capital gains. U.S. Holders can make a QEF election only if the Company (and each lower-tier PFIC) provides certain information, including the amount of its ordinary earnings and net capital gains determined under U.S. tax principles. A U.S. Holder may not make a QEF election with respect to its warrants to acquire common shares. The Company has not determined whether it will provide U.S. Holders with this information if it determines that it is a PFIC.

U.S. Holders of common shares and warrants should consult their own tax advisors concerning the Company’s possible PFIC status and the consequences to them if the Company were classified as a PFIC for any taxable year.

Exercise or Lapse of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize taxable gain or loss from the acquisition of common shares upon exercise of a warrant for cash. A U.S. Holder’s tax basis in the common shares received upon exercise of the warrant generally will be an amount equal to the sum of the U.S. Holder’s basis in the warrant and the exercise price. A U.S. Holder’s holding period for the common shares received upon exercise of the warrants will begin on the date following the date of exercise (or possibly the date of exercise) of the warrants and will not include the period during which the U.S. Holder held the warrants. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to its tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the common share received would equal its basis in the warrant. If the cashless exercise were treated as not being a gain realization event, a U.S. Holder’s holding period in the common shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the warrant. If the cashless exercise were treated as a recapitalization, the holding period of the common shares would include the holding period of the warrant.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered warrants equal to the number of common shares having a value equal to the exercise price for the total number of warrants to be exercised. A U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the common shares represented by the warrants deemed surrendered and its tax basis in the warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the common shares received would equal the sum of the fair market value of the common shares represented by the warrants deemed surrendered and the U.S. Holder’s tax basis in the warrants exercised. A U.S. Holder’s holding period for the common share would commence on the date following the date of exercise (or possibly the date of exercise) of the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares of common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder would, however, be treated as receiving a constructive distribution from the Company if, for example, the adjustment increases the U.S. Holder’s proportionate interest in the Company’s assets or earnings and profits (e.g., through an increase in the number of common shares that would be obtained upon exercise) as a result of a distribution of cash to the holders of common shares which is taxable to the U.S. Holders of such shares as described under “— Taxation of dividends and other distributions on our common shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if a U.S. Holder received a cash distribution from the Company equal to the fair market value of such increased interest.

Conversion of non-voting common shares into common shares

The conversion of non-voting common shares by a U.S. Holder into common shares should not result in recognition of gain or loss for U.S. federal income tax purposes. Accordingly, a U.S. Holder’s basis in common shares received pursuant to the conversion should equal the adjusted tax basis of the non-voting common shares converted, and the holding period of the common shares received should include the holding period of the non-voting common shares converted.

U.S. federal income tax consequences of U.S. Holders to the options granted under the 2018 Plan

•        Non-Qualified Stock Options (“NSO”).    If a U.S. Holder is granted an NSO under the 2018 Plan, the U.S. Holder should not have taxable income on the grant of the option. Generally, the U.S. Holder should recognize ordinary income at the time of exercise in an amount equal to the fair market value of our common shares acquired on the date of exercise, less the exercise price paid for such common shares. The U.S. Holder’s basis in the common shares for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common shares on the date the

U.S. Holder exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. The Company or its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the U.S. Holder recognizes ordinary income.

•        Incentive Stock Options (“ISO”).    A U.S. Holder receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the U.S. Holder should not recognize taxable income at the time of exercise. However, the excess of the fair market value of our common shares received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If our common shares acquired upon exercise of an ISO are held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfy the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and the Company will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the U.S. Holder will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of our common shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. The Company or its subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition our common shares acquired pursuant to such exercise, except to the extent that the U.S. Holder recognizes ordinary income on disposition of the shares.

Information Reporting and Backup Withholding

Dividends on common shares and proceeds from the sale or other disposition of common shares and warrants may be reported to the IRS unless the holder is a corporation or otherwise establishes a basis for exemption. Backup withholding tax may apply to amounts subject to reporting. Any amount withheld may be credited against the holder’s U.S. federal income tax liability subject to certain rules and limitations. U.S. Holders should consult with their own tax advisers regarding the application of the U.S. information reporting and backup withholding rules.

Certain non-corporate U.S. Holders are required to report information with respect to common shares and warrants not held through an account with a domestic financial institution to the IRS. U.S. Holders that fail to report required information could become subject to substantial penalties. Prospective investors are encouraged to consult with their own tax advisors about these and any other reporting obligations arising from their investment in common shares or warrants.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR U.S. HOLDER. EACH U.S. HOLDER OF COMMON SHARES AND WARRANTS IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF OWNING AND DISPOSING OF COMMON SHARES AND WARRANTS IN LIGHT OF THE U.S. HOLDER’S OWN CIRCUMSTANCES.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereunder (collectively, the “Tax Act”), as of the date hereof, that are generally applicable to a beneficial owner of common shares and/or non-voting common shares that for the purposes of the Tax Act and at all relevant times: (i) is not, and is not deemed to be, resident in Canada, (ii) deals at arm’s length with the Company; (iii) is not affiliated with the Company; and (iv) holds its common shares, non-voting common shares, warrants and options as capital property and does not use or hold, and is not deemed to use or hold, any such securities in a business carried on in Canada (each a “Holder”). Generally, the common shares, non-voting common shares, options and warrants will be capital property to a Holder unless they are held or acquired, or are deemed to be held or acquired, in the course of carrying on a business of trading or dealing in securities or in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary does not address all issues relevant to Holders who acquired their common shares on the exercise of warrants or options. In particular, this summary does not apply to Holders who are Company employees and received their shares pursuant to an employee stock option This summary does not address all issues relevant to Holders of Company warrants or options (including with respect to the common shares or non-voting common shares acquired upon the exercise thereof) or such other rights and such persons should consult their own tax advisors with respect to the Canadian federal income tax consequences to them of the expiry, exercise or redemption of, the continued holding of, replacement or disposition of such options, warrants, or other rights, as applicable, and of the acquisition, holding and disposing of the common shares, non-voting common shares or any other securities in respect thereof, which may differ materially from the discussion provided in this summary.

This summary is based on the current provisions of the Tax Act and an understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that the Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not take into account or anticipate any changes in law or administrative policies or assessing practice of the CRA whether by legislative, regulatory, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may be different from those discussed herein.

This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Proposed Amendments, does not take into account or anticipate any changes in the law, whether by legislative, regulatory or judicial action, or changes in the administrative policies or assessing practices of the CRA.

This summary is of a general nature only and is not intended to be, and should not construed to be, legal, business or tax advice to any particular Holder. Accordingly, Holders should consult their own tax advisors having regard to their own particular circumstances.

Currency Conversion

For purposes of the Tax Act, any amount relating to the acquisition, holding or disposition of common shares, or non-voting common shares, including dividends, adjusted cost base and proceeds of disposition, must be expressed in Canadian dollars using the applicable rate of exchange (for purposes of the Tax Act) quoted by the Bank of Canada on the date such amounts arose, or such other rate of exchange as is acceptable to the Minister of Finance (Canada).

Dividends on the common shares or non-voting common shares

Dividends received or deemed to be received by a Holder on common shares or non-voting common shares will be subject to withholding tax under the Tax Act at a rate of 25% unless the rate is reduced under the provisions of an applicable income tax treaty or convention. In the case of a beneficial owner of dividends who is a resident of the United States for purposes of the Canada-United States Tax Convention (1980), as amended, and who is fully entitled to the benefits of that treaty, the rate of withholding will generally be reduced to 15% (or 5% in the case of a company beneficially owning at least 10% of our voting shares). Holders should consult their own tax advisors in this regard.

Conversions of Non-Voting Common Shares into Common Shares

If a Holder converts their non-voting common shares and no consideration other than common shares is received by the Holder on the conversion, the conversion will be deemed not to be a disposition of the Holder’s shares and will not be subject to tax under the Tax Act. The cost to the Holder of the common shares received in such a conversion will be equal to the adjusted cost base, immediately prior to the conversion, of the non-voting common shares so converted.

Exercise of Warrants or Options to Acquire Common Shares

Generally, no gain or loss will be realized by a Holder upon the exercise of a warrant or option to acquire a common share. When a warrant or option is exercised, the Holder’s cost of the common share acquired thereby will be equal to the aggregate of the Holder’s adjusted cost base of such warrant or option and the exercise price paid to acquire the common share. The Holder’s adjusted cost base of the common share so acquired will be determined by averaging such cost with the adjusted cost base to the Holder of all common shares owned by the Holder as capital property immediately prior to such acquisition.

Disposition of a common share or non-voting common share

A Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of common shares or non-voting common shares, unless the common shares or non-voting common shares are “taxable Canadian property” to the Holder for purposes of the Tax Act and the common shares or the non-voting common shares are not “treaty-protected property” of the Holder for purposes of the Tax Act.

Generally, the common shares and non-voting common shares will not constitute taxable Canadian property to a Holder at the time of disposition provided that such shares are listed at that time on a designated stock exchange (which includes Nasdaq) unless at any particular time during the 60-month period that ends at that time: (i) one or any combination of: (a) the Holder; (b) persons with whom the Holder does not deal with at arm’s length; and (c) partnerships in which the Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, has owned 25% or more of the issued shares of any class or series of Company capital stock; and (ii) more than 50% of the fair market value of the common shares or the non-voting common shares, as the case may be, was derived directly or indirectly from one or any combination of: (a) real or immovable properties situated in Canada; (b) “Canadian resource properties” (as defined in the Tax Act); (c) “timber resource properties” (as defined in the Tax Act); and (d) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, common shares could be deemed to be taxable Canadian property.

Even if the common shares or non-voting common shares are taxable Canadian property to a Holder, a taxable capital gain resulting from the disposition of the common shares or non-voting common shares will not be included in computing the Holder’s taxable income earned in Canada for the purposes of the Tax Act if, at the time of the disposition, the common shares or non-voting common shares, as the case may be, constitute “treaty-protected property” of the Holder for purposes of the Tax Act. The common shares and non-voting common shares will generally be considered “treaty-protected property” of a Holder for purposes of the Tax Act at the time of the disposition if the gain from their disposition would, because of an applicable income tax treaty between Canada and the country in which the Holder is resident for purposes of such treaty and in respect of which the Holder is entitled to receive benefits thereunder, be exempt from tax under the Tax Act.

In the event that the common shares or non-voting common shares are considered to be taxable Canadian property but not treaty-protected property, such Holder will realize a capital gain (or capital loss) as if the Holder were resident in Canada. Generally, one-half of any capital gain (a “taxable capital gain”) realized by a Holder must be included in computing the Holder’s income for the taxation year in which the disposition occurs. Subject to and in accordance with the provisions of the Tax Act, a Holder must deduct one-half of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized in that taxation year. Allowable capital losses in excess of taxable capital gains for the taxation year of disposition may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent year (against net taxable capital gains realized in such years) to the extent and under the circumstances described in the Tax Act. If the Holder is a corporation, any such capital loss realized on the sale of a common share or non-voting common share may be reduced by the amount of any dividends which have been received by the Holder on such share to the extent and in circumstances prescribed by the Tax Act. Similar rules may apply where a common share or non-voting common share is owned by a partnership or trust of which a corporation is, directly or indirectly through a trust or partnership, a member of such partnership or a beneficiary of such trust.

Taxable capital gains realized by a Holder who is an individual (including certain trusts) may give rise to alternative minimum tax depending on the Holder’s circumstances.

Holders whose common shares or non-voting common shares are taxable Canadian property should consult their own advisors for advice having regard to their particular circumstances, including whether their common shares or non-voting common shares constitute treaty-protected property.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to (i) 17,900,000 common shares issuable upon the exercise of our warrants, each entitling its holder to purchase one common share at a price of $11.50 per share (the “warrants”), (ii) 1,217,826 common shares issuable upon the conversion of our non-voting common shares in accordance with their terms, and (iii) 125,370 common shares issuable upon the exercise of options to acquire our common shares.

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus or their permitted transferees (collectively, the “selling securityholders”) of up to (i) 5,494,789 common shares, including up to 1,536,842 common shares that are issuable to certain selling securityholders pursuant to any elections made by us to pay interest on or prepay the principal of the 2022 Convertible Notes by issuing our common shares, (ii) 4,900,000 warrants held by the Sponsor, and (iii) 4,900,000 common shares issuable upon the exercise of the warrants held by the Sponsor (collectively, the “securities”). This prospectus covers any additional securities that may become issuable by reason of share splits, share dividends and other events described therein.

We will not receive any of the proceeds from the sale of the securities by the selling securityholders. We will receive proceeds from warrants and options exercised in the event that such warrants and options are exercised for cash. The aggregate proceeds to the selling securityholders will be the purchase price of the securities less any discounts and commissions borne by the selling securityholders.

The selling securityholders will pay expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each selling securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The selling securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions.

Subject to the limitations set forth in any applicable registration rights agreement, the selling securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•        purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•        ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•        block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        an over-the-counter distribution in accordance with the rules of Nasdaq;

•        through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•        to or through broker-dealers;

•        in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices,

•        at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•        directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•        in options transactions;

•        through a combination of any of the above methods of sale; or

•        any other method permitted pursuant to applicable law.

In addition, a selling securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the selling securityholders will sell all or any of the securities offered by this prospectus. In addition, the selling securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The selling securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The selling securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a selling securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by the selling securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•        the specific securities to be offered and sold;

•        the names of the selling securityholders;

•        the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•        settlement of short sales entered into after the date of this prospectus;

•        the names of any participating agents or broker-dealers; and

•        any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any agents involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the agents may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the agents may bid for, and purchase, such securities in the open market. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The agents are not required to engage in these activities, and may end any of these activities at any time.

The selling securityholders may solicit offers to purchase the securities directly from, and they may sell such securities directly to, institutional investors or others. In this case, no agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

We cannot give any assurance as to the liquidity of the trading market for our securities. Our common shares and warrants are listed on Nasdaq under the symbols “CLVR” and “CLVRW,” respectively.

The selling securityholders may authorize broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement (or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part) pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement (or such post-effective amendment), and such document will set forth any commissions we or the selling securityholders pay for solicitation of these contracts.

A selling securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling securityholder or borrowed from any selling securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121, that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the selling securityholders and any broker-dealer or agent regarding the sale of the securities by the selling securityholders. Upon our notification by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by a broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such broker-dealer and such offering.

Broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers or agents who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The broker-dealers and agents may engage in transactions with us or the selling securityholders, or perform services for us or the selling securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

Exercise of Warrants

The warrants become exercisable 30 days after the closing of the Business Combination; provided that we have an effective registration statement under the Securities Act covering the common shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the Warrant Agreement). The warrants will expire at 5:00 p.m., New York City time, on December 18, 2025 or earlier upon redemption.

The warrants can be exercised by delivering to Continental (or any successor thereto), as the warrant agent (the “Warrant Agent”), at its corporate trust department in the Borough of Manhattan, City and State of New York, (i) the warrants to be exercised on the records of the Depositary (as defined below) to an account of the Warrant Agent at The Depository Trust Company (the “Depositary”) designated for such purposes in writing by the Warrant Agent to the Depositary from time to time, (ii) an election to purchase common shares pursuant to the exercise of a warrant, properly delivered by the DTC participant in accordance with the Depositary’s procedures, and (iii) by paying in full the warrant price for each full common share as to which the warrant is exercised and any and all applicable taxes due in connection with the exercise of the warrant, the exchange of the warrant for the common shares and the issuance of such common shares.

If a registration statement covering the common shares issuable upon exercise of the warrants is not effective within 90 days after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis.

The warrants will be required to be exercised on a cashless basis in the event of a redemption of such warrants pursuant to the Warrant Agreement governing such warrants in which our management has elected to require all holders of the warrants who exercise their warrants to do so on a cashless basis. In such event, such holder may exercise his, her or its warrants on a cashless basis by paying the exercise price by surrendering his, her or its warrants for that number of common shares equal to the quotient obtained by dividing (x) the product of the number of common shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” means the average reported closing price of the common shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

No fractional shares will be issued upon the exercise of the warrants. If, upon the exercise of such warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon the exercise, round down to the nearest whole number of common shares to be issued to such holder.

LEGAL MATTERS

Dentons Canada LLP, Canadian counsel for the Company, has passed upon the validity of the common shares offered by this prospectus and certain legal matters as to Canadian law. Freshfields Bruckhaus Deringer US LLP has passed upon the validity of the warrants.

EXPERTS

The consolidated financial statements of Clever Leaves for the fiscal years ended December 31, 2019 and 2018, appearing in this prospectus, have been audited by BDO Canada LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

The financial statements of SAMA as of and for the fiscal year ended December 31, 2019 and the period from June 11, 2018 (inception) through December 31, 2018, appearing in this prospectus, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES

The Company is incorporated under the laws of British Columbia, Canada and, as a result, the rights of the holders of its securities will be governed by Canadian law and the Company’s amended organizational documents. Following the Business Combination, the Company conducts its operations through subsidiaries which are located outside the United States. Substantially all of the Company’s assets are located outside the United States, and substantially all of the Company’s business is conducted outside the United States. In addition, some of the Company’s directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets may be located outside the United States. As a result, it could be difficult or impossible for you to effect service of process on these individuals in the United States in the event that you believe that your rights have been infringed under applicable securities laws or otherwise or to enforce in the United States judgments obtained in U.S. courts against the Company or those persons based on civil liability provisions of the U.S. securities laws. There can be no assurance that U.S. investors will be able to enforce against the Company, members of its board of directors, officers or certain experts named herein who are residents of Canada or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws. There is uncertainty with respect to whether a Canadian court would take jurisdiction on a matter of liability predicated solely upon U.S. federal securities laws, and uncertainty with respect to whether a Canadian court would enforce a foreign judgement on liabilities predicated upon the securities laws of the United States.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form S-1 under the Securities Act, including exhibits, under the Securities Act of 1933, as amended, with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including this prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

Our website address is www.cleverleaves.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

INDEX TO FINANCIAL STATEMENTS

Page
CLEVER LEAVES INTERNATIONAL INC.
For the three and nine months ended September 30, 2020 and 2019
Condensed Consolidated Statements of Financial Position as of September 30, 2020 and December 31, 2019	F-3
Condensed Consolidated Statements of Loss and Comprehensive Income for the three and nine months ended September 30, 2020 and 2019	F-4
Condensed Consolidated Statements of Stockholders’ Equity for the three and nine months ended September 30, 2020 and 2019	F-5
Condensed Consolidated Statements of Cash Flows for the three and nine months ended September 30, 2020 and 2019	F-6
Notes to Unaudited Condensed Consolidated Financial Statements	F-7

For the years ended December 31, 2019 and 2018
Report of Independent Registered Public Accounting Firm	F-37
Consolidated Statements of Financial Position as of December 31, 2019 and 2018	F-39
Consolidated Statements of Net Income/Loss and Comprehensive Income/Loss for the years ended December 31, 2019 and 2018	F-40
Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2019 and 2018	F-41
Consolidated Statements of Cash Flows for the years ended December 31, 2019 and 2018	F-42
Notes to Consolidated Financial Statements	F-43

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
For the three and nine months ended September 30, 2020 and 2019
Condensed Balance Sheets as of September 30, 2020 (unaudited) and December 31, 2019	F-82
Condensed Statements of Operations for the three and nine months ended September 30, 2020 and 2019 (unaudited)	F-83
Condensed Statements of Changes in Stockholders’ Equity for the three and nine months ended September 30, 2020 and 2019 (unaudited)	F-84
Condensed Statements of Cash Flows for the nine months ended September 30, 2020 and 2019 (unaudited)	F-85
Notes to Condensed Financial Statements (unaudited)	F-86

For the year ended December 31, 2019 and the period from June 11, 2018 (Inception) through December 31, 2018
Report of Independent Registered Public Accounting Firm	F-97
Balance Sheets as of December 31, 2019 and 2018	F-98
Statements of Operations for the year ended December 31, 2019 and the period from June 11, 2018 (Inception) through December 31, 2018	F-99
Statements of Changes in Stockholders’ Equity for the year ended December 31, 2019 and the period from June 11, 2018 (Inception) through December 31, 2018	F-100
Statements of Cash Flows for the year ended December 31, 2019 and the period from June 11, 2018 (Inception) through December 31, 2018	F-101
Notes to Financial Statements	F-102

CLEVER LEAVES INTERNATIONAL INC.

Condensed Consolidated Interim Financial Statements
(Unaudited)

For the three and nine months ended September 30, 2020 and 2019

CLEVER LEAVES INTERNATIONAL INC.

Condensed Consolidated Statements of Financial Position

(in thousands of U.S. Dollars, except share data)

(Unaudited)

	Note	September 30, 2020	December 31, 2019
Assets
Current:
Cash and cash equivalents		$5,916	$12,044
Restricted cash		320	1,154
Accounts receivable		1,322	526
Prepaids, advances and other		596	3,284
Other receivables		1,232	1,076
Inventory	4	8,514	5,416
Total current assets		17,900	23,500

Investment – Lift & Co	5,13	—	376
Investment – Cansativa	5,13	1,717	1,701
Property, plant and equipment, net of accumulated depreciation of $1,420 and $998 as of September 30, 2020 and December 31, 2019, respectively		27,238	24,374
Intangible assets, net of accumulated amortization of $1,410 and $581 as of September 30, 2020 and December 31, 2019, respectively	6,7	24,681	25,510
Goodwill	6,8	18,508	20,190
Other non-current assets		58	66
Total Assets		$90,102	$95,717

Liabilities
Current:
Accounts payable		$3,796	$3,373
Other current liabilities		3,473	2,723
Total current liabilities		7,269	6,096

Convertible notes	9,13	31,441	26,566
Loans and borrowings	9,13	7,701	7,162
Derivative liability	9,13	1,705	—
Deferred tax liabilities		5,700	5,700
Other non-current liabilities		166	—
Total Liabilities		$53,982	$45,524

Stockholders’ equity
Common stock, par value $0.0001 per share, unlimited shares authorized: (19,539,839 and 19,266,609 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively)	10	2	2
Preferred stock, par value of $0.0001 per share, unlimited shares authorized: (6,748,774 and 5,988,957 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively)	10	1	1
Additional paid in capital	10	88,606	77,428
Accumulated deficit		(54,522)	(31,933)
Total equity attributable to stockholders		$34,087	$45,498
Non-controlling interest	6	2,033	4,695
Total equity		36,120	50,193
Total liabilities and equity		$90,102	$95,717

See accompanying notes and Note 2. Basis of Presentation for discussion of the
Company’s going concern considerations.

CLEVER LEAVES INTERNATIONAL INC.

Condensed Consolidated Statements of Comprehensive Loss

(in thousands of U.S. Dollars)

(Unaudited)

		Three Months Ended September 30,		Nine Months Ended September 30,
	Note	2020	2019	2020	2019
Revenue	15	$3,917	$3,057	$8,770	$5,211
Cost of sales		(1,844)	(2,100)	(3,629)	(3,600)
Gross profit		2,073	957	5,141	1,611

Expenses
General and administration	11	5,742	7,927	21,126	18,209
Sales and marketing		508	1,716	2,292	1,909
Goodwill impairment	8	—	—	1,682	—
Depreciation and amortization		534	236	1,251	706
Total expenses		6,784	9,879	26,351	20,824

Loss from operations		$(4,711)	$(8,922)	$(21,210)	$(19,213)

Other expenses (income)
Interest expense, net		1,204	864	2,993	1,888
Loss (gain) on investments	5	60	(29)	304	62
Loss on debt extinguishment	9	—	—	—	3,374
Loss (gain) on fair value of derivative instrument		57	—	57	(233)
Foreign exchange loss		96	2,304	455	2,915
Other (income) expense, net		(20)	526	28	362
Total other expenses		1,397	3,665	3,837	8,368
Loss before income taxes		$(6,108)	$(12,587)	$(25,047)	$(27,581)

Income tax expense
Current		—	—	—	—
Deferred		—	—	—	—
Net loss		$(6,108)	$(12,587)	$(25,047)	$(27,581)

Net loss and comprehensive loss attributable to non-controlling interest		(1,014)	(1,947)	(2,662)	(4,357)
Net loss attributable to Company		$(5,094)	$(10,640)	$(22,385)	$(23,224)

See accompanying notes.

CLEVER LEAVES INTERNATIONAL INC.

Condensed Consolidated Statements of Stockholders’ Equity

Three and nine months ended September 30, 2020 and 2019

(in thousands of U.S. Dollars, except share and per share amounts)

(Unaudited)

		Common stock		Preferred stock		Additional paid-in capital	Retained earnings (deficit)	Accumulated other comprehensive income	Attributable to non- controlling interest	Total stockholders’ equity
		Shares	$	Shares	$
Balance at December 31, 2018		19,221,609	$2	—	$—	$22,117	$6,407	$1,191	$12,896	$42,613
Stock issuances
Series C conversion	9	—	—	2,546,670	1	17,890	—	—	—	17,891
Series C – Beneficial Conversion	9	—	—	—	—	4,475	—	—	—	4,475
Series D preferred stock issuance	9	—	—	3,442,287	—	28,824	—	—	—	28,824
Stock based compensation expenses	12	—	—	—	—	725	—	—	—	725
Investment in subsidiaries	5	—	—	—	—	1,540	—	—	(1,540)	—
Other comprehensive income		—	—	—	—	—	1,191	(1,191)	—	—
Net loss		—	—	—	—	—	(12,584)		(2,410)	(14,994)
Balance at June 30, 2019		19,221,609	$2	5,988,957	$1	$75,571	$(4,986)	$—	$8,946	$79,534
Stock based compensation	12	—	—	—	—	144	—	—	—	144
Exercise of stock options		45,000	—	—	—	132	—	—	—	132
Investment in subsidiaries	5	—	—	—	—	212	—	—	(212)	—
Warrants	9	—	—	—	—	717	—	—	—	717
Net loss		—	—	—	—	—	(10,640)	—	(1,947)	(12,587)
Balance at September 30, 2019		19,266,609	$2	5,988,957	$1	$76,776	$(15,626)	$—	$6,787	$67,940

Balance at December 31, 2019		19,266,609	$2	5,988,957	1	77,428	(31,933)	—	$4,695	50,193
Stock issuances	10	—	—	1,308,733	—	14,021	—	—	—	14,021
Stock based compensation	12	—	—	—	—	712	—	—	—	712
Purchase and cancellation of stock	10	—	—	(711,035)	—	(6,250)	—	—	—	(6,250)
Exercise of stock options		144,789	—	—	—	12	—	—	—	12
Net loss		—	—	—	—	—	(17,291)	—	(1,648)	(18,939)
Balance at June 30, 2020		19,411,398	$2	6,586,655	$1	$85,923	$(49,224)	$—	$3,047	$39,749
Stock issuances	10	28,441	—	363,636	—	3,816	—	—	—	3,816
Share exchange	10	—	—	(201,517)	—	—	—	—	—	—
Stock based compensation	12	—	—	—	—	490	—	—	—	490
Share repurchase	10	—	—	—	—	—	—	—	—	—
Exercise of stock options		100,000	—	—	—	8	—	—	—	8
Deferred cost issuance and other	2	—	—	—	—	(1,631)	(204)	—	—	(1,835)
Net loss		—	—	—	—	—	(5,094)	—	(1,014)	(6,108)
Balance at September 30, 2020		19,539,839	$2	6,748,774	$1	$88,606	$(54,522)	$—	$2,033	$36,120

See accompanying notes.

CLEVER LEAVES INTERNATIONAL INC.
Condensed Consolidated Statements of Cash Flows

(in thousands of U.S. Dollars)

(Unaudited)

		Nine Months Ended
		September 30, 2020	September 30, 2019
Operating Activities
Net loss		$(25,047)	$(27,581)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization		1,251	706
Foreign exchange loss		455	2,915
Stock-based compensation expense		1,202	870
Non-cash interest expense, net	9	2,325	471
Loss (gain) on derivative instrument		57	(233)
Loss on investment		304	62
Goodwill impairment	8	1,682	—
Loss on debt extinguishment		—	3,374
Changes in operating assets and liabilities:
Increase in accounts receivable		(796)	(561)
Decrease (increase) in prepaids, advances and other		2,688	(4,310)
(Increase) decrease in other receivables		(156)	462
Increase in inventory		(3,098)	(4,486)
Increase in accounts payable and current liabilities		1,173	761
(Decrease) in other non-current liabilities and other items		(319)	(1,643)
Net cash used in operating activities		$(18,279)	$(29,193)

Investing Activities
Investment in Cansativa		—	(1,797)
Business acquisition, net of cash acquired		—	(9,653)
Purchase of property, plant and equipment		(3,286)	(11,388)
Net cash used in investing activities		$(3,286)	$(22,838)

Financing Activities
Proceeds from issuance of stock, net of issuance costs	10	18,021	28,574
Proceeds from issuance of long-term debt, net of issuance costs	9	3,981	34,750
Repayment of long-term debt	9	(481)	—
Other borrowings		992	—
Purchase and cancellation of stock	10	(6,250)	—
Deferred stock issuance costs	2	(1,631)	—
Net cash provided by financing activities		$14,632	$63,324
Effect of exchange rate changes on cash, cash equivalents & restricted cash		(29)	(3)
Decrease in cash, cash equivalents & restricted cash(a)		(6,962)	11,290
Cash, cash equivalents & restricted cash, beginning of period(a)		13,198	21,263
Cash, cash equivalents & restricted cash, end of period(a)		$6,236	$32,553

Supplemental schedule of cash flow information:

Cash paid during the period for:
Interest		$668	$1,417
Income taxes, net of refunds		—	—

____________

(a)    These amounts include restricted cash of $320 and $549 as of September 30, 2020 and September 30, 2019, respectively. The September 30, 2020 restricted cash is comprised primarily of cash on deposit for certain lease arrangements. The September 30, 2019 balance represents cash on deposit for payments related to the Herbal Brands acquisition, and cash on deposit for certain lease arrangements.

See accompanying notes.

CLEVER LEAVES INTERNATIONAL INC.
Notes to the Unaudited Condensed Consolidated Financial Statements
(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

1. CORPORATE INFORMATION

Clever Leaves International Inc., (the “Company”, or “Clever Leaves”) is a New York-based holding company focused on early and late-stage investments in cannabis and cannabis related companies. The Company was incorporated on July 20, 2017 as Northern Swan Holdings, Inc. under the Business Corporations Act of British Columbia, Canada and the name change occurred on March 12, 2020.

The registered office of the Company is located at 489 Fifth Avenue, 27th Floor, New York, NY 10017.

2. BASIS OF PRESENTATION

The accompanying interim condensed consolidated financial statements (“Financial Statements”) of the Company are unaudited. These Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) for interim financial statements and, accordingly, do not include all disclosures required for annual financial statements. These Financial Statements reflect all adjustments, which, in the opinion of management, are necessary for a fair statement of the results for the interim periods presented. All adjustments were of a normal recurring nature. Interim period results are not necessarily indicative of results to be expected for the full year.

These Financial Statements should be read in conjunction with the Company’s 2019 annual audited consolidated financial statements and related notes.

Going concern

The Company has had operating losses and negative cash flows from operations since inception and expects to continue to incur net losses for the foreseeable future until such time, if ever, that it can generate significant revenues from the sale of its available inventories.

The Company anticipates that it will continue to incur losses from operations due to pre-commercialization activities, marketing and manufacturing activities, and general and administrative costs to support operations.

Additionally, the Company expects its operations will be affected by the ongoing outbreak of the coronavirus disease (“COVID-19”), which was declared a pandemic by the World Health Organization in March 2020. The spread of COVID-19 has severely impacted many economies around the globe. In many countries, including those where the Company operates, businesses are being forced to cease or limit operations for long or indefinite periods of time. Measures taken to contain the spread of the virus, including travel bans, quarantines, social distancing, and closures of non-essential services have triggered significant disruptions to businesses worldwide, resulting in an economic slowdown. Global stock markets have also experienced great volatility and a significant weakening. Governments and central banks have responded with monetary and fiscal interventions to stabilize economic conditions and the Company has taken steps to obtain financial assistance made available from jurisdictional governments, however the Company expects its 2020 financial performance to be impacted and result in a delay of certain of its go-to-market initiatives.

The duration and impact of the COVID-19 pandemic, as well as the effectiveness of government and central bank responses, remain unclear at this time. It is not possible to reliably estimate the duration and severity of these consequences, as well as their ultimate impact on the financial position and results of the Company for future periods, however the Company has conducted reviews of its financial plans. As a result of the review, the Company has taken measures to address the impact of the pandemic to its financial position, including temporarily reducing its workforce, by means of either reduction in hours or temporary leave, as well as downsizing, delaying certain initiatives and debt interest payments.

The Company believes that there are material uncertainties which raise substantial doubt about its ability to continue as a going concern for one year from the date these Financial Statements are issued, absent additional financing and cost reduction or cost management measures.

CLEVER LEAVES INTERNATIONAL INC.
Notes to the Unaudited Condensed Consolidated Financial Statements
(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

2. BASIS OF PRESENTATION (cont.)

Management believes the currently available funding will only be sufficient to finance the Company’s operations for three months from the date of issuance of these unaudited condensed consolidated financial statements depending on the timing and extent of the delays to the Company’s sales activities. The Company will need to raise additional cash through debt, equity, or other forms of financing to fund future operations. The Company has historically been able to manage liquidity requirements through cost management and cost reduction measures, supplemented with raising additional financing. While the Company has been successful in raising financing in the past, and did so as recently as November 2020, there can be no assurances that additional financing will be available when needed on acceptable terms. The continued spread of COVID-19 and uncertain market conditions may further limit the Company’s ability to access capital. If the Company is not able to secure adequate additional funding, the Company may be forced to make further reductions in spending, extend payment terms with suppliers, and/or suspend or curtail planned programs. Any of these actions could materially harm the Company’s business, results of operations, financial condition, and prospects.

Business Combination Agreement

On July 27, 2020, Clever Leaves entered into a definitive agreement (the “Business Combination Agreement”), pursuant to which a newly formed holding company, Clever Leaves Holdings Inc. (“Holdco”), will acquire Schultze Special Purpose Acquisition Corp., a Delaware corporation (“SAMA”), and Clever Leaves (the “Business Combination”) and is anticipated to become a NASDAQ-listed public company trading under the ticker symbol “CLVR.”

The transaction has been unanimously approved by the Boards of Directors of both SAMA and Clever Leaves and is expected to close in the fourth quarter of 2020, subject to regulatory and shareholder approvals, as well as other customary closing conditions. Upon closing, the company will be known as Clever Leaves Holdings Inc. As of September 30, 2020, the Company had recognized approximately $1,631 of direct incremental costs related to this Business Combination in additional paid in capital. Refer to Note 16. Subsequent Events for amendments to the Business Combination Agreement.

Principles of consolidation

The accompanying condensed consolidated interim financial statements include the accounts of the Company and its consolidated subsidiaries, which include variable interest entities (“VIE”s), in which the Company is the primary beneficiary, and voting interest entities (“VOE”s) in which the Company determined it has a controlling financial interest as defined under ASC 810, “Consolidation”.

CLEVER LEAVES INTERNATIONAL INC.
Notes to the Unaudited Condensed Consolidated Financial Statements
(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

2. BASIS OF PRESENTATION (cont.)

The following table provides a summary of the Company’s subsidiaries and respective ownership percentage at September 30, 2020:

Subsidiaries	Jurisdiction of incorporation	Ownership
NS US Holdings, Inc.	Delaware, United States	100%
Herbal Brands, Inc.	Delaware, United States	100%
Northern Swan International, Inc. (“NSI”)	British Columbia, Canada	100%
Northern Swan Management, Inc.	British Columbia, Canada	100%
Northern Swan Deutschland Holdings, Inc.	British Columbia, Canada	100%
Northern Swan Portugal Holdings, Inc.	British Columbia, Canada	100%
Northern Swan Portugal Unipessoal	Portugal	100%
Northern Swan Portugal Cultivation	Portugal	100%
Northern Swan Europe, Inc.	British Columbia, Canada	100%
Nordschwan Holdings, Inc.	British Columbia, Canada	100%
Northern Swan Germany GmbH	Frankfurt, Germany	100%
NS Herbal Brands International, Inc.	British Columbia, Canada	100%
Herbal Brands, Ltd.	London, United Kingdom	100%
Clever Leaves Holdings, Inc.	British Columbia, Canada	100%
Eagle Canada Holdings, Inc. (“Eagle Canada”)	British Columbia, Canada	70%
Ecomedics S.A.S. (“Ecomedics”)	Bogota, Colombia	70%
Clever Leaves UK Limited	London, United Kingdom	70%

The financial statements of the subsidiaries are prepared for the same reporting period as the parent company. All intra-group balances, transactions, unrealized gains and losses resulting from intra-group transactions have been eliminated.

3. ACCOUNTING PRONOUNCEMENTS

Recently Issued Accounting Pronouncements

The standards and interpretations that are issued but not yet effective up to the date of issuance of the Company’s Financial Statements are disclosed below. The Company intends to adopt these standards when they become effective.

ASU 2020-10 — Codification Improvement — (Topic Various)

In October 2020, the FASB issued this ASU to improve the codification for more consistent disclosures in the financial statements.

The amendments in this ASU are effective for public companies, other than smaller reporting companies, for fiscal years beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods beginning after December 15, 2022. Early adoption is permitted. The Company is currently evaluating the effect of adopting this ASU.

ASU 2020-09 — Debt — (Topic 470)

In October 2020, the FASB issued this ASU that to clarify that streamline, and in some cases eliminate, the disclosures a registrant must provide in lieu of the subsidiary’s audited financial statements. The rules require certain enhanced narrative disclosures, including the terms and conditions of the guarantees and how the legal obligations of the issuer and guarantor, as well as other factors, may affect payments to holders of the debt securities.

CLEVER LEAVES INTERNATIONAL INC.
Notes to the Unaudited Condensed Consolidated Financial Statements
(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

3. ACCOUNTING PRONOUNCEMENTS (cont.)

The amendments in this ASU are effective January 4, 2021 and earlier compliance is permitted. The Company is currently evaluating the effect of adopting this ASU.

ASU 2020-08 — Codification Improvement — (Topic 310)

In October 2020, the FASB issued this ASU to clarify that an entity should reevaluate whether a callable debt security is within the scope of paragraph ASC 310-20-35-33 for each reporting period.

The amendments in this ASU are effective for public companies, other than smaller reporting companies, for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, including interim periods within fiscal years after December 15, 2022. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the effect of adopting this ASU.

ASU 2020-06 — Debt — (Topic 815)

In August 2020, the FASB issued this ASU that simplifies an issuer’s accounting for convertible instruments and its application of the derivatives scope exception for contracts in its own equity.

The amendments in this ASU are effective for public companies, other than smaller reporting companies, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the effect of adopting this ASU.

ASU 2019-12 — Income Taxes (Topic 740)

On December 18, 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) — Simplifying the Accounting for Income Taxes (“ASU 2019-12), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU 2019-12 is effective for the Company beginning January 1, 2021. The Company is currently evaluating the effect of adopting this ASU.

ASU 2020-01 — Investments — Equity Securities (Topic 321)

In January 2020, the FASB issued ASU 2020-01, Investments — Equity Securities (Topic 321), Investments — Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815) (“ASU 2020-01”), which is intended to clarify the interaction of the accounting for equity securities under Topic 321 and investments accounted for under the equity method of accounting in Topic 323 and the accounting for certain forward contracts and purchased options accounted for under Topic 815. ASU 2020-01 is effective for the Company beginning January 1, 2021. The Company is currently evaluating the effect of adopting this ASU.

ASU 2016-02 — Leases (Topic 842)

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). Lessees will be required to recognize a right-of-use asset and a lease liability for leases (other than leases that meet the definition of a short-term lease). The liability will be equal to the present value of lease payments. The asset will be based on the liability, subject to adjustment, such as for initial direct costs. For income statement purposes, a dual model was retained, requiring leases to be classified as either operating or finance leases. Operating leases will result in straight-line expense (similar to

CLEVER LEAVES INTERNATIONAL INC.
Notes to the Unaudited Condensed Consolidated Financial Statements
(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

3. ACCOUNTING PRONOUNCEMENTS (cont.)

current operating leases) while finance leases will result in a front-loaded expense pattern (similar to current capital leases). Lessor accounting is similar to the current model but updated to align with certain changes to the lessee model (e.g., certain definitions, such as initial direct costs, have been updated) and the new revenue recognition standard.

The standard will be effective for the Company beginning on January 1, 2022 and is required to be adopted using a modified retrospective approach. Early adoption is permitted. The Company is evaluating the impact of the adoption of this standard and anticipates recognition of additional assets and corresponding liabilities related to leases on its consolidated statement of financial position.

Recently Adopted Accounting Pronouncements

ASU 2018-17 — Consolidation (Topic 810)

On October 31, 2018, the FASB issued ASU 2018-17, which amends two aspects of the related party guidance in ASC 810. It creates an alternative accounting policy election to not apply VIE guidance to legal entities under common control. Additionally, it requires additional disclosures related to the private company’s involvement in and exposure to entities under this election; and amends the guidance for determining whether payments to decision makers and service providers are variable interests by requiring consideration of indirect interests held through related parties. The ASU is effective for fiscal 2020 and the Company determined that the ASU did not have a material impact on its financial statements.

ASU 2018-15 — Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40)

On August 29, 2018, the FASB issued ASU 2018-15, which amends ASC 350-40 to address a customer’s accounting for implementation costs incurred in a cloud computing arrangement that is a service contract. ASU 2018-15 aligns the accounting for costs incurred to implement a cloud computing arrangement that is a service arrangement with the guidance on capitalizing costs associated with developing or obtaining internal-use software. Specifically, the ASU amends ASC 350 to include in its scope implementation costs of a cloud computing arrangement that is a service contract and clarifies that a customer should apply ASC 350-40 to determine which implementation costs should be capitalized in a cloud computing arrangement that is considered a service contract. The Company adopted the ASU beginning in January 2020 and its adoption did not have a significant impact to the Company’s financial statements.

4. INVENTORY

Inventories are comprised of the following items:

	September 30, 2020	December 31, 2019
Raw materials	$1,046	$1,022
Work in progress – cultivated cannabis	1,452	1,205
Work in progress – harvested cannabis and extracts	310	90
Finished goods – cannabis extracts	5,222	2,081
Finished goods – other	484	1,018
Total	$8,514	$5,416

For the three and nine months ended September 30, 2020, the Company recorded approximately $121 and $472, respectively (2019 — $Nil and $Nil, respectively) of inventory write-downs.

CLEVER LEAVES INTERNATIONAL INC.
Notes to the Unaudited Condensed Consolidated Financial Statements
(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

5. INVESTMENTS

Cansativa

On December 21, 2018, the Company, through its subsidiary Northern Swan Deutschland Holdings, Inc., entered into a seed investment agreement with the existing stockholders of Cansativa GmbH (“Cansativa”), a German limited liability company primarily focused on the import and sale of cannabis products for medical use and related supplements and nutraceuticals. Prior to the Company’s investment, Cansativa’s registered and fully paid-in share capital amounted to 26,318 common shares. Under the investment agreement, the Company has agreed with the existing stockholders to invest up to EUR 7,000 in Cansativa in three separate tranches of, respectively, EUR 1,000, EUR 3,000 and up to a further EUR 3,000. The first EUR 1,000 (specifically, EUR 999.915, approximately $1,075, or “Seed Financing Round”) was invested in Cansativa to subscribe for 3,096 newly issued preferred voting shares at EUR 322.97 per preferred share, and as cash contributions from the Company to Cansativa. The seed EUR 322.97 per share price was based on a fully diluted pre-money valuation for Cansativa of EUR 8,500, and the increase of Cansativa’s registered share capital by the 3,096 preferred shares in the Seed Financing Round provided the Company with 10.53% of the total equity ownership of Cansativa. The Company paid the seed investment subscription by, first, an initial nominal payment of EUR 3.1, (i.e., EUR 1.00 per share) upon signing the investment agreement to demonstrate the Company’s intent to invest, and the remainder of EUR 996.819 was settled in January 2019 to officially close the investment deal after certain closing conditions have been met by the existing stockholders and Cansativa.

The Company recorded its investment in Cansativa at the cost basis of an aggregated amount of EUR 999.915, approximately $1,075, which is comprised of EUR 3.096 for the initial nominal amount of the Seed Financing Round and EUR 996.819 for the remaining Seed Financing Round (i.e., Capital Reserve Payment), with no transaction costs. Subsequent to the Seed Financing Round, the Company has an option, within 18 months after the Signing Date, to increase its investment in Cansativa by subscribing to up to 9,289 newly issued (additional) preferred shares (“Tranche 2 Option”) for an amount of up to EUR 3,000.06833 based on the same seed share price of EUR 322.97. When the Tranche 2 Option is exercised from time to time, the Company is entitled to subscribe to a number of up to 578 additional Seed Preferred Shares (in case of full exercise of the Tranche 2 Option) for their respective nominal value of EUR 1.00. The Company estimated that the value of the Tranche 2 Option at the time of the initial investment was approximately EUR 419 ($450). The Company’s equity method investment at the time of Seed Financing Round was approximately 10.53% of the book value of Cansativa’s net assets of approximately EUR 1,100, and approximately EUR 465 of equity method goodwill, as Cansativa was a newly formed entity with limited identifiable assets to which a significant fair value could be applied. As of December 31, 2019, the Company’s options to acquire additional shares in Cansativa are accounted for as equity instruments within the scope of ASC 321, Investments — Equity Securities.

In accordance with the seed investment agreement, in September 2019, the Company made an additional investment of approximately EUR 650, or approximately $722, for 2,138 shares in Cansativa, thereby increasing its equity ownership to 16.6% of the book value of Cansativa’s net assets of approximately EUR 1,233, and approximately EUR 1,122 of equity method goodwill as Cansativa was still in the process of getting the licenses and expanding its operations. Value of remaining Tranche 2 option was estimated at approximately EUR 322. As of September 30, 2020, balance of Tranche 2 and Tranche 3 options expired unexercised.

The Company accounts for its investment in Cansativa using the equity accounting method in accordance with ASC 323, Investments — Equity Method and Joint Ventures. The Company used the practical expedient available under ASU 2016-01 and measured the Tranche 2 Option of the Cansativa equity investments at cost for the year ended December 31, 2019.

For the three and nine months ended September 30, 2020, the Company’s share of net income from the investment were $2 and $16, respectively (2019 — loss of $(49) and $(62), for the three and nine months ended September 30, 2019, respectively).

CLEVER LEAVES INTERNATIONAL INC.
Notes to the Unaudited Condensed Consolidated Financial Statements
(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

5. INVESTMENTS (cont.)

Lift & Co.

The Company has an equity investment comprised of common shares and warrants in Lift & Co (“Lift”), a cannabis-focused technology and media company and a leading cannabis brand and product aggregator and reviewer in the cannabis market. Lift is publicly listed on the TSX Venture Exchange (TSXV: LIFT). This investment qualified for equity method accounting upon acquisition in August 2017 as the Company had significant influence through its board representation.

The Company recorded the carrying amount of the equity method investment equal to the cost basis of approximately $923, the cost of the consideration transferred equal to approximately 14% share of the book value of Lift’s net assets of approximately $876, and approximately $800 of equity method goodwill.

In September 2018, upon Lift’s initial public offering, the Company gave up its significant influence over Lift by forfeiting the board representation, and at such time the investment was no longer qualified to be accounted for under the equity method. As at September 30, 2020 NSH owned approximately 8% (December 31, 2019 — 8%) of Lift’s issued and outstanding common shares. In addition, the Company owned warrants with a fair value of $57 as of December 31, 2019.

On September 17, 2020, Lift filed for bankruptcy protection under section 49 of the Bankruptcy and Insolvency Act of Canada. As a result of the filing, the Company decided to write down its investment in Lift and as a result the carrying value of its share and warrant ownership was $nil as of September 30, 2020.

No warrants were exercised as of September 30, 2020.

6. BUSINESS COMBINATIONS

Herbal Brands, Inc. Acquisition

In order to expand in the U.S. market and gain manufacturing capabilities, on April 30, 2019, the Company, through its wholly owned subsidiary, Herbal Brands, Inc., entered into an Asset Purchase Agreement with B.N.G. Enterprises Incorporated, an Arizona corporation (“BNG”), SupremeBeing, L.L.C., a Delaware limited liability company (“SupremeBeing”), Fusion Formulations, L.L.C., an Arizona limited liability company (“Fusion”), Acme Wholesale, L.L.C., a Nevada limited liability company (“Acme” and, collectively with BNG, SupremeBeing and Fusion, “Sellers”) and certain Sellers’ representative and other beneficial owners of BNG. BNG is engaged in the business of formulating, manufacturing, testing, marketing, selling, distributing and otherwise commercializing homeopathic and other natural remedies, wellness products, detoxification products, nutraceuticals and nutritional and dietary supplements (the “Business”). Under this agreement, the Company agreed to purchase and assume from each Seller, substantially all the assets, and certain specified liabilities, of the Sellers’ Business for the purchase price of $13,429 in cash. The integrated set of inputs (acquired assets) and processes (workforce and intact processes) are capable of being conducted and managed as a business by the Company. And since the organized workforce obtained by the Company within the set have the required skills, knowledge, and experience to perform the process and convert acquired inputs into outputs, the set (acquired input and processes) is capable of being conducted and managed as a business to create outputs, the Company accounted for the transaction as a business combination.

CLEVER LEAVES INTERNATIONAL INC.
Notes to the Unaudited Condensed Consolidated Financial Statements
(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

6. BUSINESS COMBINATIONS (cont.)

The Company financed the acquisition partly with proceeds from a $8,500 non-revolving 4-year loan bearing interest at 8% annually. Refer to Note 9 for more information on this loan. The Company accounted for the acquisition as a business combination and, accordingly, the total consideration of $13,429 was recorded based on the respective estimated fair values of the net assets acquired on the acquisition date with resulting goodwill, as follows:

Amounts recognized at April 30, 2019
Current assets	$293
Inventory	4,640
Capital assets	9
Intangible – Customer contract	925
Intangible – Customer relationships	1,000
Intangible – Customer list	650
Intangible – Brand name	4,500
Intangible – Product formulations	16
Goodwill	1,682
Total assets acquired	13,715
Current liabilities	286
Total liabilities acquired	286
Total consideration transferred	$13,429

The fair values of the net assets acquired were based on management’s estimates of the respective fair values of net assets.

Goodwill represents the excess of the consideration transferred over the fair value of the identifiable net assets acquired in the acquisition. Factors contributing to the recognition of goodwill include expanded product categories, channel diversification and a broader geographic footprint. The value of the acquiree’s workforce of approximately $550 is included in goodwill.

In determining the fair values of net assets acquired in the acquisition and resulting goodwill, the Company considered, among other factors, historical financial performance and an estimate of the future performance of the acquired business, as well as the intended use of the acquired assets.

The estimated fair value of inventory acquired in the acquisition was determined using a net realizable value approach, which calculates the estimated selling price of such inventory in the ordinary course of business, less the reasonable costs of completion, disposal and holding.

None of the goodwill recognized is deductible for income tax purposes.

CLEVER LEAVES INTERNATIONAL INC.
Notes to the Unaudited Condensed Consolidated Financial Statements
(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

6. BUSINESS COMBINATIONS (cont.)

The intangible assets acquired based on the estimate of the fair values of the identifiable intangible assets were as follows:

	Amounts recognized at April 30, 2019	Weighted- Average Remaining Useful Life at April 30, 2019 (in years)
Finite-lived intangible assets:
Customer contracts	$925	8.7
Customer relationships	1,000	5.6
Customer list	650	5.0
Brand	4,500	10.0
Product formulations	16	5.0
Total finite-lived intangible	$7,091

The Company reviewed the substance of the agreements, where applicable, and the projected cash flow expected from the intangible assets and based on this review it determined that straight-line amortization of the identified finite-lived intangible assets was reasonable.

Unaudited Pro Forma Results

The following table presents the Company’s pro forma consolidated net sales and loss from operations, before income taxes for the three and nine months ended September 30, 2019. The unaudited pro forma results include the historical consolidated statements of operations of the Company and Herbal Brands, giving effect to the Herbal Brands acquisition and related financing transactions as if they had occurred at the beginning of the earliest period presented.

Unaudited Pro Forma Results	Three Months Ended September 30, 2019	Nine Months Ended September 30, 2019
Net Sales	$3,057	$10,191
Loss from operations, before income taxes	$(13,030)	$(24,956)

The pro forma results, prepared in accordance with U.S. GAAP, include the following pro forma adjustments related to the Herbal Brands acquisition:

(i)     as a result of the increase in the fair value of acquired inventory at the time of Herbal Brands acquisition, the pro forma adjustments include an adjustment to reverse the $1,538 recognized in the period within costs of sales as it will not have a recurring impact;

(ii)    a pro forma increase in interest expense of $227 for the nine months ended September 30, 2019, respectively, related to financing the Herbal Brands Acquisition and related debt transaction. Refer to Note 9. Long-term Liabilities, for further details on financing the Herbal Brands acquisition and related debt transactions; and

(iii)   a pro forma increase in amortization of approximately $290 for the nine months ended September 30, 2019, respectively, related to amortization of intangible assets acquired as part of the Herbal Brands acquisition.

CLEVER LEAVES INTERNATIONAL INC.
Notes to the Unaudited Condensed Consolidated Financial Statements
(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

6. BUSINESS COMBINATIONS (cont.)

Eagle Canada Acquisition

Investments in a variable interest entity

Eagle Canada was established in January 2018 by the Company and a group of unrelated investors for the purposes of enabling the Company to make equity investments at the Company’s option to ultimately obtain a controlling interest in Eagle Canada’s wholly owned subsidiary, Ecomedics S.A.S., a licensed producer and exporter of medical cannabis with operations at an early stage in Colombia.

Consolidation of the variable interest entity

On September 18, 2018, in line with the structure of the investment arrangement entered, Northern Swan International, Inc. (“NSI”), a wholly-owned subsidiary of the Company, obtained an additional 9.97% interest in its previously unconsolidated investment, Eagle Canada, to gain controlling interest in Ecomedics which is the entity that received the license to cultivate and extract cannabis related products in Colombia. The Company evaluated whether and when it obtained a controlling financial interest in Eagle Canada by applying the consolidation principles in ASC 810, and determined that a controlling financial interest in Eagle Canada was obtained by the Company through variable interests (i.e., the variable interest model) rather than solely from a majority voting interest (i.e., the voting model). Specifically, in accordance with the variable interest model in ASC 810, Eagle Canada is a variable interest entity, and the Company is required to consolidate Eagle Canada and its subsidiary, Ecomedics, when the Company becomes the “primary beneficiary” of this variable interest entity. The Company determined that it became the primary beneficiary of the Investee on September 18, 2018 (i.e., the actual acquisition date), through a step acquisition.

After the transaction, the Company held a 59.5% interest in Eagle Canada and as a result of gaining a controlling interest in Eagle Canada, the Company began consolidating Eagle Canada effective on September 30, 2018, as it had substantive participating and voting rights to direct the activities that most significantly impact Eagle Canada’s economic performance. Prior to September 30, 2018 the Company’s investment in Eagle Canada was accounted for under the equity method of accounting.

The following table summarizes the fair values of Eagle Canada’s assets acquired and liabilities assumed:

Estimated Fair Value
Fair value of consideration transferred	$5,000
Fair value of previously held equity investment	19,408
Fair value of non-controlling interest	15,900
Fair value of assets acquired
Current assets, including cash of $5,795	6,700
Property, plant and equipment	2,200
Intangible assets – licenses	19,000
Total assets acquired	27,900
Fair value of liabilities assumed
Deferred taxes	5,700
Other liabilities	400
Total liabilities assumed	6,100
Fair value of total identifiable net assets	21,800
Goodwill	$18,508

CLEVER LEAVES INTERNATIONAL INC.
Notes to the Unaudited Condensed Consolidated Financial Statements
(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

6. BUSINESS COMBINATIONS (cont.)

Goodwill represents the excess of the total consideration over the fair value of the net assets and comprises the value of businesses acquired and accounted for under the acquisition method. As the acquiree is in an emerging industry, its value is based on future expectations and the ability of its management to execute on their business plan. The value of the acquiree’s management team is represented by goodwill.

None of the goodwill recognized is deductible for income tax purposes.

The fair value of both the Company’s equity interest and the non-controlling interest in Eagle Canada was estimated by applying the income approach and market approach. This fair value measurement was based on significant inputs that are not observable in the market and thus represents a fair value measurement categorized within Level 3 of the fair value. A weighted average cost of capital of 16% was used as a key assumption.

Changes in the ownership interest in a subsidiary while control is retained

On October 24, 2018, NSI placed a follow-on investment to acquire an additional 5.5% ownership of Eagle Canada for $4,000.

On January 18, 2019, the Company made an additional capital injection of $3,000 into Eagle Canada. The Company invested a further $5,000 on March 18, 2019, $2,000 on April 4, 2019, $6,400 on June 5, 2019 and $5,000 on August 15, 2019. As such, the Company owns a total of 70% interest of Eagle Canada as of August 15, 2019. As a result of the transactions in the first three months of 2019, the Company recorded an adjustment to non-controlling interest of approximately $1,195 and $8,805 the difference between the amount of the adjustment to non-controlling interest and the consideration paid, recognized in equity and attributable to the controlling interest.

On October 31, 2019, the Company entered into an agreement with the non-controlling interest holders of Eagle Canada (“NCI Holders”), which granted the NCI Holders “Exchangeable Class A Shares” of Eagle Canada (the “Agreement”). These shares are exchangeable for the common stock of the Company on a predetermined exchange price. Under the terms of the agreement, each of NSI and the holders of Exchangeable Class A Shares have an option to require the exchange of the shares upon certain triggering events, such as an initial public offering, an offer to purchase 10% of the shares, or a change of control. There is also a “date certain” trigger event of January 12, 2022, ensuring that if none of the other trigger events occur beforehand, the exchange may still be carried out at either party’s election. Upon exercise of this option, NSI will acquire all outstanding securities of Eagle and the Company will issue common stock to NCI Holders. The Exchangeable Class A Shares are non-voting and have no economic participation in Eagle Canada, however these shares have participation rights in any dividends or distributions announced by the Company. No dividends or distributions were announced as of June 30, 2020.

The Agreement concurrently granted both the non-controlling interest holders options to sell their remaining interests in the subsidiary to the parent (i.e., put options from NSI’s perspective) and the parent options to acquire the remaining interests held by the noncontrolling interest holders (i.e., call options from NSI’s perspective). Based on the Company’s analysis of the facts of the Agreement, the options were deemed equity contracts embedded with the redeemable non-controlling interests, which do not meet the definition of a derivative under ASC 815 and were classified as equity. In addition, since the redeemable noncontrolling interests are exchanged with NSH’s own shares, rather than cash or other assets, in accordance with ASC 815, the Company determines that the redeemable noncontrolling interests are classified in permanent equity as of December 31, 2019 and September 30, 2020.

CLEVER LEAVES INTERNATIONAL INC.
Notes to the Unaudited Condensed Consolidated Financial Statements
(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

7. INTANGIBLE ASSETS

The Company has acquired cannabis-related licenses as part of a business combination (Note 6) with a gross value of approximately $19,000, which have indefinite useful lives as they are expected to generate economic benefit to the Company in perpetuity. In addition, during 2019 the Company acquired finite-lived intangible assets with a gross value of approximately $7,091 as part of its Herbal Brands acquisition (Note 6). During the three and nine months ended September 30, 2020 the Company recorded approximately $391 and $829, respectively, (2019 — $217 and $362, respectively) of amortization related to its finite-lived intangible assets.

The following tables present details of the Company’s total intangible assets as of September 30, 2020 and December 31, 2019. The value of product formulation intangible asset is included in the value of Brand:

	September 30, 2020
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted- Average Useful Life (in Years)
Finite-lived intangible assets:
Customer contracts	$925	$338	$587	0.8
Customer relationships	1,000	257	743	4.1
Customer list	650	184	466	3.6
Brand	4,516	631	3,885	8.6
Total finite-lived intangible assets	$7,091	$1,410	$5,681

Indefinite-lived intangible assets:
Licenses	$19,000	N/A	$19,000
Total indefinite-lived intangible assets	$19,000	N/A	$19,000
Total intangible assets	$26,091	$1,410	$24,681
	December 31, 2019
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted- Average Useful Life (in Years)
Finite-lived intangible assets:
Customer contracts	$925	$71	$854	8.0
Customer relationships	1,000	122	878	5.2
Customer list	650	87	563	4.3
Brand	4,516	302	4,214	9.3
Total finite-lived intangible assets	$7,091	$581	$6,510

Indefinite-lived intangible assets:
Licenses	$19,000	N/A	$19,000
Total indefinite-lived intangible assets	$19,000	N/A	$19,000
Total intangible assets	$26,091	$581	$25,510

In conjunction with the impairment testing performed as of March 31, 2020, the Company reviewed finite-lived intangible assets for impairment. In performing such review, the Company makes judgments about the recoverability of purchased finite lived intangible assets whenever events or changes in circumstances indicate that an impairment may exist. The Company also considers several indicators of impairment, including, among other factors, the following: (i) a significant adverse change in the extent or manner in which a long-lived asset (or asset group) is being used; (ii) a projection or forecast that demonstrates losses associated with the use of a long-lived asset (or asset group); and (iii) whether there exists a current expectation that, more likely than not, a long-lived asset (or asset group) will

CLEVER LEAVES INTERNATIONAL INC.
Notes to the Unaudited Condensed Consolidated Financial Statements
(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

7. INTANGIBLE ASSETS (cont.)

be sold or otherwise disposed of significantly before the end of its previously estimated useful life. The Company recognizes an impairment if the carrying amount of the long-lived asset group exceeds the Company’s estimate of the asset group’s undiscounted future cash flows.

Indefinite-lived intangible assets, consisting of certain of the Company’s licenses, were reviewed as part of the impairment assessment during the first quarter of 2020 similar to goodwill, in accordance with ASC 350.

For each of March 31, 2020 and December 31, 2019, no impairment was recognized related to the carrying value of any of the Company’s finite or indefinite-lived intangible assets as a result of the impairment assessments performed for each of these periods. No new indicators of impairment were identified during the three months ended September 30, 2020.

GNC Bankruptcy

On June 23, 2020, GNC Holdings, Inc. (“GNC”) and its affiliates filed voluntary petitions for relief pursuant to chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the District of Delaware (the “Court”). In September 2020, a bankruptcy court judge approved the sale of GNC to an investor with the transaction expected to close by the end of the year. Herbal Brands has engaged legal counsel to provide advice with respect to Herbal Brands’ rights under the Bankruptcy Code, prepare and file proof(s) of claim by the applicable bar date established by the Court, and otherwise enforce Herbal Brands’ rights in the Court and in connection with any sale transaction or plan of reorganization pursued by GNC. The Company also reviewed the unpaid inventory balances at GNC and determined that a reserve of approximately $86 was necessary for the inventory, which the Company recorded during the second quarter of 2020. Additionally, the Company reviewed the useful life of a finite-lived intangible asset related to the GNC contract, which was acquired during the Herbal Brands acquisition. Following the review, the Company determined that accelerating the period over which the useful life of this intangible asset is amortized was appropriate following its impairment analysis in the first quarter of 2020. The life of the finite lived intangible asset related to the GNC contract was reduced to 12 months from the date of the bankruptcy filing given the uncertainty, around the future of GNC. During the third quarter of 2020, the Company was able to recover balances due from GNC and as a result no reserves were recorded as of September 30, 2020.

Amortization Expense

The following table reflects the estimated future amortization expense for each period presented for the Company’s finite-lived intangible assets as of September 30, 2020:

Estimated Amortization Expense
2020	$404
2021	1,191
2022	764
2023	702
2024	585
Thereafter	2,034
Total	$5,681

CLEVER LEAVES INTERNATIONAL INC.
Notes to the Unaudited Condensed Consolidated Financial Statements
(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

8. GOODWILL

The following table presents the changes in goodwill by segment:

Cost	Cannabinoid	Non- Cannabinoid	Total
Balance at December 31, 2018	$18,508	$—	$18,508
Additions	—	1,682	1,682
Balance at December 31, 2019	$18,508	$1,682	$20,190
Impairment	—	(1,682)	(1,682)
Balance at September 30, 2020	$18,508	$—	$18,508

Impairment Testing

The Company assesses whether there were events or changes in circumstances that would indicate that a reporting, or group of reporting units, were impaired. The Company considers external and internal factors, including overall financial performance and relevant entity specific factors, as part of this assessment.

As of March 31, 2020, the Company recognized the COVID-19 pandemic and its impact as a negative indicator to its business performance. As a result, the Company performed an assessment to determine whether goodwill was impaired. Based upon such assessment, the Company determined that it was more likely than not that only the carrying value of its non-cannabinoid operating segment exceeded the fair value as of March 31, 2020.

Following the results of such assessment, the Company recorded an impairment for the full carrying value of the operating segment’s goodwill carrying value. The Company calculated the fair value of the operating segment using discounted estimated future cash flows. The weighted-average cost of capital used in testing the reporting unit for impairment was 19%, with a perpetual growth rate of 2%. As a result of this annual impairment testing, the Company recognized a $1,682 non-cash goodwill impairment charge related to the non-cannabinoid operating segment in the first quarter of 2020. Following the recognition of this non-cash goodwill impairment charge, the operating segment’s goodwill was $nil.

There were no further indicators of impairment during the third quarter of 2020.

9. LONG-TERM LIABILITIES

	September 30, 2020	December 31, 2019
Series D due March 2022(a)	$28,984	$26,566
Notes due May 2023 and other borrowings	7,701	7,162
Series E due June 2023(b)	4,162	—
Ending balance	$40,847	$33,728

____________

(a)      Net of debt issuance costs of $867 and $1,183 in 2020 and 2019.

(b)      Includes derivative liability of $1,705.

(1)     Series E Financing

In April and July 2020, the Company completed the Series E round of financing (the “Series E Financing”) and issued an aggregate of approximately $18,396 of senior convertible Class D preferred shares (the “Class D preferred shares”) and $4,162 aggregate principal amount of Convertible Debentures due 2023 (the “June 2023 Convertible Debentures”). In April 2020, an investor in the Series E Financing exercised its Put Right (as defined below) in full, and the Company paid $6,250 in exchange for the Company’s purchase and cancellation of 711,035 Class C preferred shares. As a result of the Series E Financing and the exercise of the Put Right, the Company’s funds raised in the

CLEVER LEAVES INTERNATIONAL INC.
Notes to the Unaudited Condensed Consolidated Financial Statements
(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

9. LONG-TERM LIABILITIES (cont.)

Series E Financing were approximately $16,308. As part of the July 2020 portion of the Series E Financing, three investors, in aggregate, exchanged 848,363 Class C preferred shares for 646,846 Class D preferred shares. Refer to Note 10. Capital Stock for information on the Class D Preferred Stock.

In July 2020, as part of the Series E Financing the Company issued $4,162 aggregate principal amount of June 2023 Convertible Debentures. The Company incurred approximately $181 in debt issuance costs related to the June 2023 Convertible Debentures. The June 2023 Convertible Debentures mature on June 30, 2023 (the “2023 Maturity Date”) and bear interest of 8% per annum, commencing June 30, 2021, payable semi-annually in arrears. At the discretion of the Company, any interest accrued and payable in respect of the June 2023 Convertible Debentures may, in lieu of being paid to the holders of the June 2023 Convertible Debentures, be added, to the principal amount outstanding under the June 2023 Convertible Debentures. Provided that no Liquidity Event (as defined below) has occurred, on the 2023 Maturity Date, the principal aggregate amount of the June 2023 Convertible Debentures and the accrued and unpaid interest thereon will be payable in cash. At any time prior to the Maturity Date or a Liquidity Event, a holder of the June 2023 Convertible Debentures may elect to convert its principal amount of the June 2023 Convertible Debentures and the accrued and unpaid interest thereon into Clever Leaves common shares, at a price per share equal to $5.95. The June 2023 Convertible Debentures, including any accrued and unpaid interest, will be automatically converted into Clever Leaves common shares at a price per Clever Leaves common share equal to 70% of the price attributable to the Clever Leaves common shares upon occurrence of a Liquidity Event (“Redemption Feature”), subject to adjustment in the event of the subdivision or consolidation of the outstanding Clever Leaves common shares, the issue of Clever Leaves common shares or securities convertible into Clever Leaves common shares by stock dividend or distribution, or the issue or distribution of rights, options, or warrants to all or substantially all of the holders of Clever Leaves common shares in certain circumstances. For purposes of the June 2023 Convertible Debentures, a “Liquidity Event” means (1) the listing of Clever Leaves common shares on a recognized securities exchange or market, either by way of initial public offering or direct listing, (2) any transaction whereby all of the outstanding Clever Leaves common shares are sold, transferred, or exchanged for listed securities of a resulting issuer whose equity securities are listed on recognized securities exchange or market, (3) any merger, plan of arrangement, or any other similar business combination or transaction whereby the Company merges or combines with an entity whose securities are listed for trading on a recognized securities exchange or market and all of the outstanding Clever Leaves common shares are sold, transferred or exchanged for such listed securities, or (4) any event as a result of or following which any person or group beneficially owns over an aggregate of more than 50% of the then outstanding Clever Leaves common shares or the sale or other transfer of all or substantially all of the consolidated assets of the Company. The Business Combination constitutes a Liquidity Event and will result in the conversion of all June 2023 Convertible Debentures into Clever Leaves common shares, which will be exchanged for Holdco common shares in the Arrangement.

The Redemption Feature within June 2023 Convertible Debentures was considered an embedded derivative with the debt instrument being the host instrument. Under ASC 815, Derivatives and Hedging, redemption features such as the one in the June 2023 Convertible Debentures, which may accelerate the repayment of principal on debt would also not be considered clearly and closely related to the debt host because the debt involves a substantial premium (resulting from the 30% discount on future conversion price).

Furthermore, the Redemption Feature in the June 2023 Convertible Debentures did not meet the criteria for hedge accounting, as it did not provide the holder with the ability to manage any financial instrument exposures. The Redemption Feature did not hedge against market price risk, interest rate risk, foreign exchange risk, or credit risk. The June 2023 Convertible Debentures noteholders were guaranteed at least the principal of their debt at maturity if the triggering events did not occur and the debt was not redeemed at premium. The derivative did not protect against any risks, but rather offered the opportunity for higher settlement based on timing and occurrence of future events. The Company did not elect to fair value the entire hybrid financial instrument.

ASC 815 requires embedded derivatives that do not meet requirements for hedge accounting to be initially recorded in income, at fair value in accordance with ASC 820.

CLEVER LEAVES INTERNATIONAL INC.
Notes to the Unaudited Condensed Consolidated Financial Statements
(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

9. LONG-TERM LIABILITIES (cont.)

Further, under ASC 820, the fair value of an asset or liability is not presumed to be the transaction price, but rather is the price that would be received to sell the asset or pay to transfer the liability (i.e. an exit price from the perspective of a market participant that holds the asset or owes the liability).

The fair value of the derivative feature was estimated at approximately $1,705, considering the conversion probability at 90%. The difference between the proceeds allocated to the hybrid debt instrument and the fair value of the embedded derivative instrument was assigned as the carrying value of the host debt instrument, which at the date of issuance was approximately $2,457.

(2)     Herbal Brands Acquisition Financing

To facilitate the financing the Herbal Brands acquisition (refer to Note 6, Business Combinations, for more information) in April 2019, the Company entered into a loan agreement with and issued warrants to a third-party lender, Rock Cliff Capital (“Lender”).

Loan:    The non-revolving loan for $8,500 bears interest of 8% per annum due and payable in arrears on the first day of each fiscal quarter, commencing July 1, 2019, and calculated based on the actual number of days elapsed. The loan is to be repaid or prepaid prior to its maturity date May 2, 2023. The loan requires the Company to repay 70% of positive operating cash flows. The Company can also choose to prepay a portion of or the full loan, subject to a fee equal to the greater of (1) zero, and (2) $2,338 net of interest payments already paid on such prepayment date. This loan is secured by collateral and is subject to covenants, of which the Company was in compliance as of September 30, 2020.

Warrants:    On the same day, the Company also issued warrants to the Lender to purchase 193,402 Class C preferred shares of the Company on a 1:1 basis, at a strike price of $8.79 per share. The warrants can be exercised in part or in whole at any time prior to the expiration date of May 3, 2021, and are not assignable, transferable, or negotiable.

The loan and warrants were deemed freestanding financial instruments with the loan accounted for as debt, subsequently measured using amortized cost, and the warrants, representing a written call option, accounted for as an equity-classified contract with subsequent changes in fair value not recognized as long as warrants continue to be classified as equity. Using a relative fair value method, at the time of issuance the Company recognized approximately $7,783 as loans and borrowings and approximately $717 in additional paid-in capital for the equity classified warrant.

On August 27, 2020, the Company amended certain terms of the Herbal Brands loan to provide for an additional interest of 4% per annum, compounding quarterly and payable in-kind at maturity. In addition, the Company extended the expiry date of the outstanding 193,402 warrants till May 3, 2023. As part of the amendment, the parties agreed to defer the covenant testing under the Herbal Brands loan until September 30, 2021. The Company accounted for the amendment as debt modification.

For the three and nine months ended September 30, 2020, the Company recognized interest expense of approximately $174 and $490, respectively, and repaid approximately $30 and $459, respectively, of the loan in accordance with the terms of the agreement.

(3)     Series D

On March 30, 2019, the Company completed the Series D round of financing, which issued both Class C preferred shares, as well as convertible notes.

CLEVER LEAVES INTERNATIONAL INC.
Notes to the Unaudited Condensed Consolidated Financial Statements
(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

9. LONG-TERM LIABILITIES (cont.)

Class C Preferred Shares

The financing included a private placement of 3,442,287 Class C preferred shares (“Class C Shares”) at a price of $8.79 per share, for gross proceeds of $30,258. Class C Shares carry voting rights equivalent to common stock voting rights, and such preferred shares are not considered a separate class for voting purposes, except as required by law or in cases of dissolution, liquidation, windup or bankruptcy proceedings which require the consent of a majority of Class C preferred stock holders. Furthermore, the Class C Shares are convertible to Class A voting common Stock on a 1:1 basis and carry an annual $0.7032 cumulative dividend payable only upon the Company’s payment of a discretionary dividend, a liquidation or certain deemed liquidation events. In these cases, Class C shareholders are entitled to receive a stock amount equal to 1.0x the original purchase price plus accrued or declared but unpaid dividends on each preferred stock, in preference to holders of common shares. Per the agreement, the total amount of dividends through September 30, 2020 were approximately $1,815. As these dividends are discretionary and only paid upon liquidation, no amounts have been recorded in the Company’s financial statements at December 31, 2019.

These Class C Shares are not redeemable but can be converted at any time into common shares at a 1:1 conversion rate. Automatic conversion into common stock may also occur at the future applicable conversion price, in the event of (1) the holders of at least a majority of the outstanding Class C preferred stock consenting to such conversion, (2) the closing of a firmly underwritten public offering of common stock for a total of not less than $50,000 at a price equal to or greater than the original issue price (i.e. qualified initial public offering), or (3) completion of an initial public offering of common stock or other going public transaction resulting in the listing of common shares other than a qualified IPO and provided that the 20-day volume weighted average price per common stock is equal to or greater than the original issue price.

In March 2020, the Class C Share terms were amended by the Company’s stockholders to provide a different set of triggers for automatic conversion. Since such amendment, automatic conversion of Class C Shares into common stock may occur at the future applicable conversion price in the event of: (1) the closing of a listing on certain national stock exchanges, either by way of initial public offering or direct listing; (2) a merger, reverse take-over or business combination where all outstanding common stock is sold or exchanged for publicly listed securities of a resulting issuer, but only to the extent the applicable transaction agreement requires conversion of all Class C Shares (as well as all Class D preferred stock, which the company later issued in 2020) to common stock; (3) a merger or similar business combination of the Company with a publicly listed company where the Company’s common stock are sold or exchange for such listed company’s securities; or (4) the holders of at least a majority of the outstanding Class C Shares consenting to such conversion.

Secured convertible notes

The Company also issued secured convertible notes totaling $27,750 as part of the Series D funding round, with maturity date of March 30, 2022 (“Convertible Notes”). The Convertible Notes bear an interest of 8% per annum, payable quarterly in cash in arrears, and are secured through collateral, guarantee, and pledge agreements signed between the Company, the noteholders, and an appointed paying and collateral agent. Specifically, the Convertible Notes are guaranteed by the Company’s subsidiaries and secured by 1,300,002 common shares of pledged equity interests in specific subsidiaries.

A noteholder may convert the principal amount, in whole or in part, at a minimum of $1,000 into common shares at a conversion price of $11 per stock. The Company may issue financing securities (common shares) upon the exercise of the conversion options within each convertible note, in part or in whole, at the option of the holder at any time or at the option of the issuer subsequent to a trigger event (i.e., a qualified IPO at greater than or equal to $13.54 per common stock, or a non-qualified IPO with a 10-day trailing volume weighted average price exceeding $13.54 per common stock). The Company is contractually restricted from prepaying the obligations prior to the maturity date except in the case of (1) conversion of the whole or part of the principal amount or (2) a change in control which would trigger immediate repayment in full.

CLEVER LEAVES INTERNATIONAL INC.
Notes to the Unaudited Condensed Consolidated Financial Statements
(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

9. LONG-TERM LIABILITIES (cont.)

In March 2020, the Company amended certain terms of its Convertible Notes. As a result of this amendment the Company amended the Convertible Notes to provide for an increase in the rate of interest payable on the principal amount to 10% and to provide that such interest may be payable in-kind at maturity. In addition, the Company amended the restrictive covenants to allow for the creation, incurrence or assumption of certain additional debt, as well as to extend the date on which the Company is required to deliver its audited year-end financial statements. The amendments were accounted as debt modification.

In its assessment to determine the accounting treatment for the Class C Shares and Convertible Notes, the Company reviewed the guidance in ASC 480 — Distinguishing Liabilities from Equity. Based on the analysis the Company deemed that the: 1) Class C Shares meet the criteria for a freestanding equity classified instrument that are initially measured at fair value sand subsequent changes to their fair are not recognized; and 2) Convertible Notes are debt-like in nature. In its assessment, the Company considered the terms and features within the hybrid instrument, including redemption consideration, the preferred shares’ cumulative dividend, voting rights, contingent and optional conversion feature, as well as the liquidation rights, prior to concluding on the classification. Following the review, no features were segregated, and no derivative instruments or beneficial conversion features were recognized. As a result, upon issuance, the Company recognized approximately $30,258 of Class C Shares and approximately $27,750 of Series D convertible debt on its statement of financial position.

Series C

In October 2018, the Company completed a private placement of Convertible Debentures as part of its Series C round of fundraising. This financing was a non-brokered private placement of non-interest bearing convertible unsecured debentures, which raised approximately $18,000 in convertible unsecured debentures by the closing date October 31, 2018, and these debentures had a maturity date September 30, 2021. There was no liquidation preference of this debt.

Each debenture was convertible upon the following events:

•        Qualified financing — where the Company issued one or more financings by issuance of equity at a fixed pre-money valuation (including an initial public offering) completed by the Company in a subsequent transaction or series of related transactions resulting in aggregate gross proceeds of not less than $5,000. In such an event, the debenture was automatically convertible into the financing securities (i.e. the type of securities issued in a Qualified financing).

•        Liquidity event — where there was a change in control or going public transaction resulting in the business or assets of the Company being listed on any North American or Australian stock exchange. In such an event, the debenture was automatically convertible into common stock.

The conversion price was at a 20% discount (or 30% subsequent to the penalty date starting on September 30, 2019) to the lowest price per financing security (i.e. common stock) in the case of a qualified financing event, or to the price per common stock in a liquidity event.

The conversion feature was considered an embedded derivative (“Series C derivative”) within the Series C convertible debenture with the debt instrument being the host instrument. Under ASC 815, Derivatives and Hedging, redemption features such as the one in Series C, which may accelerate the repayment of principal on debt would also not be considered clearly and closely related to the debt host because the debt involves a substantial premium (resulting from the 20% discount on future conversion price).

Furthermore, the redemption feature in Series C did not meet the criteria for hedge accounting, as it did not provide the holder with the ability to manage any financial instrument exposures. The redemption feature did not hedge against market price risk, interest rate risk, foreign exchange risk, or credit risk. The Series C noteholders were guaranteed at least the principal of their debt at maturity if the triggering events did not occur and the debt was not

CLEVER LEAVES INTERNATIONAL INC.
Notes to the Unaudited Condensed Consolidated Financial Statements
(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

9. LONG-TERM LIABILITIES (cont.)

redeemed at premium. The derivative did not protect against any risks, but rather offered the opportunity for higher settlement based on timing and occurrence of future events. The Company did not elect to fair value the entire hybrid financial instrument.

ASC 815 requires embedded derivatives that do not meet requirements for hedge accounting to be initially recorded in income, at fair value in accordance with ASC 820.

Further, under ASC 820, the fair value of an asset or liability is not presumed to be the transaction price, but rather is the price that would be received to sell the asset or pay to transfer the liability (i.e. an exit price from the perspective of a market participant that holds the asset or owes the liability).

The fair value of the derivative feature was estimated at approximately $3,900, considering the conversion probability at 80%. The difference between the proceeds allocated to the hybrid debt instrument and the fair value of the embedded derivative instrument was assigned as the carrying value of the host debt instrument, which at the date of issuance was approximately $14,000.

As of December 31, 2018, the note was not converted and had an estimated fair value of $4,400.

The previously discussed issuance of Series D’s Class C Shares and convertible notes met the definition of a qualified financing trigger event under the terms of the Series C non-interest bearing convertible unsecured debentures, as the Company issued equity at a fixed pre-money valuation resulting in an aggregate gross proceeds exceeding $5,000. As a result, the Series C debentures were automatically convertible and approximately $17,890 of Series C debt was converted into 2,546,670 of Class C preferred stock. Per the agreement, the total amount of dividends for the nine months ended September 30, 2020 and the year ended December 31, 2019 were approximately $1,343 and $1,791, respectively. As these dividends are discretionary and only paid upon liquidation, no amounts have been recorded in the Company’s financial statements at December 31, 2019 or at September 30, 2020.

As a result of this transaction, the Company recognized approximately $300 of interest expense on its Series C debt for the three and nine month period ended September 30, 2019, as well as approximately $3,374 of loss on debt extinguishment.

In addition, the Company remeasured to fair value immediately prior to extinguishment of the Series C derivative, which resulted in approximately $133 of loss on fair value measurement. Further, upon conversion the Company reclassified into equity the carrying amount of the derivative instrument of approximately $4,475.

CLEVER LEAVES INTERNATIONAL INC.
Notes to the Unaudited Condensed Consolidated Financial Statements
(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

10. CAPITAL STOCK

The Company is authorized to issue an unlimited number of Common and Preferred Stock. The following table shows the changes in issued and outstanding common and preferred stock:

	Number of Common Stock	Number of Preferred Stock	Amount
Balance, December 31, 2018	19,221,609	—	$2
Preferred stock issued – Series C((A)	—	2,546,670	0.3
Preferred stock issued – Series D(A)	—	3,442,287	0.3
Exercise of stock options	45,000	—	—
Balance, December 31, 2019	19,266,609	5,988,957	$3
Preferred stock issued – Series E(B)	—	1,672,369	0.2
Preferred stock repurchased – Series D(C)	—	(711,035)	—
Shares exchanged(D)	—	(201,517)	—
Common stock issued	28,441	—	—
Exercise of stock options	244,789	—	—
Balance, September 30, 2020	19,539,839	6,748,774	$3

____________

(A)     In March 2019, the Company issued 3,442,287 Class C preferred convertible Class C preferred shares to accredited investors as part of Series D fundraising, at a stock price of $8.79 per stock, for gross proceeds of $30,257. The issuance of Series D funding also triggered the conversion of the Series C convertible notes totaling $17,889, at the stock price of $8.79 per stock, resulting in the issuance of an additional 2,546,670 Class C preferred shares. These Class C preferred shares are convertible on a 1:1 basis into Class A voting common shares.

(B)     In April 2020, the Company issued 1,308,733 convertible Class D preferred shares (“Class D preferred shares”) to accredited investors as part of Series E fundraising, at a stock price of $11 per stock, for gross proceeds of $14,396. The Class D preferred shares are not redeemable but are convertible at any time, at the option of the holders, into Clever Leaves common shares on a 1:1 basis, subject to anti-dilution adjustments. The Class D preferred shares carry a liquidation preference of 1.4 times the original price for the one-year period following the original issue date, increasing at 0.02 times quarterly to a maximum of 1.75 times the original issue price. In July 2020, the Company issued 363,636 Class D preferred shares for approximately $4,000.

(C)     In April 2020, an investor in the Series E Financing exercised its Put Right in full, and the Company paid $6,250 in exchange for the Company’s purchase and cancellation of 711,035 Class C preferred shares.

(D)     In July 2020, as part of the Series E Financing, three investors, in aggregate, exchanged 848,363 Class C preferred shares for 646,846 Class D preferred shares.

As the Company is not publicly listed for trade on any exchange or market system, there is no market value available for the common stock issued and outstanding.

In April and July 2020, the Company raised the Series E Financing and issued an aggregate of approximately $18,396 of Class D preferred shares and $4,162 aggregate principal amount of 2023 Convertible Debentures.

In April 2020, the Company completed the Series E Financing and issued an aggregate of approximately $14,396 of senior Class D preferred shares. Concurrent with the financing, an investor in the Series E Financing was granted and exercised its Put Right (as defined below) in full, and the Company paid $6,250 in exchange for the Company’s purchase and cancellation of 711,035 Class C preferred shares. As a result of the Series E Financing and the exercise of the Put Right, the Company raised approximately $7,771, net of issuance costs of approximately $375.

In July 2020, the Company issued approximately $4,000 in Class D preferred shares, which resulted in a total July 2020 raise of $8,162. The Company incurred immaterial issuance costs related to this issuance.

Class D preferred shares vote together with the Clever Leaves common shares, and are not considered a separate class for voting purposes, except as required by law or in cases of dissolution, liquidation, windup or bankruptcy proceedings which require the consent of a majority of Class D preferred shareholders. The Class D preferred shares

CLEVER LEAVES INTERNATIONAL INC.
Notes to the Unaudited Condensed Consolidated Financial Statements
(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

10. CAPITAL STOCK (cont.)

carry a liquidation preference (the “Class D Liquidation Preference”) of 1.4 times the original issue price of $11.00 for the one-year period following the original issue date, increasing by 0.02 times quarterly to a maximum of 1.75 times the original issue price, in each case subject to anti-dilution adjustments. The Class D Liquidation Preference is payable on a liquidation or merger with, reverse takeover of, or other business combination with, a public company, provided that such transaction does not provide for the conversion of Class D preferred shares into Clever Leaves common shares, or certain other deemed liquidation events (the “Class D Liquidation Event”). The Class D preferred shares are not redeemable but are convertible at any time, at the option of the holders, into Clever Leaves common shares on a 1:1 basis, subject to anti-dilution adjustments. Automatic conversion into Clever Leaves common shares shall occur at the applicable conversion price which takes into account the Class D Liquidation Preference in the event of (1) the holders of at least a majority of the outstanding Class D preferred shares consenting to such conversion, (2) an initial public offering or direct listing of Clever Leaves common shares on Nasdaq, NYSE or TSX, or (3) completion of a merger with, reverse takeover of or other business combination with a public company, provided that such transaction provides for the conversion of Class D preferred shares into Clever Leaves common shares (otherwise such transaction will trigger the payment of the Class D Liquidation Preference).

As at September 30, 2020 and December 31, 2019, no dividends have been paid, declared or outstanding. The timing and amount of any dividends paid to stockholders in the future will be at the discretion of the Board of Directors, and is based on the results of operation, cash requirements, and upcoming capital investments.

11. GENERAL AND ADMINISTRATION

The components of general and administrative expenses were as follows:

	Three Months Ended		Nine months ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Salaries and benefits	$2,314	$3,641	$11,140	$7,738
Office and administration	276	1,694	1,555	3,526
Professional fees	2,075	1,451	5,050	3,808
Stock based compensation	489	144	1,202	870
Rent	556	513	1,326	925
Other	32	484	853	1,342
Total	$5,742	$7,927	$21,126	$18,209

12. STOCK-BASED COMPENSATION

The Company has granted incentive stock options (“ISO”), non-qualified incentive stock options (“NSO”) and restricted stock units (“RSU”) under its 2018 incentive plan. As of December 31, 2019, the Company had granted ISO and NSO. As of September 30, 2020 the Company has granted ISO, NSO and RSU.

As of September 30, 2020 a total of 2,709,556 stock options are outstanding, which are subject to service conditions, and some are additionally subject to performance conditions based on operations or activities of the employer (the Company or its subsidiary entities). A majority of the options vest over a period of four years from the service inception date, which generally is the grant date of the option. The majority of ISO and NSO generally expire, if not exercised, in five years from grant date.

As of September 30, 2020 a total of 236,363 RSU were granted and are outstanding and vest over a period of two years from the service inception date, which was April 17, 2020.

CLEVER LEAVES INTERNATIONAL INC.
Notes to the Unaudited Condensed Consolidated Financial Statements
(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

12. STOCK-BASED COMPENSATION (cont.)

The weighted-average assumptions used in the Black-Scholes Merton option pricing model to determine the fair value of stock options granted during the nine months ended September 30, 2020 are as follows:

September 30, 2020
Exercise price	$0.0001 to $9.50
Grant date share price	$2.21 to $3.25
Weighted-average grant date fair value	$2.14
Risk-free interest rate	0.22 to 0.46%
Expected dividend yield	0.0%
Expected volatility	85% to 90%
Expected stock option term	2.3 to 5.0 years

The weighted-average assumptions used in the Black-Scholes Merton option pricing model to determine the fair value of stock options granted during the year ended December 31, 2019 are as follows:

December 31, 2019
Exercise price	$0.0001 to $50.0
Grant date share price	$5.54 to 31.17
Weighted-average grant date fair value	$4.76
Risk-free interest rate	1.3 to 2.7%
Expected dividend yield	0.0%
Expected volatility	80%
Expected stock option term	2.79 to 5.0 years

The risk-free interest rate is based on the USD risk-free rates in effect at each grant issuance date with a term to maturity matching the expected option terms. The grant date share is determined based on the underlying value of assets of the respective entity calculated using the income and market approaches. The expected dividend yield is determined based on the fact that the Company has not paid dividends historically. Furthermore, the Company has not announced and is not expecting to pay dividends in the near term. The volatility selected is based on consideration of historical industry company volatilities at the grant dates. The expected stock option term is calculated considering the weighted average mid-point of the vesting and expiry dates, compared to the grant date. For the option grants with vesting dependent on a trigger event, expected option term is calculated using a mid-point between the requisite service period (the longer of the service or performance periods) and the contract term.

CLEVER LEAVES INTERNATIONAL INC.
Notes to the Unaudited Condensed Consolidated Financial Statements
(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

12. STOCK-BASED COMPENSATION (cont.)

The following options are outstanding as at September 30, 2020:

	Stock options	Weighted- average exercise price	Weighted- average remaining contractual term (years)
Balance as at December 31, 2018	2,431,737	1.12	7.60
Granted(a)	1,874,279	4.73	4.12
Exercised	(45,000)	2.93
Modified & Forfeited(a)	(626,516)	0.55
Balance as at December 31, 2019	3,634,500	3.09	2.93
Granted	279,439	3.47	3.57
Exercised	(244,789)	0.08
Forfeited	(959,594)	3.93
Balance as at September 30, 2020	2,709,556	3.11	4.13
Vested and expected to vest as at September 30, 2020	2,655,245	3.04	4.17
Vested and exercisable as at September 30, 2020	1,114,120	2.51	3.1

____________

(a)      Includes amounts granted, modified and/or forfeited as a result of the Agreement with the NCI holders. Refer to Note 6, Business Combinations for more information on the Agreement.

The Company recognized stock-based compensation costs related to its stock options of approximately $354 and $144 for the three months ended September 30, 2020 and 2019, respectively. The Company recognized stock-based compensation costs related to its stock options of $1,067 and $870 for the nine months ended September 30, 2020 and 2019, respectively. The total compensation cost related to non-vested awards not yet recognized as of September 30, 2020 and 2019 was $2,488 and $1,515, respectively, and the weighted-average period over which it is expected to be recognized was 2 and 2.3 years, respectively.

During the three and nine months ended September 30, 2020 the Company granted 236,363 RSU to its employees at a weighted average grant date fair value of $3.25 per RSU award. For the three and nine months ended September 30, 2020, the Company recognized RSU compensation expense of approximately $135. The total compensation cost related to RSU awards not yet recognized as of September 30, 2020 was $633. The cost is recognized over the original restriction period, which is typically two years after the service inception date.

The Company recognized total stock-based compensation costs of $1,202 and $870 for the nine months ended September 30, 2020 and 2019, respectively. The Company recognized stock-based compensation costs of $489 and $144 for the three months ended September 30, 2020 and 2019, respectively. Stock-based compensation costs were not tax deductible for the periods presented.

13. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

Financial instruments and fair value

The authoritative guidance defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The guidance also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

CLEVER LEAVES INTERNATIONAL INC.
Notes to the Unaudited Condensed Consolidated Financial Statements
(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

13. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (cont.)

The guidance describes three levels of input that may be used to measure fair value, which are as follows:

Level 1 —	Quoted prices in active markets for identical assets or liabilities;
Level 2 —

Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3 —	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The carrying amounts for certain financial instruments, such as cash and cash equivalents, restricted cash, accounts receivable, accounts payable, other current liabilities and short-term liabilities approximate their fair values due to the relatively short-term nature of the instruments and their expected realization.

Fair value hierarchy

The following table provides the fair value measurement hierarchy of the Company’s assets and liabilities, except for those that are short term in nature and approximate the fair values.

	Quoted prices in active markets for identical assets (Level 1)	Other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
As of September 30, 2020
Assets:
Investment – Lift & Co	$—	$—	$—	$—
Investment – Cansativa	—	—	1,717	1,717
Total Assets	—	—	1,717	1,717
Liabilities:
Loans and borrowings	—	7,701	—	7,701
Convertible notes	—	31,441	—	31,441
Derivative instrument liability			1,705	1,705
Total Liabilities	$—	$39,142	$1,705	$40,847

At September 30, 2020, the Company had no impairment on its financial assets.

14. RELATED PARTY TRANSACTIONS

The Company entered into a guaranty (the “Guaranty”) in favour of Rock Cliff on May 3, 2019 in connection with Rock Cliff ’s loan (the “Loan”) to its subsidiary Herbal Brands, Inc. The Guaranty was a condition of the Loan, which enabled the Herbal Brands acquisition. Pursuant to the Guaranty, the Company guaranteed Herbal Brands’ payment obligations under the Loan and related loan documents, including the payment of the $8,500 principal amount of the Loan, the interest at the 8% rate, as well as the payment of Rock Cliff ’s related out-of-pocket fees and expenses.

As part of the Herbal Brands acquisition financing, the Company also issued warrants to Rock Cliff, to purchase 193,402 Class C preferred shares of the Company on a 1:1 basis, at a strike price of $8.79 per share, with a relative fair value of approximately $717. The warrants can be exercised in part or in whole at any time prior to the expiration date of May 3, 2021, and are not assignable, transferable, or negotiable.

CLEVER LEAVES INTERNATIONAL INC.
Notes to the Unaudited Condensed Consolidated Financial Statements
(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

14. RELATED PARTY TRANSACTIONS (cont.)

Refer to Note 6. Business Combinations and Note 9, Long-Term Liabilities, for more information on the Herbal Brands acquisition and related financing.

On October 31, 2019, the Company entered into an Agreement with the NCI Holders, which granted the NCI Holders Exchangeable Class A Shares. Refer to Note 6. Business Combinations for more information on the Agreement.

15. SEGMENT REPORTING

Operating segments include components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (the Company’s Chief Executive Officer, “CEO”) in deciding how to allocate resources and in assessing the Company’s performance.

Operating segments for the Company are organized by product type and managed by segment managers who are responsible for the operating and financial results of each segment. Due to the similarities in the manufacturing and distribution processes for the Company’s products, much of the information provided in these Financial Statements, and provided in the segment table below, is similar to, or the same as, that reviewed on a regular basis by the Company’s Chief Executive Officer.

The Company’s management evaluates segment profit/loss for each of the Company’s reportable segments. The Company defines segment profit/loss as income from continuing operations before interest, taxes, depreciation, amortization, stock-based compensation expense, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt and miscellaneous expenses. Segment profit/loss also excludes the impact of certain items that are not directly attributable to the reportable segments’ underlying operating performance. Such items are shown below in the table reconciling segment profit to consolidated income from continuing operations before income taxes. The Company does not have any material inter-segment sales. Information about total assets by segment is not disclosed because such information is not reported to or used by the Company’s CEO. Segment goodwill and other intangible assets, net, are disclosed in Note 8. Goodwill and Note 7. Intangible Assets, respectively.

As of September 30, 2020, the Company’s operations were organized in the following reportable segments:

1.      The Cannabinoid operating segment:    comprised of the Company’s cultivation, extraction, manufacturing and commercialization of cannabis and cannabis-derived products. This operating segment is in the early stages of commercializing cannabis products internationally pursuant to applicable international and domestic legislation, regulations, and other permits. The Company’s principal customers and sales for its products will initially be outside of the U.S.

2.      Non-Cannabinoid operating segment:    comprised of the brands acquired as part of the Herbal Brands acquisition in April 2019. The segment is engaged in the business of formulating, manufacturing, marketing, selling, distributing, and otherwise commercializing homeopathic and other natural remedies, wellness products, detoxification products, nutraceuticals, and nutritional and dietary supplements. The Company’s principal customers for its Herbal Brands products include mass retailers, specialty and health retailer and distributors in the U.S.

CLEVER LEAVES INTERNATIONAL INC.
Notes to the Unaudited Condensed Consolidated Financial Statements
(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

15. SEGMENT REPORTING (cont.)

The following table is a comparative summary of the Company’s net sales and segment profit for by reportable segment for the periods presented:

	Three months ended		Nine months ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Segment Net Sales:
Cannabinoid	$1,136	$26	$1,531	$26
Non-Cannabinoid	2,781	3,031	7,239	5,185
Total Net Sales	3,917	3,057	8,770	5,211

Segment Profit (Loss):
Cannabinoid	(4,529)	(5,547)	(14,384)	(11,713)
Non-Cannabinoid	933	(1,522)	1,346	(1,033)
Total Loss	$(3,596)	$(7,069)	$(13,038)	$(12,746)

Reconciliation:
Total Segment Loss	(3,596)	(7,069)	(13,038)	(12,746)
Unallocated corporate expenses	(92)	(1,473)	(4,037)	(4,276)
Non-cash stock based compensation	(489)	(144)	(1,202)	(870)
Depreciation and amortization	(534)	(236)	(1,251)	(706)
Herbal Brands acquisition related charges	—	—	—	(615)
Goodwill impairment	—	—	(1,682)	—
Loss from operations	$(4,711)	$(8,922)	$(21,210)	$(19,213)

Loss on debt extinguishment	—	—	—	3,374
Loss on fair value of derivative instrument	57	—	57	(233)
Loss (gain) on investments	60	(29)	304	62
Foreign exchange loss	96	2,304	455	2,915
Interest expense	1,204	864	2,993	1,888
Miscellaneous, net	(20)	526	28	362
Loss from operations before income taxes	$(6,108)	$(12,587)	$(25,047)	$(27,581)
	September 30, 2020	December 31, 2019
Long-lived assets
Cannabinoid	$27,009	$24,209
Non-Cannabinoid	192	207
Other(a)	37	16
	$27,238	$24,432

____________

(a)      “Other” includes long-lived assets primarily in the Company’s corporate offices.

Long-lived assets consist of non-current assets other than goodwill; intangible assets, net; deferred tax assets; investments in unconsolidated subsidiaries and equity securities; and financial instruments. The Company’s largest markets in terms of long-lived assets are Colombia and Portugal.

CLEVER LEAVES INTERNATIONAL INC.
Notes to the Unaudited Condensed Consolidated Financial Statements
(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

15. SEGMENT REPORTING (cont.)

The following table disaggregates the Company’s revenues by channel for the three and nine month ended September 30, 2020 and 2019:

	Three months ended		Nine months ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Mass retail	$2,602	$1,376	$4,635	$2,386
Specialty, health and other retail	97	285	1,007	542
Distributors	1,130	878	2,705	1,437
E-commerce	88	518	423	846
Total	$3,917	$3,057	$8,770	$5,211

16. SUBSEQUENT EVENTS

Amended and Restated Business Combination Agreement

On November 9, the Company, SAMA, Holdco and Novel Merger Sub Inc. entered into the Amended and Restated Business Combination Agreement, pursuant to which SAMA agreed to combine with Clever Leaves in the Business Combination that will result in both Clever Leaves and SAMA becoming wholly-owned subsidiaries of Holdco. As a condition to the closing of the Business Combination, and assuming such condition is not waived by the parties, SAMA is required to have at least an aggregate of $26,000 of cash held either in or outside the trust account (after giving effect to any redemptions by SAMA stockholders), including the aggregate amount of proceeds from any PIPEs (including for the avoidance of doubt, the aggregate amount of the Agreed PIPE) consummated prior to, or as of, the Closing.

November 2020 Convertible Note Amendments

In connection with the Business Combination, on November 9, 2020, Clever Leaves and the noteholders agreed to amend the terms of the 2022 Convertible Notes to: (i) decrease the interest rate to 8%, commencing January 1, 2021, and provide that such interest is to be paid in cash, quarterly in arrears; (ii) provide for the payment of all accrued and outstanding interest from January 1 to December 31, 2020 to be made in the form of PIK Notes; to consent to the transfer of the PIK Notes to SAMA in exchange for the PIPE Shares to be issued as part of the SAMA PIPE pursuant to the terms of the Subscription Agreements; (iii) at the option of Clever Leaves, satisfy the payment of quarterly interest by issuing Holdco common shares to the noteholders, at a price per share equal to 95% of the 10-day volume weighted average trading price of the Holdco common shares ending three trading days prior to the relevant interest payment date (the “10-Day VWAP”); (iv) at the option of Clever Leaves, prepay, in cash, any or all amounts outstanding under the 2022 Convertible Notes at any time without penalty; (v) at the option of Clever Leaves on each quarterly interest payment date, repay up to the lesser of (a) $2,000, or (b) an amount equal to four times the average value of the daily volume of Holdco common shares traded during the 10-Day VWAP period, of the total amounts outstanding under the 2022 Convertible Notes at such time by issuing Holdco common shares to the noteholders at a price per share equal to 95% of the 10-Day VWAP; and (vi) at the option of each noteholder, in the event, following the Merger Effective Time, Clever Leaves, Holdco or any of their respective affiliates proposes to issue equity securities for cash or cash equivalents (the “Equity Financing”) (save and except for certain exempt issuances) at any time after Clever Leaves, Holdco or any of their respective affiliates completes one or more equity financings raising, in aggregate, net proceeds of $25,000 (net of reasonable fees, including reasonable accounting, advisory and legal fees, commissions and other out-of-pocket expenses and inclusive of net cash retained as a result of the Business Combination on the Merge Effective Time), convert an amount of principal and/or accrued interest owing under the 2022 Convertible Notes into subscriptions to purchase up to the noteholder’s pro rata share of 25% of the total securities issued under such Equity Financing on the same terms and conditions as such Equity Financing is offered to subscribers; provided, however, that if the noteholder does not elect to participate in such Equity Financing through the conversion of amounts owing

CLEVER LEAVES INTERNATIONAL INC.
Notes to the Unaudited Condensed Consolidated Financial Statements
(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

16. SUBSEQUENT EVENTS (cont.)

under the 2022 Convertible Notes, then Clever Leaves shall be required to repay, in cash within five (5) business days following the closing of such Equity Financing, an amount equal to the noteholder’s pro rata share of 25% of the total net proceeds raised from such Equity Financing (collectively, the “November 2020 Convertible Note Amendments”).

In connection with the November 2020 Convertible Note Amendments, the Required Holders (as that term is defined in the amended and restated intercreditor and collateral agency agreement, dated as of May 10, 2019, in respect of the 2022 Convertible Notes) have agreed to waive Clever Leaves’ required compliance with certain restrictive covenants set forth in the 2022 Convertible Notes, solely for the purposes of allowing Clever Leaves, Holdco and their affiliates to complete the Business Combination, and have agreed to direct GLAS Americas LLC, as collateral agent in respect of the 2022 Convertible Notes, to further provide its consent therefor.

In accordance with the terms of the 2022 Convertible Notes, and in connection with the November 2020 Convertible Note Amendments, Holdco, 1255096 B.C. Ltd. and SAMA (as the surviving corporation of the Merger) will each enter into a guarantee agreement in favour of the collateral agent in respect of the 2022 Convertible Notes (the “Guarantees”) and become guarantors thereunder. Further, the terms of the amended and restated pledge agreement, dated as of May 10, 2019, made by Clever Leaves in favour of the collateral agent will be amended such that Holdco and certain of its subsidiaries, as the case may be, will, in connection with the Business Combination, pledge all of the shares in the capital of each of Clever Leaves, 1255096 B.C. Ltd., SAMA (as the surviving corporation of the Merger), Northern Swan International, Inc. and NS US Holdings, Inc. to the collateral agent (the “Share Pledges”).

The November 2020 Convertible Note Amendments are subject to and contingent upon the consummation of the Agreed PIPE and the closing of the Business Combination. The November 2020 Convertible Note Amendments will become effective on the Merger Effective Time and are subject to customary conditions with respect to the execution and delivery of customary documentation to effect the Guarantees and Share Pledges, together with all ancillary instruments, documents and agreements thereto.

Neem Holdings Convertible Note and Neem Holdings Warrants

On November 9, 2020, Clever Leaves and Holdco entered into an unsecured subordinated convertible note (the “Neem Holdings Convertible Note”) with a principal amount of $3.0 million in favour of Neem Holdings, LLC (“Neem Holdings”), a shareholder of Clever Leaves. Clever Leaves is required to repay the Neem Holdings Convertible Note within 10 business days after the closing of the Business Combination, and Holdco has agreed to promptly satisfy this obligation in full. If the Business Combination Agreement is terminated, Clever Leaves will be required to issue to Neem Holdings 194,805 fully paid and non-assessable Class D preferred shares within 10 business days of termination. The Neem Holdings Convertible Note is interest free.

On November 9, 2020, Clever Leaves issued to Neem Holdings, a shareholder of Clever Leaves, a warrant (the “Neem Holdings Warrants”) to purchase the number of Clever Leaves common shares (the “Warrant Shares”) that would entitle Neem Holdings to receive 300,000 Holdco common shares in the Arrangement for an aggregate purchase price of $3,000. The Neem Holdings Warrants are exercisable for all, but not less than all, of the Warrant Shares and expire at the earlier of (i) the date and time that the Business Combination Agreement is terminated in accordance with its terms; and (ii) the Arrangement Effective Time.

2020 Fourth Quarter Debenture Fundraising

On October 23, 2020, the Company completed the first tranche of a financing pursuant to which it issued $1.23 million aggregate principal amount of convertible debentures due September 30, 2023 (the “September 2023 Convertible Debentures”).

The September 2023 Convertible Debentures mature on September 30, 2023 (the “September 2023 Maturity Date”) and bear interest of 8% per annum, commencing September 30, 2021, payable semi-annually in arrears. At the discretion of the Company, any interest accrued and payable in respect of the September 2023 Convertible

CLEVER LEAVES INTERNATIONAL INC.
Notes to the Unaudited Condensed Consolidated Financial Statements
(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

16. SUBSEQUENT EVENTS (cont.)

Debentures may, in lieu of being paid to the holders of the September 2023 Convertible Debentures, be added to the principal amount outstanding under the September 2023 Convertible Debentures. Provided that no Liquidity Event has occurred, on the September 2023 Maturity Date, the principal aggregate amount of the September 2023 Convertible Debentures and the accrued and unpaid interest thereon will be payable in cash. At any time prior to the September 2023 Maturity Date or a Liquidity Event, a holder of the September 2023 Convertible Debentures may elect to convert its principal amount of the September 2023 Convertible Debentures and the accrued and unpaid interest thereon into Clever Leaves common shares, at a price per share equal to $5.95 (subject to adjustment). The September 2023 Convertible Debentures, including any accrued and unpaid interest, will be automatically converted into Clever Leaves common shares at a price per Clever Leaves common share equal to 70% of the price attributable to the Clever Leaves common shares upon occurrence of a Liquidity Event, subject to adjustment in the event of the subdivision or consolidation of the outstanding Clever Leaves common shares, the issue of Clever Leaves common shares or securities convertible into Clever Leaves common shares by stock dividend or distribution, or the issue or distribution of rights, options, or warrants to all or substantially all of the holders of Clever Leaves common shares in certain circumstances. The Business Combination constitutes a Liquidity Event and will result in the conversion of all September 2023 Convertible Debentures into Clever Leaves common shares, which will be exchanged for Holdco common shares in the Arrangement.

On November 9, 2020, certain Subscribers in the SAMA PIPE signed subscription agreements with Clever Leaves to invest $1,500 in the aggregate in additional September 2023 Convertible Debentures (the “Convertible Debenture Investment”). The Convertible Debenture Investment is subject to, among other conditions, the satisfaction or waiver of all conditions precedent to the Arrangement and is expected to be completed shortly before the Arrangement Effective Time.

Consolidated Financial Statements

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)

For the years ended December 31, 2019 and December 31, 2018, respectively.

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

Clever Leaves International Inc. (formerly Northern Swan Holdings Inc.)
New York, New York

Opinion on the Financial Statements

We have audited the accompanying consolidated financial statements of Clever Leaves International Inc. (formerly Northern Swan Holdings Inc.) and its subsidiaries, which comprise the consolidated statements of financial position as of December 31, 2019 and 2018 and the related consolidated statements of net income/loss and comprehensive income/loss, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements. In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Clever Leaves International Inc. (formerly Northern Swan Holdings Inc.) and its subsidiaries as of December 31, 2019 and 2018 and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the consolidated financial statements, the Company has had operating losses and negative cash flows from operations since inception and expects to continue to incur net losses for the foreseeable future, which consequently raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Very truly yours,

/s/ BDO Canada LLP

Chartered Professional Accountants

We have served as the Company’s auditor since 2018.

Vancouver, British Columbia
September 10, 2020

CLEVER LEAVES INTERNATIONAL INC.

(FORMERLY KNOWN AS NORTHERN SWAN HOLDINGS, INC.)

Consolidated Statements of Financial Position

(in thousands of U.S. Dollars, except per stock data)

	Note	December 31, 2019	December 31, 2018
			(as adjusted)(a)
Assets
Current:
Cash and cash equivalents	16	12,044	21,263
Restricted cash	16	1,154	—
Accounts receivable		526	—
Prepaids, advances and other	5	3,284	475
Other receivables	5,7	1,076	1,095
Inventory	6	5,416	375
Total current assets		23,500	23,208

Investment – Lift & Co	7,16	376	1,439
Investment – Cansativa	7,16	1,701	—
Property, plant and equipment, net	8	24,374	6,588
Intangible assets	9,10	25,510	19,000
Goodwill	9,11	20,190	18,508
Other non-current assets		66	—
Total Assets		95,717	68,743

Liabilities
Current:
Accounts payable		3,373	1,699
Other current liabilities		2,723	160
Total current liabilities		6,096	1,859
Convertible notes	12	26,566	14,209
Loans and borrowings	9,12	7,162	—
Derivative liability	12	—	4,362
Deferred tax liabilities	17	5,700	5,700
Total Liabilities		45,524	26,130

Stockholders’ equity
Common stock, par value $0.0001 per share; unlimited shares authorized, 19,266,609 and 19,221,609 shares issued and outstanding as of December 31, 2019 and 2018, respectively	13	2	2
Preferred stock, par value of $0,0001 per share, unlimited shares authorized, 5,988,957 and nil shares issued and outstanding as of December 31, 2019 and 2018, respectively	13	1	—
Additional paid in capital	13	77,428	22,117
Retained earnings (deficit)		(31,933)	6,407
Accumulated other comprehensive income	7	—	1,191
Total equity attributable to stockholders		45,498	29,717
Non‐controlling interest	9	4,695	12,896
Total equity		50,193	42,613
Total liabilities and equity		95,717	68,743

____________

(a)      Adjusted for certain measurement period adjustments related to the Eagle Canada Acquisition. Refer to Note 9. Business Combinations for more information.

See accompanying notes and Note 2. Basis of Presentation for discussion of the Company’s going concern considerations.

CLEVER LEAVES INTERNATIONAL INC.
(FORMERLY KNOWN AS NORTHERN SWAN HOLDINGS, INC.)

Consolidated Statements of Net Income/Loss and Comprehensive Income/Loss

(in thousands of U.S. Dollars, except per stock data)

	Note	For the year ended December 31, 2019	For the year ended December 31, 2018
Revenue	3,20	7,834	—
Cost of sales		4,732	—
Gross profit		3,102	—

Expenses
General and administration	14	34,979	4,892
Sales and marketing		3,183	417
Depreciation and amortization	8,10	1,480	99
Total expenses		39,642	5,408

Loss from operations		(36,540)	(5,408)

Other Expenses (Income)
Interest expense, net		2,684	390
Loss (gain) on investments	7,9	756	(14,432)
Loss on debt extinguishment	12	3,374	—
Loss on fair value of derivative instrument	7,12	421	485
Foreign exchange loss		1,575	412
Other expenses, net		534	—
Total other expenses (income), net		9,344	(13,145)

(Loss) income before income taxes		(45,884)	7,737

Current income tax (recovery) expense	17	—	60
Deferred current income tax recovery	17	—	(186)
Equity investments and securities loss	7	96	1,332
Net (loss) income		(45,980)	6,531
Net loss attributable to non‐controlling interest		(6,450)	(830)

Net (loss) income attributable to Company		(39,530)	7,361

Other comprehensive income, (net of tax of nil and $186 in 2019 and 2018, respectively)		—	1,191
Total comprehensive (loss) income attributable to Company		(39,530)	8,552

See accompanying notes.

CLEVER LEAVES INTERNATIONAL INC.

(FORMERLY KNOWN AS NORTHERN SWAN HOLDINGS, INC.)

Consolidated Statements of Stockholders’ Equity

(in thousands of U.S. Dollars, except per stock data)

		Common stock		Preferred stock		Additional paid‐in capital	Retained earnings/(deficit)	Accumulated Deficit Other Comprehensive Income	Attributable to non‐controlling interest(a)	Total stockholders’ equity
		Shares	$	Shares	$
Balance at December 31, 2017		8,900,000	$1			$1	$(954)	$—	$—	$(952)
Stock issuances						20				20
Series A stock issuance	13	7,005,106	1			10,025				10,026
Series B common stock issuance	13	3,316,503	—			9,716				9,716
Stock‐based compensation expenses	16					198				198
Non‐controlling interest from acquisition	9								15,883	15,883
Investment in subsidiaries	9					2,157			(2,157)	—
Other comprehensive income								1,191		1,191
Net income/(loss)							7,361		(830)	6,531
Balance at December 31, 2018		19,221,609	$2			$22,117	$6,407	$1,191	$12,896	$42,613
Stock issuances										—
Series C conversion	13	—	—	2,546,670	1	22,364				22,365
Series D preferred stock issuance	13	—	—	3,442,287		28,824				28,824
Stock‐based compensation expenses	15					1,522				1,522
Stock option exercise	15	45,000				132				132
Investment in subsidiaries	9					1,752			(1,752)	—
Warrants	12					717				717
Other comprehensive income	7						1,191	(1,191)		—
Net loss							(39,530)		(6,450)	(45,980)
Balance at December 31, 2019		19,266,609	$2	5,988,957	1	$77,428	$(31,933)	$—	$4,695	$50,193

____________

(a)      On October 31, 2019, the Company entered into an agreement with the NCI Holders, which granted the NCI Holders Exchangeable Class A Shares, as defined herein. Refer to Note 9. Business Combinations for more information.

See accompanying notes.

CLEVER LEAVES INTERNATIONAL INC.

(FORMERLY KNOWN AS NORTHERN SWAN HOLDINGS, INC.)

Consolidated Statements of Cash Flows

(in thousands of U.S. Dollars)

		For the year ended December 31, 2019	For the year ended December 31, 2018
Operating Activities
Net (loss)/income		$(45,980)	$6,531
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	8,10	1,480	99
Deferred tax	17	—	(186)
Foreign exchange loss		1,521	290
Stock‐based compensation expense	15	1,522	198
Non‐cash interest expense		552	332
Loss (gain) on investment	9	756	(13,506)
Loss on equity method investment	7	96	1,332
Loss on debt extinguishment	12	3,374	—
Loss on derivative instrument	7,12	421	485
Changes in operating assets and liabilities:
Increase in accounts receivable		(526)	—
Increase in prepaid expenses	5	(2,809)	(399)
Decrease (increase) in other receivables	5	19	(965)
Increase in inventory	6	(5,041)	(242)
Increase in accounts payable		1,674	1,693
Increase accrued expenses and other items		2,113	62
Net cash used in operating activities		(40,828)	(4,276)

Investing Activities
Business acquisition, net of cash acquired	9	(9,653)	(5,700)
Investment in Cansativa	7	(1,797)	—
Purchase of property, plant and equipment	8	(18,675)	(4,466)
Proceeds from sale of short‐term investment	7	—	1,885
Net cash used in investing activities		(30,125)	(8,281)

Financing Activities
Proceeds from issuance of Series B issuance	12	—	9,716
Proceeds from issuance of debt	9	8,500	—
Proceeds from issuance of Series C Convertible note	12	—	17,788
Proceeds from issuance of Series D Convertible note, net of cash cost of $1,250	12	26,250	—
Repayment of debt		(622)	—
Issuance of Class C preferred stock, net of cash costs of $1,434	12	28,574	—
Stock option exercise	15	132	—
Net cash provided by financing activities		62,834	27,504
Effect of exchange rate changes on cash, cash equivalents & restricted cash		54	122
Decrease in cash, cash equivalents & restricted cash(a)		(8,065)	15,069
Cash, cash equivalents & restricted cash, beginning of period(a)		21,263	6,194
Cash, cash equivalents & restricted cash end of period		$13,198	$21,263

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest		$2,132	58
Income taxes, net of refunds

____________

(a)      These amounts include restricted cash of $1,154 and nil as of December 31, 2019 and 2018, respectively, which represent cash on deposit for payments related to the Herbal Brands acquisition, and cash on deposit for certain lease arrangements.

See accompanying notes.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

1. CORPORATE INFORMATION

Clever Leaves International Inc., formerly known as Northern Swan Holdings, Inc. (the “Company”, or “Clever Leaves”) is a New York-based holding company focused on early and late-stage investments in cannabis and cannabis related companies. The Company was incorporated on July 20, 2017 as Northern Swan Holdings, Inc. under the Business Corporations Act of British Columbia, Canada and the name change occurred on March 12, 2020.

The registered office of the Company is located at 489 Fifth Avenue, 27th Floor, New York, NY 10017.

2. BASIS OF PRESENTATION

The consolidated financial statements of the Company and its subsidiaries have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). These financial statements include the significant accounting policies described hereafter and reflect all adjustments, consisting solely of normal recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of the Company’s financial position and results of operations.

As of December 31, 2019, the Company’s operations were organized in the following reportable segments: Cannabinoid segment and Non-Cannabinoid segment. Refer to Note 20. Segment Reporting for further information on segment reporting.

For all years up to and including the year ended December 31, 2019, the Company prepared its financial statements in accordance with U.S. GAAP. The consolidated financial statements have been prepared on a historical cost basis, except for financial instruments, as explained in the accounting policies set out in Note 3.

The consolidated financial statements were authorized for issue in accordance with a resolution of the directors of the Company on July 29, 2020.

Going concern

The Company has had operating losses and negative cash flows from operations since inception and expects to continue to incur net losses for the foreseeable future until such time, if ever, that it can generate significant revenues from the sale of its available inventories.

The Company anticipates that it will continue to incur losses from operations due to pre-commercialization activities, marketing and manufacturing activities, and general and administrative costs to support operations.

Additionally, the Company expects its operations will be affected by the recent and ongoing outbreak of the coronavirus disease 2019 (“COVID-19”), which was declared a pandemic by the World Health Organization in March 2020. The spread of COVID-19 has severely impacted many economies around the globe. In many countries, including those where the Company operates, businesses are being forced to cease or limit operations for long or indefinite periods of time.

Measures taken to contain the spread of the virus, including travel bans, quarantines, social distancing, and closures of non-essential services have triggered significant disruptions to businesses worldwide, resulting in an economic slowdown. Global stock markets have also experienced great volatility and a significant weakening. Governments and central banks have responded with monetary and fiscal interventions to stabilise economic conditions and the Company has taken steps to obtain financial assistance made available from jurisdictional governments, however the Company expects its 2020 financial performance to be impacted and result in a delay of certain of its go-to-market initiatives. The duration and impact of the COVID-19 pandemic, as well as the effectiveness of government and central bank responses, remains unclear at this time. It is not possible to reliably estimate the duration and severity of these consequences, as well as their impact on the financial position and results of the Company for future periods. The Company has taken measures to address the impact of the pandemic to its financial positions, including temporarily reducing its workforce, by means of either reduction in hours or temporary leave, as well as downsizing, delaying certain initiatives and debt interest payments.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

2. BASIS OF PRESENTATION (cont.)

As a result, the Company believes that there material uncertainties which cause substantial doubt about its ability to continue as a going concern for one year after the date these financial statements are issued, absent additional financing and cost reduction or cost management measures.

Management believes the currently available funding will only be sufficient to finance the Company’s operations for six to nine months from the date of issuance of these consolidated financial statements depending on the timing and extent of the delays to Company’s sales activities. The Company will need to raise additional cash through debt, equity, or other forms of financing to fund future operations. The Company has historically been able to manage liquidity requirements through cost management and cost reduction measures, supplemented with raising additional financing. While the Company has been successful in raising financing in the past, and did so as recently as April 2020, there can be no assurances that additional financing will be available when needed on acceptable terms. The continued spread of COVID-19 and uncertain market conditions may further limit the Company’s ability to access capital. If the Company is not able to secure adequate additional funding, the Company may be forced to make reductions in spending, extend payment terms with suppliers, and/or suspend or curtail planned programs. Any of these actions could materially harm the Company’s business, results of operations, financial condition, and prospects.

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its major subsidiaries as of December 31, 2019. The accompanying consolidated financial statements include the accounts of the Company and its consolidated subsidiaries, which include variable interest entities (“VIE”s), in which the Company is the primary beneficiary, and voting interest entities (“VOEs”) in which the Company determined it has a controlling financial interest as defined under ASC 810, “Consolidation”.

The following table provides a summary of the Company’s subsidiaries and respective ownership percentage at December 31, 2019:

Subsidiaries	Jurisdiction of incorporation	Ownership
NS US Holdings, Inc.	Delaware, United States	100%
Herbal Brands, Inc.	Delaware, United States	100%
Northern Swan International, Inc. (“NSI”)	British Columbia, Canada	100%
Northern Swan Management, Inc.	British Columbia, Canada	100%
Northern Swan Deutschland Holdings, Inc.	British Columbia, Canada	100%
Northern Swan Portugal Holdings, Inc.	British Columbia, Canada	100%
Northern Swan Portugal Unipessoal	Portugal	100%
Northern Swan Portugal Cultivation	Portugal	100%
Northern Swan Europe, Inc.	British Columbia, Canada	100%
Nordschwan Holdings, Inc.	British Columbia, Canada	100%
Northern Swan Germany GmbH	Frankfurt, Germany	100%
NS Herbal Brands International, Inc.	British Columbia, Canada	100%
Herbal Brands, Ltd.	London, United Kingdom	100%
Eagle Canada Holdings, Inc. (“Eagle Canada”)	British Columbia, Canada	70%
Ecomedics S.A.S. (“Ecomedics”)	Bogota, Colombia	70%
Clever Leaves UK Limited	London, United Kingdom	70%

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

2. BASIS OF PRESENTATION (cont.)

The following table provides a summary of the Company’s subsidiaries and respective ownership percentage at December 31, 2018:

Subsidiaries	Jurisdiction of incorporation	Ownership
NS US Holdings, Inc.	Delaware, United States	100%
Herbal Brands, Inc.	Delaware, United States	100%
NS Merlot MA, Holdings	Massachusetts, United States	100%
Northern Swan International, Inc.	British Columbia, Canada	100%
Northern Swan Management, Inc.	British Columbia, Canada	100%
Northern Swan Deutschland Holdings, Inc.	British Columbia, Canada	100%
Northern Swan Portugal Holdings, Inc.	British Columbia, Canada	100%
Northern Swan Europe, Inc.	British Columbia, Canada	100%
Nordschwan Holdings, Inc.	British Columbia, Canada	100%
Northern Swan Germany GmbH	Frankfurt, Germany	100%
Eagle Canada Holdings, Inc. (“Eagle Canada”)	British Columbia, Canada	65%
Ecomedics S.A.S.	Bogota, Colombia	65%

The financial statements of the subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting policies. All intra-group balances, transactions, unrealized gains and losses resulting from intra-group transactions and dividends have been eliminated.

3. SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES

The preparation of these consolidated financial statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes in the reported period. While the significant estimates made by management in the preparation of the consolidated financial statements are reasonable, prudent, and evaluated on an ongoing basis, actual results may differ materially from those estimates. The following outlines several accounting policies applied by the Company in preparing its consolidated financial statements which involve complex situations and judgment in the development of significant estimates and assumptions.

Consolidation

The determination of whether or not to consolidate entities under U.S. GAAP requires significant judgment. The Company consolidates entities that meet the definition of a VIE. Specifically, a VIE is an entity or legal business structure where the investor has controlling interest without necessarily having majority of voting rights for which the Company has been determined to be the primary beneficiary, in accordance with ASC 810. The assessment of whether the Company is a primary beneficiary is completed at the initial acquisition date, and considers whether the Company individually has the power to direct the activities of the of the VIE that most significantly affect the VIE’s performance, the obligation to take on losses, or the right to receive benefits from the VIE that could potentially be significant to the VIE.

The Company also assesses whether the entity qualifies for any scope exceptions provided under ASC 810, and applies the provisions of the VIE model as appropriate.

If the entity is determined to be a VIE to be accounted for under the VIE model, the Company identifies variable interests by determining the variability the entity was designed to create and distribute, and identifying which interests absorb such variability.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

3. SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES (cont.)

The results of operations in any determined VIEs are consolidated beginning on the date when the Company has both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance, and the right to receive benefits from the VIE that potentially could be significant to the VIE.

Subsidiaries are consolidated from the date of acquisition, being the date on which the Company obtains control, and continue to be consolidated until the date when such control ceases. The Company treats transactions with non-controlling interests that do not result in a loss of control as transactions with equity owners of the Company. A change in ownership interest results in an adjustment between the carrying amounts of the controlling and non-controlling interests to reflect their relative interests in the subsidiary. Any difference between the amount of the adjustment to non-controlling interests and any consideration paid or received is recognized in equity and attributable to the controlling interest.

In regards to the Company’s interests in entities that do not meet the requirements for consolidation, the Company uses either the cost method of accounting whereby it records the investments at historical cost or the equity method of accounting whereby it records its share of the underlying income or loss of these entities, as well as adjustments for basis differences. The evaluation of whether the Company exerts control or significant influence over the financial and operational policies of an entity requires judgment based on the facts and circumstances surrounding each individual entity.

Foreign currencies

The functional currency of the Company, and for each subsidiary, is the currency of the primary economic environment in which it operates. All figures presented in the consolidated financial statements are reflected in U.S. dollars, which is the functional currency of the Company and all of its subsidiaries.

Once the Company determines the functional currency of a subsidiary, it is consistently used unless there are significant and clear indications that the functional currency has changed in economic facts and circumstances. Previously issued financial statements are not restated for any change in the functional currency.

Any transactions not denominated in the Company’s functional currency are considered foreign currency transactions, and exchange differences arising from translation are recognized in profit or loss.

Cash and cash equivalents

Cash and cash equivalents are comprised of cash balances at financial institutions and highly liquid short-term investments with original maturities of three months or less that are readily convertible into known amounts of cash. Cash and cash equivalents are primarily held in U.S. dollars, Canadian dollars, Euros, and Colombian pesos.

Accounts receivable

Accounts receivable represent payments due to the Company for previously recognized net sales, reduced by an allowance for doubtful accounts for balances which are estimated to be uncollectible at period end. Three of the Company’s customers accounted for an aggregate of approximately 55% of the Company’s outstanding trade receivable at December 31, 2019.

Prepaid and deposits

Prepaid and deposits are amounts previously paid to vendors for goods/services not yet received.

Other receivables

Other receivables arise from transactions other than credit sales. Other receivables may be in the form of loans, notes, and other types of financial instruments and may be originated by the Company or purchased from another entity.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

3. SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES (cont.)

Inventories

Inventories consist of raw materials, work-in-progress, and finished goods, and are valued at the lower of cost and net realizable value. Cost is determined using the weighted average cost method. Net realizable value is equal to the estimated selling price in the ordinary course of business, less estimated costs of sale or completion.

Cost of inventories include all direct expenditures to get the inventory ready for sale, attributable overhead, and are determined as follows:

Raw materials:

•        Purchase costs on a weighted average cost basis.

•        Consist of soil, fertilizers, seeds, and other supplies and consumables used in the cultivation and processing of cannabis. In addition, flavorings, sugars, vitamins, additives, and components used to manufacture finished goods including bottles, packaging, and shrink wrap are used in the production of the Company’s nutraceutical products.

Work-in-progress:

•        Costs of direct raw materials, labour, and attributable overhead incurred to cultivate cannabis plants, and process and develop cannabis derivatives, manufacture, handle and shipment of finished goods.

•        Consist of cannabis buds currently in the propagation, vegetation, or flowering stages (i.e. cultivated cannabis), and VIE in any harvested dry cannabis to be used in the production of cannabis derivatives (i.e. harvested cannabis and extracts).

Finished goods:

•        Costs of direct raw materials, labour, and attributable overhead incurred based on normal operating capacity to complete finished goods.

•        Consist of completed cannabis derivatives, such as cannabis oils and capsules (i.e. cannabis extracts); health and wellness supplements such as liquid and solid dose personal cleansing products, dietary supplements, and personal health care items.

The Company writes down inventory for any obsolescence during the period or when the net realizable value of inventory is less than the carrying value. These adjustments are estimates, which could vary significantly, either favorably or unfavorably, from the amounts that the Company may ultimately realize upon the disposition of inventories if future economic conditions, customer inventory levels, product discontinuances, sales return levels or competitive conditions differ from the Company’s estimates and expectations. Any inventory write downs to net realizable value are not reversed for subsequent recoveries in value, except in cases of changes in exchange rates.

Investments

The Company determines the appropriate classification of its equity investments at the date of purchase and reevaluates the classification at the statement of financial position date. In January 2019, the Company adopted ASU 2016-01 and in accordance with this ASU, the Company measures such equity instruments at fair value and recognizes any changes in fair value in its statement of income/loss. Investments that don’t have readily determinable fair value, the Company measures the investment at cost, less any impairment.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

3. SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES (cont.)

Fair value of financial instruments

The Company’s financial instruments are measured and reported at fair value, which is the price receivable upon sale of an asset or payable upon transfer of a liability in the principal or most advantageous market for the asset or liability, conducted in an orderly transaction between market participants at the measurement date. Carrying amounts of certain financial instruments, including cash and cash equivalents, accounts receivable, and accounts payable (trade and accrued liabilities) approximate their fair value, as the time between initiation and the eventual realization of their value is relatively short-term in nature. Estimates of the fair value of an asset or liability consider the unique characteristics of the asset or liability, and consider inputs such as liquidity risk, foreign exchange risk, and volatility.

The fair value hierarchy is based on the lowest level input that is significant to the fair value measurement as a whole:

•        Level 1 — Based on quoted (unadjusted) market prices in active markets using observable inputs, for identical assets or liabilities;

•        Level 2 — Based on inputs other than quoted prices in active markets, that is significant to the fair value measurement is directly or indirectly observable;

•        Level 3 — Based on unobservable inputs, where little to no market data exists, that is significant to the fair value measurement is unobservable and thus require more assumptions by the Company

For assets and liabilities recognized at fair value on a recurring basis, the Company reassesses categorization to determine whether changes have occurred between the hierarchy levels at the end of each reporting period.

The Company adopted ASU 2016-01 in 2019, and as a result it measures investments in equity securities, except for those that result in consolidation or are accounted for under the equity method of accounting, at fair value with changes in fair value recognized through net income. The Company measures equity investments without a readily determinable fair value that do not qualify for the net asset value practical expedient under Topic 820, “Fair Value Measurement”, at its cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.

Property, plant and equipment

Property, plant and equipment is recorded at cost, net of accumulated depreciation and any accumulated impairment losses, if applicable. Attributed costs include the original cost of the item, any direct materials and labour to bring the asset into working condition, borrowing costs, and costs of replacing parts if the recognition criteria are met. All other repair and maintenance costs are recognized in the profit or loss as incurred.

Depreciation begins when the asset becomes available for use, and is calculated on a straight-line basis over the estimated useful lives of the assets, as follows:

Land	N/A – indefinite
Buildings & warehouse	2 – 40 years
Leasehold improvement	shorter of lease term or useful life
Furniture and appliances	5 years
Agricultural equipment	2 – 10 years
Computer equipment & telecommunications networks	3 years
Transport equipment	5 years
Laboratory equipment	3 – 20 years

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

3. SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES (cont.)

The carrying amount of an item of property, plant and equipment and any significant part is derecognized on disposal of the asset, or when no future economic benefits are expected from its continued use. Any gain or loss arising on derecognition of the asset (equal to the difference between the net disposal proceeds and the carrying amount) is included in profit or loss in the period of derecognition.

The Company reviews the depreciation method, residual values, and useful lives of property, plant and equipment at least at each financial year end and adjusted prospectively, if appropriate.

Long-lived assets, such as property, plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. If events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, the Company estimates the undiscounted future cash flows (excluding interest) resulting from the use of the asset and its ultimate disposition. If the sum of the undiscounted cash flows (excluding interest) is less than the carrying value, the Company recognizes an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset. There were no impairment charges to long-lived assets during the year ended December 31, 2019.

Borrowing costs, which consist of interest and other costs incurred by the Company in connection with the borrowing of funds, are capitalized as part of the cost of a qualifying asset if it is directly attributable to the acquisition, construction or production of the respective asset. All other borrowing costs are expensed in the period in which they are incurred.

Intangible assets

Intangible assets include the licenses acquired as part of the acquisition of Herbal Brands and Clever Leaves through business combinations (Note 9), as well as trade name, customer relationships, contracts and customer lists. Intangible assets acquired in a business combination are initially recognized as cost at their fair value based on the present value of expected future cash flows as at the date of acquisition. After initial measurement, intangible assets are carried at cost less accumulated amortization and any accumulated impairment losses. Costs of internally developed intangible assets are not capitalized, and related expenditures are recognized in profit or loss as incurred.

Intangible assets are assessed to determine whether they have finite or indefinite useful lives, and the carrying values and remaining estimated useful lives are subject to impairment testing to determine if events or circumstances warrant a revision.

Intangible assets with finite useful lives

Intangible assets with finite lives are amortized over their respective useful economic lives and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The Company reviews the amortization period and the amortization method for an intangible asset with a finite useful life on an annual basis. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset is accounted for by changing the amortization period or method, as appropriate, and are treated as changes in accounting estimates to be applied prospectively. The amortization expense on intangible assets with finite lives is recognized in profit or loss. The finite lived intangible assets acquired in the Herbal Brands acquisition and the related estimated useful lives are as follows:

Remaining Useful Life at the Acquisition Date (in years)
Finite-lived intangible assets:
Customer contracts	8.7
Customer relationships	4 – 7
Customer list	5
Brand	10

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

3. SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES (cont.)

Amortization of finite lived intangibles is calculated on a straight–line basis over the estimated useful lives of the assets.

Intangible assets with indefinite useful lives

Intangible assets with indefinite useful lives are not amortized but are subject to impairment testing at least annually. The assessment of indefinite life is reviewed on an annual basis to determine whether the indefinite life is still appropriate. If not, the change in useful life from indefinite to finite is made on a prospective basis as a change in accounting estimate.

Intangible assets are not revalued subsequently. Intangible assets are subject to impairment testing at least annually and such test considers the estimated future cash flows expected to result from use of the intangible asset or asset group, and eventual disposal. An indefinite-life intangible asset is considered impaired if its fair value is less than its carrying amount.

Business combinations and goodwill

The Company accounts for an acquisition of a business using the acquisition method. When control of another entity is obtained, the Company measures the underlying transaction at fair value, and establishes the basis on which the assets, liabilities, and non-controlling interests of the acquired entity at the date of acquisition.

To be considered a business combination, the acquired entity must meet the definition of a business under ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which states that a business must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create outputs as a result of revenue-generating activities. If substantially all of the fair value of the gross assets acquired (which excludes cash and cash equivalents, deferred tax assets and any goodwill created from recognition of deferred tax liabilities) is concentrated in a single identifiable asset or group of similar identifiable assets, the set is not a business and does not require further evaluation.

The consideration transferred to the acquirer is measured at fair value at the date of acquisition, and includes assets transferred and liabilities assumed by the Company upon acquisition. The identifiable assets and liabilities that are exchanged as part of the business combination, and which meet the definition of assets and liabilities, are recognized separately from goodwill at the date of acquisition and measured on the acquisition date at their fair values. The non-controlling interest in the acquiree is initially measured at fair value, including goodwill, at the date of acquisition. Any contingent consideration transferred is initially recognized at fair value and is remeasured at fair value each period until settled, with any identified changes in fair value to be recognized in profit or loss.

Goodwill is initially measured as a residual, recognized as an asset and represents the excess of the aggregate of consideration transferred in the business combination, the amount of any non-controlling interest in the acquire, and the fair value of any previously held equity interest in the acquirer at the acquisition date, over the net of the identifiable assets acquired and liabilities assumed. In cases where the acquisition occurred as a bargain purchase, the residual deficit would be recognized in profit or loss after reassessing the values used in the acquisition accounting. If the fair value of the net assets acquired is in excess of the aggregate consideration transferred, the gain is recognized in profit or loss.

Any business combinations completed through a step acquisition will remeasure the previously held non-controlling equity interest at the date of acquisition and recognize any gains or losses in profit or loss.

After initial recognition, goodwill is not subject to amortization but rather is tested for impairment at least annually, or when an event or change in circumstance indicates that the carrying value of the asset may not be recoverable.

Equity method investments

Investments are assessed to determine whether they qualify as an investment in an entity that does not represent a controlling financial interest but provides the Company with significant influence in the investee. The Company

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

3. SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES (cont.)

determines whether the equity investment is an in-substance common stock investment in the entity. This assessment considers subordination, risks and rewards of ownership, and obligation to transfer value in determining whether risks and reward characteristics that are substantially similar to the entity’s common stock. The Company applies judgment in considering various indicators of the ability to exercise significant influence over the investee, such as through ownership of 20% or more of the investee voting stock but not greater than 50%, board representation, and/or participation in the financial, operating, or governance decisions made by the investee.

Investments where the Company has the ability to exercise significant influence in the investee qualify for equity method accounting and are presented separately on the consolidated statements of financial position. The equity method investment is recognized using a cost accumulation model, based on the cost of consideration transferred and related transaction costs.

Leases

The determination of whether an arrangement is, or contains, a lease is based on the substance of the arrangement at inception and considers whether the arrangement is to be fulfilled through the use of a specific asset or assets, or whether the arrangement conveys a right to use the asset. Leases are classified as either operating leases or capital leases at lease inception, and this classification depends on the transfer of risks and rewards of ownership, along with several other criteria such as the transfer of ownership to the lessee, purchase options, or percentage of economic life of leased asset. This lease classification is not revised unless there is a modification to the lease agreement.

At commencement, capital leases are recorded with a leased asset and a corresponding liability at an amount equal to the lower of the fair value of the leased assets at lease inception and the present value of the minimum lease payments (using the lower of the lessee’s incremental borrowing rate or interest rate implicit in the lease, if known).

Operating leases do not recognize a leased asset or liability in the statement of financial position. Rather, a lessee recognizes the operating expense in the consolidated statement of operations on a straight-line basis over the lease term.

Revenue recognition

On January 1, 2019, the Company adopted Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers. The Company elected to use the practical expedient prescribed by the standard and applied the standard using a portfolio approach to contracts (or performance obligations) with similar characteristics, as the Company reasonably expects that the effects on the financial statements of applying this guidance to the portfolio would not differ materially from applying this guidance to the individual contracts (or performance obligations) within that portfolio.

In accordance with the new guidance, the Company’s policy is to recognize revenue at an amount that reflects the consideration that the Company expects that it will be entitled to receive in exchange for transferring goods or services to its customers. The Company’s policy is to record revenue when control of the goods transfers to the customer. The Company evaluates the transfer of control through evidence of the customer’s receipt and acceptance, transfer of title, the Company’s right to payment for those products and the customer’s ability to direct the use of those products upon receipt. Typically, the Company’s performance obligations are satisfied at a point in time, and revenue is recognized, either upon shipment or delivery of goods. In instances where control transfers upon customer acceptance, the Company estimates the time period it takes for the customer to take possession and the Company recognizes revenue based on such estimates. The transaction price is typically based on the amount billed to the customer and includes estimated variable consideration where applicable.

In instances when the Company’s products are sold under consignment arrangements, the Company does not recognize revenue until control over such products has transferred to the end consumer.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

3. SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES (cont.)

The Company’s net sales are comprised of gross revenues from sales of products less expected product returns, trade discounts and customer allowances, which include costs associated with mark-downs and other price reductions. Product returns are not material to Company net sales.

The Company incurs costs associated with product distribution, such as freight and handling costs. The Company has elected to treat these costs as fulfillment activities and recognizes these costs at the same time that it recognizes the underlying product revenue.

In 2019, the Company recognized revenue primarily for the manufacture and sale of nutraceutical products. The majority of the Company’s revenues are generated by sales through distribution networks with short-term payment conditions, health and nutritional product retailers, chain drug stores, and to a lesser degree through online retailers. See Note 20. Segment Reporting, for disaggregated revenue data.

The adoption of this ASU did not have a material impact on the Company’s financial statements.

Stock-based compensation

The Company grants stock-based awards to employees, directors and consultants of the Company as compensation for services rendered or performance achieved. The Company estimates the fair value of equity classified stock options on the date of grant using the Black-Scholes option pricing model. The fair value is recognized as compensation expense over the requisite service period for all awards that vest. For performance-based stock options, compensation cost is recognized over the requisite service period if it is probable that the performance condition will be satisfied. Compensation costs for awards that cliff vest and for graded vesting awards based solely on service conditions are recognized on a straight-line basis. Graded vesting based on performance conditions are recognized on a ratable basis over the requisite service period using the accelerated attribution model.

Effective January 1, 2018, the Company adopted ASU 2016-09, Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The ASU permits the election of an accounting policy change to the method of recognizing forfeitures of stock-based compensation. The Company elected to account for forfeitures when they occur. When forfeitures occur, previously recognized compensation cost is reversed in the period of the forfeiture.

Income taxes

Current taxes

Current income tax assets and liabilities for the period are measured at the amount expected to be recovered from or paid to the taxation authorities and includes foreign income taxes from the Company’s operations that are consolidated, combined, for accounted for under the equity method. The tax rates and tax laws used to compute the amount are those that are enacted at the reporting date in the countries where the Company operates and generates taxable income.

Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

Deferred taxes

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Management makes an assessment of the likelihood that the resulting deferred tax assets will be realized. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

3. SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES (cont.)

The Company recognizes uncertain income tax positions at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Changes in recognition or measurement are reflected in the period in which judgment occurs.

The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying Consolidated Statements of Net Loss and Comprehensive Loss. Accrued interest and penalties are included on the related tax liability line in the Consolidated Statements of Financial Position.

4. NEW ACCOUNTING PRONOUNCEMENTS

The standards and interpretations that are issued but not yet effective up to the date of issuance of the Company’s financial statements are disclosed below. The Company intends to adopt these standards, when they become effective.

ASU 2018-17 — Consolidation (Topic 810)

On October 31, 2018, the FASB issued ASU 2018-17, which amends two aspects of the related party guidance in ASC 810. Creates an alternative accounting policy election to not apply VIE guidance to legal entities under common control. Additionally, it requires additional disclosures related to the private company’s involvement in and exposure to entities under this election; and amends the guidance for determining whether payments to decision makers and service providers are variable interests by requiring consideration of indirect interests held through related parties. The ASU is effective for fiscal 2020 and the Company is in the process of assessing the impact of the new guidance to its financial statements and disclosures.

ASU 2018-15 — Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40)

On August 29, 2018, the FASB issued ASU 2018-15, which amends ASC 350-40 to address a customer’s accounting for implementation costs incurred in a cloud computing arrangement that is a service contract. ASU 2018-15 aligns the accounting for costs incurred to implement a cloud computing arrangement that is a service arrangement with the guidance on capitalizing costs associated with developing or obtaining internal-use software. Specifically, the ASU amends ASC 350 to include in its scope implementation costs of a cloud computing arrangement that is a service contract and clarifies that a customer should apply ASC 350-40 to determine which implementation costs should be capitalized in a cloud computing arrangement that is considered a service contract. The Company adopted the ASU beginning in January 2020 and it does not expect the adoption to result in significant impact to the Company’s financial statements.

ASU 2019-12 — Income Taxes (Topic 740)

On December 18, 2019, the FASB issued Accounting Standards Update ASU 2019-12 on Simplifying the Accounting for Income Taxes. This ASU updates specific areas of ASC 740, Income Taxes, to reduce complexity while maintaining or improving the usefulness of the information provided to users of financial statements. The Company expects to implement the provisions of this ASU as of January 1, 2021. The Company is currently assessing the impact that adopting this ASU will have on its financial statements and footnote disclosures.

ASU 2020-01 — Clarifying the Interactions between Topic 321, Topic 323, and Topic 815

The FASB issued ASU 2020-01 to clarify the interaction among the accounting standards for equity securities, equity method investments and certain derivatives. The new ASU is effective for public entities for fiscal years beginning after December 15, 2020 and all other entities for fiscal years beginning after December 15, 2021. Early adoption is permitted. The Company is currently assessing the impact that adopting this ASU will have on its financial statements and footnote disclosures.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

4. NEW ACCOUNTING PRONOUNCEMENTS (cont.)

ASU 2016-02 Topic 842 — Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). Lessees will be required to recognize a right-of-use asset and a lease liability for leases (other than leases that meet the definition of a short-term lease). The liability will be equal to the present value of lease payments. The asset will be based on the liability, subject to adjustment, such as for initial direct costs. For income statement purposes, a dual model was retained, requiring leases to be classified as either operating or finance leases. Operating leases will result in straight-line expense (similar to current operating leases) while finance leases will result in a front-loaded expense pattern (similar to current capital leases). Lessor accounting is similar to the current model but updated to align with certain changes to the lessee model (e.g., certain definitions, such as initial direct costs, have been updated) and the new revenue recognition standard.

The standard will be effective for the Company beginning on January 1, 2022 and is required to be adopted using a modified retrospective approach. Early adoption is permitted. The Company is evaluating the impact of the adoption of this standard and anticipates recognition of additional assets and corresponding liabilities related to leases on its consolidated statement of financial position.

ASU 2016-01 Subtopic 825-10 — Financial Instruments — Overall — Recognition and Measurement of Financial Assets and Financial Liabilities

In January 2016, FASB issued ASU 2016-01, Financial Instruments — Overall — Recognition and Measurement of Financial Assets and Financial Liabilities (Subtopic 825-10), which will enhance the reporting model for financial instruments and provide financial statement users with more useful information for decision-making purposes. This ASU requires an entity to measure investments in equity securities, except for those that result in consolidation or are accounted for under the equity method of accounting, at fair value with changes in fair value recognized through net income. The ASU also provides a “practicability election” to measure equity investments without a readily determinable fair value that do not qualify for the net asset value practical expedient under Topic 8202, “Fair Value Measurement”, at its cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. This election shall be made for each investment separately and once selected shall continue to be applied until the equity security no longer qualifies for this exception. The new standard is effective for public business entity for annual periods beginning after December 15, 2017, and interim periods therein. For all other entities, it is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The Company adopted this ASU as of January 1, 2019, and as a result, for the period ending December 31, 2019 the Company had recorded loss on its equity investment of approximately $756 and reclassified to opening retained earnings unrecognized gains of approximately $1,191, previously reported in accumulated other comprehensive income.

ASU 2018-13 Topic 820 — Financial Instruments — Credit Losses

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement (Topic 820), which adds, modifies, and removes certain fair value measurement disclosure requirements. This ASU is effective for the Company beginning on January 1, 2020 and permits early adoption. The Company is currently assessing the impact that adopting ASU 2018-13 will have on its financial statements and footnote disclosures.

ASU 2016-13 Topic 326 — Financial Instruments — Credit Losses

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The ASU requires all expected credit losses for financial assets held at the reporting date to be measured based on historical experience, current conditions, and reasonable and supportable forecasts. Adoption of the standard will require financial institutions and other organizations to use forward-looking information in their forecasts to better estimate their credit loss. This update will be effective for fiscal years beginning

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

4. NEW ACCOUNTING PRONOUNCEMENTS (cont.)

after December 15, 2019 and interim periods therein for public business entities that are SEC filers, December 15, 2020 and interim periods therein for other public business entities, or fiscal and interim periods within fiscal years beginning after December 15, 2021 for all other entities. The Company expects to implement the provisions of ASU 2016-13 as of January 1, 2022. The Company is currently assessing the impact that adopting ASU 2018-13 will have on its financial statements and footnote disclosures.

5. PREPAIDS, ADVANCES AND OTHER RECEIVABLES

Prepaids and advances are comprised of the following items:

	December 31, 2019 $	December 31, 2018 $
Prepaid expenses	281	389
Deposits	169	83
Other advances	2,834	3
Total	3,284	475

Prepayments and advances represent amounts previously paid to vendors for security deposits and supplies, leased premises, facility construction and expansion projects not yet delivered.

Other receivables are comprised of the following items:

	December 31, 2019 $	December 31, 2018 $
Grand Cru investment settlement receivable(a)	—	1,000
Accrued interest on Grand Cru receivable	—	38
Other receivables	1,076	57
Total	1,076	1,095

____________

(a)      Refer to Note 7. Investments, for more information.

6. INVENTORY

Inventories are comprised of the following items:

	December 31, 2019 $	December 31, 2018 $
Raw materials	1,022	47
Work in progress – cultivated cannabis	1,205	328
Work in progress – harvested cannabis and extracts	90	—
Finished goods – cannabis extracts	2,081	—
Finished goods – other	1,018	—
Total	5,416	375

The Company recorded approximately $460 and nil of inventory write-downs for the years ending December 31, 2019 and 2018, respectively. Refer to Note 3 for information on the basis of accounting for inventories.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

7. Investments

Cansativa

On December 21, 2018, the Company, through its subsidiary Northern Swan Deutschland Holdings, Inc., entered into a seed investment agreement with the existing stockholders of Cansativa GmbH (“Cansativa”), a German limited liability company primarily focused on the import and sale of cannabis products for medical use and related supplements and nutraceuticals. Prior to the Company’s investment, Cansativa’s registered and fully paid-in share capital amounted to 26,318 common shares. Under the investment agreement, the Company has agreed with the existing stockholders to invest up to EUR 7,000 in Cansativa in three separate tranches of, respectively, EUR 1,000, EUR 3,000 and up to a further EUR 3,000. The first EUR 1,000 (specifically, EUR 999.915, approximately $1,075, or “Seed Financing Round”) was invested in Cansativa to subscribe for 3,096 newly issued preferred voting shares at EUR 322.97 per preferred share, and as cash contributions from the Company to Cansativa. The seed EUR 322.97 per share price was based on a fully diluted pre-money valuation for Cansativa of EUR 8,500, and the increase of Cansativa’s registered share capital by the 3,096 preferred shares in the Seed Financing Round provided the Company with 10.53% of the total equity ownership of Cansativa. The Company paid the seed investment subscription by, first, an initial nominal payment of EUR 3.1, (i.e., EUR 1.00 per share) upon signing the investment agreement to demonstrate the Company’s intent to invest, and the remainder of EUR 996.819 was settled in January 2019 to officially close the investment deal after certain closing conditions have been met by the existing stockholders and Cansativa.

The Company recorded its investment in Cansativa at the cost basis of an aggregated amount of EUR 999.915, approximately $1,075, which is comprised of EUR 3.096 for the initial nominal amount of the Seed Financing Round and EUR 996.819 for the remaining Seed Financing Round (i.e., Capital Reserve Payment), with no transaction costs. Subsequent to the Seed Financing Round, the Company has an option, within 18 months after the Signing Date, to increase its investment in Cansativa by subscribing to up to 9,289 newly issued (additional) preferred shares (“Tranche 2 Option”) for an amount of up to EUR 3,000.06833 based on the same seed share price of EUR 322.97. When the Tranche 2 Option is exercised from time to time, the Company is entitled to subscribe to a number of up to 578 additional Seed Preferred Shares (in case of full exercise of the Tranche 2 Option) for their respective nominal value of EUR 1.00. The Company estimated that the value of the Tranche 2 Option at the time of the initial investment was approximately EUR 419 ($450). The Company’s equity method investment at the time of Seed Financing Round was approximately 10.53% of the book value of Cansativa’s net assets of approximately EUR 1,100, and approximately EUR 465 of equity method goodwill, as Cansativa was a newly formed entity with limited identifiable assets to which a significant fair value could be applied.

In the event that the Company has exercised the Tranche 2 Option in full (i.e., by subscribing to the maximum number of additional 9,289 preferred shares), the Company will be entitled, but will be under no obligation, to make from time to time a preferred equity investment into Cansativa with an aggregate investment amount of EUR 3,000.06833 (“Tranche 3 Option”) based on the same seed share price of EUR 322.97. When the Tranche 3 Option is exercised from time to time, the Company is entitled to subscribe to a number of up to 5,141 additional Seed Preferred Shares (in case of full exercise of the Tranche 3 Option) for their respective nominal value of EUR 1.00. The exercise of the Tranche 3 Option requires additional board approval to implement or Cansativa to seek additional financing and, as such, its exercise is not fully at the Company’s option. The Company’s options to acquire additional shares in Cansativa are accounted for as equity instruments within the scope of ASC 321, Investments — Equity Securities.

In accordance with the seed investment agreement, in September 2019, the Company made an additional investment of approximately EUR 650, or approximately $722, for 2,138 shares in Cansativa, thereby increasing its equity ownership to 16.6% of the book value of Cansativa’s net assets of approximately EUR 1,233, and approximately EUR 1,122 of equity method goodwill as Cansativa was still in the process of getting the licenses and expanding its operations. The value of the remaining Tranche 2 option is estimated at approximately EUR 322.

The Company accounts for its investment in Cansativa using the equity accounting method in accordance with ASC 323, Investments — Equity Method and Joint Ventures. The Company used the practical expedient available under ASU 2016-01 and measures the Tranche 2 Option of the Cansativa equity investments at cost.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

7. Investments (cont.)

For the twelve months ended December 31, 2019 the Company’s share of net losses from the investment was approximately $96. As of the date of these financial statements, the Company has not evaluated the impact of any potential future investments.

Lift & Co.

The Company has an equity investment comprised of common shares and warrants in Lift & Co (“Lift”), a cannabis-focused technology and media company and a leading cannabis brand and product aggregator and reviewer in the cannabis market. Lift is publicly listed on the TSX Venture Exchange (TSXV: LIFT). This investment qualified for equity method accounting upon acquisition in August 2017 as the Company had significant influence through its board representation.

The Company recorded the carrying amount of the equity method investment equal to the cost basis of approximately $923, the cost of the consideration transferred equal to ~14% share of the book value of Lift’s net assets of approximately $876, and approximately $800 of equity method goodwill.

The Company records adjustments at each reporting period to reflect its share of income or losses of the investee. For the year ended December 31, 2018, the Company’s share of net losses from the investment were approximately $733.

In September 2018, upon Lift’s initial public offering, the Company gave up its significant influence over Lift by forfeiting the board representation, and at such time the investment was no longer qualified to be accounted for under the equity method. As of December 31, 2018, NSH owned approximately 8% of Lift’s issued and outstanding common shares for an aggregate fair value of $1,075. In addition, the Company owned warrants with a fair value of $364, which along with the common share comprised a total of $1,439 in combined equity investments in Lift as of December 31, 2018 (Note 7).

The Company has classified the investment as an equity instrument as of December 31, 2019 following the adoption of ASU 2016-01. As a result, for the period ending December 31, 2019 the Company had recorded loss on its Lift investment of approximately $756 and reclassified to opening retained earnings unrecognized gains of approximately $1,191, previously reported in accumulated other comprehensive income. The carrying value of the Company’s investment in the Lift shares at December 31, 2019 was approximately $319.

On January 19, 2019, the issuer-imposed sale or transfer restriction on the underlying stock in the warrants lapsed, at which time the warrants met the definition of a derivative to be accounted for under ASC 815, Derivatives and Hedging. The Company performed a valuation of the warrants and recognized an asset for approximately $598. A gain of approximately $233, equal to the change in fair value from December 31, 2018 to January 19, 2019, was recognized in the consolidated statement of net income/loss. As the derivative did not meet the criteria for special hedge accounting and as a result the Company recognized the warrants as a derivative at fair value, with changes in fair value recognized in profit or loss. The fair value of the derivative instrument at December 31, 2019 was approximately $57 and as a result the Company recognized a loss in the warrant derivative of approximately $308 in its consolidated statement of net income/loss.

No warrants were exercised as of December 31, 2019.

Eagle Canada

In January 2018, the Company entered into an agreement to invest in Ecomedics S.A.S., a start-up cannabis company in Colombia through a series of scheduled equity investments in Eagle Canada, an entity that controls Ecomedics. As of March 2018, the investment qualified for equity method accounting as the Company had gained significant influence through its investments and board representation. The carrying value of the Company’s investment as of September 18, 2018, the date the Company obtained controlling interest of Eagle Canada, was approximately $5,901, comprised of the Company’s cost basis of approximately $6,500 net of the Company’s share of net losses of approximately $599. See Note 9. Business Combinations, for more information.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

7. Investments (cont.)

Other investment

During 2017, the Company purchased several unsecured convertible promissory notes from a private management company planning to provide services to a non-profit company aspiring to operate in the medical cannabis industry (“private investee”), totalling the amount of $1,885. The Company subsequently executed a grant on an incentive units agreement to gain ownership of Class B units of the investee’s equity.

In April 2018 (“closing date”), the Company forfeited and derecognized the original investment, where the Company received $1,885 in cash from the private investee upon the closing date of the settlement agreement. In addition, the private investee entered into a promissory note in the principal amount of $1,000 payable within one year after the closing date, with interest at a rate of 1% per annum for the first 6 calendar months following the note issuance, and at 12% per annum thereafter until paid in full. The Company recorded the promissory note in Other receivable on its statement of financial position at December 31, 2018 and as a result of the transaction, the company recognized a gain of approximately $1,000 and accrued interest income of approximately $38 on its consolidated statement of income/loss for the period ending December, 31, 2018. The promissory note was repaid in April 2019 and the Company recognized approximately $28 of interest income in its consolidated statement of income/loss for the year ending December 31, 2019.

8. PROPERTY, PLANT AND EQUIPMENT

The Company has property, plant, and equipment related to land, buildings and warehouses, leasehold improvements, laboratory, and construction in progress. The additions, disposals, depreciation, and net book values are as follows:

Cost	Land $	Buildings & warehouse $	Laboratory equipment $	Agricultural equipment $	Computer equipment $	Furniture & appliances $	Construction- in-progress $	Other $	Total $
Balance at December 31, 2017	—	—	—	—	6	—	—	—	6
Additions from business acquisitions	—	1,038	834	41	183	104		15	2,216
Additions	1,439	1,460	739	—	134	—	624	69	4,466
Balance at December 31, 2018	1,439	2,498	1,573	41	324	104	624	84	6,688
Additions from business acquisitions	—							9	9
Additions	3,259	2,815	1,763	1,863	875	588	6,826	687	18,675
Balance at December 31, 2019	4,698	5,313	3,336	1,904	1,198	692	7,450	780	25,372
Accumulated depreciation	Land $	Buildings & warehouse $	Laboratory equipment $	Agricultural equipment $	Computer equipment $	Furniture & appliances $	Construction- in-progress $	Other $	Total $
Balance at December 31, 2017	—	—	—	—	1	—		—	1
Depreciation expense	—	16	10	2	51	2		17	99
Balance at December 31, 2018	—	16	10	2	52	2	—	17	100
Depreciation expense	—	111	301	170	180	100		37	898
Balance at December 31, 2019	—	127	311	172	232	102	—	54	998
Net book value	Land $	Buildings & warehouse $	Laboratory equipment $	Agricultural equipment $	Computer equipment $	Furniture & appliances $	Construction- in-progress $	Other $	Total $
Balance at December 31, 2017	—	—	—	—	5	—	—	—	5
Balance at December 31, 2018	1,439	2,482	1,563	39	272	102	624	67	6,588
Balance at December 31, 2019	4,698	5,186	3,025	1,732	966	590	7,450	726	24,374

Certain amounts may not add due to rounding.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

9. BUSINESS COMBINATIONS

Herbal Brands, Inc. Acquisition

In order to expand in the U.S. market and gain manufacturing capabilities, on April 30, 2019, the Company, through its wholly owned subsidiary, Herbal Brands, Inc., entered into an Asset Purchase Agreement with B.N.G. Enterprises Incorporated, an Arizona corporation (“BNG”), SupremeBeing, L.L.C., a Delaware limited liability company (“SupremeBeing”), Fusion Formulations, L.L.C., an Arizona limited liability company (“Fusion”), Acme Wholesale, L.L.C., a Nevada limited liability company (“Acme” and, collectively with BNG, SupremeBeing and Fusion, “Sellers”) and certain Sellers’ representative and other beneficial owners of BNG. BNG is engaged in the business of formulating, manufacturing, testing, marketing, selling, distributing and otherwise commercializing homeopathic and other natural remedies, wellness products, detoxification products, nutraceuticals and nutritional and dietary supplements (the “Business”). Under this agreement, the Company agreed to purchase and assume from each Seller, substantially all the assets, and certain specified liabilities, of the Sellers’ Business for the purchase price of $13,429 in cash. The integrated set of inputs (acquired assets) and processes (workforce and intact processes) are capable of being conducted and managed as a business by the Company. And since the organized workforce obtained by the Company within the set have the required skills, knowledge, and experience to perform the process and convert acquired inputs into outputs, the set (acquired input and processes) is capable of being conducted and managed as a business to create outputs, the Company accounted for the transaction as a business combination.

The Company financed the acquisition partly with proceeds from a $8,500 non-revolving 4-year loan bearing interest at 8% annually. Refer to Note 12. Long-Term Liabilities for more information on this loan.

The Company accounted for the acquisition as a business combination and, accordingly, the total consideration of $13,429 has been preliminary recorded based on the respective estimated fair values of the net assets acquired on the acquisition date with resulting goodwill, as follows:

Amounts recognized at April 30, 2019
Current assets	$293
Inventory	4,640
Capital assets	9
Intangible – Customer contract	925
Intangible – Customer relationships	1,000
Intangible – Customer list	650
Intangible – Brand name	4,500
Intangible – Product formulations	16
Goodwill	1,682
Total assets acquired	13,715
Current liabilities	286
Total liabilities acquired	286
Total consideration transferred	$13,429

The fair values of the net assets acquired were based on management’s preliminary estimate of the respective fair values of net assets. The estimated fair values of net assets and resulting goodwill are subject to the Company finalizing its analysis of the fair value of assets and liabilities as of the acquisition date and may be adjusted upon completion of such analysis. In addition, information unknown at the time of the acquisition could result in adjustments to the respective fair values and resulting goodwill within the year following the acquisition date.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

9. BUSINESS COMBINATIONS (cont.)

Goodwill represents the excess of the consideration transferred over the fair value of the identifiable net assets acquired in the acquisition. Factors contributing to the recognition of goodwill include expanded product categories, channel diversification and a broader geographic footprint. The value of the acquiree’s workforce of approx. $550 is included in goodwill.

In determining the fair values of net assets acquired in the acquisition and resulting goodwill, the Company considered, among other factors, historical financial performance and an estimate of the future performance of the acquired business, as well as the intended use of the acquired assets.

The estimated fair value of inventory acquired in the acquisition was determined using a net realizable value approach, which calculates the estimated selling price of such inventory in the ordinary course of business, less the reasonable costs of completion, disposal and holding.

None of the goodwill recognized is deductible for income tax purposes.

The intangible assets acquired based on the estimate of the fair values of the identifiable intangible assets are as follows:

	Amount Recognized as of April 30, 2019	Weighted-Average Remaining Useful Life at April 30, 2019 (in years)
Finite-lived intangible assets:
Customer contracts	$925.0	8.7
Customer relationships	1,000.0	5.6
Customer list	650.0	5.0
Brand	4,500.0	10.0
Product formulations	16.0	5.0
Total finite-lived intangible assets	$7,091.0

The Company reviewed the substance of the agreements, where applicable, and the projected cash flow expected from the intangible assets and based on this review it determined that straight-line amortization of the identified finite-lived intangible assets was reasonable.

Unaudited Pro Forma Results

The following table presents the Company’s pro forma consolidated net sales and income (loss) from operations, before income taxes for the years ended December 31, 2019 and 2018, respectively. The unaudited pro forma results include the historical consolidated statements of operations of the Company and Herbal Brands, giving effect to the Herbal Brands acquisition and related financing transactions as if they had occurred at the beginning of the earliest period presented.

	Unaudited Pro Forma Results Year ended December 31,
	2019	2018
Net Sales	$12,774	$14,237
(Loss)/income from operations, before income taxes	(43,432)	9,613

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

9. BUSINESS COMBINATIONS (cont.)

The pro forma results, prepared in accordance with U.S. GAAP, include the following pro forma adjustments related to the Herbal Brands Acquisition:

(i)     as a result of the increase in the fair value of acquired inventory at the Acquisition Date, the pro forma adjustments include an adjustment to reverse the $2.2 million recognized in the year ended December 31, 2019 within cost of sales because it will not have a recurring impact;

(ii)    $0.9 million of acquisition related costs recognized by the Company and Herbal Brands during the year ended December 31, 2019, which are non-recurring and included in the loss from operations as of December 31, 2019;

(iii)   a pro forma increase in interest expense of approx. $0.3 million for the period January 1, 2019 through April 30, 2019 and $0.7 million for the year ended December 31, 2018, related to financing the Herbal Brands Acquisition and related debt transaction. Refer to Note 12. Long-term Liabilities, for further details on financing the Herbal Brands Acquisition and related debt transactions; and

(iv)   a pro forma increase in amortization of approx. $0.3 million for the period January 1, 2019 through April 30, 2019 and approximately $0.9 million for the year ended December 31, 2018, related to amortization of intangible assets acquired as part of the Herbal Brands Acquisition.

Eagle Canada Acquisition

Investments in a variable interest entity

Eagle Canada was established in January 2018 by the Company and a group of unrelated investors for the purposes of enabling the Company to make equity investments at the Company’s option to ultimately obtain a controlling interest in Eagle Canada’s wholly owned subsidiary, Ecomedics S.A.S., a licensed producer and exporter of medical cannabis with operations at an early stage in Colombia.

At the time of establishment of Eagle Canada, the Company has determined that Eagle Canada was a variable interest entity as Eagle Canada did not have sufficient equity to finance its own activities without additional subordinated financial support from existing stockholders.

Consolidation of the variable interest entity

On September 18, 2018, in line with the structure of the investment arrangement entered, Northern Swan International, Inc. (“NSI”), a wholly-owned subsidiary of the Company, obtained an additional 9.97% interest in its previously unconsolidated investment, Eagle Canada, to gain controlling interest in Ecomedics which is the entity that received the license to cultivate and extract cannabis related products in Colombia. The Company evaluated whether and when it obtained a controlling financial interest in Eagle Canada by applying the consolidation principles in ASC 810, and has determined that a controlling financial interest in Eagle Canada was obtained by the Company through variable interests (i.e., the variable interest model) rather than solely from a majority voting interest (i.e., the voting model). Specifically, in accordance with the variable interest model in ASC 810, Eagle Canada is a variable interest entity, and the Company is required to consolidate Eagle Canada and its subsidiary, Ecomedics, when the Company becomes the “primary beneficiary” of this variable interest entity. The Company determined that it became the primary beneficiary of the Investee on September 18, 2018 (i.e., the actual acquisition date), through a step acquisition.

After the transaction the Company held a 59.5% interest in Eagle Canada and as a result of gaining a controlling interest in Eagle Canada, the Company began consolidating Eagle Canada effective on September 30, 2018, as it had substantive participating and voting rights to direct the activities that most significantly impact Eagle Canada’s economic performance.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

9. BUSINESS COMBINATIONS (cont.)

Pursuant to ASC 805, Business Combinations, the transaction is considered a business combination achieved in stages. The carrying value of the Company’s pre-existing equity interest in Eagle Canada of approximately $5,900, previously classified as “Investment in Eagle Canada” in the consolidated statement of financial position and accounted for as an equity method investment, was remeasured to fair value which resulted in a non-cash gain of approximately $13,500 recognized in the third quarter of 2018, included in “(Gain) loss on other investments” in the consolidated statements of net income/loss. The resulting gain on the investment is primarily driven by the fair value of the acquiree’s licenses, as well as the progress made by the acquiree in their business activities.

The Company finalized the allocation of Eagle Canada’s purchase price to Eagle Canada’s assets acquired and liabilities assumed in the third quarter of 2019, which resulted in adjustments to their previously disclosed estimated fair value (the “Measurement Period Adjustments”). The Measurement Period Adjustments were primarily due to a change in tax rate and resulted in a decrease in deferred tax liabilities of approximately $570.

The following table summarizes the fair values of Eagle Canada’s assets acquired and liabilities assumed at the acquisition date, both as previously reported and as adjusted by the measurement period adjustments:

	Estimated Fair Value as Previously Reported	Measurement Period Adjustments	Fair Value as Adjusted
Fair value of consideration transferred	$5,000	$—	$5,000
Fair value of previously held equity investment	19,408	—	19,408
Fair value of non-controlling interest	15,900	—	15,900
Fair value of assets acquired
Current assets, including cash of $5,795	6,700	—	6,700
Property, plant and equipment	2,200	—	2,200
Intangible assets – licenses	19,000	—	19,000
Total assets acquired	27,900	—	27,900
Fair value of liabilities assumed
Deferred taxes	6,270	(570)	5,700
Other liabilities	400	—	400
Total liabilities assumed	6,670	(570)	6,100
Fair value of total identifiable net assets	21,230	(570)	21,800
Goodwill	19,078	(570)	$18,508

Goodwill represents the excess of the total consideration over the fair value of the net assets and comprises the value of businesses acquired and accounted for under the acquisition method. As the acquiree is in an emerging industry, its value is based on future expectations and the ability of its management to execute on their business plan. The value of the acquiree’s management team is represented by goodwill.

None of the goodwill recognized is deductible for income tax purposes.

The fair value of both the Company’s equity interest and the non-controlling interest in Eagle Canada was estimated by applying the income approach and market approach. This fair value measurement was based on significant inputs that are not observable in the market and thus represents a fair value measurement categorized within Level 3 of the fair value hierarchy as described in Note 3. A weighted average cost of capital of 16% was used as a key assumption.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

9. BUSINESS COMBINATIONS (cont.)

Unaudited Pro Forma Results for the year ended December 31, 2018

The following table presents the Company’s pro forma consolidated net income from operations before income taxes for the years ended December 31, 2018 (there were no sales for this period). The unaudited pro forma results include the historical consolidated statements of operations of the Company and Eagle Canada, giving effect for the Company’s increase in ownership and gaining a controlling interest, as if they had occurred at the beginning of the 2018.

Unaudited Pro Forma Results Year ended December 31, 2018
Income from operations, before income taxes	$4,779

The pro forma results, prepared in accordance with U.S. GAAP, include the following pro forma adjustments related to the transaction:

(i)     reversal of approximately $599 of equity pickup losses, previously recognized by the Company related to its equity interest in Eagle Canada; and

(ii)    $13.5 million non-cash gain that resulted from the remeasurement to fair value of pre-existing equity interest in Eagle Canada, which is non-recurring and included in net income as of December 31, 2018.

Changes in the ownership interest in a subsidiary while control is retained

On October 24, 2018, NSI placed a follow-on investment to acquire an additional 5.5% ownership of Eagle Canada for $4,000. As at December 31, 2018, the Company held a 65% ownership of Eagle Canada. The Company accounted for this transaction as an adjustment to non-controlling interests as control was previously obtained. An adjustment to non-controlling interest of $2,157 is recognized and $1,843, the difference between the amount of the adjustment to non-controlling interests and the consideration paid, is recognized in equity and attributable to the controlling interest.

On January 18, 2019, the Company made an additional capital injection of $3,000 into Eagle Canada. The Company invested a further $5,000 on March 18, 2019, $2,000 on April 4, 2019, $6,400 on June 5, 2019 and $5,000 on August 15, 2019. As such, the Company owns a total of 70% interest of Eagle Canada as of August 15, 2019. As a result of these transactions, the Company recorded an adjustment to non-controlling interest of approximately $1,752 and $19,648, the difference between the amount of the adjustment to non-controlling interest and the consideration paid, recognized in equity and attributable to the controlling interest.

On October 31, 2019, the Company entered into an agreement with the non-controlling interest holders of Eagle Canada (“NCI Holders”), which granted the NCI Holders “Exchangeable Class A Shares” of Eagle Canada (the “Agreement”). These shares are exchangeable for the common stock of the Company on a predetermined exchange price. Under the terms of the agreement, each of NSI and the holders of Exchangeable Class A Shares have an option to require the exchange of the shares upon certain triggering events, such as an initial public offering, an offer to purchase 10% of the shares, or a change of control. There is also a “date certain” trigger event of January 12, 2022, ensuring that if none of the other trigger events occur beforehand, the exchange may still be carried out at either party’s election. Upon exercise of this option, NSI will acquire all outstanding securities of Eagle and the Company will issue common stock to NCI Holders. The Exchangeable Class A Shares are non-voting and have no economic participation in Eagle Canada, however these shares have participation rights in any dividends or distributions announced by the Company. No dividends or distributions were announced as December 31, 2019.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

9. BUSINESS COMBINATIONS (cont.)

The Agreement concurrently granted both the non-controlling interest holders options to sell their remaining interests in the subsidiary to the parent (i.e., put options from NSI’s perspective) and the parent options to acquire the remaining interests held by the noncontrolling interest holders (i.e., call options from NSI’s perspective). Based on the Company’s analysis of the facts of the Agreement, the options were deemed equity contracts embedded with the redeemable non-controlling interests, which do not meet the definition of a derivative under ASC 815 and were classified as equity. In addition, since the redeemable noncontrolling interests are exchanged with NSH’s own shares, rather than cash or other assets, in accordance with ASC 815, the Company determines that the redeemable noncontrolling interests are classified in permanent equity.

In addition, certain stock options in Eagle Canada, which were cancelled and exchanged with the Company’s options as part of this Agreement, qualified for modification accounting pursuant to ASC 718 as the replacement affected certain inputs to the valuation technique that the Company used to value the award (i.e., the fair value of the original awards changed as a result of the modification). As a result, the Company recognized incremental compensation cost of approximately $55, measured as the excess of the fair value of the replacement award over the fair value of the cancelled award at the cancellation date in its statement of net income/loss.

10. INTANGIBLE ASSETS

The Company has acquired cannabis-related licenses as part of the business combination (Note 9) with a gross value of approximately $19,000, which have indefinite useful life as they are expected to generate economic benefit to the Company in perpetuity. In addition, during 2019 the Company acquired finite-lived intangible assets with a gross value of approximately $7,900 as part of its Herbal Brands acquisition. The next renewal for the agreement related to the customer contract intangible asset acquired in the Herbal Brands acquisition is in approximately four years. During the year ended December 31, 2019 the Company recognized approximately $582 of amortization related to its finite-lived intangible assets.

The following tables present details of the Company’s total intangible assets as of December 31, 2019 and December 31, 2018. The value of product formulation intangible asset is included in the value of Brand:

	December 31, 2019
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted-Average Useful Life (in Years)
Finite-lived intangible assets:
Customer contracts	$925	$71	$854	8.0
Customer relationships	1,000	122	878	5.2
Customer list	650	87	563	4.3
Brand	4,516	302	4,214	9.3
Total finite-lived intangible assets	$7,091	$581	$6,510

Indefinite-lived intangible assets:
Trade names	$19,000	N/A	$19,000
Total indefinite-lived intangible assets	$19,000	N/A	$19,000
Total intangible assets	$26,091	$581	$25,510

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

10. INTANGIBLE ASSETS (cont.)

	December 31, 2018
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted-Average Useful Life (in Years)
Finite-lived intangible assets:
Customer contracts	$—	$—	$—	—
Customer relationships	—	—	—	—
Customer list	—	—	—	—
Brand	—	—	—	—
Total finite-lived intangible assets	$—	$—	$—

Indefinite-lived intangible assets:
Trade names	$19,000	N/A	$19,000
Assets	$19,000	N/A	$19,000
Total intangible assets	$19,000	$—	$19,000

In conjunction with the annual impairment testing, the Company reviewed finite-lived intangible assets for impairment. In performing such review, the Company makes judgments about the recoverability of purchased finite lived intangible assets whenever events or changes in circumstances indicate that an impairment may exist. The Company also considers several indicators of impairment, including, among other factors, the following: (i) a significant adverse change in the extent or manner in which a long-lived asset (or asset group) is being used; (ii) a projection or forecast that demonstrates losses associated with the use of a long-lived asset (or asset group); and (iii) whether there exists a current expectation that, more likely than not, a long-lived asset (or asset group) will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. The Company recognizes an impairment if the carrying amount of the long-lived asset group exceeds the Company’s estimate of the asset group’s undiscounted future cash flows.

Indefinite-lived intangible assets, consisting of certain of the Company’s licenses, were reviewed for the annual impairment assessment during the fourth quarter of 2019 similar to goodwill, in accordance with ASC 350.

For each of 2019 and 2018, no impairment was recognized related to the carrying value of any of the Company’s finite or indefinite-lived intangible assets as a result of the annual impairment testing.

The following table reflects the estimated future amortization expense for each period presented for the Company’s finite-lived intangible assets as of December 31, 2019:

Estimated Amortization Expense
2020	$871
2021	871
2022	871
2023	809
2024	692
Thereafter	2,396
Total	$6,510

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

11. GOODWILL

The following table presents the changes in goodwill by segment during 2019 and 2018:

	Cannabinoid	Non-Cannabinoid	Total
Balance at January 1, 2018	$—	$—	$—
Goodwill acquired	18,508	—	18,508
Balance at December 31, 2018	18,508	—	18,508
Goodwill acquired	—	1,682	1,682
Balance at December 31, 2019	$18,508	$1,682	$20,190

Annual Impairment Testing

For 2019, the Company performed a qualitative assessment to determine whether indicators of impairment existed. The Company considered, among other factors, the financial performance, industry conditions, as well as macroeconomic developments. Based upon such assessment, the Company determined that it was not more-likely-than-not that an impairment existed.

12. LONG-TERM LIABILITIES

	2019	2018
	$	$
Beginning balance	18,571	10,026
Newly issued – Series D(a) (2)	26,566	—
Notes due May 2023 (1)	7,162	—
Newly issued – Series C – debenture	—	14,209
Newly issued – Series C – derivative liability	—	4,362
Conversions triggered or elected	(18,571)	(10,026)
Ending balance – December 31	33,728	18,571

____________

(a)      Net of debt issuance costs of approx. $1,183.

(1) Herbal Brands Acquisition Financing

To facilitate the financing the Herbal Brands acquisition (refer to Note 9. Business Combinations, for more information) in April 2019, the Company entered into a loan agreement with and issued warrants to a third-party lender, Rock Cliff Capital (“Lender”).

Loan:    The non-revolving loan for $8,500 bears interest of 8% per annum due and payable in arrears on the first day of each fiscal quarter, commencing July 1, 2019, and calculated based on the actual number of days elapsed. The loan is to be repaid or prepaid prior to its maturity date May 2, 2023. The loan requires the Company to repay 70% of positive operating cash flows. The Company can also choose to prepay a portion or the full loan, subject to a fee equal to the greater of (1) zero, and (2) $2,338 net of interest payments already paid on such prepayment date. This loan is secured by collateral and is subject to covenants.

Warrants:    On the same day, the Company also issued warrants to the Lender to purchase 193,402 Class C preferred shares of the Company on a 1:1 basis, at a strike price of $8.79 per share. The warrants can be exercised in part or in whole at any time prior to the expiration date of May 3, 2021, and are not assignable, transferable, or negotiable.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

12. LONG-TERM LIABILITIES (cont.)

The loan and warrants were deemed freestanding financial instruments with the loan accounted as debt, subsequently measured using amortized cost, and the warrants, representing a written call option, accounted for as an equity-classified contract with subsequent changes in fair value not recognized as long as warrants continue to be classified as equity. Using a relative fair value method, at the time of issuance the Company recognized approx. $7,783 as loans and borrowings and approx. $717 in additional paid-in capital for the equity classified warrant.

For the period ending December 31, 2019, the Company recognized interest expense of approximately $456 and repaid approximately $622 of the loan in line with the terms of the agreement.

(2) Series D

On March 30, 2019, the Company completed the Series D round of financing, which issued both Class C preferred stocks, as well as convertible notes.

Class C Preferred Shares

The financing included a private placement of 3,442,287 Class C preferred shares (“Class C Shares”) at a price of $8.79 per share, for gross proceeds of $30,258. Class C preferred stocks carry voting rights equivalent to common stock voting rights, and such preferred stock are not considered a separate class for voting purposes, except as required by law or in cases of dissolution, liquidation, windup or bankruptcy proceedings which require the consent of a majority of Class C preferred stock holders. Furthermore, the Class C preferred stocks are convertible to Class A voting common Stock on a 1:1 basis and carry an annual $0.7032 cumulative dividend payable only upon the Company’s payment of a discretionary dividend, a liquidation or certain deemed liquidation events. In these cases, Class C Shares stockholders are entitled to receive a stock amount equal to 1.0x the original purchase price plus accrued or declared but unpaid dividends on each preferred stock, in preference to holders of common stocks. Per the agreement, the total amount of dividends for the year ended December 31, 2019 was approx. $1,815. As these dividends are discretionary and only paid upon liquidation, no amounts have been recorded in the Company’s financial statements at December 31, 2019.

These Class C Shares are not redeemable but can be converted at any time into common stocks at a 1:1 conversion rate. Automatic conversion into common stock may also occur at the future applicable conversion price, in the event of (1) the holders of at least a majority of the outstanding Class C preferred stock consenting to such conversion, (2) the closing of a firmly underwritten public offering of common stock for a total of not less than $ 50,000 at a price equal to or greater than the original issue price (i.e. qualified initial public offering), or (3) completion of an initial public offering of common stock or other going public transaction resulting in the listing of common stocks other than a qualified IPO and provided that the 20-day volume weighted average price per common stock is equal to or greater than the original issue price.

In March 2020, the Class C Share terms were amended by the Company’s stockholders to provide a different set of triggers for automatic conversion. Since such amendment, automatic conversion of Class C Shares into common stock may occur at the future applicable conversion price in the event of: (1) the closing of a listing on certain national stock exchanges, either by way of initial public offering or direct listing; (2) a merger, reverse take-over or business combination where all outstanding common stock is sold or exchanged for publicly listed securities of a resulting issuer, but only to the extent the applicable transaction agreement requires conversion of all Class C Shares (as well as all Class D preferred stock, which the company later issued in 2020) to common stock; (3) a merger or similar business combination of the Company with a publicly listed company where the Company’s common stock are sold or exchange for such listed company’s securities; or (4) the holders of at least a majority of the outstanding Class C Shares consenting to such conversion.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

12. LONG-TERM LIABILITIES (cont.)

Secured convertible notes

The Company also issued secured convertible notes totaling $27,750 as part of the Series D funding round, with maturity date March 30, 2022 (“Convertible Notes”). These convertible debentures bear an interest of 8% per annum, payable quarterly in cash in arrears, and are secured through collateral, guarantee, and pledge agreements signed between the Company, the noteholders, and an appointed paying and collateral agent. Specifically, the convertible notes are guaranteed by its subsidiaries and secured by 1,300,002 common shares of pledged equity interests in specific subsidiaries.

A noteholder may convert the principal amount, in whole or in part, at a minimum of $1,000 USD into common stocks at a conversion price of $11 per stock. The Company may issue financing securities (common stocks) upon the exercise of the conversion options within each convertible note, in part or in whole, at the option of the holder at any time or at the option of the issuer subsequent to a trigger event (i.e., a qualified IPO at greater than or equal to $13.54 per common stock, or a non-qualified IPO with a 10-day trailing volume weighted average price exceeding $13.54 per common stock). The Company is contractually restricted from prepaying the obligations prior to the maturity date except in the case of (1) conversion of the whole or part of the principal amount or (2) a change in control which would trigger immediate repayment in full.

In its assessment to determine the accounting treatment for the Class C Shares and Convertible Notes, the Company reviewed the guidance in ASC 480 — Distinguishing Liabilities from Equity. Based on the analysis the Company deemed that the: 1) Class C Shares meet the criteria for a freestanding equity classified instrument that are initially measured at fair value sand subsequent changes to their fair are not recognized; and 2) Convertible Notes are debt-like in nature. In its assessment, the Company considered the terms and features within the hybrid instrument, including redemption consideration, the preferred shares’ cumulative dividend, voting rights, contingent and optional conversion feature, as well as the liquidation rights, prior to concluding on the classification. Following the review, no features were segregated, and no derivative instruments or beneficial conversion features were recognized. As a result, upon issuance, the Company recognized approximately $30,258 of Class C preferred shares and approximately $27,750 of Series D convertible debt on its statement of financial position.

Series C

In October 2018, the Company completed a private placement of Convertible Debentures as part of its Series C round of fundraising. This financing was a non-brokered private placement of non-interest bearing convertible unsecured debentures, which raised approximately $18,000 in convertible unsecured debentures by the closing date October 31, 2018, and these debentures had a maturity date September 30, 2021. There is no liquidation preference of this debt.

Each debenture is convertible upon the following events:

•        Qualified financing — where the Company issued one or more financings by issuance of equity at a fixed pre-money valuation (including an initial public offering) completed by the Company in a subsequent transaction or series of related transactions resulting in aggregate gross proceeds of not less than $5,000. In such an event, the debenture was automatically convertible into the financing securities (i.e. the type of securities issued in a Qualified financing).

•        Liquidity event — where there was a change in control or going public transaction resulting in the business or assets of the Company being listed on any North American or Australian stock exchange. In such an event, the debenture was automatically convertible into common stock.

The conversion price was at a 20% discount (or 30% subsequent to the penalty date starting on September 30, 2019) to the lowest price per financing security (i.e. common stock) in the case of a qualified financing event, or to the price per common stock in a liquidity event.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

12. LONG-TERM LIABILITIES (cont.)

The conversion feature is considered an embedded derivative (“Series C derivative”) within the Series C convertible debenture with the debt instrument being the host instrument. Under ASC 815, Derivatives and Hedging, redemption features such as the one in Series C, which may accelerate the repayment of principal on debt would also not be considered clearly and closely related to the debt host because the debt involves a substantial premium (resulting from the 20% discount on future conversion price).

Furthermore, the redemption feature in Series C does not meet the criteria for hedge accounting, as it does not provide the holder with the ability to manage any financial instrument exposures. In other words, the redemption feature does not hedge against market price risk, interest rate risk, foreign exchange risk, or credit risk. The Series C noteholders are guaranteed at least the principal of their debt at maturity if the triggering events do not occur and the debt is not redeemed at premium. In other words, the derivative does not protect against any risks, but rather offers the opportunity for higher settlement based on timing and occurrence of future events. The Company did not elect to fair value the entire hybrid financial instrument.

ASC 815 requires embedded derivatives that do not meet requirements for hedge accounting to be initially recorded in income, at fair value in accordance with ASC 820.

Further, under ASC 820, the fair value of an asset or liability is not presumed to be the transaction price, but rather is the price that would be received to sell the asset or pay to transfer the liability (i.e. an exit price from the perspective of a market participant that holds the asset or owes the liability).

In determining the fair value of the derivative instrument, the Company considered the probability of qualifying event occurrence (i.e., whether conversion would occur) at inception and determined the fair value of the derivative feature to be approximately $3,900, considering the conversion probability at 80%. The difference between the proceeds allocated to the hybrid debt instrument and the fair value of the embedded derivative instrument is assigned as the carrying value of the host debt instrument, which at the date of issuance was approximately $14,000.

As of December 31, 2018, the note was not converted and the Company determined the fair value the derivative instrument was approximately $4,400. As a result, the Company recognized a loss of approximately $485 as Loss on Fair Value of Derivative Instrument in its statement of income/loss. In addition, the Company recognized approximately $196 of interest expense for the accretion of the Series C debt at an imputed rate of approximately 8.4%. The previously discussed issuance of Series D’s Class C preferred shares and convertible notes met the definition of a qualified financing trigger event under the terms of the Series C non-interest bearing convertible unsecured debentures, as the Company issued equity at a fixed pre-money valuation resulting in an aggregate gross proceeds exceeding $5,000. As such, the contingency that existed at year end December 31, 2018 was resolved on March 30, 2019. As a result, the Series C debentures were automatically convertible and approximately $17,890 of Series C debt was converted into 2,546,670 of Class C preferred shares. Per the agreement, the total amount of dividends for the year ended December 31, 2019 was approx. $1,791. As these dividends are discretionary and only paid upon liquidation, no amounts have been recorded in the Company’s financial statements at December 31, 2019.

As a result of this transaction, the Company recognized approximately $300 of interest expense on its Series C debt for the 3-month period ending March 30, 2019, as well as approximately $3,374 of loss on debt extinguishment.

In addition, the Company remeasured to fair value immediately prior to extinguishment of the Series C derivative, which resulted in approximately $113 of loss on fair value measurement. Further, upon conversion the Company reclassified into equity the carrying amount of the derivative instrument of approximately $4,475.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

12. LONG-TERM LIABILITIES (cont.)

Series A

In August 2017, the Company completed a subscription agreement for convertible debentures as part of its Series A round of fundraising. This financing was a non-brokered private placement of non-interest bearing convertible unsecured debentures at an aggregate principal of approximately $10,000 in convertible unsecured debentures by the closing date August 18, 2017. These debentures have a maturity date August 31, 2020. There is no liquidation preference of this debt.

Each debenture was convertible upon the following events:

•        Qualified financing — where the Company issued equity securities in a subsequent transaction or series of related transactions for the principal purpose of raising capital at a fixed pre-money valuation and raises at least $5,000. In such an event, the debenture was automatically convertible in its entirety into equity securities (i.e. common stock).

•        Liquidity event — where there was a change in control or going public transaction resulting in the business or assets of the Company being listed on any North American or Australian stock exchange. In such an event, the debenture was automatically convertible in its entirety into equity securities (i.e. common stock).

•        Optional conversion — convertible by the optional election of the Subscription Holder into equity securities (i.e. common stock) prior to maturity date.

The conversion price was equal to the lesser of 80% (or 70% if converted after the 12-month penalty date starting on August 31, 2018) of the stock price paid by purchasers in the triggering event or the valuation cap of $15,000 divided by the fully diluted capital of the Company on a treasury stock basis immediately prior to the triggering event.

13. CAPITAL STOCK

The Company is authorized to issue an unlimited number of Common and Preferred Stock. The following table shows the changes in issued and outstanding common stock:

	Number of Common Stock	Number of Preferred Stock	Value
			$
Ending balance – December 31, 2017	8,900,000		1
Common stock issued upon conversion(A)	7,005,106	—	0.7
Common stock issued – Series B(B)	3,316,503	—	0.3
Common stock sold		—
Ending balance – December 31, 2018	19,221,609		2
Preferred stock issued – Series C(C)	—	2,546,670	0.3
Preferred stock issued – Series D(C)	—	3,442,287	0.3
Exercise of stock options	45,000
Ending balance – December 31, 2019	19,266,609	5,988,957	3

____________

(A) — The issuance of Class A voting common stock met the requirements of a Qualified Financing under the terms and conditions of the Series A fundraising, as well the debentures issued as part of the purchase of securities in Lift from SS Lark Holdings. Including these common stocks issuable upon conversion of convertible debentures occurring effectively simultaneously with the of Closing the Series B financing, the Company would have 15,905,106 common stock issued and outstanding.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

13. CAPITAL STOCK (cont.)

(B) — In February 2018, the Company issued 3,316,503 Class A voting common stock to accredited investors as part of Series B fundraising, at a stock price of $2.93 per common stock, for gross proceeds of $9,716. These common stocks have 1:1 voting right.

(C) — In March 2019, the Company issued 3,442,287 Class C preferred convertible Class C preferred shares to accredited investors as part of Series D fundraising, at a stock price of $8.79 per stock, for gross proceeds of $30,257. The issuance of Series D funding also triggered the conversion of the Series C convertible notes totalling $17,889, at the stock price of $8.79 per stock, resulting in the issuance of an additional 2,546,670 Class C preferred shares. These Class C preferred shares are convertible on a 1:1 basis into Class A voting common shares.

As the Company is not publicly listed for trade on any exchange or market system, there is no market value available for the common stock issued and outstanding.

As of December 31, 2019, no dividends have been paid, declared or outstanding. The timing and amount of any dividends paid to stockholders in the future will be at the discretion of the Board of Directors, and is based on the results of operation, cash requirements, and upcoming capital investments.

14. GENERAL AND ADMINISTRATIVE

The components of general and administrative expenses were as follows:

	December 31 2019	December 31 2018
	$	$
Salaries and benefits	15,238	2,242
Stock-based compensation	1,522	198
Office and administration	4,167	212
Professional fees	8,869	2,043
Accounting and IT	1,426	8
Rent	1,692	140
Other	2,065	49
Total	34,979	4,892

15. STOCK-BASED COMPENSATION

As of 2019, the Company has two incentive compensation plans (one in 2017 and one in 2018), which are consistent in regard to terms and conditions. Both plans include various types of compensation awards, and maximum term of ten years. As of December 31, 2019, only incentive stock options have been granted, and these are restricted to Company employees.

A total of 3,634,500 stock options have been issued, which are subject to service conditions, and some are additionally subject to performance conditions based on operations or activities of the employer (the Company or its subsidiary entities). A majority of the options vest over a period of four years, with the longest requisite service period of ten years from the service inception date, which generally is the grant date of the option. Non-qualified incentive stock options (NSO) generally expire, if not exercised, in five years from grant date whereas qualified incentive stock options (ISO) generally expire in ten years.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

15. STOCK-BASED COMPENSATION (cont.)

The weighted-average assumptions used in the Black-Scholes Merton option pricing model to determine the fair value of stock options granted during each respective year ended are as follows:

	2019	2018
Exercise price	$0.0001 to $50.0	$0.08 to $5.60
Grant date share price	$5.54 to 31.17	$0.08 to $5.60
Weighted-average grant date fair value	$4.76	$1.03
Risk-free interest rate	1.3 to 2.7%	2.4 to 3.2%
Expected dividend yield	0.0%	0.0%
Expected volatility	80%	75%
Expected stock option term	2.79 to 5.0 years	3.3 to 10.0 years

The risk-free interest rate is based on the USD risk-free rates in effect at each grant issuance date with a term to maturity matching the expected option terms. The price of the underlying shares is determined based on the underlying value of assets of the respective entity calculated using the income and market approaches. The expected dividend yield was determined based on the company having no revenues and thus no dividends as at grant date. The volatility selected is based on consideration of historical and implied industry company volatilities at the grant dates. The expected stock option term is calculated considering the weighted average mid-point of the vesting and expiry dates, compared to the grant date.

The following options are outstanding as at December 31, 2019:

	Stock options	Weighted- average exercise price	Weighted- average remaining contractual term (years)
Balance as at December 31, 2017	266,667	$0.06	6.92
Granted	2,231,737	$1.62
Exercised	—	—
Forfeited	—	—
Expired	(66,667)	$0.00
Balance as at December 31, 2018	2,431,737	$1.12	7.60
Granted(a)	1,874,279	4.73	4.12
Exercised	(45,000)
Modified & Forfeited(a)	(626,516)
Expired
Balance as at December 31, 2019	3,634,500	3.09	2.93
Vested and expected to vest as at December 31, 2019	847,062	1.16	6.77
Vested and exercisable as at December 31, 2019	847,062	1.16	6.77

____________

(a)      Includes amounts granted, modified and/or forfeited as a result of the Agreement with the NCI holders. Refer to Note 9. Business Combinations for more information on the Agreement.

The Company recognized stock-based compensation costs of $1,522 and $198 for the years ended December 31, 2019 and 2018, respectively. Stock-based compensation costs were not tax deductible for the years ended December 31, 2019 and 2018.

The total compensation cost related to non-vested awards not yet recognized as of December 31, 2019 and 2018 was $4,477 and $1,080, respectively and the weighted-average period over which it is expected to be recognized was 2.7 and 3.2 years, respectively.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

16. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

Financial instruments and fair value

The carrying amounts for certain financial instruments, such as cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their fair values due to the relatively short-term nature of the instruments and their expected realization.

Fair value hierarchy

The following table provides the fair value measurement hierarchy of the Company’s assets and liabilities, except for those that are short term in nature and approximate the fair values. In general, fair values determined by Level 1 inputs are based on quoted prices in active markets for identical assets or liabilities. Fair values determined using Level 2 inputs utilize observable data such as quoted prices, interest rates, or yield curves. Fair value determined using Level 3 inputs use unobservable data for the asset or liability, and in cases where there is little, if any, market activity for the asset or liability.

	Quoted prices in active markets for identical assets (Level 1)	Other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
As of December 31, 2019	$	$	$	$
Assets:
Cash equivalents and restricted cash	—	13,198	—	13,198
Investment in equities	319	57	—	376
Investment, other	—	—	1,701	1,701
Total Assets	319	13,255	1,701	15,275
Liabilities:
Debt obligations	—	7,162	—	7,162
Total Liabilities	—	7,162	—	7,162

As of December 31, 2018	$	$	$	$
Assets:
Cash equivalents	—	21,263	—	21,263
Investment in equities	1,075	364	—	1,439
Total Assets	1,075	21,627	—	22,702
Liabilities:
Derivative instrument liability	—	—	4,362	4,362
Total Liabilities	—	—	4,362	4,362

At year end, the Company had no impairment on its financial instruments.

Equity investments in Lift & Co.

The Company holds an 8% equity interest in Lift & Co (“Lift”) (Note 7), a publicly-traded company. Subsequent to the loss of significant influence in September 2018, the equity investment is accounted for as a financial asset and is recorded at fair value with any changes recognized in income/loss. The fair value of the Lift investment as at December 31, 2019 was $319.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

16. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (cont.)

The Company also holds 2,800 thousand warrants, where each warrant grants the right to purchase one fully paid and non-assessable common stock of Lift. These warrants are set to expire September 17, 2023 and can be converted at a strike price of $0.20 per common stock. The conversion of warrants into common stocks can either be triggered by a qualified conversion event, or at the option of the warrant holder. The qualified conversion event is the issuance of equity securities, or securities convertible into equity securities, in Gotham Green Partners, a New York-based private equity firm focused on deploying capital into cannabis and cannabis-related enterprises, in a transaction or series of transactions, which results in aggregate gross proceeds to the Corporation of not less than $2,000. As of December 31, 2019, none of the qualified event has occurred, and the Company has not converted any of the warrants to date. As such, all 2,800 thousand warrants are still available as of December 31, 2019.

On January 19, 2019, the issuer-imposed sale or transfer restriction on the underlying stock in the warrants lapsed, at which time the warrants met the definition of a derivative to be accounted for under ASC 815, Derivatives and Hedging. The fair value of the derivative instrument at December 31, 2019 was approximately $57. Refer to Note 7. Investments for more information.

Derivative instrument liability

To facilitate the financing the Herbal Brands acquisition (refer to Note 9. Business Combinations, for more information) in April 2019, the Company entered into a loan agreement with and issued warrants to a third-party lender.

The loan and warrants were deemed freestanding financial instruments with the loan accounted as debt, subsequently measured using amortized cost, and the warrants, representing a written call option, accounted for as an equity-classified contract with subsequent changes in fair value not recognized as long as warrants continue to be classified as equity. Using a relative fair value method, at the time of issuance. Refer to Note 12. Long-Term Liabilities for more information.

In October 2018, the Company completed a private placement of Convertible Debentures as part of its Series C round of fundraising. This financing was a non-brokered private placement of non-interest bearing convertible unsecured debentures, which raised approximately $18,000. As a result of this transaction the Company recognized the Series C derivative in its Statement of Financial position. Upon issuance of Series D round of financing these debentures were converted and as a result the Series C derivative was unwound. The fair value of this instrument at December 31, 2019 and 2018 was nil and approximately $4,362. Refer to Note 12. Long-Term Liabilities for more information.

Financial instruments, risk management and capital management

The Company’s financial instruments are mainly exposed to foreign exchange risk, liquidity risk, interest rate risk, credit risk and commodity price risk.

Foreign exchange risk

The Company has cash, accounts payable and financial instruments in currencies other than U.S. dollars, and is therefore exposed to fluctuations in foreign currency exchange rates. Specifically, the Company also has exposure to the Canadian dollar, European euro, and the Colombian peso as its core cultivation, harvest, and distribution operations are conducted in the subsidiary locations. The Company does not use any financial instruments such as foreign currency hedges, forward contracts, or options to manage its foreign exchange exposure. Rather, the Company reduces this risk by contracting with highly rated counterparties, normally major Canadian financial institutions.

Liquidity risk

The Company monitors its cash balances and cash flows generated from operations to ensure there is sufficient liquidity to meet its financial obligations as they come due. Liquidity management is comprised of regular analysis,

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

16. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (cont.)

monitoring, and review of forecasted and actual cash flows, and managing operational and capital funding requirements on a planning and projected basis. As of December 31, 2019, the Company’s financial liabilities mainly comprise accounts payables and accrued liabilities which would be paid within 12 months, as well as the convertible debentures from Series C which is expected to convert upon issuance of Series D.

Interest rate risk

The Company’s interest rate risk on intercompany is low due to the fixed nature of the debts. The Company does not enter into derivative financial instruments, including interest rate swaps, for hedging nor speculative purposes.

Commodity price risk

The Company’s costs are directly impacted by fluctuations in the price of commodities, particularly in the raw materials used in the production of cannabis. Increases in commodity prices to cultivate, harvest, extract and distribute these products to its customers. To manage this exposure, the Company uses purchase commitments for some of the key commodity needs in the normal course of its business and manages selling prices to its customers to offset the effects of significant commodity price changes. Refer to Note 20. Segment Reporting, for information on concentration of credit risk related to a major customer of the Company.

17. INCOME TAX

Income tax recognized in the statement of operations:

	2019	2018
	$	$
Current tax
Current tax expense in respect of the current year	—	60

Deferred tax
Deferred tax expense (recovery) in the current year	—	(186)
Total income tax expense recognized in the current year	—	(126)

Income tax expense attributable to loss before income taxes differs from the amounts computed by applying the combined federal and provincial tax rate of 27% (2018 — 27%) of pre-tax income as a result of the following:

	2019		2018
	$		$
Income/(loss) before tax	(45,980	)(a)	6,405 (b)
Federal income tax expense calculated at 27%	(12,415)		1,729
Effect of expenses that are not deductible in determining taxable profit	2,019		(3,328)
Effect of different tax rates of subsidiaries operating in other jurisdictions	(632)		(80)
	(11,028)		(1,679)
Adjustments recognized in the current year in relation to the current tax of prior years
Tax benefit of capital losses not recognized	10,150		1,551
Change in value of tax losses due to foreign exchange changes	878
Other	—		2
Income tax expense	—		(126)

____________

(a)      Loss before income taxes of $45,884 plus loss from equity investment of $96.

(b)      Income before income taxes of $7,737 less loss from equity investment of $1,332.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

17. INCOME TAX (cont.)

The following net deferred tax assets are not recognized in the consolidated financial statements due to the unpredictability of future income.

	2019	2018(a)
	$	$
Deferred tax asset (liability)
Non-capital losses carry forward	11,909	2,337
Other	1,567	107
Deferred tax assets	13,476	2,444
Valuation Allowance	(12,515)	(2,195)
Intangible assets	(5,713)	(5,700)
Other	(948)	(249)
Net deferred tax liability	(5,700)	(5,700)

____________

(a)      Adjusted for certain measurement period adjustments related to the Eagle Canada Acquisition. Refer to Note 9. Business Combinations for more information.

As at December 31, 2019, the Company has operating losses, which may be carried forward to apply against future year’s income tax for income tax purposes, subject to final determination by taxation authorities and expiring as follows:

	Canada	United States	Colombia	United Kingdom	Portugal	Germany
	$	$	$	$	$	$
2030	—	—	4,734
2031			17,038		1,891
2037	67	728	—
2038	788	—	—
2039	3,395
Indefinite	—	7,076	—	2,125		3,187
Total	4,250	7,804	21,772	2,125	1,891	3,187

____________

(a) — Includes immaterial losses for years ending December 31, 2016 and 2017.

18. CONTINGENCIES AND COMMITMENTS

Lease commitments

The Company and its subsidiaries lease its office facilities and cannabis related facilities in Canada, the United States and Colombia under non-cancellable operating lease agreements. Undiscounted future minimum annual lease payments for the next five years and thereafter are as follows:

Lease commitments	$
2020	1,210
2021	874
2022	499
2023	516
2024	293
Thereafter	—
Total	3,393

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

18. CONTINGENCIES AND COMMITMENTS (cont.)

Purchase commitments

The Company does not have any commitments to purchase raw materials at specific prices under any supplier contracts.

19. RELATED PARTY TRANSACTIONS

Clever Leaves International Inc., formerly Northern Swan Holdings, Inc., entered into a guaranty (the “Guaranty”) in favor of Rock Cliff Capital LLC (“Rock Cliff”) on May 3, 2019 in connection with Rock Cliff’s loan (the “Loan”) to our subsidiary Herbal Brands, Inc. The Guaranty was a condition of the Loan, which enabled our transaction to acquire Herbal Brands. The Guaranty guarantees the payment of Herbal Brands’ obligations under the Loan, which has a $8,500 principal amount and an 8% interest rate, and related loan documents, as well as Rock Cliff’s related out-of-pocket fees and expenses.

As part of the Herbal Brands acquisition financing, the Company also issued warrants to Rock Cliff, to purchase 193,402 Class C preferred shares of the Company on a 1:1 basis, at a strike price of $8.79 per share, with a relative fair value of approximately $717. The warrants can be exercised in part or in whole at any time prior to the expiration date of May 3, 2021, and are not assignable, transferable, or negotiable.

Refer to Note 9. Business Combinations and Note 12, Long-Term Liabilities, for more information on the Herbal Brands acquisition and related financing.

On October 31, 2019, the Company entered into an Agreement with the NCI Holders, which granted the NCI Holders Exchangeable Class A Shares. Refer to Note 9. Business Combinations for more information on the Agreement.

20. SEGMENT REPORTING

Operating segments include components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (the Company’s Chief Executive Officer, “CEO”) in deciding how to allocate resources and in assessing the Company’s performance.

Operating segments for the Company are organized by product type and managed by segment managers who are responsible for the operating and financial results of each segment. Due to the similarities in the manufacturing and distribution processes for the Company’s products, much of the information provided in these consolidated financial statements, and provided in the segment table below, is similar to, or the same as, that reviewed on a regular basis by the Company’s Chief Executive Officer.

The Company’s management evaluates segment profit/loss for each of the Company’s reportable segments. The Company defines segment profit/loss as income from continuing operations before interest, taxes, depreciation, amortization, stock-based compensation expense, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt and miscellaneous expenses. Segment profit/loss also excludes the impact of certain items that are not directly attributable to the reportable segments’ underlying operating performance. Such items are shown below in the table reconciling segment profit to consolidated income from continuing operations before income taxes. The Company does not have any material inter-segment sales. Information about total assets by segment is not disclosed because such information is not reported to or used by the Company’s CEO. Segment goodwill and other intangible assets, net, are disclosed in Note 11 and 10, respectively. The accounting policies of the segments are the same as those described in Note 3. Significant Accounting Policies and Estimates.

As of December 31, 2019, the Company’s operations were organized in the following reportable segments:

The Cannabinoid operating segment: comprised of the Company’s cultivation, extraction, manufacturing and commercialization of cannabinoid products. This operating segment is in the early stages of commercializing cannabinoid products internationally pursuant to applicable international and domestic legislation, regulations, and other permits. The Company’s principal customers and sales for its products will initially be outside of the U.S. Non-Cannabinoid

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

20. SEGMENT REPORTING (cont.)

operating segment: comprised of the brands acquired as part of the Herbal Brands acquisition in April 2019. The segment is engaged in the business of formulating, manufacturing, marketing, selling, distributing, and otherwise commercializing homeopathic and other natural remedies, wellness products, detoxification products, nutraceuticals, and nutritional and dietary supplements. The Company’s principal customers for its Herbal Brands products include mass retailers, specialty and health retailer and distributors in the U.S.

The following table is a comparative summary of the Company’s net sales and segment profit for by reportable segment for the periods presented.

	Year Ended December 31,
	2019	2018(a)
Segment Net Sales:
Cannabinoid	$133	$—
Non-Cannabinoid	7,701	—
Total Net Sales	$7,834	$—

Segment Profit/(Loss):
Cannabinoid	$(25,250)	$(2,221)
Non-Cannabinoid	614	—
Total Loss	$(24,636)	$(2,221)

Reconciliation:
Total Segment Loss	$(24,636)	$(2,221)
Unallocated corporate expenses	(5,887)	(2,890)
Non-cash stock-based compensation	(1,522)	(198)
Depreciation and amortization	(1,480)	(99)
Herbal Brands acquisition related charges	(3,015)	—
Loss from operations	(36,540)	(5,408)
(Loss)/gain on investments	(756)	14,432
Loss on debt extinguishment	(3,374)	—
Loss of fair value of derivative instrument	(421)	(485)
Foreign exchange loss	(1,575)	(412)
Interest expense, net	(2,684)	(390)
Miscellaneous, net	(534)
(Loss)/income from operations before income taxes	$(45,884)	$7,737

____________

(a)      In 2018, the Company’s main operations were in its cannabinoid operations primarily in Colombia.

During 2019, GNC Holdings, Inc. (“GNC”) and its affiliates and Pattern, Inc. accounted for approximately 32% and 12%, respectively of the non-cannabinoid segment net sales. The Company expects that these companies will continue to account for a large portion of the net sales of its non-cannabinoid segment.

	Year Ended December 31,
	2019	2018
Long-lived assets
Cannabinoid	$24,209	$6,585
Non-Cannabinoid	207	—
Other(b)	16	3
	$24,432	$6,588

____________

(b)      “Other” includes long-lived assets primarily in the Company’s corporate offices.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

20. SEGMENT REPORTING (cont.)

Long-lived assets consist of non-current assets other than goodwill; intangible assets, net; deferred tax assets, investments in unconsolidated subsidiaries and equity securities, and financial instruments. The Company’s largest markets in terms of long-lived assets are Colombia and Portugal.

The following table disaggregates the Company’s revenues by channel for the year ended December 31, 2019:

	2019	2018
	$	$
Mass retail	3,318	—
Specialty, health and other retail	1,235	—
Distributors	2,397	—
E-commerce	885	—
Total	7,834	—

21. SUBSEQUENT EVENTS

The following events occurred subsequent to December 31, 2019, up until September 10, 2020.

Herbal Brands Loan Amendment

On August 27, 2020, the Company amended certain terms of the Herbal Brand Loans to provide for an additional interest of 4% per annum, compounding quarterly and payable in-kind at maturity. In addition, the Company extended the expiry date of the outstanding 193,402 warrants till May 3, 2023. As part of the amendment, the parties agreed to defer the covenant testing under the Herbal Brands Loan until September 30, 2021.

Letter of Intent/BCA

On July 27, 2020, Clever Leaves entered into a definitive agreement (the “Business Combination Agreement”), pursuant to which a newly formed holding company, Clever Leaves Holdings Inc., will acquire SAMA and Clever Leaves and is anticipated to become a NASDAQ-listed public company trading under the ticker symbol “CLVR” with an anticipated initial enterprise value of approximately $255 million.

The transaction has been unanimously approved by the Boards of Directors of both SAMA and Clever Leaves and is expected to close in the fourth quarter of 2020, subject to regulatory and shareholder approvals, as well as other customary closing conditions. Upon closing, the company will be known as Clever Leaves Holdings Inc.

EU-GMP Certification

On July 8, 2020, Clever Leaves received the European Union Good Manufacturing Practices (“EU GMP”) certification from the Croatian Agency for Medicinal Products and Medical Devices (“HALMED”) for its post-harvest and extraction facilities located in Colombia. EU GMP certification greatly expands Clever Leaves’ ability to serve the burgeoning European medical cannabis and hemp markets, which have very strict quality, compliance, and regulatory requirements. EU GMP certification expands an early mover advantage for Clever Leaves in the pharmaceutical channel as global demand increases and more legal cannabis geographies emerge.

COVID-19

Since December 31, 2019, the spread of COVID-19 has severely impacted many local economies around the globe. In many countries, businesses are being forced to cease or limit operations for long or indefinite periods of time. Measures taken to contain the spread of the virus, including travel bans, quarantines, social distancing, and closures of non-essential services have triggered significant disruptions to businesses worldwide, resulting in an economic

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

21. SUBSEQUENT EVENTS (cont.)

slowdown. Global stock markets have also experienced great volatility and a significant weakening. Governments and central banks have responded with monetary and fiscal interventions to stabilise economic conditions. The Company’s operations in various jurisdictions have been impacted beginning in 2020 due to these governmental measures. As a result, the Company expects its 2020 financial performance to be impacted and result in a delay of certain of the Company’s go-to-market initiatives. The Company has determined that these events are non-adjusting subsequent events. Accordingly, the financial position and results of operations as of and for the year ended December 31, 2019 have not been adjusted to reflect their impact. The duration and impact of the COVID-19 pandemic, as well as the effectiveness of government and central bank responses, remains unclear at this time. It is not possible to reliably estimate the duration and severity of these consequences, as well as their impact on the financial position and results of the Company for future periods.

For the first quarter 2020 reporting period, COVID-19 pandemic was deemed a triggering event and as a result the Company performed an impairment analysis, which resulted in a goodwill impairment charge of $1,682 in its non-cannabinoid segment.

Series E Financing

In April and July 2020, the Company raised the Series E round of financing (the “Series E Financing”) and issued an aggregate of approximately $18,396 of senior convertible Class D preferred shares (the “Class D preferred shares”) and $4,162 aggregate principal amount of Convertible Debentures due 2023 (the “2023 Convertible Debentures”). In April 2020, an investor in the Series E Financing exercised its Put Right (as defined below) in full, and the Company paid $6,250 in exchange for the Company’s purchase and cancellation of 711,036 Class C preferred shares. As a result of the Series E Financing and the exercise of the Put Right, the Company’s net funds raised in the Series E Financing were approximately $16,308.

The 2023 Convertible Debentures mature on June 30, 2023 (the “2023 Maturity Date”) and bear an interest of 8% per annum, commencing June 30, 2021, payable semi-annually in arrears. Provided that no Liquidity Event (as defined below) has occurred, on the 2023 Maturity Date, the principal aggregate amount of the 2023 Convertible Debentures and the accrued and unpaid interest thereon will be payable in cash. At any time prior to the Maturity Date or a Liquidity Event, a holder of the 2023 Convertible Debentures may elect to convert its principal amount of the 2023 Convertible Debentures and the accrued and unpaid interest thereon into class A common shares of the Company (“Clever Leaves common shares”), at a price per share equal to $5.95 (subject to adjustment). The 2023 Convertible Debentures, including any accrued and unpaid interest, will be automatically converted into Clever Leaves common shares at a price per Clever Leaves common share equal to 70% of the price attributable to the Clever Leaves common shares upon occurrence of a Liquidity Event. For purposes of the 2023 Convertible Debentures, Liquidity Event means (1) the listing of Clever Leaves common shares on a recognized securities exchange or market, either by way of initial public offering or direct listing, (2) any transaction whereby all of the outstanding Clever Leaves common shares are sold, transferred, or exchanged for listed securities of a resulting issuer whose equity securities are listed on recognized securities exchange or market; (3) any merger, plan of arrangement, or any other similar business combination or transaction whereby the Company merges or combines with an entity whose securities are listed for trading on a recognized securities exchange or market and all of the outstanding Clever Leaves common shares are sold, transferred or exchanged for such listed securities, or (4) any event as a result of or following which any person or group beneficially owns over an aggregate of more than 50% of the then outstanding Clever Leaves common shares or the sale or other transfer of all or substantially all of the consolidated assets of the Company. The Business Combination constitutes a Liquidity Event and will result in the conversion of all 2023 Convertible Debentures into Clever Leaves common shares, which will be exchanged for Holdco common shares in the Arrangement.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

21. SUBSEQUENT EVENTS (cont.)

Class D preferred shares vote together with the Clever Leaves common shares, and are not considered a separate class for voting purposes, except as required by law or in cases of dissolution, liquidation, windup or bankruptcy proceedings which require the consent of a majority of Class D preferred shareholders. The Class D preferred shares carry a liquidation preference (the “Class D Liquidation Preference”) of 1.4 times the original issue price of $11.00 for the one-year period following the original issue date, increasing by 0.02 times quarterly to a maximum of 1.75 times the original issue price, in each case subject to anti-dilution adjustments. The Class D Liquidation Preference is payable on a liquidation or merger with, reverse takeover of, or other business combination with, a public company, provided that such transaction does not provide for the conversion of Class D preferred shares into Clever Leaves common shares, or certain other deemed liquidation events (the “Class D Liquidation Event”). The Business Combination does not constitute a Class D Liquidation Event. The Class D preferred shares are not redeemable but are convertible at any time, at the option of the holders, into Clever Leaves common shares on a 1:1 basis, subject to anti-dilution adjustments. Automatic conversion into Clever Leaves common shares shall occur at the applicable conversion price which takes into account the Class D Liquidation Preference in the event of (1) the holders of at least a majority of the outstanding Class D preferred shares consenting to such conversion, (2) an initial public offering or direct listing of Clever Leaves common shares on Nasdaq, NYSE or TSX, or (3) completion of a merger with, reverse takeover of or other business combination with a public company, provided that such transaction provides for the conversion of Class D preferred shares into Clever Leaves common shares (otherwise such transaction will trigger the payment of the Class D Liquidation Preference). The Business Combination will result in the conversion of all Class D preferred shares into Clever Leaves common shares, which will be exchanged for Holdco common shares in the Arrangement.

As part of the Series E Financing in April 2020, the Company granted an investor in the Series E Financing, a right to cause the company to purchase up to 711,035 of the investor’s previously purchased Class C preferred shares (the “Put Right”) at the investor’s original purchase price of $8.79 per share. On April 13, 2020, the investor exercised the Put Right in full, and the Company paid $6,250 in exchange for the Company’s purchase and cancellation of 711,035 Class C preferred shares. In addition, as part of the July 2020 portion of the Series E Financing, three investors, in aggregate, exchanged 848,363 Class C preferred shares for 646,846 Class D preferred shares.

Convertible Notes Amendment and Waiver Agreement

On March 26, 2020, the Company amended certain terms of its Convertible Notes agreement. As a result of this amendment the Company amended the Convertible Notes to provide for an increase in the rate of interest payable on the principal amount to 10% and to provide that such interest be payable in-kind at maturity. In addition, the Company amended the restrictive covenants to allow for the creation, incurrence or assumption of certain additional debt, as well as to extend the date on which the Company is required to deliver its audited year-end financial statements.

GNC Bankruptcy

On June 24, 2020, GNC filed for Chapter 11 bankruptcy protection. As a result, the Company has revised its product sales agreement with the GNC to require prepayment for all sales in the near term. The Company also reviewed the inventory balances on consignment at GNC and determined that a reserve of approximately $86 was necessary for the consignment inventory, which the Company recorded during the second quarter of 2020. Additionally, the Company reviewed the useful life of the intangible asset related to the GNC contract, this finite-lived intangible asset was acquired during the Herbal Brands acquisition. Following the review, the Company determined to impair the useful life of the intangible asset to 12 months from the date of the bankruptcy filing. The carrying value of the intangible asset was approximately $854 at December 31, 2019.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
CONDENSED BALANCE SHEETS

	September 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Current assets
Cash	$134,043	$597,374
Prepaid expenses and other current assets	14,125	27,668
Prepaid income taxes	84,693	46,518
Total Current Assets	232,861	671,560

Deferred tax asset	21,887	—
Marketable securities held in Trust Account	132,467,547	132,389,580
Total Assets	$132,722,295	$133,061,140

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities – Accounts payable and accrued expenses	$405,765	$211,736
Deferred tax liability	—	1,235
Total Liabilities	405,765	212,971

Commitments

Common stock subject to possible redemption, 12,459,599 and 12,560,138 shares at redemption value at September 30, 2020 and December 31, 2019, respectively	127,316,528	127,848,165

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 3,755,533 and 3,689,862 shares issued and outstanding (excluding 12,459,599 and 12,560,138 shares subject to possible redemption) at September 30, 2020 and December 31, 2019, respectively	376	369
Additional paid in capital	3,343,496	3,168,207
Retained earnings	1,656,130	1,831,428
Total Stockholders’ Equity	5,000,002	5,000,004
Total Liabilities and Stockholders’ Equity	$132,722,295	$133,061,140

The accompanying notes are an integral part of the unaudited condensed financial statements.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Operating costs	$334,472	$135,101	$863,340	$426,540
Loss from operations	(334,472)	(135,101)	(863,340)	(426,540)

Other income (expense):
Interest income	34,297	732,727	664,920	2,309,144
Unrealized (loss) gain on marketable securities held in Trust Account	—	(15,376)	—	29,539
Other income, net	34,297	717,351	664,920	2,338,683
(Loss) income before income taxes	(300,175)	582,250	(198,420)	1,912,143
Benefit (provision) for income taxes	44,491	(122,273)	23,122	(401,550)
Net (loss) income	$(255,684)	$459,977	$(175,298)	$1,510,593
Weighted average shares outstanding, basic and diluted(1)	3,729,861	3,666,154	3,706,748	3,658,354
Basic and diluted net loss per common share(2)	$(0.08)	$(0.02)	$(0.19)	$(0.06)

____________

(1)      Excludes an aggregate of up to 12,459,599 and 12,577,482 shares subject to possible redemption at September 30, 2020 and 2019, respectively.

(2)      Excludes income of $32,959 and $527,363 attributable to common stock subject to possible redemption for the three months ended September 30, 2020 and 2019, respectively, and $515,317 and $1,727,232 attributable to common stock subject to possible redemption for the nine months ended September 30, 2020 and 2019, respectively (see Note 2).

The accompanying notes are an integral part of the unaudited condensed financial statements.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Unaudited)

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020

	Common Stock		Additional Paid in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount
Balance – January 1, 2020	3,689,862	$369	$3,168,207	$1,831,428	$5,000,004
Change in value of common stock subject to possible redemption	10,404	1	(330,325)	—	(330,324)
Net income	—	—	—	330,327	330,327
Balance – March 31, 2020	3,700,266	370	2,837,882	2,161,755	5,000,007
Change in value of common stock subject to possible redemption	29,595	3	249,938	—	249,941
Net loss	—	—	—	(249,941)	(249,941)
Balance – June 30, 2020	3,729,861	$373	$3,087,820	$1,911,814	$5,000,007
Change in value of common stock subject to possible redemption	25,672	3	255,676	—	255,679
Net loss	—	—	—	(255,684)	(255,684)
Balance – September 30, 2020	3,755,533	$376	$3,343,496	$1,656,130	$5,000,002

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2019

	Common Stock		Additional Paid in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount
Balance – January 1, 2019	4,137,763	$414	$4,980,438	$19,156	$5,000,008
Forfeiture of Founder Shares	(487,500)	(48)	48	—	—
Change in value of common stock subject to possible redemption	8,207	—	(518,682)	—	(518,682)
Net income	—	—	—	518,675	518,675
Balance – March 31, 2019	3,658,470	366	4,461,804	537,831	5,000,001
Change in value of common stock subject to possible redemption	7,684	1	(531,942)	—	(531,941)
Net income	—	—	—	531,941	531,941
Balance – June 30, 2019	3,666,154	$367	$3,929,862	$1,069,772	$5,000,001
Change in value of common stock subject to possible redemption	6,364	—	(459,968)	—	(459,968)
Net income	—	—	—	459,977	459,977
Balance – September 30, 2019	3,672,518	$367	$3,469,894	$1,529,749	$5,000,010

The accompanying notes are an integral part of the unaudited condensed financial statements.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2020	2019
Cash Flows from Operating Activities:
Net (loss) income	$(175,298)	$1,510,593
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(664,920)	(2,309,144)
Unrealized gain on marketable securities held in Trust Account	—	(29,539)
Deferred tax (benefit) provision	(23,122)	6,203
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	13,543	33,881
Prepaid income taxes	(38,175)	—
Accounts payable and accrued expenses	194,029	(28,433)
Income taxes payable	—	386,290
Net cash used in operating activities	(693,943)	(430,149)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account in connection with redemption	356,341	—
Interest income released from Trust Account for the payment of franchise and income taxes	230,612	190,531
Net cash provided by investing activities	586,953	190,531

Cash Flows from Financing Activities:
Redemption of common stock	(356,341)	—
Net cash used in financing activities	(356,341)	—

Net Change in Cash	(463,331)	(239,618)
Cash – Beginning	597,374	922,219
Cash – Ending	$134,043	$682,601

Supplementary cash flow information:
Cash paid for income taxes	$38,175	$9,081

Non-Cash investing and financing activities:
Change in value of common stock subject to possible redemption	$175,296	$1,510,591

The accompanying notes are an integral part of the unaudited condensed financial statements.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Schultze Special Purpose Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on June 11, 2018. The Company was formed for the purpose of entering into a merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (“Business Combination”). The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination.

At September 30, 2020, the Company had not yet commenced any operations. All activity through September 30, 2020 relates to the Company’s formation, its initial public offering (“Initial Public Offering”), which is described below, and, since the closing of the Initial Public Offering, the search for a prospective initial Business Combination and the proposed Business Combination with Clever Leaves International Inc. (“Clever Leaves”), as discussed in Note 6.

The registration statement for the Company’s Initial Public Offering was declared effective on December 10, 2018. On December 13, 2018, the Company consummated the Initial Public Offering of 13,000,000 units (“Units” and, with respect to the common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $130,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,150,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Company’s sponsor, Schultze Special Purpose Acquisition Sponsor, LLC (the “Sponsor”), generating gross proceeds of $4,150,000, which is described in Note 4.

Following the closing of the Initial Public Offering on December 13, 2018, an amount of $130,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (“Trust Account”). The net proceeds placed in the Trust Account will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

Transaction costs amounted to $3,158,259, consisting of $2,600,000 of underwriting fees and $558,259 of offering costs. In addition, $1,241,389 of cash was held outside of the Trust Account upon closing of the Initial Public Offering and was available for working capital purposes and repayment of a Promissory Note (as defined in Note 5) from the Sponsor of $200,000.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the signing of an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Account ($10.00 per Public Share, plus any pro rata interest on the funds held in the Trust Account, which interest shall be net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which stockholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Certificate of Incorporation, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Sponsor and the Company’s officers and directors have agreed (a) to vote their Founder Shares (as defined in Note 5), and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose an amendment to the Company’s Certificate of Incorporation that would affect the substance or timing of the ability of the public stockholders from converting or selling their shares to the Company in connection with a Business Combination or of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 18 months from the closing of the Initial Public Offering, unless the Company provides the public stockholders with the opportunity to redeem their shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek stockholder approval in connection therewith) and (d) that the Founder Shares shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor and the Company’s officers and directors will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination within the prescribed time frame.

The Company initially had until June 13, 2020 to consummate a Business Combination. On June 9, 2020, the Company held a special meeting in lieu of the 2020 annual stockholder meeting, pursuant to which the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation to extend the date by which the Company had to complete a Business Combination from June 13, 2020 to September 30, 2020. In connection with the approval of the extension, stockholders elected to redeem an aggregate of 34,868 shares of the Company’s common stock. As a result, an aggregate of $356,341 (or approximately $10.22 per share) was released from the Company’s Trust Account to pay such redeeming stockholders.

On September 30, 2020, the Company held a special meeting of stockholders pursuant to which the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation to extend the date by which the Company has to complete a Business Combination from September 30, 2020 to December 31, 2020 (the “Combination Period”). In connection with the approval of the extension, stockholders elected to redeem an aggregate of 4,473,579 shares of the Company’s common stock. As a result, an aggregate of $45,690,268 (or approximately $10.21 per share) was released from the Company’s Trust Account on October 2, 2020 to pay such redeeming stockholders and 11,741,553 shares of common stock are now issued and outstanding.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of taxes payable and less

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

interest to pay dissolution expenses up to $150,000), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.00 per share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity

The Company has principally financed its operations from inception using proceeds from the sale of its equity securities to its stockholders prior to the Initial Public Offering and such amount of proceeds from the sale of the Private Placement Warrants and the Initial Public Offering that were placed in an account outside of the Trust Account for working capital purposes. As of September 30, 2020, the Company had $134,043 in its operating bank account, $132,467,547 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and working capital deficit of approximately $188,000, which excludes approximately $85,000 of prepaid income taxes and $70,000 of franchise taxes payable that may be paid from interest earned on the Trust Account.

On July 29, 2020, as amended on October 26, 2020, the Sponsor committed to provide the Company an aggregate of $500,000 in loans in order to finance transaction costs in connection with a Business Combination. To the extent advanced, the loans will be evidenced by a promissory note, will be non-interest bearing, unsecured and will only be repaid upon the completion of a Business Combination. The loans may also be convertible into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. To date, no amounts have been borrowed under the commitment.

Based on the foregoing, the Company believes it will have sufficient cash to meet its needs through the earlier of consummation of a Business Combination or December 31, 2020, the date that the Company will be required to cease all operations except for the purpose of winding up, if a Business Combination is not consummated.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly,

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on March 10, 2020, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2019 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The interim results for the three and nine months ended September 30, 2020 are not necessarily indicative of the results to be expected for the year ending December 31, 2020 or for any future interim periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from the Company’s estimates.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of six months or less when purchased to be cash equivalents. The Company did not have cash equivalents as of September 30, 2020 and December 31, 2019.

Marketable Securities Held in Trust Account

At September 30, 2020, substantially all of the assets held in the Trust Account were held in money market funds, which invest in U.S. Treasury Bills. At December 31, 2019, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills. Through September 30, 2020, the Company withdrew an aggregate of $946,143 of interest income from the Trust Account to pay its franchise and income taxes, of which $230,612 was withdrawn during the nine months ended September 30, 2020.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheets.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2020 and December 31, 2019. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at September 30, 2020 and December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception, The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

On March 27, 2020, President Trump signed the Coronavirus Aid, Relief, and Economic Security “CARES” Act into law. The CARES Act includes several significant business tax provisions that, among other things, would eliminate the taxable income limit for certain net operating losses (“NOL”) and allow businesses to carry back NOLs arising in 2018, 2019 and 2020 to the five prior years, suspend the excess business loss rules, accelerate refunds of previously generated corporate

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

alternative minimum tax credits, generally loosen the business interest limitation under IRC section 163(j) from 30 percent to 50 percent among other technical corrections included in the Tax Cuts and Jobs Act tax provisions. The Company does not believe that the CARES Act will have a significant impact on Company’s financial position or statement of operations.

Net Loss Per Common Share

Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at September 30, 2020 and 2019, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase 17,150,000 shares of common stock, since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted net loss per common share is the same as basic net loss per common share for the periods presented.

Reconciliation of Net Loss Per Common Share

The Company’s net (loss) income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per common share is calculated as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net (loss) income	$(255,684)	$459,977	$(175,298)	$1,510,593
Less: Income attributable to common stock subject to possible redemption	(32,959)	(527,363)	(515,317)	(1,727,232)
Adjusted net loss	$(288,643)	$(67,386)	$(690,615)	$(216,639)
Weighted average shares outstanding, basic and diluted	3,729,861	3,666,154	3,706,748	3,658,354
Basic and diluted net loss per common share	$(0.08)	$(0.02)	$(0.19)	$(0.06)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic  820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s condensed financial statements.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 13,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of common stock and one warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of common stock at an exercise price $11.50 per share (see Note 8). Each Public Warrant will become exercisable 30 days after the completion of the Company’s initial Business Combination and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete its initial Business Combination on or prior to December 31, 2020, the Public Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of Public Warrants issued in connection with the 13,000,000 Units during the exercise period, there will be no net cash settlement of these Public Warrants and the Public Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the warrant agreement. Once the Public Warrants become exercisable for cash, the Company may redeem the outstanding Public Warrants in whole and not in part at a price of $0.01 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the warrant holders. The exercise price and number of shares of common stock issuable on exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.50 per share of common stock (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.50 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price.

NOTE 4. PRIVATE PLACEMENT WARRANTS

The Sponsor purchased from the Company an aggregate of 4,150,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant (a purchase price of $4,150,000), in a private placement that occurred simultaneously with the completion of the Initial Public Offering. Each Private Placement Warrant entitles the holder to purchase one share of common stock at $11.50 per share. The purchase price of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account pending completion of the Company’s initial Business Combination. The Private Placement Warrants (including the common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until the completion of the initial Business Combination and they will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants sold as part of the Units in the Initial Public Offering and have no net cash settlement provisions. If the Company does not complete a Business Combination, then the proceeds will be part of the liquidating distribution to the public stockholders and the Private Placement Warrants issued to the Sponsor will expire worthless.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On September 12, 2018, the Sponsor purchased 4,312,500 shares of common stock (the “Founder Shares”) for $25,000, or approximately $0.006 per share. On December 10, 2018, the Sponsor forfeited 575,000 Founder Shares. The Founder Shares are identical to the common stock included in the Units sold in the Initial Public Offering except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below. The Sponsor agreed to forfeit up to 487,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters so that the initial stockholders would own 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the initial shareholders did not purchase any shares in the Initial Public Offering). The underwriters’ over-allotment option expired unexercised on January 24, 2019 and, as a result, 487,500 Founder Shares were forfeited, resulting in 3,250,000 Founder Shares being issued and outstanding as of January 25, 2019.

The Company’s initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (A) one year after the completion of the Company’s initial Business Combination, or earlier if, subsequent to the Company’s initial Business Combination, the last sale price of the Company’s common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period or (B) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On September 13, 2018, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company borrowed an aggregate principal amount of $200,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) June 30, 2019 or (ii) the consummation of the Initial Public Offering. The Promissory Note was repaid upon the consummation of the Initial Public Offering on December 13, 2018.

Administrative Services Arrangement

The Sponsor entered into an agreement, commencing on December 10, 2018 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to make available to the Company certain general and administrative services, including office space, utilities and administrative services, as the Company may require from time to time. The Company has agreed to pay the Sponsor $10,000 per month for these services. For the each of the three months ended September 30, 2020 and 2019, the Company incurred $30,000 in fees for these services. For the nine months ended September 30, 2020 and 2019, the Company incurred $90,000 in fees for these services. At each of September 30, 2020 and December 31, 2019, fees amounting to $10,000 are included in accounts payable and accrued expenses in the accompanying condensed balance sheets.

Working Capital Loans

In order to meet the Company’s working capital needs following the consummation of the Initial Public Offering, the Sponsor or the Company’s officers or directors or their affiliates may loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of the Company’s initial Business Combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the notes may be converted into warrants at a price of $1.00 per warrant. These warrants would be identical to the Private Placement Warrants. If the Company does not complete a Business Combination, the loans will be forgiven.

On July 29, 2020, as amended on October 26, 2020, the Sponsor committed to provide the Company an aggregate of $500,000 in loans in order to finance transaction costs in connection with a Business Combination. To the extent

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

advanced, the loans will be evidenced by a promissory note, will be non-interest bearing, unsecured and will only be repaid upon the completion of a Business Combination. The loans may also be convertible into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. To date, no amounts have been borrowed under the commitment.

NOTE 6. COMMITMENTS

Registration Rights

The holders of the Founder Shares and the holders of the Private Placement Warrants (which may include warrants granted in connection with working capital requirements following the Initial Public Offering) and the underlying securities are entitled to registration rights pursuant to a registration rights agreement entered into on December 10, 2018. The holders of a majority of such securities are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities under the Securities Act. The holders of a majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which the Founder Shares are to be released from escrow. The holders of a majority of the Private Placement Warrants (which may include warrants granted in connection with working capital requirements following the Initial Public Offering) and the underlying securities can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company subsequent to its completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements. The registration rights agreement does not provide for any penalties associated with delays in registering the securities.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 1,950,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions of 2.0%. The underwriters’ over-allotment option expired unexercised in January 2019.

Business Combination Marketing Agreement

The Company engaged EarlyBirdCapital, Inc. as advisor in connection with the Company’s Business Combination to assist it in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with the potential Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay EarlyBirdCapital, Inc. a cash fee for such services upon the consummation of an initial Business Combination in an amount equal to $4,550,000; provided that the Company has the right to allocate up to 35% of the fee to any of the underwriters in the Initial Public Offering or other FINRA member firms it retains to assist the Company in connection with its initial Business Combination.

Business Combination Agreement

On July 25, 2020, the Company entered into a Business Combination Agreement (the “Original Agreement”) with Clever Leaves, Clever Leaves Holdings Inc., a corporation organized under the laws of British Columbia, Canada and a wholly-owned subsidiary of Clever Leaves (“Holdco”), and Novel Merger Sub Inc., a Delaware corporation (“Merger Sub”) and a direct wholly-owned subsidiary of Holdco. On November 9, 2020, the parties to the Original Agreement entered into an Amended and Restated Business Combination Agreement (the “Business Combination

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 6. COMMITMENTS (cont.)

Agreement”), pursuant to which the Company agreed to combine with Clever Leaves in a Business Combination (the “Clever Leaves Business Combination”) that will result in both Clever Leaves and the Company becoming wholly-owned subsidiaries of Holdco.

Pursuant to the Business Combination Agreement, each of the following transactions will occur in the following order: (i) pursuant to a court-approved Canadian plan of arrangement (the “Plan of Arrangement”, and the arrangement pursuant to such Plan of Arrangement, the “Arrangement”) at the effective time of the Arrangement based on Arrangement Consideration (as defined in the Business Combination Agreement) derived from $183,600,000: (a) all of the Clever Leaves shareholders will exchange their Clever Leaves common shares for Holdco common shares and/or non-voting Holdco common shares (as determined in accordance with the Business Combination Agreement) and (b) certain Clever Leaves shareholders will receive up to $2,000,000 in cash in the aggregate (with such amount increasing to (x) $3,000,000, if after giving effect to the exercise of certain redemption rights and payments related thereto, the funds in the Trust Account plus the proceeds from the Agreed PIPE (as defined in the Business Combination Agreement) are greater than or equal to $60,000,000 and (y) $4,000,000, if after giving effect to the exercise of redemption rights and payments related thereto, the funds in the Trust Account plus the proceeds from the Agreed PIPE are greater than or equal to $90,000,000), such that, immediately following the Arrangement, Clever Leaves will be a direct wholly-owned subsidiary of Holdco; (ii) on the calendar day immediately following the consummation of the Arrangement, Merger Sub will merge with and into the Company, with the Company surviving such merger as a direct wholly-owned subsidiary of Holdco (the “Merger”) and, as a result of the Merger, all of the shares of the Company’s common stock will be converted into the right to receive Holdco common shares as set forth in the Business Combination Agreement; (iii) immediately following the consummation of the Merger, Holdco will contribute 100% of the issued and outstanding capital stock of the Company (as the surviving corporation of the Merger) to Clever Leaves, such that, the Company will be a direct wholly-owned subsidiary of Clever Leaves; and (iv) immediately following the contribution of the Company to Clever Leaves, Clever Leaves will contribute 100% of the issued and outstanding shares of NS US Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Clever Leaves, to the Company.

The consummation of the Clever Leaves Business Combination is subject to a number of conditions set forth in the Business Combination Agreement including, among others, receipt of the requisite approval of the Company’s stockholders, the Company having at least $26,000,000 available either in or outside the Trust Account and the execution of the various transaction agreements.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock

The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At September 30, 2020 and December 31, 2019, there were no shares of preferred stock issued and outstanding.

Common Stock

The Company is authorized to issue 100,000,000 shares of common stock, par value $0.0001 per share. At September 30, 2020 and December 31, 2019, there were 3,755,533 and 3,689,862 shares of common stock issued and outstanding (excluding 12,459,599 and 12,560,138 shares subject to possible redemption), respectively.

NOTE 8. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 8. FAIR VALUE MEASUREMENTS (cont.)

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2020 and December 31, 2019, indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2020	December 31, 2019
Assets:
Marketable securities held in Trust Account	1	$132,467,547	$132,389,580

NOTE 9. SUBSEQUENT EVENTS

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, except as disclosed in this financial statement, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of
Schultze Special Purpose Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Schultze Special Purpose Acquisition Corp. (the “Company”) as of December 31, 2019 and 2018, the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2019 and for the period from June 11, 2018 (inception) through December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the year ended December 31, 2019 and for the period from June 11, 2018 (inception) through December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2018.

New York, NY

March 10, 2020

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
BALANCE SHEETS

	December 31, 2019	December 31, 2018
ASSETS
Current assets
Cash	$597,374	$922,219
Prepaid expenses and other current assets	27,668	91,410
Prepaid income taxes	46,518	—
Total Current Assets	671,560	1,013,629

Marketable securities held in Trust Account	132,389,580	130,158,451
Total Assets	$133,061,140	$131,172,080

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$211,736	$129,307
Income taxes payable	—	6,876
Total Current Liabilities	211,736	136,183

Deferred tax liability	1,235	—
Total Liabilities	212,971	136,183

Commitments

Common stock subject to possible redemption, 12,560,138 and 12,599,737 shares at redemption value at December 31, 2019 and 2018, respectively	127,848,165	126,035,889

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 3,689,862 and 4,137,763 shares issued and outstanding (excluding 12,560,138 and 12,599,737 shares subject to possible redemption) at December 31, 2019 and 2018, respectively	369	414
Additional paid in capital	3,168,207	4,980,438
Retained earnings	1,831,428	19,156
Total Stockholders’ Equity	5,000,004	5,000,008
Total Liabilities and Stockholders’ Equity	$133,061,140	$131,172,080

The accompanying notes are an integral part of the financial statements.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
STATEMENTS OF OPERATIONS

	Year Ended December 31, 2019	For the Period from June 11, 2018 (Inception) Through December 31, 2018
Operating and formation costs	$652,490	$132,419
Loss from operations	(652,490)	(132,419)

Other income:
Interest income	2,940,779	151,739
Unrealized gain on marketable securities held in Trust Account	5,881	6,712
Other income, net	2,946,660	158,451

Income before provision for income taxes	2,294,170	26,032
Provision for income taxes	(481,898)	(6,876)
Net income	$1,812,272	$19,156

Weighted average shares outstanding, basic and diluted(1)	3,661,924	3,717,986

Basic and diluted net loss per common share(2)	$(0.10)	$(0.01)

____________

(1)      Excludes an aggregate of up to 12,560,138 and 12,599,737 shares subject to possible redemption at December 31, 2019 and 2018, respectively.

(2)      Excludes income of $2,185,701 and $38,520 attributable to common stock subject to possible redemption for the year ended December 31, 2019 and for the period from June 11, 2018 (inception) through December 31, 2018, respectively (see Note 2).

The accompanying notes are an integral part of the financial statements.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount
Balance – June 11, 2018 (inception)	—	$—	$—	$—	$—
Issuance of Founder Shares to Sponsor	4,312,500	431	24,569	—	25,000
Forfeiture of Founder Shares	(575,000)	(57)	57	—	—
Sale of 13,000,000 Units, net of underwriting discounts and offering expenses	13,000,000	1,300	126,840,441	—	126,841,741
Sale of 4,150,000 Private Placement Warrants	—	—	4,150,000	—	4,150,000
Common stock subject to possible redemption	(12,599,737)	(1,260)	(126,034,629)	—	(126,035,889)
Net income	—	—	—	19,156	19,156
Balance – December 31, 2018	4,137,763	414	4,980,438	19,156	5,000,008
Forfeiture of Founder Shares	(487,500)	(48)	48	—	—
Change in value of common stock subject to possible redemption	39,599	3	(1,812,279)	—	(1,812,276)
Net income	—	—	—	1,812,272	1,812,272
Balance – December 31, 2019	3,689,862	$369	$3,168,207	$1,831,428	$5,000,004

The accompanying notes are an integral part of the financial statements.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2019	For the Period from June 11, 2018 (Inception) Through December 31, 2018
Cash Flows from Operating Activities:
Net income	$1,812,272	$19,156
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(2,940,779)	(151,739)
Unrealized gain on marketable securities held in Trust Account	(5,881)	(6,712)
Deferred tax provision	1,235	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	63,742	(91,410)
Prepaid income taxes	(46,518)	—
Accounts payable and accrued expenses	82,429	129,307
Income taxes payable	(6,876)	6,876
Net cash used in operating activities	(1,040,376)	(94,522)

Cash Flows from Investing Activities:
Interest income released from Trust Account for the payment of franchise and income taxes	715,531	—
Investment of cash in Trust Account	—	(130,000,000)
Net cash provided by (used in) investing activities	715,531	(130,000,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Founder Shares to Sponsor	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	—	127,400,000
Proceeds from sale of Private Placement Warrants	—	4,150,000
Payment of offering costs	—	(558,259)
Proceeds from promissory note – related party	—	200,000
Repayment of promissory note – related party	—	(200,000)
Net cash provided by financing activities	—	131,016,741

Net Change in Cash	(324,845)	922,219
Cash – Beginning	922,219	—
Cash – Ending	$597,374	$922,219

Supplementary cash flow information:
Cash paid for income taxes	$534,081	$—

Non-Cash investing and financing activities:
Initial classification of common stock subject to possible redemption	$—	$126,016,380
Change in value of common stock subject to possible redemption	$1,812,276	$19,509

The accompanying notes are an integral part of the financial statements.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Schultze Special Purpose Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on June 11, 2018. The Company was formed for the purpose of entering into a merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (“Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to initially focus on identifying prospective targets that have experienced a turnaround or restructuring.

At December 31, 2019, the Company had not yet commenced any operations. All activity through December 31, 2019 relates to the Company’s formation, its initial public offering (“Initial Public Offering”), which is described below, and, since the closing of the Initial Public Offering, the search for a prospective initial Business Combination.

The registration statement for the Company’s Initial Public Offering was declared effective on December 10, 2018. On December 13, 2018, the Company consummated the Initial Public Offering of 13,000,000 units (“Units” and, with respect to the common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $130,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,150,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Company’s sponsor, Schultze Special Purpose Acquisition Sponsor, LLC (the “Sponsor”), generating gross proceeds of $4,150,000, which is described in Note 4.

Following the closing of the Initial Public Offering on December 13, 2018, an amount of $130,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (“Trust Account”). The net proceeds placed in the Trust Account will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

Transaction costs amounted to $3,158,259, consisting of $2,600,000 of underwriting fees and $558,259 of offering costs. In addition, $1,241,389 of cash was held outside of the Trust Account upon closing of the Initial Public Offering and was available for working capital purposes and repayment of a Promissory Note (as defined in Note 6) from the Sponsor of $200,000.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the signing of an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest on the funds held in the Trust Account, which interest shall be net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which stockholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Certificate of Incorporation, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Sponsor and the Company’s officers and directors have agreed (a) to vote their Founder Shares (as defined in Note 6), and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose an amendment to the Company’s Certificate of Incorporation that would affect the substance or timing of the ability of the public stockholders from converting or selling their shares to the Company in connection with a Business Combination or of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 18 months from the closing of the Initial Public Offering, unless the Company provides the public stockholders with the opportunity to redeem their shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek stockholder approval in connection therewith) and (d) that the Founder Shares shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor and the Company’s officers and directors will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination within the prescribed time frame.

The Company will have until June 13, 2020 to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of taxes payable and less interest to pay dissolution expenses up to $150,000), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.00 per share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Nasdaq Notification

On January 2, 2020, the Company received a written notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) indicating that the Company is not in compliance with Listing Rule 5620(a), due to the Company’s failure to hold an annual meeting of stockholders within twelve months of the end of the Company’s fiscal year end. The Notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s securities on the Nasdaq Capital Market. On February 5, 2020, the Company provided Nasdaq with a plan to regain compliance with Listing Rule 5620(a) within the required timeframe. On March 4, 2020, Nasdaq accepted the Company’s plan and granted the Company an extension until June 13, 2020 to evidence compliance with Listing Rule 5620(a).

Liquidity

The Company has principally financed its operations from inception using proceeds from the sale of its equity securities to its stockholders prior to the Initial Public Offering and such amount of proceeds from the sale of the Private Placement Warrants and the Initial Public Offering that were placed in an account outside of the Trust Account for working capital purposes. As of December 31, 2019, the Company had $597,374 in its operating bank account, $132,389,580 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and working capital of approximately $524,000, which excludes approximately $47,000 of prepaid income taxes and $111,000 of franchise and income taxes payable, that may be paid from interest earned on the Trust Account. Based on the foregoing, the Company believes it will have sufficient cash to meet its needs through the earlier of consummation of a Business Combination or June 13, 2020, the date that the Company will be required to cease all operations except for the purpose of winding up, if a Business Combination is not consummated.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from the Company’s estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of six months or less when purchased to be cash equivalents. The Company did not have cash equivalents as of December 31, 2019 and 2018.

Marketable securities held in Trust Account

At December 31, 2019 and 2018, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills. During the year ended December 31, 2019, the Company withdrew $715,531 of interest income from the Trust Account to pay its franchise and income taxes.

Common stock subject to possible redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2019 and 2018. The Company recognizes accrued interest and

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2019 and 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception, The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net loss per common share

Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at December 31, 2019 and 2018, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase 17,150,000 shares of common stock, since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted net loss per common share is the same as basic net loss per common share for the periods presented.

Reconciliation of net loss per common share

The Company’s net income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per common share is calculated as follows:

	Year Ended December 31, 2019	For the Period from June 11, 2018 (inception) Through December 31, 2018
Net income	$1,812,272	$19,156
Less: Income attributable to common stock subject to possible redemption	(2,185,701)	(38,520)
Adjusted net loss	$(373,429)	$(19,364)
Weighted average shares outstanding, basic and diluted	3,661,924	3,717,986
Basic and diluted net loss per common share	$(0.10)	$(0.01)

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At December 31, 2019 and 2018, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recently issued accounting standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 13,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of common stock and one warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of common stock at an exercise price $11.50 per share (see Note 8). Each Public Warrant will become exercisable 30 days after the completion of the Company’s initial Business Combination and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete its initial Business Combination on or prior to June 13, 2020, the Public Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of Public Warrants issued in connection with the 13,000,000 Units during the exercise period, there will be no net cash settlement of these Public Warrants and the Public Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the warrant agreement. Once the Public Warrants become exercisable for cash, the Company may redeem the outstanding Public Warrants in whole and not in part at a price of $0.01 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the warrant holders. The exercise price and number of shares of common stock issuable on exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.50 per share of common stock (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.50 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price.

NOTE 4. PRIVATE PLACEMENT WARRANTS

The Sponsor purchased from the Company an aggregate of 4,150,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant (a purchase price of $4,150,000), in a private placement that occurred simultaneously with the completion of the Initial Public Offering. Each Private Placement Warrant entitles the holder to purchase one share of common stock at $11.50 per share. The purchase price of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account pending completion of the Company’s initial Business Combination. The Private Placement Warrants (including the common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until the completion of the initial Business Combination and they will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants sold as part of the Units in the Initial Public Offering and have no net cash settlement provisions. If the Company does not complete a Business Combination, then the proceeds will be part of the liquidating distribution to the public stockholders and the Private Placement Warrants issued to the Sponsor will expire worthless.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On September 12, 2018, the Sponsor purchased 4,312,500 shares of common stock (the “Founder Shares”) for $25,000, or approximately $0.006 per share. On December 10, 2018, the Sponsor forfeited 575,000 Founder Shares. The Founder Shares are identical to the common stock included in the Units sold in the Initial Public Offering except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below. The Sponsor agreed to forfeit up to 487,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters so that the initial stockholders would own 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the initial shareholders did not purchase any shares in the Initial Public Offering). The underwriters’ over-allotment option expired unexercised on January 27, 2019 and, as a result, 487,500 Founder Shares were forfeited, resulting in 3,250,000 Founder Shares being issued and outstanding as of January 27, 2019.

The Company’s initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (A) one year after the completion of the Company’s initial Business Combination, or earlier if, subsequent to the Company’s initial Business Combination, the last sale price of the Company’s common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period or (B) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On September 13, 2018, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company borrowed an aggregate principal amount of $200,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) June 30, 2019 or (ii) the consummation of the Initial Public Offering. The Promissory Note was repaid upon the consummation of the Initial Public Offering on December 13, 2018.

Administrative Services Arrangement

The Sponsor entered into an agreement, commencing on December 10, 2018 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to make available to the Company certain general and administrative services, including office space, utilities and administrative services, as the Company may require from time to time. The Company has agreed to pay the Sponsor $10,000 per month for these services. For the year ended December 31, 2019 and for the period from June 11, 2018 (inception) through December 31, 2018, the Company incurred $120,000 and $5,000 in fees for these services, respectively. As of December 31, 2019 and 2018, fees amounting to $10,000 and $5,000, respectively, are included in accounts payable and accrued expenses in the accompanying balance sheets.

Working Capital Loans

In order to meet the Company’s working capital needs following the consummation of the Initial Public Offering, the Sponsor or the Company’s officers or directors or their affiliates may loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of the Company’s initial Business Combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the notes may be converted into warrants at a price of $1.00 per warrant. These warrants would be identical to the Private Placement Warrants. If the company does not complete a Business Combination, the loans will be forgiven.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 6. COMMITMENTS

Registration Rights

The holders of the Founder Shares and the holders of the Private Placement Warrants (which may include warrants granted in connection with working capital requirements following the Initial Public Offering) and the underlying securities are entitled to registration rights pursuant to a registration rights agreement entered into on December 10, 2018. The holders of a majority of such securities are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities under the Securities Act. The holders of a majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which the Founder Shares are to be released from escrow. The holders of a majority of the Private Placement Warrants (which may include warrants granted in connection with working capital requirements following the Initial Public Offering) and the underlying securities can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company subsequent to its completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements. The registration rights agreement does not provide for any penalties associated with delays in registering the securities.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 1,950,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions of 2.0%. The underwriters’ over-allotment option expired unexercised in January 2019.

Business Combination Marketing Agreement

The Company engaged EarlyBirdCapital, Inc. as advisor in connection with the Company’s Business Combination to assist it in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with the potential Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay EarlyBirdCapital, Inc. a cash fee for such services upon the consummation of an initial Business Combination in an amount equal to $4,550,000; provided that the Company has the right to allocate up to 35% of the fee to any of the underwriters in the Initial Public Offering or other FINRA member firms it retains to assist the Company in connection with its initial Business Combination.

NOTE 7. STOCKHOLDERS’ EQUITY

Common Stock

The Company is authorized to issue 100,000,000 shares of common stock, par value $0.0001 per share. At December 31, 2019 and 2018, there were 3,689,862 and 4,137,763 shares of common stock issued and outstanding (excluding 12,560,138 and 12,599,737 shares subject to possible redemption), respectively.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At December 31, 2019 and 2018, there were no shares of preferred stock issued and outstanding.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 8. INCOME TAX

The Company does not have any significant deferred tax assets or liabilities at December 31, 2018.

The Company’s net deferred tax assets are as follows:

December 31, 2019
Deferred tax asset
Unrealized gain on marketable securities	$(1,235)
Total deferred tax liability	$(1,235)

The income tax provision consists of the following:

	December 31, 2019	December 31, 2018
Federal
Current	$480,663	$6,876
Deferred	1,235	—

State
Current	—	—
Deferred	—	—
Change in valuation allowance	—	—
Income tax provision	$481,898	$6,876

As of December 31, 2019 and 2018, the Company did not have any U.S. federal and state net operating loss carryovers (“NOLs”).

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2019 and 2018 is as follows:

	December 31, 2019	December 31, 2018
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Other	0.0%	5.4%
Income tax provision	21.0%	26.4%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities. The Company’s tax returns since inception remain open and subject to examination. The Company considers New York to be a significant state tax jurisdiction.

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:      Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:      Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:      Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2019 and 2018, indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2019	December 31, 2018
Assets:
Marketable securities held in Trust Account	1	$132,389,580	$130,158,451

NOTE 10. SELECTED QUARTERLY INFORMATION (UNAUDITED)

The following table presents summarized unaudited quarterly financial data for each of the four quarters for the year ended December 31, 2019 and for the period from June 11, 2018 (inception) through December 31, 2018. The data has been derived from the Company’s unaudited financial statements that, in management’s opinion, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of such information when read in conjunction with the financial statements and notes thereto. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.

Year Ended December 31, 2019	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Operating costs	$153,496	$137,943	$135,101	$225,950
Unrealized gain (loss) on marketable securities	$20,808	$24,107	$(15,376)	$(23,658)
Interest income	$783,708	$792,709	$732,727	$631,635
Net income	$518,675	$531,941	$459,977	$301,679
Basic and diluted loss per common share	$(0.02)	$(0.02)	$(0.02)	$(0.04)
For the Period from June 11, 2018 (inception) Through December 31, 2018	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Formation and operating costs	$—	$—	$—	$132,419
Unrealized gain on marketable securities	$—	$—	$—	$6,712
Interest income	$—	$—	$—	$151,739
Net income	$—	$—	$—	$19,156
Basic and diluted loss per common share	$—	$—	$—	$(0.01)

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.